EXHIBIT T3E-1
                                                                   -------------


                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

--------------------------------------------X
                                            :
In re                                       :    CHAPTER 11
                                            :
EDISON BROTHERS STORES, INC., et al.,       :    Case No. 95-1354 (PJW)
                                            :
                           Debtors.         :    JOINTLY ADMINISTERED
                                            :
--------------------------------------------X




                       DEBTORS' JOINT DISCLOSURE STATEMENT
                 PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE
                 -----------------------------------------------








                                             WEIL, GOTSHAL & MANGES LLP
                                             Attorneys for the Debtors
                                             767 Fifth Avenue
                                             New York, New York 10153
                                             (212) 310-8000

                                                          and


                                             YOUNG, CONAWAY, STARGATT & TAYLOR
                                             Attorneys for the Debtors
                                             1110 N. Market St.
                                             P. O. Box 391
                                             Rodney Square North, 11th Floor
                                             Wilmington, Delaware 19801
                                             (302) 571-6600



Dated:   Wilmington, Delaware
           June 30, 1997

                  INSERT LETTER FROM THE COMPANY (IF INCLUDED)

                                TABLE OF CONTENTS

                                                                                                                          Page
I.  INTRODUCTION..........................................................................................................  1
         A.       Holders of Claims and Equity Interests Entitled to Vote.................................................  1
         B.       Voting Procedures.......................................................................................  2
         C.       Confirmation Hearing....................................................................................  3

II.  OVERVIEW OF THE PLAN.................................................................................................  4

III.  GENERAL INFORMATION.................................................................................................  8
         A.       Overview of Chapter 11..................................................................................  8
         B.       Description and History of Business.....................................................................  8
                  1.       The Debtors....................................................................................  8
                  2.       Business.......................................................................................  9
                  3.       History........................................................................................ 11
                  4.       Significant Indebtedness....................................................................... 11
         C.       Events Leading to the Commencement of the Chapter 11 Cases.............................................. 12

IV.  EVENTS DURING THE CHAPTER 11 CASES................................................................................... 13
         A.       Appointment of the Creditors' Committee................................................................. 13
         B.       Appointment of the Equity Committee..................................................................... 14
         C.       Stabilization of Business............................................................................... 15
                  1.       First Day Orders............................................................................... 15
                  2.       DIP Credit Facility............................................................................ 15
                  3.       Sale of Mall Entertainment Chain............................................................... 15
                  4.       Cost Reduction and Reengineering............................................................... 16
                  5.       Realignment of Management and Board of Directors............................................... 16
         D.       Implementation of Real Estate Strategy.................................................................. 17
                  1.       Store Closings................................................................................. 17
                  2.       Lease Termination and Rent Reduction Agreements................................................ 18
                  3.       Extensions of Time to Assume or Reject Leases.................................................. 18
         E.       Claims Process and Bar Date............................................................................. 19
                  1.       Schedules and Statements....................................................................... 19
                  2.       Bar Date Order................................................................................. 19
                  3.       Global Resolution of Reclamation Claims........................................................ 19
         F.       Investigation of Claims Arising Out of the D&B Spinoff.................................................. 19
                  1.       The D&B Spinoff................................................................................ 20
                  2.       Review by the Special Review Committee and Creditors' Committee................................ 20
                  3.       The Avoidance Claims Generally................................................................. 21
                  4.       Potential Targets.............................................................................. 22
                  5.       Potential Defense for Public, Non-Insider D&B Spinoff Stockholders............................. 22
                  6.       Transfer to EBS Litigation, L.L.C.............................................................. 22
                  7.       The D&B Spinoff Settlement..................................................................... 23
                  8.       The Rights..................................................................................... 23
                  9.       Release of Other Claims Related to the D&B Spinoff............................................. 23
         G.       Litigation.............................................................................................. 23
         H.       Development of Business Plans and Negotiation of Plan of Reorganization................................. 23

V.  THE PLAN OF REORGANIZATION............................................................................................ 25
         A.       Classification and Treatment of Claims and Equity Interests............................................. 25
                  1.       Compensation and Reimbursement Claims.......................................................... 25
                  2.       Administrative Expense Claims.................................................................. 25
                  3.       Priority Tax Claims............................................................................ 26


                                        i

                                                                                                                          Page

                  4.       Class 1 -- Other Priority Claims............................................................... 26
                  5.       Class 2 -- Secured Series 1977 Bondholder Claims............................................... 26
                  6.       Class 3 -- Secured Series 1985 Bondholder Claims............................................... 27
                  7.       Class 4 -- Secured Tax Claims.................................................................. 28
                  8.       Class 5 -- Other Secured Claims................................................................ 28
                  9.       Class 6 -- Convenience Claims.................................................................. 29
                  10.      Class 7 -- General Unsecured Claims............................................................ 29
                  11.      Class 8 -- Edison Equity Interests............................................................. 32
         B.       Securities to be Issued Under the Plan.................................................................. 32
                  1.       New Notes...................................................................................... 32
                  2.       Series 1997 Bonds.............................................................................. 34
                  3.       New Common Stock, Rights, Warrants, Management Options, Director Options and
                           Restricted Stock............................................................................... 34
         C.       Method of Distributions Under the Plan.................................................................. 37
         D.       Timing of Distributions Under the Plan.................................................................. 38
                  1.       Distributions on the Effective Date............................................................ 38
                  2.       Distributions to Holders of General Unsecured Claims........................................... 38
         E.       The Limited Liability Companies......................................................................... 39
                  1.       Formation and Transfer of Consideration........................................................ 39
                  2.       Structure of the LLCs.......................................................................... 41
         F.       The Funding Escrow...................................................................................... 45
         G.       The Pension Plan........................................................................................ 46
         H.       Consolidation of the Debtors............................................................................ 47
                  1.       Substantive Consolidation...................................................................... 47
                  2.       Merger of Corporate Entities................................................................... 48
         I.       Treatment of Executory Contracts and Unexpired Leases................................................... 48
         J.       Provisions for Treatment of Disputed Claims and Equity Interests........................................ 49
         K.       Distributions Relating to Allowed Insured Claims........................................................ 50
         L.       Conditions Precedent to Effectiveness of the Plan....................................................... 50
         M.       Implementation and Effect of Confirmation of the Plan................................................... 51
         N.       Discharge and Injunction................................................................................ 51
         O.       Summary of Other Provisions of the Plan................................................................. 52
                  1.       Retiree Benefits............................................................................... 52
                  2.       Amended Bylaws and Amended Certificates of Incorporation....................................... 52
                  3.       Amendments or Modifications of the Plan........................................................ 53
                  4.       Indemnification................................................................................ 53
                  5.       Releases....................................................................................... 54
                  6.       Cancellation and Surrender of Existing Securities and Agreements............................... 54
                  7.       Revocation of the Plan......................................................................... 54
                  8.       Preservation of Causes of Action............................................................... 55
                  9.       Injunction Regarding Worthless Stock Deduction................................................. 55
                  10.      Termination of Committees...................................................................... 55
                  11.      Claims Resolution Committee.................................................................... 55
                  12.      Exculpation.................................................................................... 56
                  13.      Effectuating Documents, Further Transactions and Corporate Action.............................. 56
                  14.      Supplemental Documents......................................................................... 57
         P.       The D&B Spinoff Settlement.............................................................................. 57
                  1.       Illustrative Numerical Example................................................................. 57
                  2.       Procedure for Participating in the D&B Spinoff Settlement...................................... 58

VI.  CONFIRMATION AND CONSUMMATION PROCEDURE.............................................................................. 59
         A.       Solicitation of Votes................................................................................... 59
         B.       The Confirmation Hearing................................................................................ 60
         C.       Confirmation............................................................................................ 60
                  1.       Acceptance..................................................................................... 61

                                       ii

                                                                                                                         Page

                  2.       Unfair Discrimination and Fair and Equitable Tests............................................. 61
                  3.       Feasibility.................................................................................... 61
                  4.       Best Interests Test............................................................................ 62
         D.       Consummation............................................................................................ 63
         E.       Exit Financing.......................................................................................... 63

VII.  MANAGEMENT OF THE REORGANIZED DEBTORS............................................................................... 64
         A.       Board of Directors and Management....................................................................... 64
                  1.       Composition of Boards of Directors............................................................. 64
                  2.       Identity of Officers........................................................................... 64
                  3.       Chief Executive Officer.........................................................................65
         B.       Compensation of Executive Officers...................................................................... 65
         C.       Stock Option Plan, Director Stock Option Plan and Restricted Stock Agreements........................... 66
                  1.       Description.................................................................................... 66
                  2.       Certain Federal Income Tax Consequences........................................................ 69
                  3.       Management Options and Director Options to be Granted and Restricted Stock to be Issued........ 71
         D.       Amended Employment Contracts............................................................................ 71
         E.       Retention/Performance Bonuses........................................................................... 72
         F.       Continuation of Existing Severance Plans and D&O Insurance.............................................. 72
         G.       Post-Effective Date Security Ownership of Certain Beneficial Owners..................................... 73

VIII.  SECURITIES LAWS MATTERS............................................................................................ 74
         A.       Bankruptcy Code Exemptions from Registration Requirements............................................... 74
                  1.       Initial Offer and Sale of Plan Securities...................................................... 74
                  2.       Subsequent Transfers of Plan Securities........................................................ 75
                  3.       Certain Transactions by Stockbrokers........................................................... 76
                  4.       Transactions with Insiders..................................................................... 76
         B.       Registration Rights..................................................................................... 76

IX.  VALUATION............................................................................................................ 77
         A.       Debtors' Valuation...................................................................................... 77
                  1.       Reorganization Values.......................................................................... 77
                  2.       Warrant, Management Option and Director Option Values.......................................... 79
         B.       Creditors' Committee's Valuation........................................................................ 80
                  1.       Reorganization Values.......................................................................... 80
                  2.       Warrant Values................................................................................. 80
         C.       Equity Committee's Valuation............................................................................ 81
                  1.       Reorganization Values.......................................................................... 81

X.  CERTAIN RISK FACTORS TO BE CONSIDERED................................................................................. 82
         A.       Overall Risks to Recovery by Holders of Claims.......................................................... 82
                  1.       Ability to Refinance Certain Indebtedness...................................................... 82
                  2.       Significant Holders............................................................................ 82
                  3.       Lack of Established Market for New Common Stock, Rights and Warrants........................... 82
                  4.       Lack of Trading Market for New Notes........................................................... 83
                  5.       Dividend Policies.............................................................................. 83
                  6.       Preferred Stock................................................................................ 83
                  7.       Projected Financial Information................................................................ 84
                  8.       Business Factors and Competitive Conditions.................................................... 84
                  9.       Adverse and Unseasonal Weather Conditions...................................................... 84
                  10.      Foreign Sourcing of Merchandise................................................................ 84
                  11.      Seasonality.................................................................................... 84
                  12.      Hart-Scott-Rodino Act Requirements............................................................. 85
                  13.      Risk Relating to EBS Litigation, L.L.C......................................................... 85

                                       iii

                                                                                                                        Page


XI.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN.................................................................. 85
         A.       Introduction............................................................................................ 85
         B.       Consequences to Holders of Claims....................................................................... 86
                  1.       Realization and Recognition of Gain or Loss in General......................................... 86
                  2.       Holders of Allowed Administrative Expense Claims (Unclassified) and Allowed Other
                           Priority Claims (Class 1)...................................................................... 86
                  3.       Holders of Allowed Secured Claims (Classes 2, 3, 4 and 5)...................................... 86
                  4.       Holders of Convenience Claims and General Unsecured Claims (Classes 6 and 7)................... 87
                  5.       Allocation of Consideration to Interest........................................................ 88
                  6.       Market Discount................................................................................ 88
                  7.       Subsequent Distributions....................................................................... 89
         C.       Edison Equity Interests................................................................................. 89
         D.       Consequences to Debtors or Reorganized Debtors.......................................................... 91
                  1.       Discharge-of-Indebtedness Income Generally..................................................... 91
                  2.       Attribute Reduction............................................................................ 91
                  3.       Utilization of Net Operating Loss Carryovers................................................... 91
                  4.       Consolidated Return Items...................................................................... 93
                  5.       Alternative Minimum Tax........................................................................ 93
         E.       Termination of the Pension Plan......................................................................... 93
                  1.       Overview....................................................................................... 93
                  2.       Tax Consequences of Termination of the Pension Plan to the Debtors and/or Reorganized
                           Debtors........................................................................................ 93
         F.       Taxation of the LLCs.................................................................................... 94
         G.       Information Reporting and Backup Withholding............................................................ 95

XII.  ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN........................................................... 95
         A.       Liquidation Under Chapter 7............................................................................. 95
         B.       Alternative Plan of Reorganization...................................................................... 95

XIII.  CONCLUSION AND RECOMMENDATION...................................................................................... 96


                                 I. INTRODUCTION

                  Edison Brothers Stores, Inc. ("Edison") and its sixty-five affiliates (the "Subsidiaries") in these jointly administered Chapter 11 Cases (collectively, with Edison, the "Debtors") submit this Disclosure Statement pursuant to section 1125 of title 11 of the United States Code (the "Bankruptcy Code") to holders of claims against and equity interests in the Debtors in connection with (i) the solicitation of acceptances of the Debtors' Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code dated June 30, 1997, as the same may be amended (the "Plan") filed by the Debtors with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") and (ii) the hearing to consider confirmation of the Plan (the "Confirmation Hearing") scheduled for August 14, 1997, at 10:00 a.m., Eastern Time. Unless otherwise defined herein, all capitalized terms contained herein have the meanings ascribed to them in the Plan.

                  Attached as Exhibits to this Disclosure Statement are copies of the following:

         o        The Plan (Exhibit A);

         o Orders of the Bankruptcy Court dated May 27, 1997 and June 30, 1997 (the "Disclosure Statement Orders"), among other things, approving the Disclosure Statement and establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan (Exhibit B);

         o Edison Brothers Stores, Inc., et al. 1996 Form 10-K and Annual Report (Exhibit C);

         o Edison Brothers Stores, Inc., et al. Projected Financial Information (Exhibit D);

         o Edison Brothers Stores, Inc., et al. Liquidation Analysis (Exhibit E); and

         o Edison Brothers Stores, Inc. 1997 Stock Option Plan, Edison Brothers Stores, Inc. 1997 Directors Stock Option Plan, the Form of Restricted Stock Agreement and the Form of Employment Agreement (Exhibit F).

                  In addition, a Ballot for the acceptance or rejection of the Plan is enclosed with the Disclosure Statement submitted to the holders of Claims and Equity Interests that the Debtors believe may be entitled to vote to accept or reject the Plan.

                  On May 27, 1997 and June 30, 1997, after notice and a hearing, the Bankruptcy Court signed the Disclosure Statement Orders approving this Disclosure Statement as containing adequate information of a kind and in sufficient detail to enable hypothetical, reasonable investors typical of the Debtors' creditors and equity interest holders to make an informed judgment whether to accept or reject the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

                  The Disclosure Statement Orders, copies of which are annexed hereto as Exhibit B, set forth in detail the deadlines, procedures and instructions for voting to accept or reject the Plan and for filing objections to confirmation of the Plan, the record date for voting purposes, and the applicable standards for tabulating Ballots. In addition, detailed voting instructions accompany each Ballot. Each holder of a Claim or an Equity Interest entitled to vote on the Plan should read the Disclosure Statement, the Plan, the Disclosure Statement Orders and the instructions accompanying the Ballots in their entirety before voting on the Plan. These documents contain, among other things, important information concerning the classification of Claims and Equity Interests for voting purposes and the tabulation of votes. No solicitation of votes to accept the Plan may be made except pursuant to section 1125 of the Bankruptcy Code.

A.       HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE.

                  Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired are entitled to vote to accept or reject a proposed chapter 11 plan. Classes of claims or equity interests in which the holders of claims or equity interests are unimpaired under a chapter 11 plan are deemed to have accepted the plan and are not entitled to vote to accept or reject the plan.

                  Classes 2, 3, 4, 6, 7 and 8 of the Plan are impaired and, to the extent Claims and Equity Interests in such Classes are Allowed Claims and Allowed Equity Interests, the holders of such Claims and Equity Interests will receive distributions under the Plan. Holders of Claims and Equity Interests in those Classes are entitled to vote to accept or reject the Plan. Classes 1 and 5 of the Plan are unimpaired. Holders of Claims and Equity Interests in Classes 1 and 5 are conclusively presumed to have accepted the Plan. Therefore, the Debtors are soliciting acceptances only from holders of Allowed Claims and Allowed Equity Interests in Classes 2, 3, 4, 6, 7 and 8.

                  The Bankruptcy Code defines "acceptance" of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the plan. Acceptance of a plan by a class of interests requires acceptance by at least two-thirds of the number of shares in such class that cast ballots for acceptance or rejection of the plan. For a more detailed description of the requirements for confirmation of the Plan, see
Section VI., "Confirmation and Consummation Procedure."

                  If a Class of Claims or Equity Interests rejects the Plan, the Debtors reserve the right to amend the Plan or request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code or both. Section 1129(b) permits the confirmation of a plan of reorganization notwithstanding the nonacceptance of a plan by one or more impaired classes of claims or equity interests. Under that section, a plan may be confirmed by a bankruptcy court if it does not "discriminate unfairly" and is "fair and equitable" with respect to each nonaccepting class. For a more detailed description of the requirements for confirmation of a nonconsensual plan, see Section VI.C.2., "Confirmation and Consummation Procedure -- Confirmation -- Unfair Discrimination and Fair and Equitable Tests."

                  If one or more of the Classes of Claims or Equity Interests entitled to vote on the Plan votes to reject the Plan, the Debtors intend to request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code. Subject to a change in material facts and circumstances, the Debtors have agreed to request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code if Class 8 rejects the Plan. The determination as to whether to seek confirmation of the Plan under such circumstances will be announced before or at the Confirmation Hearing.

B.       VOTING PROCEDURES.

                  If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. If you hold Claims in more than one Class and you are entitled to vote Claims in more than one Class, you will receive separate Ballots which must be used for each separate Class of Claims. Please vote and return your Ballot(s) to:

                          EDISON BROTHERS STORES, INC.
                       c/o Claudia King & Associates, Inc.
                   10502 Northwest Ambassador Drive, Suite 220
                           Kansas City, Missouri 64153
                              Attn: Glenda Presley

                  DO NOT RETURN YOUR NOTES OR SECURITIES WITH YOUR BALLOT.

                  TO BE COUNTED, YOUR BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVED NO LATER THAN 4:00 P.M., CENTRAL TIME, ON JULY 28, 1997. ANY EXECUTED BALLOT RECEIVED THAT DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN SHALL BE DEEMED TO CONSTITUTE AN ACCEPTANCE OF THE PLAN.

                  Any Claim or Equity Interest in an impaired Class as to which an objection or request for estimation is pending or which is scheduled by the Debtors as unliquidated, disputed or contingent is not entitled to vote unless the holder of such Claim or Equity Interest has obtained an order of the Bankruptcy Court temporarily allowing such Claim or Equity Interest for the purpose of voting on the Plan.

                  Pursuant to the Disclosure Statement Orders, the Bankruptcy Court set May 13, 1997 as the record date for voting on the Plan. Accordingly, only holders of record as of May 13, 1997 that are otherwise entitled to vote under the Plan will receive a Ballot and may vote on the Plan.

                  If you are a holder of a Claim or Equity Interest entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions concerning the Disclosure Statement, the Plan or the procedures for voting on the Plan, please call Edison Brothers Stores, Inc. at (314) 331-7413.

C.       CONFIRMATION HEARING.

                  Pursuant to section 1128 of the Bankruptcy Code, the Confirmation Hearing will be held on August 14, 1997 at 10:00 a.m., Eastern Time, before the Honorable Peter J. Walsh, United States Bankruptcy Judge, at the United States Bankruptcy Court, 824 Market Street, 5th Floor, Wilmington, Delaware 19801. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be served and filed so that they are received on or before July 28, 1997 at 4:00 p.m., Eastern Time, in the manner described below in Section VI.B., "Confirmation and Consummation Procedure -- The Confirmation Hearing." The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

                  THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS ANOTHER TIME IS SPECIFIED HEREIN, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT SHALL NOT CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION STATED SINCE THE DATE HEREOF. HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD CAREFULLY READ THIS DISCLOSURE STATEMENT IN ITS ENTIRETY, INCLUDING THE PLAN, PRIOR TO VOTING ON THE PLAN.

                  FOR THE CONVENIENCE OF HOLDERS OF CLAIMS AND EQUITY INTERESTS, THIS DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN, BUT THE PLAN ITSELF QUALIFIES ALL SUMMARIES. IF ANY INCONSISTENCY EXISTS BETWEEN THE PLAN AND THE DISCLOSURE STATEMENT, THE TERMS OF THE PLAN ARE CONTROLLING. THE DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, AND NOTHING STATED SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN ON THE DEBTORS OR HOLDERS OF CLAIMS OR EQUITY INTERESTS. CERTAIN OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, BY NATURE, ARE FORWARD-LOOKING AND CONTAIN ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD CAREFULLY READ AND CONSIDER FULLY SECTION X. OF THIS DISCLOSURE STATEMENT, "CERTAIN RISK FACTORS TO BE CONSIDERED," BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

                  SUMMARIES OF CERTAIN PROVISIONS OF AGREEMENTS REFERRED TO IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE COMPLETE AND ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, THE FULL TEXT OF THE APPLICABLE AGREEMENT, INCLUDING THE DEFINITIONS OF TERMS CONTAINED IN SUCH AGREEMENT.

                  THE DEBTORS BELIEVE THAT THE PLAN WILL ENABLE THEM TO SUCCESSFULLY REORGANIZE AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS AND THEIR CREDITORS AND EQUITY INTEREST HOLDERS. THE DEBTORS URGE THAT CREDITORS AND EQUITY INTEREST HOLDERS VOTE TO ACCEPT THE PLAN.

                  THE COMMITTEE OF UNSECURED CREDITORS APPOINTED IN THE CHAPTER 11 CASES SUPPORTS THE PLAN AND URGES THAT UNSECURED CREDITORS VOTE TO ACCEPT THE PLAN.

                  THE COMMITTEE OF EQUITY INTEREST HOLDERS APPOINTED IN THE CHAPTER 11 CASES SUPPORTS THE PLAN AND URGES THAT EQUITY INTEREST HOLDERS VOTE TO ACCEPT THE PLAN.

                            II. OVERVIEW OF THE PLAN

                  The following table briefly summarizes the classification and treatment of Claims and Equity Interests under the Plan.

                     SUMMARY OF CLASSIFICATION AND TREATMENT
                 OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN1


               Type of Claim or                                                                             Estimated
Class          Equity Interest                                  Treatment                                   Recovery
-----          ---------------                                  ---------                                   --------
--             Administrative Expense         Unimpaired; paid in full, in Cash, or in accordance with      100%
               Claims                         the terms and conditions of transactions or agreements
                                              relating to obligations incurred in the ordinary course
                                              of business during the pendency of the Chapter 11 Cases
                                              or assumed by the Debtors in Possession.

--             Priority Tax Claims            Unimpaired; at the option of the Debtors either (i) paid      100%
                                              in full, in Cash, or (ii) paid over a six-year period from the date of assessment as provided in section
                                              1129(a)(9)(C) of the Bankruptcy Code with interest
                                              payable at a rate of 8 1/4% per annum or as otherwise
                                              established by the Bankruptcy Court.

1              Other Priority Claims          Unimpaired; paid in full, in Cash.                            100%

2              Secured Series 1977            Impaired; distribution of the Series 1997 A Bonds             100%
               Bondholder Claims              having the following terms:

                                              o  aggregate principal amount of $2,482,000;

                                              o  mature on June 1, 2002;

                                              o  interest payable semiannually in arrears at the
                                                 rate provided in the existing Series 1977 Bond
                                                 Documents;

                                              o  principal payments due on the same schedule as under the existing Series 1977 Bond Documents, but on a prospective
                                                 basis only; and

                                              o  holders of Series 1997 A Bonds and Series 1997 B Bonds will be equally and ratably secured, pari passu, by the Series 1997
                                                 Loan Documents, including the Series 1997 Mortgage and the
                                                 Series 1997 Guaranty.

                                              The deficiency claims under the Series 1977 Bond Documents in an aggregate amount equal to 15% of the aggregate outstanding principal amount of the Series 1977 Bonds (the "Allowed Unsecured
                                              1977 Claims") shall be treated as Allowed General Unsecured Claims in Class 7 of the Plan. 15% of the outstanding principal amount of each Series 1977 Bond shall be deemed cancelled on and as of the
                                              Effective Date. In addition, all interest, premium and other amounts (other than the Secured Series 1977 Bondholder Claims and the Allowed Unsecured 1977 Claims) accrued and/or due and payable on the Series 1977 Bonds or under or pursuant to any of the Series
                                              1977 Bond Documents, if any, shall be deemed waived on and as of the Effective Date.


--------------------

1 This table is only a summary of the classification and treatment of Claims and Equity Interests under the Plan. Reference should be made to the entire Disclosure Statement and the Plan for a complete description of the classification and treatment of Claims and Equity Interests.


3              Secured Series 1985            Impaired; distribution of the Series 1997 B Bonds                        100%
               Bondholder Claims              having the following terms:

                                              o  aggregate principal amount of $4,235,000;

                                              o  mature on November 1, 2010; o interest payable
                                                 semiannually in arrears at the variable rate
                                                 provided in the existing Series 1985 Bond Documents;

                                              o  principal payments in the amount of $847,000 due on
                                                 the same schedule as under the existing Series 1985
                                                 Bond Documents;

                                             o   prior to conversion of interest rate mode from the
                                                 initial variable rate to a "subsequent variable rate" or
                                                 "fixed rate" and so long as all of the Series 1997 B
                                                 Bonds are held by Mercantile, Mercantile will have
                                                 the option to tender all outstanding Series 1997 B
                                                 Bonds for mandatory purchase by or on behalf of
                                                 Reorganized Edbro Missouri on January 1, 2000 and
                                                 on any succeeding January 1 upon 90 days' prior
                                                 written notice to Reorganized Edbro Missouri; and

                                             o   holders of Series 1997 A Bonds and Series 1997 B Bonds
                                                 will be equally and ratably secured, pari passu, by the
                                                 Series 1997 Loan Documents, including the Series 1997
                                                 Mortgage and the Series 1997 Guaranty.

                                            The deficiency claims under the Series 1985 Bond Documents in an aggregate amount equal to 23% of the aggregate outstanding principal amount of the Series 1985 Bonds (the "Allowed Unsecured
                                            1985 Claims") shall be treated as Allowed General Unsecured Claims in Class 7 of the Plan. 23% of the outstanding principal amount of each Series 1985 Bond shall be deemed cancelled on and as of the
                                            Effective Date. In addition, all interest, premium and other amounts (other than the Secured Series 1985 Bondholder Claims and the Allowed Unsecured 1985 Claims) accrued and/or due and payable on the Series 1985 Bonds or under or pursuant to any of the Series
                                            1985 Bond Documents, if any, shall be deemed waived on and as of the Effective Date.

4              Secured Tax Claims           Impaired; at the option of the Debtors either (i) paid in                  100%
                                            full, in Cash, plus interest required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (ii) paid over a six-year period from the date of assessment with interest payable at a rate of 8 1/4% per annum or as otherwise established by the Bankruptcy
                                            Court.

5              Other Secured Claims         Unimpaired; at the option of the Debtors either (i)                        100%
                                            reinstated by curing all outstanding defaults, all legal,
                                            equitable and contractual rights remaining unaltered, (ii)
                                            paid in full, in Cash, plus interest required to be paid
                                            pursuant to section 506(b) of the Bankruptcy Code, or
                                            (iii) fully and completely satisfied by delivery or
                                            retention of the Collateral securing the Other Secured
                                            Claims and payment of interest required to be paid
                                            pursuant to section 506(b) of the Bankruptcy Code.

6              Convenience Claims           Impaired; paid in full in Cash.                                            100%



                                      5

7              General Unsecured            Impaired; distribution of a Pro Rata Share of (i)                         91.1% (2)
               Claims                       $119,000,000 in Cash, (ii) New Notes in the aggregate principal amount of $100,000,000, (iii) 10,000,000 shares of New Common
                                            Stock, (iv) 10,000,000 Class A Membership Units in the EBS
                                            Litigation, L.L.C., (v) 10,000,000 Class A Membership Units in the
                                            EBS Pension, L.L.C. and (vi) 10,000,000 Class A Membership Units in
                                            the EBS Building, L.L.C.

                                            Distributions of New Common Stock and Class A Membership Units in
                                            the EBS Litigation, L.L.C. may be reduced as a result of the exercise of Rights by holders of Allowed Edison Equity Interests
                                            (or their transferees). In such event, the Cash to be distributed to holders of Allowed General Unsecured Claims will increase by an amount equal to the Rights Exercise Proceeds.

                                            The Debtors shall have right, at or prior to the Confirmation
                                            Hearing, (i) in their sole discretion, upon notice to the
                                            Creditors' Committee, to reduce the distribution of the
                                            $119,000,000 in Cash by up to $15,000,000, in increments of
                                            $5,000,000, and (ii) with the consent of the Creditors' Committee, to reduce the distribution of the $119,000,000 in Cash by an additional $5,000,000, provided that, as a consequence of any such reduction, the principal amount of the New Notes shall be increased by the amount of such reduction.

                                            To the extent received by the Debtors prior to the Effective Date, the Pension Plan Proceeds, the Corporate Headquarters Building
                                            Proceeds and the Resolved Avoidance Claims Proceeds, if any, shall be added to the Cash distributed to holders of Allowed General
                                            Unsecured Claims. The LLC Funding Amount shall be subtracted from the Cash distributed to holders of Allowed General Unsecured
                                            Claims.


-------------------------

2 The estimated recoveries for General Unsecured Claims are based upon the Debtors' current estimates of the Allowed General Unsecured Claims. The aggregate amount of General Unsecured Claims, as reflected in filed proofs of claim or, in the event no proof of claim was filed, in the Debtors' Schedules, is $626,000,000, excluding Claims for which no amounts were specified, otherwise unliquidated Claims, Claims against multiple Debtors, amended Claims, duplicate Claims and guarantee Claims. For purposes of the Plan, Claims against multiple Debtors are deemed to be one Claim against the consolidated Debtors and guarantee Claims are deemed eliminated. See Section V.H.1., "The Plan of Reorganization -- Consolidation of the Debtors -- Substantive Consolidation." The Debtors estimate that the amount of Allowed General Unsecured Claims will aggregate approximately $450,000,000. To the extent that the actual amount of Allowed General Unsecured Claims varies from the amount estimated by the Debtors, the recoveries of holders of Allowed General Unsecured Claims may be higher or lower. The estimated recoveries for Allowed General Unsecured Claims also are based upon the midpoint of the current estimates of the value of the New Common Stock to be issued under the Plan. To the extent that the actual value of the New Common Stock varies from the amounts estimated, the recoveries of holders of Allowed General Unsecured Claims may be higher or lower. See
Section IX.A., "Valuation -- Debtors' Valuation." Based upon their valuation, the Creditors' Committee's financial advisors believe that the estimated recovery for holders of Allowed General Unsecured Claims under the Plan will range from 78.9% to 86.7%, with a mid-point of 82.8%. See Section IX.B., "Valuation -- Creditors' Committee's Valuation." The estimated recoveries for Allowed General Unsecured Claims also are based upon the assumption that no Rights are exercised and no D&B Spinoff Stockholder elects to participate in the D&B Spinoff Settlement Offer. If Rights are exercised and/or D&B Spinoff Stockholders elect to participate in the D&B Spinoff Settlement Offer, the recoveries of holders of Allowed General Unsecured Claims may be higher. See
Section V.B.3., "The Plan of Reorganization -- Securities to be Issued Under the Plan - - New Common Stock, Rights, Warrants, Management Options, Director Options and Restricted Stock" and Section V.P., "The Plan of Reorganization -- The D&B Spinoff Settlement."

8              Edison Equity Interests        Impaired; distribution of a Pro Rata Share of                             $0.32 per
                                              approximately 1,008,791 Warrants having the following                      share (3)
                                              terms:

                                              o  9.0% of the issued New Common Stock, on a fully
                                                 diluted basis;

                                              o  exercise price of $16.40;

                                              o  expiration on the eighth anniversary of the Effective
                                                 Date; and

                                              o  such other terms as are described in Section V.B.3.
                                                 herein.

                                            Holders of Allowed Edison Equity Interests also will receive a Pro
                                            Rata Share of the Rights. For a description of the Rights and the procedures for the exercise thereof, see Section V.B.3., "The Plan of Reorganization -- Securities to be Issued Under the Plan -- New
                                            Common Stock, Rights, Warrants, Management Options, Director
                                            Options and Restricted Stock."

                                            D&B Spinoff Stockholders (including those that are holders of
                                            Allowed Edison Equity Interests and those that are not) may participate in the D&B Spinoff Settlement Offer. For a description of the D&B Spinoff and the terms of the D&B Spinoff Settlement
                                            Offer, see Section IV.F., "Events During the Chapter 11 Cases --
                                            Investigation of Claims Arising Out of the D&B Spinoff" and Section
                                            V.P., "The Plan of Reorganization -- The D&B Spinoff Settlement."





---------------------------

3   The estimated recoveries for Edison Equity Interests are based solely on the
Debtors' valuation of the Warrants. See Section IX.A., "Valuation -- Debtors' Valuation." The Debtors' valuation does not factor in the potential exercise of Rights and/or participation by D&B Spinoff Stockholders in the D&B Spinoff Settlement Offer. For a description of the Rights, see Section V.B.3., "The Plan of Reorganization -- Securities to be Issued Under the Plan -- New Common Stock, Rights, Warrants, Management Options, Director Options and Restricted Stock." For a description of the D&B Spinoff Settlement, see Section V.P., "The Plan of Reorganization -- The D&B Spinoff Settlement."

                            III. GENERAL INFORMATION

A.     OVERVIEW OF CHAPTER 11.

                  Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and equity interest holders. In addition to permitting rehabilitation of a debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated equity interest holders with respect to the distribution of a debtor's assets.

                  The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the filing date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a "debtor-in-possession."

                  The consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the bankruptcy court makes the plan binding upon a debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity interest holder of a debtor. Subject to certain limited exceptions, the confirmation order discharges a debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.

                  After a plan of reorganization has been filed, the holders of claims against or interest in a debtor are permitted to vote to accept or reject the plan. Before soliciting acceptances of the proposed plan, however, section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan. The Debtors are submitting this Disclosure Statement to holders of Claims against and Equity Interests in the Debtors to satisfy the requirements of section 1125 of the Bankruptcy Code.

B.     DESCRIPTION AND HISTORY OF BUSINESS.

       1.THE DEBTORS

                  Edison operates its business through a group of affiliated entities. The Debtors in these Chapter 11 cases are:

Edison Brothers Stores, Inc., a Delaware corporation
Edison Brothers Apparel Stores, Inc., a Missouri corporation
Edison Brothers Shoe Stores, Inc., a Missouri corporation
Edison Paymaster, Inc., a Missouri corporation
Edison Brothers Redevelopment Corporation, a Missouri corporation
Edbro Missouri Realty, Inc., a Missouri corporation
Edison Alabama Stores, Inc., an Alabama corporation
Edison Arkansas Stores, Inc., an Arkansas corporation
Edison Colorado Stores, Inc., a Colorado corporation
Edison Brothers Company, a Georgia corporation
Edison Hawaii Stores, Inc., a Delaware corporation
Edison Illinois Stores, Inc., an Illinois corporation
Edison Kansas Stores, Inc., a Kansas corporation
Edison Kentucky Stores, Inc., a Kentucky corporation
Edison Louisiana Stores, Inc., a Louisiana corporation
Edison Maryland Stores, Inc., a Maryland corporation
Edison Massachusetts Stores, Inc., a Massachusetts corporation
Edison Michigan Stores, Inc., a Michigan corporation
Edison Minnesota Stores, Inc., a Minnesota corporation
Edison Mississippi Stores, Inc., a Mississippi corporation
Edison Nebraska Stores, Inc., a Nebraska corporation
Edison New Jersey Stores, Inc., a New Jersey corporation
Edison New Mexico Stores, Inc., a New Mexico corporation

Edison New York Stores, Inc., a New York corporation
Edison Ohio Stores, Inc., an Ohio corporation
Edison Oklahoma Stores, Inc., an Oklahoma corporation
Edison Oregon Stores, Inc., an Oregon corporation
Edison Pennsylvania Stores, Inc., a Pennsylvania corporation Edison Tennessee Stores, Inc., a Tennessee corporation
Edison Texas Stores, Inc., a Texas corporation
Edison Utah Stores, Inc., a Utah corporation
Edbro Ohio Realty, Inc., an Ohio corporation
EBSS-Montana, Inc., a Montana corporation
EBSS-North Central, Inc., an Illinois corporation
EBSS-Indiana, Inc., an Indiana corporation
EBSS-Iowa, Inc., an Iowa corporation
EBSS-Kansas, Inc., a Kansas corporation
EBSS-Wisconsin, Inc., a Wisconsin corporation
EBSS-Northeast, Inc., a Delaware corporation
EBSS-South, Inc., a Florida corporation
EBSS-Mideast, Inc., a Maryland corporation
EBSS-Michigan, Inc., a Michigan corporation
EBSS-East, Inc., a New York corporation
EBSS-Ohio, Inc., an Ohio corporation
EBSS-Pennsylvania, Inc., a Pennsylvania corporation
EBSS-Texas, Inc., a Texas corporation
EBSS-West, Inc., a California corporation
Edison Puerto Rico Stores, Inc., a Puerto Rico corporation
Ebscat, Inc., a Missouri corporation
Edison Brothers Mall Entertainment, Inc., a Missouri corporation Horizon Entertainment, Inc., a Missouri corporation
Edison Brothers Stores International, Inc., a Missouri corporation Edisur, Inc., a Missouri corporation
EBS Holdings Corp., a Delaware corporation
Edison Whittier Warehouse, Inc., a California corporation
Edbro California USG -- 2, Inc., a California corporation
Edbro Missouri USG -- 2, Inc., a Missouri corporation
Edbro California USG -- 1, Inc., a California corporation Industrial Design, Inc., a Missouri corporation
Webster Clothes, Inc., a Delaware corporation
Z&Z Fashions, Ltd., a Maryland corporation
Webster-Rossville, Inc., a Maryland corporation
Time-Out Family Amusement Centers, Inc., a New York corporation Tofac of Puerto Rico, Inc., a Virginia corporation
Sacha Shoes Ltd., a California corporation
Mandel's of California, a California corporation

       2.BUSINESS

                  Edison operates, directly or through its Subsidiaries, chains of specialty stores in 49 states of the United States, Puerto Rico, the Virgin Islands and Canada. Edison conducts its principal operations in two business segments: apparel and footwear. Both the apparel and the footwear segments feature primarily private-label merchandise in the moderate price range. The stores operated by Edison are located primarily in shopping malls and typically range in size from 1,300 to 3,000 square feet. As of November 3, 1995, the Commencement Date, Edison operated approximately 2,600 specialty retail stores primarily in shopping malls located throughout the United States, Puerto Rico, the Virgin Islands and Canada. In addition, as of the Commencement Date, Edison operated over a chain of over 100 family entertainment centers (the "Mall Entertainment Chain"). Since the Commencement Date through the date hereof, Edison has closed approximately 1,074 stores, including virtually all of the stores in the Mall Entertainment Chain, and opened approximately 119 stores. See
Section IV.D.1., "Events During the

Chapter 11 Cases -- Implementation of Real Estate Strategy -- Store Closings" and Section IV.C.3., "Events During the Chapter 11 Cases -- Stabilization of Business -- Sale of Mall Entertainment Chain."

                  During fiscal 1996, Edison employed an average of 17,700 persons, both full- and part-time, with approximately 16,000 of such persons engaged in retail operations at the store level. Edison also hires a substantial number of temporary employees during peak selling seasons. Edison's employees are all non-union. Edison considers its relationship with its employees to be good.

                  Edison does not manufacture merchandise. It does, however, market most of the merchandise sold in its stores under private labels. Merchandise is acquired from a multitude of suppliers. Edison has no long-term purchase commitments and is not dependent on any one supplier. Edison purchases approximately 75% of its merchandise overseas. Edison maintains buying offices in Taiwan, Hong Kong, China, Korea, Indonesia, Honduras and the Philippines.

                  Three main distribution centers serve as receiving points for merchandise and coordinate the distribution of shipments to Edison's stores via common or contract carrier. The distribution centers are located in Washington, Missouri; Rialto, California; and Princeton, Indiana.

         A.       APPAREL DIVISION

                  As of the Commencement Date, the apparel division was comprised of (i) six men's clothing chains -- JW/Jeans West/Coda, Oaktree, J. Riggings, Zeidler & Zeidler/Webster, Repp Ltd. Big & Tall and Phoenix Big and Tall (mail order business) and (ii) one teenage girl's clothing chain -- 5-7-9 Shops/Spirale. During the pendency of the Chapter 11 Cases, Edison has merged the Oaktree chain with the JW/Jeans West/Coda chain and closed the Zeidler & Zeidler chain and all Spirale stores in the 5-7-9 Shops/Spirale chain. Although the Oaktree chain no longer exists as an independent chain, approximately 76 stores continue to be operated under the Oaktree name by the JW/Jeans West/Coda chain. Edison is in the process of combining Phoenix Big and Tall with Repp Ltd. Big & Tall. In addition, Edison has developed and is expanding one new store concept -- Shifty's.

                  The JW/Jeans West/Coda stores generally are smaller than stores in Edison's other menswear chains. This chain targets young men in the 14 to 25 year-old age group. As of the date hereof, Edison operates approximately 450 stores in the JW/Jeans West/Coda chain (including the approximately 76 Oaktree stores).

                  J. Riggings focuses on providing updated traditional apparel to a broad age group of 16 to 35 year-old men. Its mainstream merchandise and classic store design target a conservative customer. As of the date hereof, Edison operates approximately 333 J. Riggings stores.

                  Repp Ltd. Big & Tall markets sportswear and clothing to men who are 6 foot 3 inches or taller or have a 44 inch or larger waist. As of the date hereof, Edison operates approximately 189 Repp Ltd. Big & Tall stores.

                  5-7-9 Shops primarily markets sportswear, dresses and accessories to the junior customer. Its core customers are teenage girls. Approximately 90% of the chain's merchandise is sold under the private 5-7-9 label. As of the date hereof, Edison operates approximately 274 5-7-9 Shops stores.

                  Shifty's is a new-age youth concept store that sells male/female clothes, footwear and a wide variety of accessories and related products. Shifty's stores are label-driven and generally sell domestically produced merchandise. The first Shifty's store opened in late 1994. As of the date hereof, Edison operates 14 Shifty's stores.

                  Terrasystems is an apparel and accessory store that targets "new generation" youths interested in alternative outdoor sports. Terrasystems offers male/female clothing, footwear and accessories for the outdoor experience. As of the date hereof, Edison operates three Terrasystems stores. In April 1997, Edison announced that the Terrasystems concept will be phased out during 1997.

         B.       FOOTWEAR DIVISION

                  As of the Commencement Date, the footwear division was comprised of three chains -- Bakers/Leeds, Precis and Wild Pair. During the pendency of the Chapter 11 Cases, Edison has closed most of its Precis stores and converted many of such closed stores to Bakers/Leeds stores.

                  Bakers/Leeds/Precis offers a wide selection of popularly priced fashion shoes and accessories for the junior customer as well as the contemporary woman. As of the date hereof, Edison operates approximately 326 Bakers/Leeds/Precis stores.

                  Wild Pair offers advanced shoe fashions for young women and men and a selection of trend-setting accessories. As of the date hereof, Edison operates approximately 164 Wild Pair stores.

       3.HISTORY

                  Edison was founded in 1922 in Atlanta, Georgia by brothers Harry, Irving, Mark, Samuel and Simon Edison. In 1925, the brothers opened their first footwear stores outside of Atlanta in New Orleans, Louisiana, Memphis, Tennessee and Birmingham, Alabama. In 1929, Edison Brothers Company was incorporated as Edison Brothers Stores, Inc. and its headquarters was relocated from Atlanta to St. Louis. In 1939, Edison's stock was listed on the New York Stock Exchange. Edison continued to grow through internal expansion throughout the 1930's, 1940's, 1950's and 1960's. In 1958, Edison's sales reached $100,000,000 and by 1964 Edison operated approximately 500 stores.

                  During the late 1960's and 1970's, Edison began to expand into businesses other than footwear, acquiring eight Handyman do-it-yourself hardware and building material centers, the 48-store Jeans West apparel chain, the four-store United Sporting Goods chain and the 126-store Fashion Conspiracy apparel chain. By 1981, Edison operated approximately 2,000 stores.

                  Edison continued to acquire and dispose of businesses in the 1980's and 1990's. Among other things, Edison acquired the 104-store Gussini self-service footwear chain, the 18-store Sacha London footwear chain, the 209-store J. Riggings apparel chain, the 138-store Webster/Zeidler & Zeidler chain, the nine-store Rothschild's Big & Tall men's apparel chain, the 30-store Harry's big and tall men's apparel chain, 198 additional big and tall apparel stores in several transactions, the 21-store Cabaret accessories chain, two Dave & Buster's theme restaurants and the 131-store Time-Out and Spaceport amusement center chains. Edison sold the Gussini, Joan Bari and Cabaret chains and phased out the Fashion Conspiracy chain.

                   Edison also grew through internal expansion, opening the first Wild Pair store in Houston in 1972, the first Oaktree store in Houston in 1976, the first Coda store in Evergreen Park, Illinois in 1988, the first Precis footwear store in St. Louis in 1990, the first Shifty's store in Woodbridge, New Jersey in 1994 and the first Terrasystems store in Boulder, Colorado in 1995. As of its fiscal year ended February 1, 1997, Edison's sales approximated $1,090,400,000 and Edison operated over 1,700 apparel and footwear stores.

       4.SIGNIFICANT INDEBTEDNESS

                  As of the Commencement Date, the Debtors had outstanding $150,000,000 of senior notes, $125,000,000 under a $125,000,000 revolving credit facility, $105,234,000 in letters of credit and bankers' acceptances under a $205,000,000 letter of credit facility, $80,900,000 of short-term and demand notes under uncommitted bank lines, $8,400,000 of capital lease obligations relating to the Washington, Missouri distribution center and $21,600,000 under a $75,000,000 secured revolving line of credit facility. The $75,000,000 secured revolving line of credit facility was obtained in connection with an out-of-court restructuring effectuated in September 1995, which restructuring is described in Section III.C., "General Information -- Events Leading to the Commencement of the Chapter 11 Cases." Subsequent to the Commencement Date, the Debtors received Bankruptcy Court approval to pay $21,600,000 in satisfaction of their obligations under the $75,000,000 secured revolving line of credit facility.

C.     EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASES.

                  As 1995 proceeded, there was a general deterioration in the overall specialty retailing environment, including a softening of consumer demand, an increased tendency of consumers to frequent large discount stores and a general decline in same store sales. Commencing in early 1995, Edison sought to refinance its existing institutional debt obligations. In August 1995, however, Edison was advised that such refinancing efforts would be unsuccessful. Around that time, adverse retail trends began to have an impact on liquidity and, as a result, in late summer 1995, Edison commenced negotiations with its institutional lenders with respect to a possible out-of-court restructuring.

                  The negotiations with the institutional lenders were exceedingly arduous and complex. Edison's bank group consisted of approximately 12 members (the "Bank Group"), while Edison's senior noteholders consisted of approximately 21 separate institutions (the "Noteholders"). It was thus necessary to obtain the consent of approximately 33 institutions in order to effectuate any modification of Edison's obligations under the applicable documents. Nevertheless, as a result of such negotiations, Edison reached agreement with the Bank Group and the Noteholders on or about September 22, 1995. The documents memorializing these agreements are hereinafter referred to collectively as the "Override Agreements." Pursuant to the Override Agreements, in exchange for the Bank Group's and the Noteholders' forbearance through February 29, 1996, Edison agreed to increase the interest rates payable on its obligations, pay interest monthly in arrears on all obligations subject to the Override Agreements, and pay a one-time fee in an amount approximating $3,500,000. Edison also agreed to make a one-time principal payment of approximately $25,000,000 in December 1995, which payment was not made as a consequence of the commencement of the Chapter 11 Cases. The Bank Group and the Noteholders also required that each of Edison's Subsidiaries guarantee Edison's debt obligations. Concurrently with the execution of the Override Agreements, Edison reached agreement with BankAmerica Business Credit, Inc. ("BABC"), pursuant to which BABC provided a $75,000,000 secured revolving line of credit facility to Edison (the "BABC Facility"). BABC required that the facility be secured by substantially all of the inventory, receivables and cash of Edison and the Subsidiaries and required that each of the Subsidiaries guarantee Edison's obligations thereunder. The Override Agreements were to expire, and the BABC Facility was to have matured, on February 29, 1996. The Debtors contemplated that the nearly six-month breathing spell would provide adequate time to negotiate a permanent out-of-court restructuring, particularly if the Debtors succeeded in reestablishing domestic trade credit and experienced robust fall and Christmas sales.

                  Unfortunately, for a variety of reasons, the objectives of the Debtors were not achieved. About the time the Override Agreements were executed, the general retailing environment, already soft, began to decline precipitously. This was evidenced, in part, by the fact that during the second half of 1995, several major retailers, including Caldor Corporation, the Elder-Beerman Stores Corporation, Petrie Stores Corporation, Bradlees, Inc. and Jamesway Corporation, commenced chapter 11 cases, leading to a general erosion of confidence in retailing on the part of vendors and factors. As a consequence, despite the presence of the BABC Facility, the Debtors were unsuccessful in restoring their trade credit to an amount approaching pre-existing levels. Moreover, retail trends nationally, and for the Debtors as well, continued to deteriorate. Projections from many sources increasingly pointed to an unprofitable 1995 Christmas season for retailers.

                  Edison's assessment of the trends applicable to its stores was in accord with the general forecasts. Edison, therefore, reluctantly concluded that it would not be possible to effect the radical restructuring of its business that would be needed in order to create a revitalized core business without the protections of chapter 11 and that the interests of all parties involved would best be served by conducting the restructuring under the auspices of the Bankruptcy Court.

                  The Creditors' Committee does not necessarily agree with the Debtors' recitation of the facts and factors leading to the commencement of the Chapter 11 Cases or the Debtors' financial condition during 1995 and reserves all of its rights and those of the EBS Litigation, L.L.C. to take differing positions in regard thereto in connection with the prosecution of fraudulent transfer claims relating to the D&B Spinoff. See Section IV.F., "Events During the Chapter 11 Cases -- Investigation of Claims Arising Out of the D&B Spinoff."

                     IV. EVENTS DURING THE CHAPTER 11 CASES

                  On November 3, 1995, the Debtors commenced the Chapter 11 Cases in the Bankruptcy Court. The Debtors continue to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

                  The following is a brief description of some of the major events during the Chapter 11 Cases.

A.     APPOINTMENT OF THE CREDITORS' COMMITTEE.

                  On November 21, 1995, the United States Trustee appointed the Creditors' Committee to represent the interests of unsecured creditors of the Debtors. Since its formation, the Debtors have consulted with the Creditors' Committee concerning the administration of the Chapter 11 Cases. The Debtors have kept the Creditors' Committee informed about their operations and have sought the concurrence of the Creditors' Committee for actions and transactions taken outside of the ordinary course of the Debtors' business. The Creditors' Committee has participated actively, together with the Debtors' management and professionals, in, among other things, reviewing the Debtors' business operations and reviewing the Debtors' business plans. The Debtors and their professionals have met with the Creditors' Committee and its professionals on numerous occasions in connection with the negotiation of the Plan.

                  The Creditors' Committee currently consists of five regular members and three ex officio members. The current members of, and the attorneys and advisors retained by, the Creditors' Committee are set forth below:

                          CREDITORS' COMMITTEE MEMBERS
                          ----------------------------

REGULAR MEMBERS
---------------

Citibank, N.A.                             Private Line Group, Inc.
599 Lexington Avenue                       1099 Wall Street West
New York, New York  10043                  Suite 209
                                           Lyndhurst, New Jersey 07071

Principal Mutual Life Insurance Co.        Mulberry Thai Silks, Inc.
711 High Street                            1002 Second Street
Des Moines, Iowa  50392-0800               San Rafael, California 94901

Simon Debartolo Group, Inc.
115 West Washington Street
Indianapolis, Indiana  46204



EX OFFICIO MEMBERS
------------------

Swiss Bank Corporation                     Contrarian Capital Advisors, L.L.C.
c/o Swiss Bank Corporation,                411 West Putnam Avenue, Suite 225
New York Branch                            Greenwich, Connecticut  06830
45 Broadway
New York, New York  10006

Morgens, Waterfall, Vintiadis
  & Co., Inc.
10 East 50th Street
New York, New York  10022

                       CREDITORS' COMMITTEE PROFESSIONALS
                       ----------------------------------

ATTORNEYS                                    FINANCIAL ADVISORS
---------                                    ------------------

Jones, Day, Reavis & Pogue                   Price Waterhouse LLP
77 W. Wacker                                 120 Louisiana
Chicago, Illinois  60601-1692                Suite 2900
                                             Houston, Texas 77002

Richards, Layton & Finger                    The Blackstone Group L.P.
One Rodney Square                            345 Park Avenue
Wilmington, Delaware  19801                  New York, New York 10154



The following entities formerly were members of the Creditors' Committee:
Boatmen's National Bank of St. Louis, Cigna Investments, Inc., First National Bank of Chicago and The Bank of Nova Scotia.

B.     APPOINTMENT OF THE EQUITY COMMITTEE.

                  On December 12, 1996, the United States Trustee appointed a committee of equity interest holders (the "Equity Committee") to represent equity interest holders of Edison. Since its formation, the Debtors have consulted with the Equity Committee concerning the administration of the Chapter 11 Cases and the Equity Committee and its professionals have met with the Debtors and their professionals regarding various issues relating to the Chapter 11 Cases, including issues relating to the Plan.

                  The Equity Committee currently consists of six members. The current members of, and the attorneys and advisors retained by, the Equity Committee are set forth below:

                            EQUITY COMMITTEE MEMBERS
                            ------------------------

California Public Employees'                 Robert M. Haimsohn, Inc.
  Retirement System                          111 Elm Street
400 P Street                                 Suite 420
Room 3340                                    San Diego, California  92101-2649
Sacramento, California  95814
                                             Alex Berger, Jr.
Bernard J. Morello                           11 Long Meadows
3507 Harney Street                           St. Louis, Missouri  63131
Omaha, Nebraska  68131
                                             John E. Freund
Martin Katz                                  132 East Delaware Place
270 N. Canon Drive, #1541                    Apt. 5306
Beverly Hills, California  90210             Chicago, Illinois  60611


Richard Bronson formerly was a member of the Equity Committee.

                         EQUITY COMMITTEE PROFESSIONALS
                         ------------------------------

ATTORNEYS                                         FINANCIAL ADVISORS
---------                                         ------------------

Paul, Weiss, Rifkind, Wharton                     Chilmark Partners, L.L.C
  & Garrison                                      875 North Michigan Avenue,
1285 Avenue of the Americas                       Suite 2100
New York, New York 10019-6064                     Chicago, Illinois  60611

Duane Morris & Heckscher
1201 Market Street
Wilmington, Delaware  19801
FINANCIAL ADVISORS



C.     STABILIZATION OF BUSINESS.

                  During the initial stages of the Chapter 11 Cases, the Debtors devoted substantial efforts to stabilizing their operations and restoring trade and vendor support that had been lost prior to the Commencement Date.

       1.FIRST DAY ORDERS

                  On the Commencement Date and during the first few weeks of the Chapter 11 Cases, the Bankruptcy Court entered several orders authorizing the Debtors to pay various prepetition claims. These orders were designed to ease the strain on the Debtors' relationship with customers and employees as a consequence of the filings. The Bankruptcy Court entered orders authorizing the Debtors to, among other things, (i) pay prepetition compensation, benefits and employee reimbursements to employees and (ii) honor certain prepetition obligations to customers, including obligations relating to the Debtors' layaway program, return policy, gift certificates and entertainment scrip. To ensure the uninterrupted flow of merchandise into the Debtors' stores during the critical Christmas season, the Bankruptcy Court authorized the payment of certain prepetition claims held by shippers, vendors, tailors and foreign creditors and authorized the Debtors to pay customs duties and related claims to obtain the release of goods held by such shippers, vendors, tailors and foreign creditors.

       2.DIP CREDIT FACILITY

                  Upon the commencement of the Chapter 11 Cases, the restoration of trade credit and support was of significant importance to the Debtors. To facilitate the establishment of normal vendor relations and to provide the Debtors with the cash and liquidity to conduct their operations, the Debtors entered into a $200,000,000 unsecured debtor in possession financing facility with a syndicate of financial institutions led by BABC (the "DIP Credit Facility"). The Bankruptcy Court entered an order approving the facility on November 29, 1995. Pursuant to such order, the Debtors paid $21,600,000 to BABC in satisfaction of their obligations under the BABC Facility. The DIP Credit Facility has a sublimit of $150,000,000 for the issuance of letters of credit. The DIP Credit Facility provides that the obligations of the Debtors thereunder constitute unsecured administrative expense obligations with priority over any and all administrative expenses. The DIP Credit Facility expires on the earlier of November 9, 1997 and the effective date of a plan of reorganization that is confirmed by the Bankruptcy Court.

                  As of June 7, 1997, there were no borrowings outstanding under the DIP Credit Facility. At such date, there were outstanding letters of credit in the amount of $100,700,000 and available borrowings in the amount of $35,600,000.

       3.SALE OF MALL ENTERTAINMENT CHAIN

                  Consistent with efforts to refocus on their core retail and footwear apparel businesses and eliminate unproductive units and operations, the Debtors sold substantially all of the assets of their Mall Entertainment Chain, for a gross purchase price of $14,965,000, pursuant to an order of the Bankruptcy Court dated January 30, 1996. To ensure that the Mall Entertainment Chain assets were sold for the highest possible price, the Debtors negotiated a purchase agreement with a prospective acquiror and, thereafter, implemented an auction procedure that resulted in a higher and better offer being proposed and accepted. In conjunction with and subsequent to the sale of the Mall Entertainment Chain assets, the Debtors ceased operations at substantially all of their Mall Entertainment Chain locations.

       4.COST REDUCTION AND REENGINEERING

                  Since the Commencement Date, the Debtors have made significant strides towards reducing their overall cost structure. Among other things, the Debtors have (i) closed approximately 1,074 stores (as described below), (ii) closed their Rome, Georgia distribution facility, which is expected to result in an annual savings of approximately $5,000,000, (iii) instituted an early retirement program for long-term employees and (iv) instituted a company-wide initiative to narrow the breadth of their merchandise assortment.

                  Ernst & Young LLP ("E&Y"), one of the Debtors' financial advisors, has performed a reengineering study of the Debtors' businesses and overall operations. Phase one of the reengineering study (the analysis phase), which was completed in May 1996, has resulted in the identification of specific procedures for the achievement of additional and substantial cost savings in the following areas:

                   (i) corporate functions, including realignment and reengineering of the Debtors' corporate office;

                   (ii) overall store operations, including standardization of delivery schedules, minimizing interstore transfers, simplification of merchandise receiving practices, establishment of floor-ready merchandise, limiting defensive promotions and modification of return policies; and

                   (iii) transportation functions.

In addition, substantial operating efficiencies were identified in the following areas:

                   (i) merchandising, including planning and allocation processes and distribution center processing; and

                   (ii) information services, including development of a strategic information systems plan and a data warehouse.

Phase two of the reengineering study (the implementation phase), which commenced in July 1996 and was substantially completed in January 1997, involved the implementation of 52 specific project initiatives that had been identified in phase one, with the assistance of E&Y, over a seven-month period to streamline operations, reduce overhead and achieve substantial cost savings. In conjunction with the reengineering project, the Debtors have retained Garr Consulting Group to assist in determining the manner in which the Debtors' current distribution center network should be modified to achieve optimal efficiency and reduce distribution costs.

                  The Debtors also have retained Hewitt Associates LLC to develop compensation and benefit programs to enable the Debtors to strengthen their competitive position in recruiting and retaining employees. In addition, Lakewest Group Ltd. will be assisting the Debtors in the selection and implementation of enterprise-wide information systems. Such implementation commenced in March 1997 and is planned to continue through 1999.

       5.REALIGNMENT OF MANAGEMENT AND BOARD OF DIRECTORS

                  In February and March 1996, the Debtors, in an attempt to reinvigorate their operating chains, effected a management realignment. Karl W. Michner became President of the J. Riggings chain, Steven R. Thomas became President of the Repp Ltd. Big & Tall chain, and Michael J. Fine, the President of 5-7-9 Shops, also became President of the footwear division.

                  Moreover, in the context of the Chapter 11 Cases and the additional responsibilities incidental thereto, Edison reassessed its corporate governance and the membership of the Edison Board of Directors. At Edison's annual stockholders' meeting held on June 12, 1996 in St. Louis, Missouri, two additional independent directors were elected to Edison's Board of Directors:
Bart A. Brown, Jr., former Chairman of the Board and Chief Executive Officer of the Circle K Corporation, and Richard C. Marcus, former Chief Executive Officer of Plaid Clothing Group. Messrs. Brown and Marcus each have extensive and varied retailing experience, including significant experience with retailers that require financial and operating restructuring. Four members of the Edison Board of Directors determined not to stand for reelection at such meeting.

D.     IMPLEMENTATION OF REAL ESTATE STRATEGY.

       1.STORE CLOSINGS

                  In an effort to eliminate the drain on the Debtors' business caused by unprofitable stores, promptly after the Commencement Date, the Debtors announced the closing of approximately 468 underperforming stores (the "Round One Store Closings"). The Debtors engaged a consortium of entities to liquidate the inventory in substantially all of the apparel stores to be closed and conducted on their own substantially all of the footwear store closing sales. The majority of the stores were closed in December 1995 and January 1996. Substantially all of the real property leases relating to the closed stores were terminated pursuant to lease termination agreements with landlords or rejected pursuant to the provisions of the Bankruptcy Code.

                  Subsequent to the Round One Store Closings, the Debtors, in the ordinary course of their business, continued to review and analyze their overall store operations. As a result, in February 1996, the Debtors announced the closing of their underperforming Mexico retail operations. Thereafter, in June 1996, the Debtors determined to cease operations in and close approximately 120 additional underperforming stores (the "Round Two Store Closings"). The Debtors determined to independently conduct the Round Two Store Closings, engaging Gordon Brothers Partners, Inc. ("Gordon Brothers"), a professional liquidator, as an advisory consultant. Substantially all of the stores subject to the Round Two Store Closings were closed by July 31, 1996. Substantially all of the real property leases relating to the closed stores were terminated pursuant to lease termination agreements with landlords or rejected pursuant to the provisions of the Bankruptcy Code.

                  In March 1996, the Debtors determined to discontinue, in an orderly fashion, operations at their underperforming Zeidler & Zeidler/Webster chain, which, as of the Commencement Date, consisted of approximately 138 stores. Approximately 26 Zeidler & Zeidler/Webster stores were closed in the Round Two Store Closings. The balance of the store closing sales were completed by October 27, 1996 (the "Round Three Store Closings"). As with the Round Two Store Closings, the Debtors determined to independently conduct the Round Three Store Closings, engaging Gordon Brothers as an advisory consultant. The disposition of the Zeidler & Zeidler/Webster chain also involved the conversion of certain stores for use by other Edison divisions, the assumption and assignment of certain store leases, the closing of certain stores and the rejection of related store leases and the expiration or termination of certain store leases in accordance with their terms.

                  In November 1996, the Debtors determined to cease operations in and close approximately 142 additional underperforming stores (the "Round Four Store Closings"). As with the Round Two Store Closings and the Round Three Store Closings, the Debtors determined to independently conduct the Round Four Store Closings, engaging Gordon Brothers as an advisory consultant. Substantially all of the stores subject to the Round Four Store Closings have been converted for use by other Edison divisions or closed. The real property leases relating to the closed stores that have not been converted have been rejected, terminated pursuant to lease termination agreements with landlords or assumed and assigned to third parties pursuant to the provisions of the Bankruptcy Code.

                  In April 1997, the Debtors determined to cease operations in and close approximately 23 additional stores, including all three of their Terrasystems stores (the "Round Five Store Closings"). As with the Round Two Store Closings, the Round Three Store Closings and the Round Four Store Closings, the Debtors have determined to independently conduct the Round Five Store Closings, engaging Gordon Brothers as an advisory consultant. By order dated May 13, 1997, the Bankruptcy Court authorized the Debtors to conduct the Round Five Store Closings and retain Gordon Brothers in connection therewith. In addition, pursuant to section 365(a) of the Bankruptcy Code, the Bankruptcy Court also approved the Debtors' rejection of the "Round Five" store leases, with the exception of those leases that were entered into subsequent to the Commencement Date or that may become subject to lease termination agreements or expire pursuant to their terms and the lease for the Debtors' Boulder, Colorado Terrasystems store, effective as of either (i) June 30, 1997, with respect to leases associated with stores in which the Round Five Store Closings are concluded on or prior to June 30, 1997, or (ii) July 31, 1997, with respect to leases associated with stores in which the Round Five Store Closings are concluded after June 30, 1997. The Debtors anticipate that the majority of the Round Five Store Closings will be concluded by June 30, 1997. Subject to further order of the Bankruptcy Court, all Round Five Store Closings will be concluded by July 31, 1997, with the possible exception of store closing sales in the Debtors' Boston, Massachusetts and Seattle, Washington Terrasystems stores, which operate under leases entered into by the Debtors subsequent to the Commencement Date.

                  As described in Section IV.D.2., "Events During the Chapter 11 Cases -- Implementation of Real Estate Strategy -- Lease Termination and Rent Reduction Agreements," during the course of the Chapter 11 Cases, the Debtors have been successful in obtaining rent reduction agreements with numerous landlords pursuant to which landlords have reduced rent and related expenses under their leases with the Debtors. During the final stage of the Chapter 11 Cases, the Debtors have initiated further discussions with certain landlords seeking rent reductions and/or optional lease termination provisions. Based upon the Debtors' prior success in obtaining concessions from landlords, the Debtors believe that they should be largely successful in their current negotiations. Depending upon the outcome of such negotiations, the Debtors may determine to close certain additional stores. Although the number of such additional stores cannot be predicted with certainty, the Debtors do not anticipate closing more than approximately 100 to 125 additional stores prior to the Effective Date.

                  Since the Commencement Date through the date hereof, the Debtors have closed approximately 1,074 stores, negotiated short-term rent reduction agreements with respect to approximately 400 stores, assumed and assigned approximately 107 real property leases, converted approximately 53 stores to other uses, entered into approximately 121 new leases (including new leases for existing properties) and rejected approximately 593 real property leases. As of May 31, 1997, the Debtors operated approximately 1,656 stores in the United States, 57 stores in Puerto Rico, four stores in the Virgin Islands and 16 stores in Canada, for a total of approximately 1,733 stores.

       2.LEASE TERMINATION AND RENT REDUCTION AGREEMENTS

                  In addition to closing underperforming stores, the Debtors have diligently been negotiating with their landlords in an effort to obtain rent reductions and concessions, including claims waivers. Such negotiations have resulted in the consummation of a significant number of (i) rent reduction agreements under which landlords have reduced the rent and related expenses under their leases with the Debtors and (ii) lease termination agreements under which landlords have waived and relinquished damage claims that otherwise may have been asserted against the Debtors in connection with rejected and terminated leases.

       3.EXTENSIONS OF TIME TO ASSUME OR REJECT LEASES

                  Pursuant to section 365(d)(4) of the Bankruptcy Code, the Debtors were required to assume or reject their nonresidential real property leases on or before January 2, 1996, absent an extension of such time period by the Bankruptcy Court. The Bankruptcy Court has, over the objection of various landlords and other parties, periodically extended such time period. By bridge order dated February 25, 1997, the Bankruptcy Court extended the time within which the Debtors may assume or reject their nonresidential real property leases through the day on which the Bankruptcy Court entered an order with respect to the Debtors' motion (the "Extension Motion"), dated February 25, 1997, seeking an extension of such period through the earlier to occur of the Effective Date and July 31, 1997. The hearing on the Extension Motion was held before the Bankruptcy Court on April 2, 1997. At that hearing, the Bankruptcy Court entered an order (the "365(d)(4) Order") requiring the Debtors to file a motion or motions with respect to the assumption and rejection of their nonresidential real property leases by no later than May 30, 1997, without prejudice to the Debtors' right to move for a further extension of time to assume or reject a core group of their nonresidential real property leases. By motions dated May 30, 1997, as amended by notices dated June 17, 1997 and June 18, 1997, the Debtors sought approval of, among other things, the conduct of certain store closing sales (the "Store Closing Sales"), the assumption of approximately 1,470 leases, effective as of the Effective Date (the "Assumption Leases"), the rejection of approximately 77 leases (the "Rejection Leases") and an extension of time through the Confirmation Date to assume or reject approximately 45 leases (the "Extension Leases"). At a hearing conducted on June 20, 1997, the Bankruptcy Court, among other things, approved the Store Closing Sales and the rejection of the Rejection Leases and extended the Debtors' time to assume or reject substantially all of the Extension Leases to and including the Confirmation Date. The Bankruptcy Court adjourned the hearing until July 23, 1997 solely with respect to the Debtors' request that the assumption of the Assumption Leases become effective as of the Effective Date. Certain of the Debtors' landlords dispute the Debtors' characterization of the relief granted by the Bankruptcy Court pursuant to the 365(d)(4) Order.

                  In an effort to ensure that landlords under the Rejection Leases and the Extension Leases (collectively, the "Affected Leases") have a fair opportunity to vote with respect to their rejection damage claims, the Debtors will allow, for voting purposes only, the rejection damage claims under each of the Affected Leases in an amount equal to one year's rent reserved under such leases. The Debtors will provide the affected landlords with ballots based on such amounts and any additional amounts for unpaid prepetition rent that may be included in proofs of claim that such landlords may have filed. The Debtors' calculation of said rejection damage claims shall be for voting purposes only and will not be binding on either the landlords under the Affected Leases (with respect to the claims asserted in any proofs of claim that they may already have filed or may in the future file) or parties that may file objections to such proofs of claim.

E.     CLAIMS PROCESS AND BAR DATE.

       1.SCHEDULES AND STATEMENTS

                  On January 31, 1996 and February 1, 1996, the Debtors filed their Statements of Financial Affairs, Schedules of Assets and Liabilities, Schedules of Executory Contracts and Unexpired Leases and Lists of Equity Security Holders. Thereafter, on April 4, June 6 and December 31, 1996, respectively, the Debtors filed their First, Second and Third Amendments to the Debtors' Schedules of Assets and Liabilities and Schedules of Executory Contracts and Unexpired Leases (the "First Amendment," "Second Amendment" and "Third Amendment" and, collectively, with the original filings, and as the same may be amended or modified through and including the Confirmation Date, the "Debtors' Schedules").

       2.BAR DATE ORDER

                  By order dated May 1, 1996 (the "Bar Date Order"), pursuant to Bankruptcy Rule 3003(c)(3), the Bankruptcy Court fixed August 1, 1996 (the "Bar Date") as the date by which proofs of claim were required to be filed in the Chapter 11 Cases. In accordance with the Bar Date Order, on or about May 17, 1996, a proof of claim form, a notice regarding the scheduling of each claim and a notice regarding the Bar Date Order were mailed to all creditors listed on the Debtors' Schedules. Pursuant to the Bar Date Order, all proofs of claim relating to unexpired nonresidential real property leases and executory contracts rejected prior to July 1, 1996, were required to be filed by the Bar Date. All proofs of claim relating to unexpired nonresidential real property leases and executory contracts rejected after July 1, 1996, are required to be filed by dates set forth in the orders authorizing the rejection of such leases. By order dated January 17, 1997 (the "Supplemental Bar Date Order"), pursuant to Bankruptcy Rule 3003(c)(3), the Bankruptcy Court fixed April 16, 1997 (the "Supplemental Bar Date") as the date by which proofs of claim were required to be filed in the Chapter 11 Cases by creditors listed in the Third Amendment. In accordance with the Supplemental Bar Date Order, on January 30, 1997, a proof of claim form, a notice regarding the scheduling of each claim and a notice regarding the Supplemental Bar Date Order were mailed to the creditors listed in the Third Amendment.

       3.GLOBAL RESOLUTION OF RECLAMATION CLAIMS

                  In March 1996, the Debtors and the Creditors' Committee agreed upon a procedure for the global resolution and payment of valid reconciled reclamation claims. Pursuant to an order dated June 4, 1996, the Bankruptcy Court approved such procedure under which each holder of a valid reconciled reclamation claim was afforded the option of receiving an immediate cash payment of 80% of its reclamation claim (the "80% Option") or having such claim satisfied as an administrative expense claim under a confirmed and effective chapter 11 plan of reorganization (the "Administrative Claim Option"). Holders of approximately $4,656,267 in aggregate amount of valid reconciled reclamation claims selected the 80% Option and have been paid in accordance therewith. Approximately $1,483,605 in aggregate amount of valid reconciled reclamation claims selected the Administrative Claim Option. The reclamation claims of such holders will be treated as Administrative Expense Claims under the Plan (the "Administrative Reclamation Claims"). Although the Debtors believe they have meritorious general defenses to all of the reclamation demands, the settlement procedure resolved the pertinent issues without further litigation and the cost, delay and uncertainty attendant thereto and further enhanced relations between the Debtors and their vendors and factors, a necessary prerequisite for a successful reorganization.

F.     INVESTIGATION OF CLAIMS ARISING OUT OF THE D&B SPINOFF.

                  THE DISCUSSION IN THIS SECTION IV.F. OF, AMONG OTHER THINGS, THE D&B SPINOFF, THE FACTS ATTENDANT TO THE D&B SPINOFF, THE VIEWS OF THE DEBTORS, THE CREDITORS' COMMITTEE, THE EQUITY COMMITTEE AND THE EDISON FAMILY GROUP (AS DEFINED BELOW) AS TO THE VALUE OF THE AVOIDANCE CLAIMS (AS DEFINED BELOW), THE AVOIDANCE CLAIMS GENERALLY, THE POTENTIAL TARGETS OF THE AVOIDANCE CLAIMS AND POTENTIAL DEFENSES TO AVOIDANCE CLAIMS THAT MAY BE AVAILABLE TO PUBLIC, NON-INSIDER D&B SPINOFF STOCKHOLDERS (AS DEFINED BELOW), IS INTENDED ONLY AS A SUMMARY OF CERTAIN FACTS, ISSUES AND VIEWS RELATING TO THE D&B SPINOFF AND THE AVOIDANCE CLAIMS. THE DISCUSSION IN THIS SECTION IV.F. DOES NOT REFLECT A COMPLETE ANALYSIS OF ALL LEGAL AND FACTUAL ISSUES RELATING TO THE D&B SPINOFF AND THE AVOIDANCE CLAIMS. ACCORDINGLY, D&B SPINOFF STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN COUNSEL AS TO THE MERITS OF THE AVOIDANCE CLAIMS THAT MAY BE ASSERTED AGAINST THEM BEFORE DETERMINING WHETHER TO (A) EXERCISE RIGHTS AND

FOREGO RECEIPT OF CLASS A MEMBERSHIP UNITS IN THE EBS LITIGATION, L.L.C. IN FAVOR OF PARTICIPATING IN THE D&B SPINOFF SETTLEMENT OFFER AND/OR (B) PARTICIPATE IN THE D&B SPINOFF SETTLEMENT OFFER AND, THEREBY, OBTAIN A RELEASE OF AVOIDANCE CLAIMS.

       1.THE D&B SPINOFF

                  Prior to June 29, 1995, Dave & Buster's, Inc., a Delaware corporation ("Old D&B"), was a majority owned second tier subsidiary of Edison. Edison Brothers Entertainment, Inc. ("EBE"), a wholly owned subsidiary of Edison, owned a majority of the outstanding stock of Old D&B. Old D&B, through affiliates and subsidiaries, operated five amusement theme restaurants in the United States. Pursuant to an agreement dated July 11, 1994, among Edison, Old D&B, Old D&B's minority stockholders and EBE, the parties agreed that the Dave & Buster's business would become a consolidated and independent entity through a series of transactions pursuant to which Edison's ownership interest in a restructured Dave & Buster's business would be distributed to its common stockholders (the "D&B Spinoff"). By application dated August 16, 1994, Edison requested that the Internal Revenue Service (the "IRS") approve the D&B Spinoff and related transactions as tax-free transactions. Such request was approved by the IRS on January 31, 1995. In early April 1995, after protracted discussions with the Securities and Exchange Commission (the "Commission"), Edison deferred to the Commission's position that certain bonus payments to be made in connection with the D&B Spinoff should be treated as compensation. Thereafter, on April 11, 1995, Edison filed with the Commission its Form 10 in connection with the D&B Spinoff. Consistent with the July 11, 1994 agreement and through, among other transactions, the merger of Old D&B into EBE (renamed Dave & Buster's, Inc., a Missouri corporation ("New D&B") after the D&B Spinoff), on or about June 29, 1995, Edison's 85% equity interest in New D&B was distributed, as a stock dividend, to holders of shares of Edison common stock on the basis of one share of New D&B common stock for every five shares of Edison common stock. Prior to the D&B Spinoff, EBE Realty, Inc. ("EBE Realty") was a wholly owned subsidiary of EBE, a second tier wholly owned subsidiary of Edison and a sister corporation of Old D&B. After the D&B Spinoff, by virtue of the merger of Old D&B into EBE, EBE Realty remained a wholly owned subsidiary of the now-independent New D&B (formerly EBE). Edison retained no equity interest in EBE Realty. EBE Realty (renamed D&B Realty, Inc. ("D&B Realty") after the D&B Spinoff) owned, and continues to own, the real property associated with the Dave & Buster's facilities.

       2.REVIEW BY THE SPECIAL REVIEW COMMITTEE AND CREDITORS' COMMITTEE

                  On July 18, 1996, Edison's Board of Directors appointed a Special Review Committee (the "Special Review Committee"), consisting of four non-insider members of the Edison Board of Directors, to determine whether any action or actions should be initiated by Edison in respect of the D&B Spinoff. The Special Review Committee, on behalf of the Debtors, and the Creditors' Committee have spent an extensive amount of time reviewing the D&B Spinoff in an effort to determine whether avoidance actions should be pursued in connection with the D&B Spinoff. The Special Review Committee also investigated other potential claims related to the D&B Spinoff, including claims against the Debtors' officers and directors and its advisors and consultants involved in the D&B Spinoff.

                  At the conclusion of its review, the Special Review Committee determined that the prosecution of the Debtors' fraudulent transfer Causes of Action relating to the D&B Spinoff (the "Avoidance Claims") would be disruptive to management's efforts to reorganize the Debtors, expensive, complicated, protracted and vigorously defended. In that context and taking into consideration the vagaries, contingencies and speculative nature of such litigation, the value of the Avoidance Claims is indeterminate. The occurrence of future events affecting the prosecution of the Avoidance Claims cannot be predicted with any certainty. The Special Review Committee further determined that the Debtors had no viable claims against any of the Debtors' officers or directors or its advisors or consultants involved in the D&B Spinoff.

                  In view of the foregoing, and after negotiations with the Creditors' Committee, the Special Review Committee approved the transfer of the Avoidance Claims to a successor entity pursuant to the Plan. As described in detail below, it has been determined that such entity will be a Delaware limited liability company (the "EBS Litigation, L.L.C.") governed by a members agreement (the "EBS Litigation LLC Members Agreement"). Any amounts recovered by the EBS Litigation, L.L.C. in connection with the Avoidance Claims will be distributed to holders of Class A Membership Units in the EBS Litigation, L.L.C. pursuant to the terms of the EBS Litigation LLC Members Agreement. See Section V.E., "The Plan of Reorganization -- The Limited Liability Companies."

                  The Creditors' Committee reserves its rights and those of the EBS Litigation, L.L.C. to take differing positions on the Debtors' characterization, as set forth above, of the D&B Spinoff and the review of the D&B Spinoff by the Special Review Committee and the Creditors' Committee in connection with the prosecution of the Avoidance Claims.

                  As of June 29, 1995, the date of the D&B Spinoff, the market value of Edison's former 85% interest in D&B, based upon a closing price for New D&B stock on June 29, 1995 of $18 1/2 per share, was approximately $81,465,860. For the reasons set forth above, the Debtors believe that the value of the Avoidance Claims is indeterminate. The Creditors' Committee believes that the Avoidance Claims have substantial value. The Equity Committee has not undertaken an analysis of the Avoidance Claims. Certain potential targets of the Avoidance Claims -- Bernard A. Edison, Julian Edison, Peter Edison, Eric Newman, Andrew Newman, John Freund, Martin Sneider and the Harry Edison Foundation (collectively, the "Edison Family Group") -- believe that the Avoidance Claims are without merit and that in the event the Avoidance Claims are prosecuted, some or all of the targets of the Avoidance Claims will assert claims against present and former officers and directors of the Debtors and the Debtors' advisors and consultants involved in the D&B Spinoff.

                  The Debtors do not believe that there are any material claims against officers, directors, advisors or consultants to the Debtors in connection with the D&B Spinoff. The members of the Edison Family Group believe that if the Avoidance Claims have any merit, then the Debtors have meritorious claims against their present and former officers and directors (which are being released pursuant to the Plan) and against the Debtors' advisors and consultants involved in the D&B Spinoff.

       3.THE AVOIDANCE CLAIMS GENERALLY

                  Fraudulent transfer actions may be brought by a debtor in possession under section 548 of the Bankruptcy Code and, pursuant to section 544(b) of the Bankruptcy Code, under applicable state fraudulent transfer laws. Pursuant to section 548 of the Bankruptcy Code, two generic forms of fraudulent transfers exist: (i) transfers made with actual intent to hinder, delay or defraud creditors and (ii) transfers deemed in law to be constructively fraudulent, notwithstanding the actual intent of the parties. Neither the Special Review Committee nor the Creditors' Committee believes that the D&B Spinoff was effectuated by Edison with an actual intent to hinder, delay or defraud creditors. Accordingly, the D&B Spinoff should not be avoidable as an "intentionally" fraudulent transfer.

                  Section 548(a)(2) of the Bankruptcy Code enables the avoidance of constructively fraudulent transfers of a debtor's property in circumstances where the debtor receives less than "reasonably equivalent value" in exchange for the transfer and the debtor (i) was insolvent at the time of the transfer or became insolvent as a result of the transfer, (ii) was engaged in a business or transaction, or was about to engage in a business or transaction, for which the property remaining with the debtor constituted unreasonably small capital, or
(iii) intended or believed that it would incur debts beyond its ability to pay as they matured. If the debtor received "reasonably equivalent value," the transfer cannot be constructively fraudulent under the Bankruptcy Code. If the debtor did not receive "reasonably equivalent value," a constructively fraudulent transfer will have occurred if it can be established that one of the three "financial" conditions set forth in section 548(a)(2) of the Bankruptcy Code (and described above) existed in the context of the transfer. It is well established that the payment of a dividend or the redemption of shares of stock cannot provide reasonably equivalent value to a corporation because stockholders, rather the corporation and its creditors, are the only parties benefited. Application of this principle of law leads to the conclusion that Edison did not receive reasonably equivalent value in connection with the D&B Spinoff, which constituted a stock dividend. Both the Special Review Committee and the Creditors' Committee have concluded that Edison likely did not receive reasonably equivalent value in connection with the D&B Spinoff.

                  If reasonably equivalent value is not received by a transferor, a constructively fraudulent transfer will have occurred if facts are established that comport with one of the three financial conditions set forth in section 548(a)(2)(B) of the Bankruptcy Code. 11 U.S.C. ss. 548(a)(2)(B). Under
section 548(a)(2)(B)(i), a transfer will be adjudged constructively fraudulent if the debtor "was insolvent on the date that such transfer was made . . . or became insolvent as a result of such transfer . . . ." 11 U.S.C. ss.
548(a)(2)(B)(i). Under the Bankruptcy Code, a corporation is insolvent when the sum of its debts and liabilities is greater than all of its property at a fair valuation, exclusive of (i) property fraudulently transferred and (ii) property exempt pursuant to section 522 of the Bankruptcy Code. 11 U.S.C. ss. 101(32). In determining the fair valuation of a corporation's assets and liabilities, reported balance sheet amounts are not conclusive. Under the Bankruptcy Code, the determination of insolvency is based upon a "fair market value" analysis of all of the corporation's assets. This analysis requires a factual determination by the trier of fact that is usually based upon expert testimony.

                  In the absence of reasonably equivalent value, a transfer also will be adjudged constructively fraudulent if the debtor "was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the debtor was an unreasonably small capital." 11 U.S.C. ss. 548(a)(2)(B)(ii). One issue in the analysis of "unreasonably small capital" is whether, as a matter of law, the transfer itself must have directly caused the alleged unreasonably small capital condition. This issue has not been definitively decided by the courts. Another issue is whether it was objectively reasonable for Edison to believe, as of June 29, 1995, the date of the D&B Spinoff, that it would be able to consummate the refinancing that it was in the midst of negotiating. The Creditors' Committee, however, believes that "prospective financing" should not be included in the calculation of capital for purposes of determining unreasonably small capital. The Creditors' Committee also believes that, even if prospective financing may be included in such calculation, the prospects of Edison consummating the refinancing were sufficiently uncertain that the value of such prospective financing should not be counted in such calculation. Accordingly, the Creditors' Committee believes that Edison likely had unreasonably small capital subsequent to the D&B Spinoff. A court, as to the legal aspects of the foregoing issues, and a court and/or a jury, as to the factual aspects, could arrive at different conclusions.

                  Lastly, in the absence of the receipt of reasonably equivalent value, a transfer also will be adjudged constructively fraudulent if the debtor "intended to incur, or believed that [it] would incur, debts that would be beyond the debtor's ability to pay as such debts matured." 11 U.S.C. ss. 548(a)(2)(B)(iii). In order to demonstrate a constructively fraudulent transfer under this section, the transferor must have subjectively intended to become incapable of paying its obligations, or have foreseen that it would be unable to meet its obligations. In view of the facts attendant to the D&B Spinoff, the Special Review Committee has concluded that Edison likely did not intend to incur, or believe that it would incur, debts that would be beyond its ability to pay as such debts matured.

       4.POTENTIAL TARGETS

                  The potential targets of the Avoidance Claims are (i) Edison common stockholders as of June 19, 1995, the record date of the D&B Spinoff (collectively, the "D&B Spinoff Stockholders") and (ii) New D&B. The claims against D&B Spinoff Stockholders would be to recover the New D&B stock transferred or the value thereof. The claims against New D&B would be to recover either the stock of D&B Realty (or the value thereof) or the real property held by D&B Realty (or the value thereof). It is anticipated that such targets will vigorously defend against any and all such claims.

       5.POTENTIAL DEFENSE FOR PUBLIC, NON-INSIDER D&B SPINOFF STOCKHOLDERS

                  Among other defenses, public, non-insider D&B Spinoff Stockholders may have a "good faith" defense to fraudulent transfer liability in connection with the D&B Spinoff based on certain decisions rendered by courts in the context of leveraged buyouts challenged as fraudulent transfers. In such cases, courts, relying upon public stockholders' lack of knowledge and intent as to the leveraging of the target company in the leveraged buyout, have refused to collapse a leveraged buyout with respect to public, non-insider stockholders that tendered their shares in the leveraged buyout or have held that such stockholders have a "good faith" defense to fraudulent transfer liability, in either case affording such public, non-insider stockholders a complete defense to fraudulent transfer liability. Although formulated and applied in leveraged buyout cases, such defense may be available to public, non-insider D&B Spinoff Stockholders. Such defenses, among others, could be available to other potential defendants as well.

       6.TRANSFER TO EBS LITIGATION, L.L.C.

                  The Plan provides for the establishment of the EBS Litigation, L.L.C. for the purpose of prosecuting the Avoidance Claims that are not compromised, settled or abandoned prior to the Effective Date or released pursuant to the D&B Spinoff Settlement (the "Unresolved Avoidance Claims"). On the Effective Date, all such Unresolved Avoidance Claims shall be transferred by the Debtors or Reorganized Debtors to the EBS Litigation, L.L.C. and the Debtors and Reorganized Debtors shall have no further interest in such Unresolved Avoidance Claims. The EBS Litigation, L.L.C. is authorized to prosecute and settle the Unresolved Avoidance Claims for the benefit of holders of Class A Membership Units in the EBS Litigation, L.L.C. For a description of the terms and conditions of the EBS Litigation, L.L.C., see Section V.E., "The Plan of Reorganization -- The Limited Liability Companies."

       7.THE D&B SPINOFF SETTLEMENT

                  See Section V.P., "The Plan of Reorganization -- The D&B Spinoff Settlement," for a description of the terms and conditions under which a D&B Spinoff Stockholder may obtain a release of Avoidance Claims that may be asserted against such D&B Spinoff Stockholder.

       8.THE RIGHTS

                  See Section V.B.3., "The Plan of Reorganization -- Securities to be Issued Under the Plan -- New Common Stock, Rights, Warrants, Management Options, Director Options and Restricted Stock," for a description of the Rights and the procedures for the exercise thereof by holders of Allowed Edison Equity Interests (or their transferees), including the ability of those holders of Allowed Edison Equity Interests who are also D&B Spinoff Stockholders, upon an exercise of Rights, to forego receipt of Class A Membership Units in the EBS Litigation, L.L.C. in favor of participating in the D&B Spinoff Settlement Offer.

       9.RELEASE OF OTHER CLAIMS RELATED TO THE D&B SPINOFF

                  Pursuant to the Plan, the Debtors release and are permanently enjoined from any prosecution or attempted prosecution of any claims against any present or former director, officer or employee of the Debtors related to the D&B Spinoff, other than the Avoidance Claims that any such director, officer or employee may be subject to in a capacity other than as present or former director, officer or employee. See Section V.O.5., "The Plan of Reorganization -- Summary of Other Provisions of the Plan -- Releases." As described above, the Debtors do not believe that there are any material claims against officers, directors, advisors or consultants to the Debtors in connection with the D&B Spinoff.

G.     LITIGATION.

                  The Debtors do not believe (i) that there is any material litigation or administrative proceeding to which the Debtors are parties and
(ii) that there are any material claims against officers, directors, advisors or consultants to the Debtors.

H.     DEVELOPMENT OF BUSINESS PLANS AND NEGOTIATION OF PLAN OF REORGANIZATION.

                  After achieving an initial stabilization of their business operations, the Debtors engaged in an extensive review and evaluation of the constituent parts of their business in the context of formulating a long-range business plan and, ultimately, a plan of reorganization. As part of the evaluation process, the Debtors retained various consultants to assist them in analyzing the general retailing industry and their current market position and developing strategies to improve the Debtors' position. Among others, the Debtors retained Levy, Kerson, Aronson & Associates to perform a market analysis of the J. Riggings chain and Kurt Salmon & Associates to perform a market analysis of the footwear business and the Repp Ltd. Big & Tall chain. The business plan was based on a comprehensive analysis of the Debtors' businesses, market analyses and surveys, customer feedback, employee input and an analysis of competitive conditions and changing demographics.

                  During the course of the Chapter 11 Cases, the Debtors developed a new strategic focus which, primarily, targets the rapidly growing, economically powerful youth market and, secondarily, targets the less competitive men's special- size market. Anchored by several of the Debtors' more growth-oriented businesses, this strategic focus exploits the Debtors' core strengths. The business plan contains numerous initiatives designed to implement the Debtors' overall strategic focus, including:

         o Merchandising. The Debtors have developed a merchandise strategy to respond more effectively to their customers' needs. Central to this strategy is the separation of the planning, allocation and buying functions and the introduction of MMS Planning and MMS Allocation Software for inventory planning and management.4 With these tools in place, the Debtors expect to be able to react quickly to sales trends and ensure that appropriate merchandise is available at their stores.

--------
 4. MMS is a leading retail industry software system used for managing retail product flow.

         o Store Operations. The Debtors' store operations initiatives are designed to improve customer service, decrease costs and enable the Debtors to obtain timely and accurate information regarding sales trends and inventory position. The Debtors are improving customer service by redeploying their employee labor hours consistent with peak selling periods, adopting new operating standards that reduce the amount of time store employees spend in the backroom so they can devote more time to customers and providing sales incentives to their employees. Similarly, the Debtors are decreasing costs and refining inventory management and control by, among other things, updating and implementing new transfer policies.

         o Corporate. On the corporate level, the Debtors are consolidating, modernizing and reducing the cycle time for merchandise to flow through the Debtors' distribution centers and to the stores. The Debtors also are realigning, consolidating, modernizing and automating various corporate functions.

                  On November 1, 1996, within the time period prescribed by the Bankruptcy Court, the Debtors delivered the business plan to the Creditors' Committee. The Debtors continued to refine the business plan in light of, among other things, the Debtors' ongoing review of their business and operations, operating results during the 1996 Christmas selling season as compared to the business plan and 1996 full-year operating results. Based on such review of the Debtors' business and operations, the Debtors concluded that the business plan delivered to the Creditor's Committee did not accurately present the Debtors' anticipated financial performance. The Debtors and the Creditors' Committee also met to discuss the Creditors' Committee's comments and suggestions regarding the business plan. The Debtors considered the Creditors' Committee's comments and suggestions and incorporated into the business plan certain of such comments and suggestions as well as other changes that the Debtors believed were appropriate in light of, among other things, operating results. The revised business plan differs from the original business plan in numerous respects, including the utilization of three years rather than five years of projections and a reduction of projected EBITDA for the entire three-year period by approximately $30 million. These changes were made to take into account, among other things, year-end results and the uncertainties attendant to long-term projections.

                  The financial advisors to the Equity Committee believe that the changes in the business plan may not have been warranted and that such changes substantially lowered the range of the Debtors' reorganization values as calculated by the Debtors' financial advisors. See Section IX., "Valuation." Nonetheless, as described in the following paragraph, the Equity Committee believes that the Plan, as amended consistent with negotiations among the Debtors, the Creditors' Committee and the Equity Committee, provides fair and equitable recoveries to all holders of Allowed Claims and Allowed Equity Interests.

                  Over the course of the past several months, the Debtors' discussions with the Creditors' Committee regarding the Debtors' business plan and business operations naturally evolved into negotiations regarding the development of a plan of reorganization. These negotiations addressed, among other things, the treatment of Claims and Equity Interests, the amount of Cash to be distributed and the amount and terms of the debt, equity securities and other consideration to be issued on account of allowed Claims and Equity Interests and the assumed value of debt, equity securities and other consideration to be distributed under the Plan. Over the course of the past several weeks, the Debtors, the Creditors' Committee and the Equity Committee have engaged in negotiations regarding, among other things, the terms of the Plan and the treatment of holders of Allowed Edison Equity Interests thereunder. Such negotiations have resulted in an agreement among such parties with respect to the terms of the Plan. Specifically, with respect to holders of Allowed Edison Equity Interests, the Plan provides that such holders will receive Warrants and Rights to purchase (i) New Common Stock and (ii) at the election of the holders of such Rights, (a) Class A Membership Units in the EBS Litigation, L.L.C. or (b) if such holders also are D&B Spinoff Stockholders, the right to participate in the D&B Spinoff Settlement. See Section V.B.3., "The Plan of Reorganization -- Securities to be Issued Under the Plan -- New Common Stock, Rights, Warrants, Management Options, Director Options and Restricted Stock" and
Section V.P., "The Plan of Reorganization -- The D&B Spinoff Settlement." The Debtors, the Creditors' Committee and the Equity Committee believe that the Plan provides fair and equitable recoveries to all holders of Allowed Claims and Allowed Equity Interests.

                          V. THE PLAN OF REORGANIZATION

                  The Debtors believe that (i) through the Plan, holders of Allowed Claims and Allowed Equity Interests will obtain a substantially greater recovery from the estates of the Debtors than the recovery that they would receive if the assets of the Debtors were liquidated under chapter 7 of the Bankruptcy Code and (ii) the Plan will afford the Debtors the opportunity and ability to continue in business as a viable going concern and preserve ongoing employment for the Debtors' employees.

                  The Plan is annexed hereto as Exhibit A and forms a part of this Disclosure Statement. The summary of the Plan set forth below is qualified in its entirety by reference to the more detailed provisions of the Plan.

A.     CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS.

                  The Plan classifies Claims and Equity Interests separately and provides different treatment for different Classes of Claims and Equity Interests in accordance with the Bankruptcy Code. As described more fully below, the Plan provides, separately for each Class, that holders of certain Claims and Equity Interests will receive various amounts and types of consideration based on the different rights of the holders of Claims and Equity Interests in each Class.

       1.COMPENSATION AND REIMBURSEMENT CLAIMS

                  Compensation and reimbursement Claims are Administrative Expense Claims for the compensation of professionals and reimbursement of expenses incurred by such professionals pursuant to sections 503(b)(2), 503(b)(3), 503(b)(4) and 503(b)(5) of the Bankruptcy Code (the "Compensation and Reimbursement Claims"). All payments to professionals for Compensation and Reimbursement Claims will be made in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court relating to the payment of interim and final compensation for services rendered and reimbursement of expenses. The aggregate amount of compensation for services rendered and reimbursement of expenses incurred by professionals (including professionals employed by the Debtors, the Creditors' Committee and the Equity Committee), inclusive of payments through March 10, 1997, is approximately $11,405,049. The Bankruptcy Court will review and determine all applications for compensation for services rendered and reimbursement of expenses.

                  Section 503(b) of the Bankruptcy Code provides for payment of compensation to creditors, indenture trustees and other entities making a "substantial contribution" to a reorganization case, and to attorneys for and other professional advisors to such entities. The amounts, if any, which may be sought by entities for such compensation are not known by the Debtors at this time. Requests for compensation must be approved by the Bankruptcy Court after a hearing on notice at which the Debtors and other parties in interest may participate and, if appropriate, object to the allowance of any compensation and reimbursement of expenses.

                  Pursuant to the Plan, each holder of a Compensation and Reimbursement Claim (i) shall file its respective final application for allowance of compensation for services rendered and reimbursement of expenses incurred through the date (the "Confirmation Date") on which the Clerk of the Bankruptcy Court enters the order (the "Confirmation Order") of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code on the docket by the date that is 60 days after the Effective Date or such other date as may be fixed by the Bankruptcy Court and, (ii) if granted such an award by the Bankruptcy Court, shall be paid in full in such amounts as are Allowed by the Bankruptcy Court (a) on the date such Compensation and Reimbursement Claim becomes an Allowed Claim, or as soon thereafter as is practicable, or (b) upon such other terms as may be mutually agreed upon between such holder of such Compensation and Reimbursement Claim and the Debtors in Possession or, on and after the Effective Date, the Reorganized Debtors.

       2.ADMINISTRATIVE EXPENSE CLAIMS

                  Administrative Expense Claims are Claims constituting a cost or expense of administration of the Chapter 11 Cases allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code. Such Claims include any actual and necessary costs and expenses of preserving the estates of the Debtors, any actual and necessary costs and expenses of operating the business of the Debtors in Possession, any indebtedness or obligations incurred or assumed by the Debtors in Possession in connection with the conduct of their business including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, all compensation and reimbursement of expenses to the extent Allowed by the Bankruptcy Court under section 330 or 503 of the Bankruptcy Code, and any fees or charges assessed against the estates of the Debtors under section

1930 of chapter 123 of title 28 of the United States Code. Administrative Expense Claims also include Administrative Reclamation Claims.

                  Except as provided for above with respect to Compensation and Reimbursement Claims, pursuant to the Plan, Administrative Expense Claims will be paid in full, in Cash, on the later of the Effective Date and the date such Administrative Expense Claim becomes an Allowed Claim, or as soon thereafter as is practicable. Allowed Administrative Expense Claims representing obligations incurred in the ordinary course of business by the Debtors in Possession (including amounts owed to vendors and suppliers that have sold goods or furnished services to the Debtors in Possession since the Commencement Date) will be assumed and paid by the Reorganized Debtors in accordance with the terms and conditions of the particular transactions and any agreements relating thereto.

       3.PRIORITY TAX CLAIMS

                  Priority Tax Claims are Claims for taxes entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code. The Debtors estimate that the amount of Allowed Priority Tax Claims that have not previously been paid pursuant to an order of the Bankruptcy Court will be in a range of approximately $6,375,000 to $9,375,000.

                  Each holder of an Allowed Priority Tax Claim will receive, at the sole option of Reorganized Edison, (i) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Claim, or as soon thereafter as is practicable, or (ii) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at an annual rate equal to 8 1/4% over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.

       4.CLASS 1 -- OTHER PRIORITY CLAIMS

                  Other Priority Claims are Claims which are entitled to priority in accordance with section 507(a) of the Bankruptcy Code (other than Administrative Expense Claims and Priority Tax Claims). Such Claims include (i) Unsecured Claims for accrued employee compensation earned within 90 days prior to commencement of the Chapter 11 Cases to the extent of $4,000 per employee and
(ii) contributions to employee benefit plans arising from services rendered within 180 days prior to the commencement of the Chapter 11 Cases, but only for each such plan to the extent of (a) the number of employees covered by such plan multiplied by $4,000, less (b) the aggregate amount paid to such employees from the estates for wages, salaries or commissions. The Debtors believe that all Other Priority Claims previously have been paid pursuant to an order of the Bankruptcy Court. Accordingly, the Debtors believe that there should be no Allowed Other Priority Claims.

                  Pursuant to the Plan, holders of Allowed Other Priority Claims, if any exist, will be paid in full, in Cash on the later of the Effective Date and the date such Other Priority Claim becomes an Allowed Claim, or as soon thereafter as is practicable. The legal, equitable and contractual rights of the holders of Other Priority Claims, if any exist, are not altered by the Plan.

       5.CLASS 2 -- SECURED SERIES 1977 BONDHOLDER CLAIMS

                  The Secured Series 1977 Bondholder Claims are Secured Claims relating to certain industrial revenue bonds (the "Series 1977 Bonds") issued by the City of Washington, Franklin County, Missouri (the "City") in connection with the financing of a warehouse and distribution facility located in Franklin County, Missouri (the "Edbro Missouri Facility"), which Edbro Missouri Facility is owned by the City and leased to Edbro Missouri Realty Company, Inc., a Missouri corporation ("Edbro Missouri") pursuant to the terms of a lease agreement between the City and Edbro Missouri, as more particularly described below (the "Series 1977 Lease Agreement"). Edison has guaranteed all obligations of Edbro Missouri under the Series 1977 Lease Agreement. Mercantile Bank National Association (f/k/a Mercantile Bank of St. Louis, National Association, f/k/a Mercantile Trust Company National Association) ("Mercantile") is the paying agent with respect to the Series 1977 Bonds. The Secured Series 1977 Bondholder Claims arise under and in connection with the following documents:
(i) Agreement of Lease and Option to Purchase, dated December 15, 1976, between the City and Edbro Missouri, as amended by that certain First Amendment of Lease and Option to Purchase, dated June 6, 1977, between the City and Edbro Missouri,
(ii) Ordinance No. 4930 adopted by the City on June 9, 1977, pursuant to which the Series 1977 Bonds were issued, (iii) Guaranty, dated

December 15, 1976, executed by Edison and (iv) Guaranty, dated June 6, 1977, executed by Edison, each securing the obligations of Edbro Missouri under the Series 1977 Lease Agreement (collectively, the "Series 1977 Bond Documents").

                  The Debtors formerly were party to a litigation before the Bankruptcy Court with the City of Washington, Missouri and Mercantile regarding whether the transactions represented by the Series 1977 Bond Documents are leasing or secured financing transactions. The Debtors asserted that the transactions represent a secured financing. The City of Washington, Missouri and Mercantile asserted that the transactions resulted in the creation of a true lease.

                  Over the course of extended discussions, the Debtors and representatives of the City and Mercantile were able to reconcile their differences and reach an agreement in principle which is embodied in a stipulation among the Debtors, Mercantile and the City approved by the Bankruptcy Court on May 20, 1997 (the "Stipulation"). Pursuant to the Stipulation, the parties stipulated that the Series 1977 Lease Agreement is deemed to constitute a financing agreement subject to the provisions of section 363 of the Bankruptcy Code as opposed to an executory contract subject to assumption or rejection pursuant to section 365 of the Bankruptcy Code. Further, the parties have agreed that the Secured Series 1977 Bondholder Claims will be Allowed in the amount of $2,482,000. Pursuant to the Plan, Reorganized Edbro Missouri will cause the Series 1997 A Bonds in the aggregate principal amount of $2,482,000 to be issued by the City on the Effective Date and distributed to the holders of the Series 1977 Bonds with each such holder to receive Series 1997 A Bonds in authorized denominations, as provided in the Plan, in an aggregate principal amount equal to 85% of the principal amount of Series 1977 Bonds held by such holder. The Series 1997 A Bonds will be issued with the same interest rate, amortization schedule (but on a prospective basis only) and maturity as the Series 1977 Bonds. The Series 1997 A Bonds will be issued, together with the Series 1997 B Bonds, pursuant to a trust indenture (the "New Indenture") between the City and a bank or trust company, acting as trustee thereunder ("New Trustee") under a loan structure (rather than a lease structure) whereby Reorganized Edbro Missouri will execute certain loan documents, including a guaranty from Reorganized Edison and a first deed of trust encumbering the Edbro Missouri Facility (collectively, the "Series 1997 Loan Documents"), which will be assigned to the New Trustee as security for the Series 1997 A Bonds and Series 1997 B Bonds.

                  The Allowed Unsecured 1977 Claims will be deemed Allowed General Unsecured Claims and shall be treated as such in Class 7 of the Plan. 15% of the outstanding principal amount of each Series 1977 Bond shall be deemed cancelled on and as of the Effective Date. In addition, all interest, premium and other amounts (other than the Secured Series 1977 Bondholder Claims and the Allowed Unsecured 1977 Claims) accrued and/or due and payable on the Series 1977 Bonds or under or pursuant to any of the Series 1977 Bond Documents, if any, shall be deemed waived on and as of the Effective Date.

                  The Series 1977 Bonds were issued in bearer form and the identities of certain of the holders thereof are not known to the Debtors. To insure that the Claims of all known and unknown holders of Series 1977 Bonds are Allowed and treated under the Plan, the Debtors have requested that the proof of claim filed by the City, on behalf of the holders of the Series 1977 Bonds, be Allowed and that all Claims filed by individual holders of the Series 1977 Bonds be disallowed as duplicative. Only the holders of the Series 1977 Bonds, however, will be allowed to vote in Class 2 and Class 7 to accept or reject the Plan, and the Claims of the holders of the Series 1977 Bonds will be treated as provided under the Plan.

       6.CLASS 3 -- SECURED SERIES 1985 BONDHOLDER CLAIMS

                  The Secured Series 1985 Bondholder Claims are Secured Claims relating to certain industrial revenue bonds (the "Series 1985 Bonds") issued by the City in connection with the refunding of a prior series of bonds which were issued in connection with the financing of certain extensions to the Edbro Missouri Facility. In connection with the issuance of the Series 1985 Bonds, Edbro Missouri and the City entered into a lease agreement as more particularly described below (the "Series 1985 Lease Agreement"). Edison has guaranteed all obligations of Edbro Missouri under the Series 1985 Lease Agreement. The Secured Series 1985 Bondholder Claims arise under and in connection with the following documents: (i) Indenture of Trust, dated as of November 15, 1985, between the City and Mercantile, as trustee ("Series 1985 Trustee"), pursuant to which the Series 1985 Bonds were issued, (ii) Amended Lease Agreement, dated November 15, 1985 between the City and Edbro Missouri, as amended by that certain Amendment to Amended Lease Agreement, dated November 28, 1994, between the City and Edbro Missouri, (iii) Bank Agreement, dated as of November 15, 1985, between Edison and Mercantile, in its capacity as the holder of all Series 1985 bonds, (iv) Guaranty Agreement, dated as of November 15, 1985, among the City, Series 1985 Trustee and Edison, securing the obligations of Edbro Missouri under the Series 1985 Lease Agreement (collectively, the "Series 1985 Bond Documents").

                  The Debtors formerly were party to a litigation before the Bankruptcy Court with the City of Washington, Missouri and Mercantile regarding whether the transactions represented by the Series 1985 Bond Documents are leasing or secured financing transactions. The Debtors asserted that the transactions represent a secured financing. The City of Washington, Missouri and Mercantile asserted that the transactions resulted in the creation of a true lease.

                  Over the course of extended discussions, the Debtors and representatives of the City and Mercantile were able to reconcile their differences and reach an agreement in principle which is embodied in the Stipulation. Pursuant to the Stipulation, the parties stipulated that the Series 1985 Lease Agreement is deemed to constitute a financing agreement subject to the provisions of section 363 of the Bankruptcy Code as opposed to an executory contract subject to assumption or rejection pursuant to section 365 of the Bankruptcy Code. Further, the parties have agreed that the Secured Series 1985 Bondholder Claims will be Allowed in the amount of $4,235,000. Pursuant to the Plan, Reorganized Edbro Missouri will cause the Series 1997 B Bonds in the aggregate principal amount of $4,235,000 to be issued by the City on the Effective Date and distributed to the holders of the Series 1985 Bonds with each such holder to receive Series 1997 B Bonds in authorized denominations, as provided in the Plan, in an aggregate principal amount equal to 77% of the principal amount of Series 1985 Bonds held by such holder. The Series 1997 B Bonds will be issued with the same interest rate and maturity as the Series 1985 Bonds but the amortization schedule shall be modified such that the required amortization payment to be made on November 1, 2006 and on each November 1 thereafter through maturity shall be equal to $847,000. In addition, as provided in Schedule 4 to the Plan and the Series 1997 B Bonds and Series 1997 Loan Documents, Mercantile, as the sole owner of all Series 1997 B Bonds, will have a tender option on January 1, 2000 and, if not previously exercised, on each succeeding January 1. The Series 1997 B Bonds will be issued, together with the Series 1997 A Bonds, pursuant to the New Indenture, under a loan structure (rather than a lease structure) whereby Reorganized Edbro Missouri will execute the Series 1997 Loan Documents which will be assigned to the New Trustee as security for the Series 1997 A Bonds and Series 1997 B Bonds.

                  The Allowed Unsecured 1985 Claims will be deemed Allowed General Unsecured Claims and shall be treated as such in Class 7 of the Plan. 23% of the outstanding principal amount of each Series 1985 Bond shall be deemed cancelled on and as of the Effective Date. In addition, all interest, premium and other amounts (other than the Secured Series 1985 Bondholder Claims and the Allowed Unsecured 1985 Claims) accrued and/or due and payable on the Series 1985 Bonds or under or pursuant to any of the Series 1985 Bond Documents, if any, shall be deemed waived on and as of the Effective Date.

                  Only the holders of the Series 1985 Bonds will be allowed to vote in Class 2 and Class 7 to accept or reject the Plan, and the Claims of the holders of the Series 1985 Bonds will be treated as provided under the Plan.

       7.CLASS 4 -- SECURED TAX CLAIMS

                  The Secured Tax Claims are Secured Claims which, absent their status as Secured Claims, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code. The Debtors estimate that the amount of Allowed Secured Tax Claims that have not previously been paid pursuant to an order of the Bankruptcy Court will aggregate approximately $1,000,500.

                  Each holder of an Allowed Secured Tax Claim will receive, at the sole option of Reorganized Edison, (i) Cash in an amount equal to such Allowed Secured Tax Claim, including any interest on such Allowed Secured Tax Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Allowed Secured Tax Claim becomes an Allowed Secured Claim, or as soon thereafter as is practicable, or
(b) equal annual Cash payments in an aggregate amount equal to such Allowed Secured Tax Claim, together with interest at a fixed annual rate equal to 8 1/4%, over a period through the sixth anniversary of the date of assessment of such Allowed Secured Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Secured Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Secured Tax Claim.

       8.CLASS 5 -- OTHER SECURED CLAIMS

                  The Other Secured Claims consist of all Secured Claims other than Secured Series 1977 Bondholder Claims, Secured Series 1985 Bondholder Claims and Secured Tax Claims. Based upon the Debtors' Schedules and the proofs of claim filed in the Chapter 11 Cases, the Debtors believe that the Other Secured Claims include, among other Claims, Claims relating to mechanics' liens and utility deposits. The Debtors do not believe that the amounts of such Claims are material.

                  At the sole option of Reorganized Edison, (i) each Allowed Other Secured Claim shall be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, (ii) each holder of an Allowed Other Secured Claim shall receive Cash in an amount equal to such Allowed Other Secured Claim, including any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable, or (iii) each holder of an Allowed Other Secured Claim shall receive the Collateral securing its Allowed Other Secured Claim and any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, in full and complete satisfaction of such Allowed Other Secured Claim on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable. The legal, equitable and contractual rights of the holders of Other Secured Claims, if any exist, are not altered by the Plan.

       9.CLASS 6 -- CONVENIENCE CLAIMS

                  The Convenience Claims are Unsecured Claims in the amount of $1,000 or less and Unsecured Claims that are reduced to $1,000 by the election of the holders thereof on such holders' Ballots. The Debtors estimate that Allowed Convenience Claims, excluding Convenience Claims in amounts greater than $1,000 of holders who elect to opt into Class 6, will aggregate approximately $777,000.

                  Pursuant to the Plan, each holder of an Allowed Convenience Claim as of the day that is five days after the Confirmation Date (the "Record Date") will receive Cash in an amount equal to its Allowed Convenience Claim on the later of the Effective Date and the date such Claim becomes an Allowed Claim, or as soon thereafter as is practicable.

       10.        CLASS 7 -- GENERAL UNSECURED CLAIMS

                  The General Unsecured Claims consist of all Unsecured Claims other than Convenience Claims. Such Claims include (i) Claims relating to the Debtors' institutional debt obligations, including obligations under certain senior notes, a revolving credit facility and certain short-term and demand notes, (ii) Claims in respect of the rejection of leases of nonresidential real property and executory contracts, (iii) Claims relating to personal injury, property damage or products liability or other similar Claims that have not been compromised and settled or otherwise resolved (the "Tort Claims") and (iv) Claims of the Debtors' trade vendors, suppliers and service providers. The aggregate amount of General Unsecured Claims, as reflected in proofs of claim filed by holders of General Unsecured Claims or, in the event no proof of claim was filed, in the Debtors' Schedules is $626,000,000, excluding Claims for which no amounts were specified, otherwise unliquidated Claims, Claims against multiple Debtors, amended Claims, duplicate Claims and guarantee Claims. For purposes of the Plan, Claims against multiple Debtors are deemed one Claim against the consolidated Debtors and guarantee Claims are deemed eliminated. See
Section V.H.1., "The Plan of Reorganization -- Consolidation of the Debtors -- Substantive Consolidation." The Debtors estimate that the amount of Allowed General Unsecured Claims will aggregate approximately $450,000,000. The Debtors' estimate of Allowed General Unsecured Claims is based upon an analysis of the General Unsecured Claims and the Debtors' experience to date in resolving disputes concerning the amount of such General Unsecured Claims. Many of the personal injury Tort Claims that are General Unsecured Claims are unliquidated and, in accordance with the Plan, will be liquidated in the tribunal in which they are pending on the Effective Date or, if no action was pending on the Effective Date, in any tribunal of appropriate jurisdiction or in accordance with any alternative dispute resolution or similar proceeding as the same may be approved by order of the Bankruptcy Court. The resolution of Tort Claims could result in Allowed General Unsecured Claims in amounts greater than those estimated by the Debtors for purposes of this Disclosure Statement. See Section V.K., "The Plan of Reorganization -- Distributions Relating to Allowed Insured Claims."

                  Pursuant to the Plan, on the Initial Distribution Date, each holder of an Allowed General Unsecured Claim as of the Record Date shall receive a Pro Rata Share of (i) the Cash Distribution Pool less the amount of Cash in the Reserve, (ii) the New Notes Distribution Amount less the aggregate principal amount of New Notes in the Reserve, (iii) the New Common Stock Distribution Pool less the number of shares of New Common Stock in the Reserve and (iv) subject to section 5.1(c) of the Plan and in accordance with Section 6.4(b) of the Plan, the Class A Membership Units (less any Class A Membership Units in the EBS Litigation, L.L.C. purchased upon the exercise of Rights by holders of Allowed Edison Equity Interests (or their transferees)), plus any interest required to be paid pursuant to Section 6.4(a) of the Plan. The Initial Distribution Date means the date that is 60 days subsequent to the Effective Date, or as soon thereafter as is practicable. The Cash Distribution Pool means $119,000,000 (a) plus the sum of (i) the Pension Plan Proceeds to the extent received by the Debtors prior to the Effective Date, (ii) the Corporate Headquarters Building Proceeds to the extent received by the Debtors prior to the Effective Date,
(iii) the Resolved Avoidance Claims Proceeds and (iv) the Rights Exercise Proceeds, if any, and (b) minus the LLC

Funding Amount. The terms "Pension Plan Proceeds," "Corporate Headquarters Building Proceeds," "Resolved Avoidance Claims Proceeds" and "LLC Funding Amount" are defined and described in Section V.E., "The Plan of Reorganization -- The Limited Liability Companies" and Section V.G., "The Plan of Reorganization -- The Pension Plan." The terms "Rights Exercise Proceeds" and "D&B Spinoff Settlement Proceeds" are defined in the Plan and the Rights and the D&B Spinoff Settlement are described in Section V.B.3., "The Plan of Reorganization -- Securities to be Issued Under the Plan -- New Common Stock, Rights, Warrants, Management Options, Director Options and Restricted Stock" and
Section V.P., "The Plan of Reorganization -- The D&B Spinoff Settlement," respectively. The New Notes Distribution Amount means $100,000,000 in principal amount of New Notes, subject to upward adjustment as per Section 1.15 of the Plan. The New Common Stock Distribution Pool means 10,000,000 shares of New Common Stock minus the number of shares of New Common Stock issuable as a consequence of valid exercises of Rights pursuant to Section 10.1 of the Plan. The Class A Membership Units means the 10,000,000 Class A Membership Units in the EBS Litigation, L.L.C., the 10,000,000 Class A Membership Units in the EBS Building, L.L.C. and the 10,000,000 Class A Membership Units in the EBS Pension, L.L.C. For a description of the EBS Building, L.L.C., the EBS Litigation, L.L.C. and the EBS Pension, L.L.C., and their respective members agreements, see
Section V.E., "The Plan of Reorganization -- The Limited Liability Companies."

                  In the event that holders of Allowed Edison Equity Interests (or their transferees) exercise Rights, (i) the number of shares of New Common Stock otherwise distributable to holders of Allowed General Unsecured Claims will decrease, (ii) the number of Class A Membership Units in the EBS Litigation, L.L.C. otherwise distributable to holders of Allowed General Unsecured Claims could decrease, depending upon whether holders of Allowed Edison Equity Interests that elect to exercise Rights (and are also D&B Spinoff Stockholders) elect to forego receipt of Class A Membership Units in the EBS Litigation, L.L.C. in favor of participating in the D&B Spinoff Settlement Offer and (iii) the amount of Cash distributed to holders of Allowed General Unsecured Claims will increase by an amount equal to the amount of the Rights Exercise Proceeds.

                  Each holder of a Right may exercise such Right to purchase (a) one share of New Common Stock and (b) one Class A Membership Interest in the EBS Litigation, L.L.C. (or, if such holder also is a D&B Spinoff Stockholder, forego such Class A Membership Unit in favor of participating in the D&B Spinoff Settlement Offer). If all 10,000,000 Rights issued under the Plan are exercised by holders of Allowed Edison Equity Interests (or their transferees), such holders could, in the aggregate, purchase all 10,000,000 shares of New Common Stock to be issued and distributed pursuant to the Plan and holders of Allowed General Unsecured Claims would receive no New Common Stock under the Plan. Similarly, if all 10,000,000 Rights are exercised and the holders of such Rights all elect to receive Class A Membership Units in the EBS Litigation, L.L.C. pursuant to their exercise of Rights, such holders could, in the aggregate, purchase all 10,000,000 Class A Membership Units in the EBS Litigation, L.L.C. and holders of Allowed General Unsecured Claims would receive no Class A Membership Units in the EBS Litigation, L.L.C. under the Plan. There can be no assurance as to how many, if any, of the Rights will be exercised or how many holders exercising Rights, if any, will elect to receive a distribution of Class A Membership Units in the EBS Litigation, L.L.C.

                  As a hypothetical example, if holders of Allowed Edison Equity Interests (or their transferees) elect to exercise 4,000,000 of the 10,000,000 Rights to be issued under the Plan, and each such holder elects to receive a distribution of Class A Membership Units in the EBS Litigation, L.L.C., the effect on distributions to holders of Allowed General Unsecured Claims would be as follows: (i) the Cash Distribution Pool would be increased by $65,600,000 (calculated by multiplying the Rights Exercise Price ($16.40) by 4,000,000),
(ii) the New Common Stock Distribution Pool of 10,000,000 shares of New Common Stock would be reduced by 4,000,000 shares, with the balance of 6,000,000 shares distributable to holders of Allowed General Unsecured Claims and (iii) the 10,000,000 Class A Membership Units in the EBS Litigation, L.L.C. otherwise available for distribution to holders of Allowed General Unsecured Claims would be reduced by 4,000,000 Class A Membership Units, with the balance of 6,000,000 Class A Membership Units distributable to holders of Allowed General Unsecured Claims.

                  The Debtors have determined that they may have greater Cash requirements than those originally projected in the business plan. In order to provide the Reorganized Debtors with additional liquidity to address additional Cash requirements, the Plan provides that the Debtors may, at or prior to the Confirmation Hearing, (i) in their sole discretion, upon notice to the Creditors' Committee, reduce the Cash Distribution Pool by up to $15,000,000, in increments of $5,000,000, and (ii) with the consent of the Creditors' Committee, reduce the Cash Distribution Pool by an additional $5,000,000, provided that the New Notes Distribution Amount shall be increased by the amount of any such Cash reduction. The Debtors intend to continue to evaluate their Cash requirements and will determine whether to reduce the Cash Distribution Pool and increase the New Notes Distribution Amount at or prior to the Confirmation Hearing.

                  Holders of General Unsecured Claims as of the Record Date that become Allowed Claims subsequent to the Initial Distribution Date shall be paid on the next Subsequent Distribution Date that follows the period beginning on the Effective Date and ending on the next of October 31, January 31, April 30 and July 31 (the "Quarter") during which such Disputed General Unsecured Claim becomes an Allowed General Unsecured Claim. A Subsequent Distribution Date means the twentieth day after the end of the Quarter following the Initial Distribution Date and the twentieth day after each subsequent Quarter. Such distributions shall be made in accordance with the Plan based upon the distributions that would have been made to such holder under the Plan if the Disputed General Unsecured Claim had been an Allowed Claim on or prior to the Effective Date, without any post-Effective Date interest thereon (without regard to interest earned on property held in the Reserve pursuant to Section 6.4 of the Plan).

                  Pursuant to Section 6.4(b) of the Plan and the EBS Litigation LLC Members Agreement, the EBS Building LLC Members Agreement and the EBS Pension LLC Members Agreement, on the Effective Date, Reorganized Edison shall hold 100% of the Class B Membership Units in the EBS Litigation, L.L.C., the EBS Building, L.L.C. and the EBS Pension, L.L.C. In connection with each distribution of Class A Membership Units under the Plan, Reorganized Edison will surrender for cancellation a number of Class B Membership Units in each of the EBS Litigation, L.L.C., the EBS Building, L.L.C. and the EBS Pension, L.L.C. equal to the number of Class A Membership Units in each such LLC that are to be distributed under the Plan, and will receive in exchange therefor, for distribution under the Plan, a like number of Class A Membership Units in such LLC. The Class B Membership Units means 10,000,000 Class B Membership Units in the EBS Litigation, L.L.C., 10,000,000 Class B Membership Units in the EBS Building, L.L.C. and 10,000,000 Class B Membership Units in the EBS Pension, L.L.C.

                  On the Initial Distribution Date and each Subsequent Distribution Date, Reorganized Edison shall reserve from the distributions to be made on such dates to the holders of Allowed General Unsecured Claims, an amount of Cash, New Notes and New Common Stock equal to 100% of the distributions to which holders of Disputed General Unsecured Claims would be entitled under the Plan as of such dates if such Disputed General Unsecured Claims were Allowed Claims in their Disputed Claim Amounts (the "Reserve"). Subject to Section 6.4(b) of the Plan, Reorganized Edison shall also hold in the Reserve the Class B Membership Units.

                  On the Subsequent Distribution Dates that occur on the twentieth day after the end of the second and fourth Quarters, respectively, following the Quarter in which the Initial Distribution Date occurs, and on each Subsequent Distribution Date thereafter, each holder of an Allowed General Unsecured Claim as of the Record Date shall receive a Pro Rata Share of the Surplus Distributions. The Surplus Distributions consist of: (i) pursuant to
Section 6.3(g) of the Plan, distributions under the Plan to holders of Allowed General Unsecured Claims that are unclaimed for a period of one year after distribution thereof; (ii) to the extent that a Disputed General Unsecured Claim is not Allowed or becomes an Allowed Claim in an amount less than the Disputed Claim Amount, the excess of the amount of Cash, New Notes and New Common Stock held in the Reserve over the amount of Cash, New Notes and New Common Stock actually distributed on account of such Disputed General Unsecured Claim; and
(iii) to the extent that a Disputed General Unsecured Claim is not Allowed or becomes an Allowed Claim in an amount less than the Disputed Claim Amount, a number of Class A Membership Units equal to the number of Class B Membership Units held in the Reserve on account of such excess. The Surplus Distributions shall be distributed to holders of Allowed General Unsecured Claims as of the Record Date, based upon such holders' Pro Rata Share. Notwithstanding the foregoing, the Reorganized Debtors are not required to make any such distributions on a Subsequent Distribution Date unless the Cash portion of the Surplus Distributions to be distributed on a Subsequent Distribution Date aggregates $1,000,000 or more, unless the distribution is the last distribution under the Plan.

                  In the event that the amount of Allowed General Unsecured Claims is less than the amount of Allowed General Unsecured Claims estimated by the Debtors, the recoveries to holders of Allowed General Unsecured Claims will increase. In the event that the amount of Allowed General Unsecured Claims is greater than the amount of Allowed General Unsecured Claims as estimated by the Debtors, the recoveries to holders of Allowed General Unsecured Claims will decrease.

                  Under the Plan, personal injury Tort Claims will be determined and liquidated in the administrative or judicial tribunals in which they are pending on the Effective Date or, if no action was pending on the Effective Date, in any administrative or judicial forum of appropriate jurisdiction or in accordance with any alternative dispute resolution or similar proceeding as the same may be approved by order of the Bankruptcy Court, provided that the holder of such Tort Claim timely filed a proof of claim. The Debtors, however, reserve the right to seek estimation of any and all personal injury Tort Claims in a court or courts of competent jurisdiction. To the extent that a personal injury Tort Claim is determined and liquidated pursuant to a final, nonappealable judgment in such a tribunal or in any such alternative dispute resolution or similar proceeding, such personal injury Tort Claim shall be deemed an Allowed Claim in such liquidated amount and, subject to Section 6.6 of the Plan, satisfied in accordance with the treatment specified in the Plan. See Section V.K., "The Plan of Reorganization -- Distributions Relating to Allowed Insured Claims."

                  Pursuant to the Plan, holders of Allowed General Unsecured Claims will not be deemed to have received 100% of the value of their Allowed General Unsecured Claims unless and until the aggregate value of all distributions to such holders under the Plan equals the amount of their Allowed General Unsecured Claims, plus interest from the Commencement Date through and including the Effective Date at a rate of 8.89%. The 8.89% interest rate is the result of negotiations with the Creditors' Committee and represents the weighted average of (i) the contract rate with respect to the Debtors' outstanding institutional debt and (ii) the federal judgment rate with respect to the balance of the Debtors' General Unsecured Claims.

       11.        CLASS 8 -- EDISON EQUITY INTERESTS

                  The Edison Equity Interests are shares of common stock or other instruments evidencing an ownership interest in Edison, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest.

                  Pursuant to the Plan, each holder of an Allowed Edison Equity Interest as of the Record Date, shall receive a Pro Rata Share of the Warrants in the Warrant Distribution Pool on the later of the Initial Distribution Date and the date such Allowed Edison Equity Interest becomes an Allowed Edison Equity Interest, or as soon thereafter as is practicable. The Warrant Distribution Pool means approximately 1,008,791 Warrants.

                  Pursuant to the Plan, each holder of an Allowed Edison Equity Interest also will receive a Pro Rata Share of the Rights on or about the Effective Date. For a description of the Rights and the procedures for the exercise thereof, see Section V.B.3., "The Plan of Reorganization -- Securities to be Issued Under the Plan -- New Common Stock, Rights, Warrants, Management Options, Director Options and Restricted Stock."

                  D&B Spinoff Stockholders (including those that are holders of Allowed Edison Equity Interests and those that are not) may participate in the D&B Spinoff Settlement Offer. For a description of the D&B Spinoff and the terms of the D&B Spinoff Settlement Offer, see Section IV.F., "Events During the Chapter 11 Cases -- Investigation of Claims Arising Out of the D&B Spinoff" and
Section V.P., "The Plan of Reorganization -- The D&B Spinoff Settlement."

B.     SECURITIES TO BE ISSUED UNDER THE PLAN.

       1.NEW NOTES

                  The New Notes will be issued by Reorganized Edison pursuant to a trust indenture and first supplemental trust indenture (the "New Notes Indentures"), which will be qualified under the Trust Indenture Act of 1939, as amended. An indenture trustee will be selected prior to the Confirmation Hearing.

                  The New Notes will be issued in the aggregate principal amount of $100,000,000 (subject to increase as described in Section 1.15 of the Plan) and distributed to holders of Allowed General Unsecured Claims. The New Notes will bear interest at a fixed annual rate of 11%, payable semi-annually on January 31 and July 31. Interest under the New Notes shall begin accruing on the earlier of the Effective Date and July 31, 1997. The first interest payment under the New Notes shall be made on January 31, 1998. One-hundred percent of the outstanding principal amount of the New Notes shall be payable upon the maturity of the New Notes, which shall occur on the later of the tenth anniversary of the Effective Date and July 31, 2007. The New Notes shall be unsecured. Through the establishment of an escrow (the "Funding Escrow") pursuant to section 1123(b)(3)(B) of the Bankruptcy Code, approximately the first three years of interest payable by Reorganized Edison under the New Notes shall be prefunded by the Debtors with $16,000,000 in Cash and the documents of title to certain parcels of real property owned by the Debtors. The agent (the "Funding Escrow Agent") under the agreement governing the Funding Escrow (the "Funding Escrow Agreement") will be granted mortgages on such parcels of real property to secure the first three years of interest payments by Reorganized Edison under the New Notes. For a description of terms and conditions of the Funding Escrow, see Section V.F., "The Plan of Reorganization -- The Funding Escrow."

                  The New Notes Indentures will contain the following covenants:

         o Mandatory Principal Prepayment. In the event that the net proceeds of extraordinary asset sales (excluding individual sales of assets for which the consideration received is less than $250,000) not otherwise required to be paid to the working capital facility lenders shall exceed $5,000,000, 50% of such excess shall be used to pay down principal under the New Notes.

         o Optional Redemption. The New Notes may be redeemed in whole or in part at the option of Reorganized Edison in increments of not less than $5,000,000 in accordance with the following schedule:

                  Effective Date - June 30, 1998:            100% of par
                  July 1, 1998 - June 30, 1999:              104% of par
                  July 1, 1999 - June 30, 2000:              103% of par
                  July 1, 2000 - June 30, 2001:              102% of par
                  July 1, 2001 - June 30, 2002:              101% of par
                  July 1, 2002 - Maturity:                   100% of par

         o Mandatory Redemption Upon Change of Control. Upon a "Change in Control," the New Notes held by each holder may, at such holder's option, be redeemed at 101% of par. A "Change of Control" will be defined under the New Notes Indentures as the occurrence of any of the following events: (a) any "person" (other than an Exempt Person (as defined below)) or "group" (other than a group that includes any Exempt Person that received or was entitled to receive at any time an aggregate of 3.0% or more of the Voting Stock (as defined below) pursuant to the Plan and/or certain Affiliates (as defined in the New Notes Indentures) of an Exempt Person) (as the terms "person" and "group" are used in the Securities Exchange Act of 1934, as amended (the "Exchange Act")) is or becomes the "beneficial owner" (as defined under the Exchange Act) of more than 50% of the total voting power of all classes of stock entitled to vote generally in the election of directors of Reorganized Edison ("Voting Stock"); (b) certain fundamental transactions involving Reorganized Edison (including certain mergers and sales of substantially all assets) pursuant to which the outstanding Voting Stock is converted into cash, securities or other property; (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors (together with certain permitted additional directors) cease for any reason to constitute a majority of the Board of Directors then in office; or (d) the dissolution or liquidation of Reorganized Edison to the extent such dissolution or liquidation does not constitute a default thereunder. An "Exempt Person" shall be defined under the New Notes Indentures as any person or entity to whom or which shares of New Common Stock of Reorganized Edison are distributed pursuant to the Plan at any time (and their respective Affiliates).

                  The New Notes Indentures also will contain customary and usual affirmative covenants as may be mutually agreeable to the Debtors and the Creditors' Committee, including compliance with laws, payment of taxes and maintenance of corporate existence, properties and insurance, and negative covenants, including limitations on (i) the incurrence of new indebtedness and liens, subject to permitted exceptions, (ii) dispositions of assets, (iii) transactions with affiliates and (iv) restricted payments. Events of default for the New Notes will be usual for indebtedness of this kind, with customary grace and notice provisions, including non-payment of principal and interest, violation of covenants, cross-default and cross-acceleration, material judgments and bankruptcy.

                  As described in more detail below in Section VIII., "Securities Laws Matters," Reorganized Edison will use its reasonable commercial efforts to cause the New Notes to be listed on a national securities exchange or the Nasdaq National Market. There is no assurance, however, that Reorganized Edison will be successful and, even if successful, that an active market in which to trade the New Notes will develop. See Section X.A.4., "Certain Risk Factors to be Considered -- Overall Risks to Recovery by Holders of Claims -- Lack of Trading Market for New Notes."

                  Reorganized Edison will be a reporting company under Section 12 of the Exchange Act.

       2.SERIES 1997 BONDS

                  Reorganized Edbro Missouri will cause the City to issue the Series 1997 A Bonds in the aggregate principal amount of $2,482,000 and will distribute the Series 1997 A Bonds to the Series 1977 Bondholders with each such holder to receive Series 1997 A Bonds in authorized denominations, as provided in the Plan, in an aggregate principal amount equal to 85% of the principal amount of Series 1985 Bonds held by such holder. The Series 1997 A Bonds will be issued with the same interest rate, amortization schedule (but on a prospective basis only) and maturity as the Series 1977 Bonds. The Series 1997 A Bonds will be issued, together with the Series 1997 B Bonds, pursuant to the New Indenture under a loan structure (rather than a lease structure) whereby Reorganized Edbro Missouri will execute the Series 1997 Loan Documents, which will be assigned to the New Trustee as security for the Series 1997 A Bonds and Series 1997 B Bonds.

                  Reorganized Edbro Missouri will cause the City to issue the Series 1997 B Bonds in the aggregate principal amount of $4,235,000 and will distribute the Series 1997 B Bonds to the Series 1985 Bondholders with each such holder to receive Series 1997 B Bonds in authorized denominations, as provided in the Plan, in an aggregate principal amount equal to 77% of the principal amount of Series 1985 Bonds held by such holder. The Series 1997 B Bonds will be issued with the same interest rate and maturity as the Series 1977 Bonds but the amortization schedule shall be modified such that the required amortization payment to be made on November 1, 2006 and on each November 1 thereafter through maturity shall be equal to $847,000. The Series 1997 B Bonds will be issued, together with the Series 1997 A Bonds, pursuant to the New Indenture under a loan structure (rather than a lease structure) whereby Reorganized Edbro Missouri will execute the Series 1997 Loan Documents, which will be assigned to the New Trustee as security for the Series 1997 A Bonds and Series 1997 B Bonds.

                  The Series 1997 Bonds also will contain such other terms as may be mutually agreeable to Edbro Missouri, the City and the Trustee.

       3.NEW COMMON STOCK, RIGHTS, WARRANTS, MANAGEMENT OPTIONS, DIRECTOR OPTIONS AND RESTRICTED STOCK

         A.       NEW COMMON STOCK

                  Pursuant to the Plan, on the Effective Date, all Edison Equity Interests will be cancelled. Pursuant to the Plan, Reorganized Edison will be authorized to issue 100,000,000 shares of New Common Stock of which an aggregate of approximately 10,000,000 shares of New Common Stock will be issued commencing on the Initial Distribution Date to (i) holders of Allowed General Unsecured Claims and (ii) holders of Allowed Edison Equity Interests (or their transferees) who exercise Rights.

                  Holders of the New Common Stock will be entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of a plurality of the shares voting for the election of directors can elect all of the directors since the holders of the New Common Stock will not have cumulative voting rights. For a more detailed description of the process by which Reorganized Edison will elect its Board of Directors, see Section VII.A.1.a., "Management of the Reorganized Debtors -- Board of Directors and Management -- Composition of the Board of Directors -- Reorganized Edison."

         B.       RIGHTS

                  A general description of the Rights, and of the procedures for the exercise thereof, is set forth below. Certain particulars relating to the Rights will be included in the form of Rights Exercise Notice and related Rights Exercise Instructions, which will be mailed to holders of Allowed Edison Equity Interests on or as promptly as practicable following the Effective Date. Certain information relating to the results of exercises of Rights will be included in the confirmation statement which will be mailed as promptly as practicable following the Rights Expiration Date.

                  On the Effective Date, Reorganized Edison will issue 10,000,000 Rights for pro rata distribution to holders of Allowed Edison Equity Interests. The Rights will be transferable, will not be evidenced by certificates and will expire on the Rights Expiration Date, which is defined as 5:00 p.m., Eastern Time on the date that is 30 days after the Effective Date or, if such date is not a Business Day, the next following Business Day. The Rights Exercise Price is $16.40 per Right.

                  The Rights will represent, in the aggregate, the right to purchase (i) the New Common Stock and (ii) at the election of the holders thereof, (a) the Class A Membership Units in the EBS Litigation, L.L.C. or (b) if the holders also are D&B Spinoff Stockholders, the right to participate in the D&B Spinoff Settlement. For a description of the terms and conditions of the D&B Spinoff Settlement, see Section V.P., "The Plan of Reorganization -- The D&B Spinoff Settlement." The Rights Exercise Proceeds, if any, will be distributed to holders of Allowed General Unsecured Claims as a component of the Cash Distribution Pool.

                  (i)      Procedures for Transfer of Rights

                  The Rights will be registered on the books of Reorganized Edison maintained at the principal office of the Rights Agent (the "Rights Register") as they are issued. Reorganized Edison and the Rights Agent will be entitled to treat the registered owner of any Right as the owner in fact thereof for all purposes and will not be bound to recognize any equitable or other claim to or interest in such Right on the part of any other person. The Rights Agent shall initially register ownership of Rights in the Rights Register in accordance with the written instructions of Reorganized Edison. Subject to the terms of Section 10.1 of the Plan and the receipt of such documentation as the Rights Agent may reasonably require, the Rights Agent will, on each Business Day during the Rights Exercise Period, register the transfer of any outstanding Rights in the Rights Register upon tender of a written instrument or instruments of transfer in form reasonably satisfactory to the Rights Agent, duly executed by the registered holder(s) thereof or by the duly appointed legal representative thereof or by a duly authorized attorney.

                  (ii)     Procedures for Exercise of Rights

                  On the date upon which the Rights Exercise Period commences, the Rights Agent will mail to each holder of an Allowed Edison Equity Interest a Rights Exercise Notice together with the Rights Exercise Instructions. In order for an exercise of Rights to be valid and effective, the holder of the Rights seeking to effect such an exercise must deliver to the Rights Agent prior to the Rights Expiration Date a properly completed and duly executed Rights Exercise Notice which (i) indicates the number of Rights sought to be exercised and (ii) is accompanied by a certified check or bank draft drawn upon a United States bank or a wire transfer, in an amount equal to the product of the Rights Exercise Price and the number of Rights sought to be exercised. The foregoing items will not be deemed to have been timely delivered to the Rights Agent (and thus the attempted exercise of Rights will not be valid or effective) unless they are completed and executed in conformity with the Rights Exercise Instructions and are actually received by the Rights Agent, at the address specified therefor in the Rights Exercise Instructions, on or prior to the Rights Expiration Date.

                   All determinations as to proper completion, due execution, timeliness, eligibility and other matters affecting the validity or effectiveness of any attempted exercise of any Rights will be made by the Rights Agent, whose determination will be final and binding. The Rights Agent in its sole discretion may waive or reject the attempted exercise of any Right subject to any such defect or irregularity. Deliveries required to be received by the Rights Agent in connection with a attempted exercise of Rights will not be deemed to have been so received or accepted until actual receipt thereof by the Rights Agent has occurred and any defects or irregularities have been waived or cured within such time as the Rights Agent may determine in its sole discretion. Neither the Debtors, the Reorganized Debtors or the Rights Agent will have any obligation to give notice to any holder of a Right of any defect or irregularity in connection with any attempted exercise thereof or incur any liability as a result of any failure to give any such notice.

                  On or as promptly as practicable following the Initial Distribution Date, the Rights Agent will mail (or cause to be mailed) to each holder of Rights who has sought to exercise Rights a written statement specifying the number of Rights that were validly and effectively exercised by such holder and the consideration purchased upon such exercise of such Rights, together with (i) a stock certificate representing the shares of New Common Stock so purchased and (ii) if elected by the holder, a Membership Certificate representing the Class A Membership Units in the EBS Litigation, L.L.C. so purchased.

                  (iv) Participation in the D&B Spinoff Settlement Through Exercise of Rights

                  For a description of the D&B Spinoff Settlement and the manner in which a holder's exercise of Rights may render such holder a Released D&B Spinoff Stockholder, thereby resulting in the release of any and all Avoidance Claims against such holder, see Section V.P., "The Plan of Reorganization -- The D&B Spinoff Settlement."

         C.       WARRANTS

                  On the Initial Distribution Date, Reorganized Edison will issue to holders of Allowed Edison Equity Interests, pursuant to the Plan, approximately 1,008,791 Warrants to purchase approximately 9.0% of the shares of New Common Stock issued pursuant to the Plan, on a fully diluted basis, at an exercise price of $16.40 per share of New Common Stock, subject to adjustment in certain circumstances as described below. The Warrants will be exercisable until 5:00 p.m., New York City time, on the eighth anniversary of the Effective Date (or, if such date is not a Business Day, the next succeeding Business Day). The Warrants will have no voting rights, will not be entitled to receive dividends or other distributions declared on the New Common Stock and will not be entitled to share in any of the assets of Reorganized Edison upon any liquidation, dissolution or winding-up of Reorganized Edison. Warrant holders will receive from Reorganized Edison all public reports that holders of New Common Stock are entitled to receive. The number of shares of New Common Stock for which a Warrant will be exercisable and the exercise price of the Warrants will be subject to adjustment upon the occurrence of certain events, including, without limitation, (i) stock dividends, subdivisions and combinations affecting the New Common Stock and (ii) reorganizations, reclassifications, consolidations and mergers involving Reorganized Edison. Reorganized Edison will be under no obligation to repurchase the Warrants. However, if at any time the Daily Market Price (as such term is defined in the agreement governing the Warrants (the "Warrant Agreement")) of the New Common Stock exceeds 200% of the then current exercise price of the Warrants on any 10 Trading Days (as such term is defined in the Warrant Agreement), whether or not consecutive, during any period of 15 consecutive Trading Days, Reorganized Edison will have the right upon written notice to repurchase the Warrants for a purchase price of $1.00 per Warrant on the 45th day following delivery of such notice (or, if such day is not a Business Day, the next succeeding Business
Day); provided, however, that a holder of Warrants is not precluded from exercising any portion of such Warrants exercisable at any time prior to the effective date of such repurchase. The other terms and provisions governing the Warrants will be set forth in the Warrant Agreement, which will be filed with the Bankruptcy Court as part of the Plan Supplement at least 10 days prior to the last day upon which holders of Claims and Equity Interests may vote to accept or reject the Plan.

                  As a result of the rounding provisions in the Plan, and based upon the number of shares of old Edison common stock ("Old Common Stock") outstanding as of June 2, 1997 (as described below), a holder of Edison Equity Interests would have to hold at least approximately 11 shares of Old Common Stock to be entitled to receive a Warrant. See Section V.C., "The Plan of Reorganization -- Methods of Distributions Under the Plan."

         D.       MARKET INFORMATION

                  As of June 2, 1997, approximately 22,201,778 shares of Old Common Stock, $1.00 par value per share were outstanding. As indicated above, all Edison Equity Interests will be cancelled on the Effective Date pursuant to the Plan. As of June 2, 1997, the Old Common Stock traded on the New York Stock Exchange, Inc. ("NYSE") under the symbol "EBS." The NYSE has notified Edison of its intention to delist the Old Common Stock, subject to Edison's right to appeal. Edison is considering whether to appeal if such delisting occurs. The following table sets forth, for the periods indicated, the high and low sales prices per share for the Old Common Stock on the NYSE composite tape:

                                                   High             Low

1997     First Fiscal Quarter                      $ 2.00           $ 0.34

1996     First Fiscal Quarter                      $ 2.94           $ 1.31
         Second Fiscal Quarter                     $ 3.88           $ 1.63
         Third Fiscal Quarter                      $ 1.81           $ 1.06
         Fourth Fiscal Quarter                     $ 2.19           $ 1.06

1995     First Fiscal Quarter                      $15.75           $12.38
         Second Fiscal Quarter                     $16.75           $10.25
         Third Fiscal Quarter                      $10.25           $ 4.60
         Fourth Fiscal Quarter                     $ 2.88           $ 1.38

                  As described in more detail below in Section VIII., "Securities Laws Matters," Reorganized Edison will use reasonable commercial efforts to cause the shares of New Common Stock and the Warrants to be listed on a national securities exchange or the Nasdaq National Market. There can be no assurance, however, that Reorganized Edison will be successful and, even if successful, that an active market in which to trade such securities will develop. See Section X.A.3., "Certain Risk Factors to be Considered -- Overall Risks to Recovery by Holders of Claims -- Lack of Established Market for New Common Stock and Warrants."

         E.       MANAGEMENT OPTIONS, DIRECTOR OPTIONS AND RESTRICTED STOCK

                  Reorganized Edison will issue to certain of its senior executives an aggregate of 225,000 shares of restricted New Common Stock (the "Restricted Stock") pursuant and subject to restricted stock agreements (the "Restricted Stock Agreements") with such executives. Reorganized Edison also will issue to certain of its key employees options to purchase in the aggregate approximately 800,000 shares of New Common Stock (the "Management Options") pursuant and subject to the Edison Brothers Stores, Inc. 1997 Stock Option Plan (the "Stock Option Plan"). Reorganized Edison also will issue to its outside directors as of the Effective Date and reserve for issuance to its outside directors elected or appointed thereafter options to purchase in the aggregate approximately 200,000 shares of New Common Stock (the "Director Options") pursuant and subject to the Edison Brothers Stores, Inc. 1997 Directors Stock Option Plan (the "Director Stock Option Plan"). See Section VII.C., "Management of the Reorganized Debtors -- Stock Option Plan, Director Stock Option Plan and Restricted Stock Agreements."

C.     METHOD OF DISTRIBUTIONS UNDER THE PLAN.

                  Subject to Bankruptcy Rule 9010, all distributions under the Plan shall be made by Reorganized Edison to the holder of each Allowed Claim at the address of such holder as listed on the Debtors' Schedules as of the Record Date, and to the holder of each Allowed Edison Equity Interest at the address of such holder as listed in the transfer ledger for Edison Equity Interests as of the Record Date, unless the Debtors or Reorganized Debtors have been notified in writing of a change of address, including, without limitation, by the filing of a proof of Claim or Equity Interest by such holder that provides an address for such holder different from the address reflected on the Debtors' Schedules (for holders of Allowed Claims) or on the transfer ledger as of the Record Date (for holders of Allowed Edison Equity Interests).

                  As at the close of business on the Record Date, the claims register (for Claims) and the transfer ledgers (for Edison Equity Interests) shall be closed, and there shall be no further changes in the record holders of any Claims or Edison Equity Interests. Edison and Reorganized Edison shall have no obligation to recognize any transfer of any Claims or Edison Equity Interests occurring after the Record Date. Edison and Reorganized Edison shall instead be entitled to recognize and deal for all purposes under the Plan (except as to voting to accept or reject the Plan) with only those record holders stated on the claims register (for Claims) and transfer ledgers (for Edison Equity Interests) as of the close of business on the Record Date.

                  Any payment of Cash made by Reorganized Edison pursuant to the Plan shall be made by check drawn on a domestic bank. No payment of Cash less than $100 shall be made by Reorganized Edison to any holder of a Claim unless a request therefor is made in writing to Reorganized Edison. No fractional shares of New Common Stock or fractional Rights, Warrants or Class A Membership Units, or Cash in lieu thereof, shall be distributed under the Plan. When any distribution on account of an Allowed Claim or Allowed Edison Equity Interest pursuant to the Plan would otherwise result in the issuance of a number of shares of New Common Stock, Rights, Warrants or Class A Membership Units that is not a whole number, the actual distribution of shares of New Common Stock, Rights, Warrants or Class A Membership Units shall be rounded as follows: (i) fractions of 1/2 or greater shall be rounded to the next higher whole number; and (ii) fractions of less than 1/2 shall be rounded to the next lower whole number. The total number of shares of New Common Stock, Rights, Warrants or Class A Membership Units to be distributed to a Class of Claims or Edison Equity Interests, as the case may be, shall be adjusted as necessary to account for rounding. New Notes shall only be issued in multiples of $1,000. Any New Notes that would have been distributed in multiples of other than $1,000 shall be aggregated by the indenture trustee under the New Notes Indentures or the disbursing agent appointed by the Reorganized Debtors (the "Disbursing Agent") and sold. The Cash proceeds from such sale shall be distributed on a pro rata basis to those holders of Allowed General Unsecured Claims that would have been entitled to New Notes in multiples of other than $1,000.

                  Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day.

                  Except with respect to distributions under the Plan to holders of Allowed General Unsecured Claims, any distributions under the Plan that are unclaimed for a period of one year after distribution thereof shall be revested in Reorganized Edison and any entitlement of any holder of any Claim or Equity Interest to such distributions shall be extinguished and forever barred. Distributions under the Plan to holders of Allowed General Unsecured Claims that are unclaimed for a period of one year after distribution thereof shall be added to the Reserve and any entitlement of such holders of Allowed General Unsecured Claims to such distributions shall be extinguished and forever barred.

D.     TIMING OF DISTRIBUTIONS UNDER THE PLAN.

       1.DISTRIBUTIONS ON THE EFFECTIVE DATE

                  Payments and distributions to holders of Allowed Administrative Expense Claims, Allowed Priority Tax Claims, Allowed Other Priority Tax Claims, Allowed Secured Series 1977 Bondholder Claims, Allowed Secured Series 1985 Bondholder Claims, Allowed Secured Tax Claims, Allowed Other Secured Claims and Allowed Convenience Claims shall be made on the later of the Effective Date and the date such Claims become Allowed Claims, or as soon thereafter as is practicable.

       2.DISTRIBUTIONS TO HOLDERS OF GENERAL UNSECURED CLAIMS

                  Payments and distributions to holders of General Unsecured Claims are dependent upon the total amount of Allowed General Unsecured Claims. Under the Plan, Reorganized Edison will not distribute any Cash, New Notes, New Common Stock or Class A Membership Units to the holders of Disputed General Unsecured Claims unless such Disputed Claims become Allowed Claims. To provide for distributions to holders of Disputed General Unsecured Claims as such Disputed Claims are Allowed, the Plan provides for Reorganized Edison to reserve from distributions that would otherwise be made to holders of General Unsecured Claims on the Initial Distribution Date and each Subsequent Distribution Date, the Cash, New Notes and New Common Stock to which holders of Disputed General Unsecured Claims would be entitled to under the Plan as of such dates as if such Disputed Claims were Allowed Claims in their Disputed Claim Amounts. Subject to
Section 6.4(b) of the Plan, Reorganized Edison shall also hold in the Reserve the Class B Membership Units. The Initial Distribution Date means that date that is 60 days subsequent to the Effective Date, or as soon thereafter as is practicable. A Subsequent Distribution Date means the twentieth day after the end of the Quarter following the Initial Distribution Date and the twentieth day after each subsequent Quarter.

                  Because initial distributions to holders of Allowed General Unsecured Claims will not be made until the Initial Distribution Date, on the Effective Date, Reorganized Edison shall deposit the Cash in the Cash Distribution Pool in a segregated bank account or accounts. Reorganized Edison shall invest the Cash held in such account or accounts in a manner consistent with investment guidelines to be agreed upon by the Debtors and the Creditors' Committee, which investment guidelines shall be included in the Plan Supplement. Reorganized Edison shall pay, or cause to be paid, out of the funds held in such account, any tax imposed on such account or accounts by any governmental unit with respect to income generated by the property held in such account or accounts. The yield earned on such invested Cash for the period commencing on the Effective Date and continuing through and including the Initial Distribution Date (net of applicable taxes), shall be distributed to each holder of an Allowed General Unsecured Claim on the Initial Distribution Date, based upon each holder's Pro Rata Share.

                  Cash held in the Reserve established pursuant to the Plan for Disputed General Unsecured Claims (including interest paid on New Notes held in the Reserve and dividends paid on New Common Stock held in the Reserve, if any) also shall be deposited in a segregated bank account or accounts in the name of Reorganized Edison and designated as held in trust for the benefit of holders of Allowed General Unsecured Claims. Cash held in the Reserve shall not constitute property of the Reorganized Debtors. Reorganized Edison shall invest the Cash held in the Reserve in a manner consistent with investment guidelines to be agreed upon by the Debtors and the Creditors' Committee, which investment guidelines shall be included in the Plan Supplement. Reorganized Edison shall pay, or cause to be paid, out of the funds held in the Reserve, any tax imposed on the Reserve by any governmental unit with respect to income generated by the property held in the Reserve. The yield earned on such invested Cash (net of applicable taxes) shall be distributed to each holder of an Allowed General Unsecured Claim on the last Subsequent Distribution Date under the Plan, based upon each holder's Pro Rata Share. New Notes, New Common Stock and Class B Membership Units held in the Reserve shall be held in trust by the Reorganized Debtors for the benefit of the potential claimants of such securities and shall not constitute property of the Reorganized Debtors.

                  Initial payments and distributions to holders of Allowed General Unsecured Claims that are Allowed prior to the Effective Date, including pro rata interest payments on invested Cash, as described above, shall be made on the Initial Distribution Date. Holders of Disputed General Unsecured Claims that become Allowed Claims subsequent to the Initial Distribution Date shall receive distributions of Cash, New Notes and New Common Stock from the amounts in the Reserve and, in accordance with Section 6.4(b) of the Plan, Class A Membership Units, on the next Subsequent Distribution Date that follows the Quarter during which such Disputed General Unsecured Claims become Allowed Claims pursuant to a Final Order; however, distributions of New Common Stock and Class A Membership Units in the EBS Litigation, L.L.C. may be reduced as a result of the exercise of Rights by holders of Allowed Edison Equity Interests (or their transferees) and in such event, the

Cash to be distributed to holders of Allowed General Unsecured Claims will increase by an amount equal to the Rights Exercise Proceeds. Such distributions shall be made in accordance with the Plan based upon the distributions that would have been made to such holder under the Plan if the Disputed General Unsecured Claim had been an Allowed Claim on or prior to the Effective Date, without any post-Effective Date interest thereon.

                  As described above, the following consideration shall constitute Surplus Distributions pursuant to the Plan: (i) pursuant to Section 6.3(g) of the Plan, distributions under the Plan to holders of Allowed General Unsecured Claims that are unclaimed for a period of one year after distribution thereof; (ii) to the extent that a Disputed General Unsecured Claim is not Allowed or becomes an Allowed Claim in an amount less than the Disputed Claim Amount, the excess of the amount of Cash, New Notes and New Common Stock held in the Reserve over the amount of Cash, New Notes and New Common Stock actually distributed on account of such Disputed General Unsecured Claim; and (iii) to the extent that a Disputed General Unsecured Claim is not Allowed or becomes an Allowed Claim in an amount less than the Disputed Claim Amount, a number of Class A Membership Units equal to the number of Class B Membership Units held in the Reserve on account of such excess. The Surplus Distributions shall be distributed and allocated to the holders of Allowed General Unsecured Claims based upon their Pro Rata Share. In order to afford the Reorganized Debtors sufficient time to attempt to resolve a significant portion of the Disputed General Unsecured Claims, the first and second distributions of the Surplus Distributions under the Plan shall occur on the Subsequent Distribution Dates that occur on the twentieth day after the end of the second and fourth Quarters, respectively, following the Quarter in which the Initial Distribution Date occurs. Subsequent distributions of the Surplus Distributions shall occur on each Subsequent Distribution Date thereafter. Notwithstanding the foregoing, the Reorganized Debtors are not required to make any Surplus Distributions on a Subsequent Distribution Date unless the Cash portion of the Surplus Distributions to be distributed on a Subsequent Distribution Date aggregates $1,000,000 or more, unless the distribution is the last distribution under the Plan.

                  The Debtors or the Reorganized Debtors will appoint the Disbursing Agent to (i) fulfill the obligations that the Reorganized Debtors have under the Plan with respect to distributions to holders of Allowed General Unsecured Claims, including, without limitation, holding all reserves and accounts pursuant to the Plan, including the Reserve, and (ii) effectuate the D&B Spinoff Settlement on behalf of the EBS Litigation, L.L.C., pursuant to
Section 10.2 of the Plan. For a description of the terms of the D&B Spinoff Settlement, see Section V.P., "The Plan of Reorganization -- The D&B Spinoff Settlement."

E.     THE LIMITED LIABILITY COMPANIES.

       1.FORMATION AND TRANSFER OF CONSIDERATION

                  Prior to the Effective Date, Edison will organize and form the EBS Litigation, L.L.C., the EBS Building, L.L.C. and the EBS Pension, L.L.C. (the "LLCs") in accordance with the applicable provisions of the Delaware Limited Liability Company Act (the "LLC Act"). As described below, the holders of Allowed General Unsecured Claims shall be entitled to receive a Pro Rata Share of 10,000,000 Class A Membership Units in the EBS Litigation, L.L.C., a Pro Rata Share of 10,000,000 Class A Membership Units in the EBS Building, L.L.C. and a Pro Rata Share of 10,000,000 Class A Membership Units in the EBS Pension, L.L.C. (which, upon the completion of the distributions to holders of Allowed General Unsecured Claims under the Plan, shall represent 100% of the ownership interests in the LLCs); however, in the event that holders of Allowed Edison Equity Interests (or their transferees) exercise Rights, the number of Class A Membership Units in the EBS Litigation, L.L.C. otherwise distributable to holders of Allowed General Unsecured Claims could decrease, depending upon whether those holders of Allowed Edison Equity Interests electing to exercise Rights who are also D&B Spinoff Stockholders elect to forego receipt of Class A Membership Units in the EBS Litigation, L.L.C. in favor of participating in the D&B Spinoff Settlement Offer. See Section V.B.3., "The Plan of Reorganization -- Securities to be Issued Under the Plan -- New Common Stock, Rights, Warrants, Management Options, Director Options and Restricted Stock" and Section V.P., "The Plan of Reorganization -- The D&B Spinoff Settlement." The EBS Litigation, L.L.C., the EBS Building, L.L.C. and the EBS Pension, L.L.C. will be governed by the EBS Litigation LLC Members Agreement, the EBS Building LLC Members Agreement and the EBS Pension LLC Members Agreement, respectively, and the LLC Act. The EBS Litigation LLC Members Agreement, the EBS Building LLC Members Agreement and the EBS Pension LLC Members Agreement will be included as part of the Plan Supplement filed with the Bankruptcy Court at least 10 days prior to the last day upon which holders of Claims and Equity Interests may vote to accept or reject the Plan.

                  The following consideration shall be transferred to the EBS Litigation, L.L.C. by the Debtors or Reorganized Debtors:

         o On the Effective Date, all Unresolved Avoidance Claims. The Unresolved Avoidance Claims are all fraudulent transfer Causes of Action that one or more of the Debtors or Debtors in Possession may have under sections 544, 548 and 550 of the Bankruptcy Code or otherwise applicable state law in connection with or arising out of the D&B Spinoff, that are not, prior to the Effective Date, the subject of a compromise and settlement approved pursuant to Bankruptcy Rule 9019 by Final Order or otherwise resolved, discontinued, abandoned or dismissed. The D&B Spinoff means the June 29, 1995 distribution by Edison of its 85% equity interest in Dave & Buster's, Inc., a Missouri corporation, as a stock dividend, to holders of Edison common stock as of June 19, 1995 and all related transactions. See Section IV.F., "Events During the Chapter 11 Cases -- Investigation of Claims Arising Out of the D&B Spinoff." The Cash proceeds received by the Debtors as a consequence of Avoidance Claims that are settled or resolved prior to the Effective Date (the "Resolved Avoidance Claims Proceeds"), if any, shall be added to the Cash Distribution Pool. If, as of the Effective Date, there are no Unresolved Avoidance Claims and the Resolved Avoidance Claims Proceeds have been added to the Cash Distribution Pool, the EBS Litigation, L.L.C. will be terminated.

In addition, as promptly as is practicable after the D&B Spinoff Settlement Expiration Date, the Disbursing Agent shall transfer the D&B Spinoff Settlement Proceeds, if any, to the EBS Litigation, L.L.C. For a description of the terms of the D&B Spinoff Settlement, see Section V.P., "The Plan of Reorganization -- The D&B Spinoff Settlement."

                  The following consideration shall be transferred to the EBS Pension, L.L.C. by the Debtors or Reorganized Debtors:

         o On the Effective Date, the right to receive the Cash proceeds received by the Debtors or Reorganized Debtors as a consequence of the termination of the Edison Brothers Stores Pension Plan (the "Pension Plan"), net of (a) the Pension Plan assets transferred to a qualified replacement pension plan within the meaning of section 4980(d)(2) of the Internal Revenue Code of 1986, as amended (the "Tax Code") (which assets in excess of accrued benefits are not to exceed the statutory minimum required to limit excise taxes relating to the termination of the Pension Plan to 20%), (b) all costs, fees and expenses incurred or for which a reserve is established in connection with, arising from or related to such termination and the establishment of a replacement pension plan and (c) all applicable taxes incurred or for which a reserve is established in connection with, arising from or related to the termination of the Pension Plan, including, without limitation, income and excise taxes (the "Pension Plan Proceeds"), within five days after the date (the "Pension Plan Payment Date") upon which there is a final distribution of assets from the Pension Plan. The Debtors or Reorganized Debtors will reserve $7,000,000 from the Pension Plan Proceeds in order to fund any taxes that may arise as a result of the termination of the Pension Plan. The Debtors are seeking a private letter ruling from the IRS to the effect that income realized from the reversion of the Pension Plan Proceeds will be offset by net operating loss carryovers and certain deductions realized by the Debtors in the taxable year. If such ruling is obtained, the amount of tax attributable to the Pension Plan Proceeds should not exceed $1,000,000. The receipt of such ruling is not a condition to the termination of the Pension Plan or the effectiveness of the Plan. The $7,000,000 reserved amount, less any taxes required to paid in connection with the termination of the Pension Plan, shall be transferred by the Reorganized Debtors to the EBS Pension, L.L.C. as soon as is practicable after the issuance of such ruling. If the Pension Plan Proceeds are received by the Debtors prior to the Effective Date, such proceeds shall be added to the Cash Distribution Pool. See
                  Section V.G., "The Plan of Reorganization -- The Pension Plan." If the Pension Plan Proceeds are added to the Cash Distribution Pool, the EBS Pension, L.L.C. shall be terminated.

                  The following consideration shall be transferred to the EBS Building, L.L.C. by the Debtors or Reorganized Debtors:

         o On the Effective Date, the Debtors' corporate headquarters building (the "Corporate Headquarters Building"). If, however, the Debtors have entered into a contract to sell, sell and leaseback or otherwise dispose of the Corporate Headquarters Building, which contract has been approved by the Bankruptcy Court, and the Cash proceeds of such disposition are received by the Debtors prior to the Effective Date, such proceeds, net of all costs and expenses incurred by the Debtors in connection with such disposition, including, without limitation, all applicable taxes, brokers' fees, advertising fees, legal fees and filing fees (the "Corporate Headquarters Building Proceeds") shall be added to the Cash Distribution Pool and the Corporate Headquarters Building shall not be transferred to the EBS Building, L.L.C. and the EBS Building, L.L.C. shall be terminated. If the Debtors have entered into a contract to sell, sell and leaseback or otherwise dispose of the Corporate Headquarters Building, which contract has been approved by the Bankruptcy Court, but the Debtors have not received the Corporate Headquarters Building Proceeds as of the Effective Date, the Debtors or Reorganized Debtors shall, in lieu of transferring the Corporate Headquarters Building to the EBS Building, L.L.C., transfer the right to receive the Corporate Headquarters Building Proceeds to the EBS Building, L.L.C.; provided, however, that if such contract does not thereafter result in the sale or -------- ------- other disposition contemplated thereby within 60 days after the Effective Date, the Reorganized Debtors shall promptly transfer the Corporate Headquarters Building to the EBS Building, L.L.C.

                  In addition to the foregoing, on the Effective Date, the Debtors will transfer Cash to the EBS Litigation, L.L.C., the EBS Pension, L.L.C. and the EBS Building, L.L.C. in respective amounts designated to the Debtors by the Creditors' Committee, in writing, within 10 days prior to the Confirmation Date, but in no event to exceed the Cash Distribution Pool, in the aggregate, for the purpose of funding the LLCs (the "LLC Funding Amount"). The LLC Funding Amount shall be deducted from the Cash Distribution Pool. Other than Reorganized Edison's obligations under the Corporate Headquarters Building Lease (as defined and described below), neither the Debtors nor the Reorganized Debtors shall have any further obligation to the LLCs.

                  On the Effective Date, the EBS Building, L.L.C., as lessor, and Reorganized Edison, as lessee, shall enter into a lease for the Corporate Headquarters Building (the "Corporate Headquarters Building Lease"), the terms and conditions of which are described in Exhibit A to the Plan. A copy of the Corporate Headquarters Building Lease will be filed with the Bankruptcy Court as part of the Plan Supplement at least 10 days prior to the last day upon which holders of Claims and Equity Interests may vote to accept or reject the Plan. Any sale, sale/leaseback, mortgage or other disposition of the Corporate Headquarters Building by the EBS Building, L.L.C. will be subject to the Corporate Headquarters Building Lease and such other terms and conditions acceptable to Reorganized Edison.

       2. STRUCTURE OF THE LLCS

         A.       MEMBERSHIP UNITS

                  Each of the LLCs will have two classes of membership units (which shall represent ownership interests therein): (i) the Class A Membership Units and (ii) the Class B Membership Units. Initially, 10,000,000 Class B Membership Units in each LLC (representing 100% of the ownership interests in such LLC) will be issued to Edison. In connection with each distribution of Class A Membership Units described in Section V.D.2 above, Edison will surrender for cancellation a number of Class B Membership Units in each LLC equal to the number of Class A Membership Units in such LLC that are to be so distributed, and will receive in exchange therefor, for distribution as described in Section V.D.2 above, a like number of Class A Membership Units in such LLC. All Class A Membership Units will be evidenced by Membership Certificates. If and to the extent that Reorganized Edison becomes obligated to pay any taxes as a consequence of its holding in the Reserve Class B Membership Units in the EBS Building, L.L.C., the EBS Litigation, L.L.C. and/or the EBS Pension, L.L.C., as described above, the EBS Building, L.L.C., the EBS Litigation, L.L.C. and/or the EBS Pension, L.L.C., as the case may be, shall be obligated pursuant to the relevant members agreement to pay to Reorganized Edison, in Cash, on a quarterly basis, an amount sufficient to satisfy Reorganized Edison's tax liability, computed by applying an assumed federal and state tax rate to Reorganized Edison's share of taxable income from each LLC.

         B.       MANAGEMENT AND OPERATIONS OF THE EBS LITIGATION, L.L.C.

                  The assets of the EBS Litigation, L.L.C. will be administered by, and the business and affairs of the EBS Litigation, L.L.C. managed by, a Manager, under the supervision and direction of an Advisory Committee. The initial Manager will be selected by the Creditors' Committee. The Advisory Committee will consist of three individuals selected by the Creditors' Committee. Any vacancy on the Advisory Committee that may arise after the Effective Date will be filled by the remaining members of the Advisory Committee. The EBS Litigation LLC Members Agreement may contain provisions that permit or require the replacement of the Manager and/or the Advisory Committee in connection with the exercise of Rights by holders of Allowed Edison Equity Interests (or their transferees).

                  The Manager of the EBS Litigation, L.L.C. will be empowered to prosecute all Unresolved Avoidance Claims, except that the Manager may not settle or liquidate any Unresolved Avoidance Claims without the approval of the Advisory Committee. The compensation of the Manager shall be determined by the Advisory Committee. In the event of the death or resignation of the Manager, the Advisory Committee will have the authority to appoint a successor Manager. In addition, the Advisory Committee may, with or without cause, remove the Manager and appoint a successor Manager.

                  The holders of Class A Membership Units will have no rights to participate in the management and operations of the EBS Litigation, L.L.C., all of which management rights will be vested in the Manager and the Advisory Committee. In addition, holders of Class A Membership Units will not have the right to remove the Manager or members of the Advisory Committee.

         C.       MANAGEMENT AND OPERATIONS OF THE EBS PENSION, L.L.C.

                  The assets of the EBS Pension, L.L.C. will be administered by, and the business and affairs of the EBS Pension, L.L.C. managed by, a Manager. The initial Manager will be selected by the Creditors' Committee. The manager will be responsible for arranging the receipt and distribution of all Pension Plan Proceeds.

                  The holders of Class A Membership Units will have no rights to participate in the management and operations of the EBS Pension, L.L.C., all of which management rights will be vested in the Manager. In addition, holders of Class A Membership Units will not have the right to remove the Manager.

         D.       MANAGEMENT AND OPERATIONS OF THE EBS BUILDING, L.L.C.

                  The assets of the EBS Building, L.L.C. will be administered by, and the business and affairs of the EBS Building, L.L.C. managed by, a Manager. The initial Manager will be selected by the Creditors' Committee. The Manager will be empowered to cause the EBS Building, L.L.C. to perform all of its obligations under the Corporate Headquarters Building Lease and, subject to the terms of the Corporate Headquarters Building Lease, to manage, maintain, repair, sell or mortgage the Corporate Headquarters Building Lease or any interest therein.

                  The holders of Class A Membership Units will have no rights to participate in the management and operations of the EBS Building, L.L.C., all of which management rights will be vested in the Manager. In addition, holders of Class A Membership Units will not have the right to remove the Manager.

         E.       DISTRIBUTIONS ON ACCOUNT OF CLASS A MEMBERSHIP UNITS

                  Distributions on account of Class A Membership Units in the LLCs will be made from time to time as follows:

        o The Manager of the EBS Litigation, L.L.C. will distribute all proceeds generated from the prosecution and/or settlement of the Avoidance Claims and all D&B Spinoff Settlement Proceeds (together with any interest earned thereon or other proceeds thereof), promptly following the receipt thereof, to the holders of the Class A Membership Units in the EBS Litigation, L.L.C. in proportion to their respective levels of ownership of such Class A Membership Units. Prior to making any such distribution, however, the Manager will deduct from the amount otherwise so distributable an amount sufficient for the satisfaction of the following: (i) all taxes and unpaid administrative expenses, (ii) all unpaid fees and expenses incurred in employing professional advisors, including the compensation and fees of the Manager, (iii) repayment in full of any outstanding loans and (iv) establishment of a reserve for future anticipated expenses. In addition, during the period in which any

                  Class B Membership Units in the EBS Litigation, L.L.C. are outstanding, the aggregate amount of each such distribution shall be reduced by an amount sufficient to satisfy the transfer to the Reserved Proceeds Account described below.

        o The Manager of the EBS Pension, L.L.C. will distribute all Pension Plan Proceeds (together with any interest earned thereon or other proceeds thereof), promptly following the receipt thereof, to the holders of the Class A Membership Units in the EBS Pension, L.L.C. in proportion to their respective levels of ownership of such Class A Membership Units. Prior to making any such distribution, however, the Manager will deduct from the amount otherwise so distributable an amount sufficient for the satisfaction of the following:
                  (i) all taxes and unpaid administrative expenses, (ii) all unpaid fees and expenses incurred in employing professional advisors, including the compensation and fees of the Manager,
                  (iii) repayment in full of any outstanding loans and (iv) establishment of a reserve for future anticipated expenses. In addition, during the period in which any Class B Membership Units in the EBS Pension, L.L.C. are outstanding, the aggregate amount of each such distribution shall be reduced by an amount sufficient to satisfy the transfer to the Reserved Proceeds Account described below.

        o The Manager of the EBS Building, L.L.C. will distribute (i) the net profits of the EBS Building, L.L.C. from time to time as determined by the Manager, after the establishment of such reserves for anticipated needs as the Manager deems appropriate and (ii) the proceeds of any disposition of the Corporate Headquarters Building (together with any interest earned thereon or other proceeds thereof), promptly following the receipt thereof. All such distributions will be made to the holders of the Class A Membership Units in the EBS Building, L.L.C. in proportion to their respective levels of ownership of such Class A Membership Units. Prior to making any such distribution, however, the Manager will deduct from the amount otherwise so distributable an amount sufficient for the satisfaction of the following: (i) any associated taxes and unpaid administrative expenses, (ii) all unpaid fees and expenses incurred in employing the professional advisors, including the compensation and fees of the Manager and (iii) repayment in full of any outstanding loans. In addition, during the period in which any Class B Membership Units in the EBS Building, L.L.C. are outstanding, the aggregate amount of each such distribution shall be reduced by an amount sufficient to satisfy the transfer to the Reserved Proceeds Account described below.

        o During the period in which any Class B Membership Units in an LLC are outstanding, the Manager of such LLC will maintain a separate account called the "Reserved Proceeds Account" in which it will deposit, for the benefit of the persons to whom Class A Membership Units in such LLC may subsequently be distributed pursuant to the Plan, a portion of each amount that would otherwise be distributable to the holders of outstanding Class A Membership Units in such LLC. The portion of each such amount otherwise so distributable to be so deposited, expressed as a percentage, will be equal to the percentage of the total Membership Units in such LLC that, at the time of such distribution, consists of Class B Membership Units in such LLC. Each Class A Membership Unit in such LLC subsequently distributed pursuant to the Plan will be accompanied by an amount determined by multiplying the total amount on deposit in the Reserved Proceeds Account for such LLC immediately prior to such distribution by a fraction, the numerator of which shall be one and the denominator of which shall be the number of Class B Membership Units in the applicable LLC that were outstanding immediately prior to such distribution.

         F.       TERM OF EXISTENCE OF LLCS

                  The existence of the EBS Litigation, L.L.C. will terminate on the earlier of (i) the third anniversary of the Effective Date (subject to extension with the approval of the Bankruptcy Court for good cause shown) and
(ii) the date on which the liquidation and distribution of all assets of the EBS Litigation, L.L.C. shall have been completed and all Disputed General Unsecured Claims shall have been resolved.

                  The existence of the EBS Pension, L.L.C. will terminate on the earlier of (i) the third anniversary of the Effective Date (subject to extension with the approval of the Bankruptcy Court for good cause shown) and (ii) the date on which the liquidation and distribution of all assets of the EBS Pension, L.L.C. shall have been completed (consistent with the indemnification obligations of the EBS Pension, L.L.C. pursuant to Section 5.1(f) of the Plan) and all Disputed General Unsecured Claims shall have been resolved.

                  The existence of the EBS Building, L.L.C. will terminate on the earlier of (i) the third anniversary of the Effective Date (subject to extension with the approval of the Bankruptcy Court for good cause shown) and
(ii) the date on which the liquidation and distribution of all assets of the EBS Building, L.L.C. shall have been completed and all Disputed General Unsecured Claims shall have been resolved.

         G.       TRANSFERS OF MEMBERSHIP UNITS

                  The Class A Membership Units in the EBS Litigation, L.L.C. and the EBS Pension, L.L.C. will be transferable only on the terms and conditions set forth in the EBS Litigation LLC Members Agreement and the EBS Pension LLC Members Agreement, respectively, which terms and conditions are designed to ensure that neither the EBS Litigation, L.L.C. nor the EBS Pension, L.L.C. constitutes a "publicly traded partnership" (which would result in the EBS Litigation, L.L.C. and/or the EBS Pension, L.L.C., as the case may be, being taxable as a corporation for federal income tax purposes). In general, subject to the foregoing and applicable law, a holder of Class A Membership Units in the EBS Litigation, L.L.C. and/or the EBS Pension, L.L.C. will only be able to transfer such Class A Membership Units if such transfer (or series of related transfers) satisfies one of the following tests:

                  (i) such transfer or series of transfers are made within a 30-day period and involve the transfer of more than 2.0% of the outstanding Class A Membership Units;

                  (ii) such transfer or series of transfers by one or more holders involves the transfer of 50% or more of the outstanding Class A Membership Units;

                  (iii) such transfer or series of transfers are effected through a "Qualified Matching Service" (a matching service that satisfies the requirements of a qualified matching service within the meaning of Treasury Regulation ss. 1.7704-1(g)(2)); or

                  (iv) such transfer is a transfer in which the basis of the Class A Membership Units in the hands of the transferee is determined, in whole or in part, by reference to its basis in the hands of the transferor.

Any transferee of a Class A Membership Unit will be subject to the foregoing restrictions on transfer.

                  Because it is anticipated that the EBS Building, L.L.C. will qualify for an exception to the definition of "publicly traded partnership" under applicable federal income tax regulations, the restrictions referred to above will not apply to transfer of Class A Membership Units in the EBS Building, L.L.C. However, holders of Class A Membership Units in the EBS Building, L.L.C. will be obligated to notify the Manager of the EBS Building, L.L.C. of any proposed transfer and the Manager may disapprove any transfer that would cause adverse tax consequences to the EBS Building, L.L.C. In addition, any such transfer will be subject to applicable state and federal securities laws.

                  Edison or Reorganized Edison may not effect any transfer of its Class B Membership Units in the LLCs except by operation of law to a person who shall succeed to Edison's or Reorganized Edison's obligations to distribute all previously undistributed Class A Membership Units in the LLCs pursuant to the Plan.

         H.       INDEMNIFICATION

                  Except with respect to any Unresolved Avoidance Claims that the EBS Litigation, L.L.C. may have against present or former officers, directors or employees of the Debtors in their capacities other than as present or former officers, directors or employees, the EBS Litigation, L.L.C. and the EBS Pension, L.L.C. shall indemnify, defend and hold harmless the Reorganized Debtors and their present or former officers, directors and employees (the "Indemnified Parties") from and against any direct losses, claims, damages, expenses, liabilities and actions arising from or relating to the EBS Litigation, L.L.C. and any actions taken or proceedings commenced by the EBS Litigation, L.L.C. (the "LLC Related Claims"); provided, however, that the foregoing indemnification (except with respect to costs and expenses as provided in the penultimate sentence of this paragraph) shall be satisfied solely from the funds, if any, received by the EBS Litigation, L.L.C. from the compromise and settlement or successful prosecution of the Unresolved Avoidance Claims. As more particularly set forth in the EBS Pension LLC Members Agreement, the EBS Pension, L.L.C. shall establish a reserve from the Pension Plan Proceeds for the benefit of the Indemnified Parties in the amount of $1,500,000 to pay the costs and expenses incurred by the Indemnified Parties in defending against the LLC Related Claims; provided, however, that the Indemnified Parties shall, in the first instance, seek reimbursement of the costs and expenses of defending against the LLC Related Claims from any applicable officers' and directors' insurance policy. Any amounts remaining in the reserve upon the final adjudication, including any appeals, of the LLC Related Claims or the compromise and settlement of such claims, shall be released and distributed pursuant to the terms of the EBS Pension LLC Members Agreement.

                  Each LLC will indemnify and hold harmless its Manager, Advisory Committee members, and any member, partner, shareholder, director, officer, agent, affiliate and advisor of any of them, from and against any losses, costs, damages, expenses or liabilities by reason of such indemnified person taking any action in connection with the business and affairs of such LLC, except to the extent that such loss or liability results from such indemnified person's gross negligence or willful breach of the applicable Members Agreement which results in material damage to such LLC. To the extent commercially reasonable, the Manager of each LLC shall cause such LLC to purchase and maintain insurance on behalf of the persons to be indemnified by the LLC.

         I.       DISSOLUTION

                  Upon the dissolution of an LLC, the remaining assets of such LLC, if any, will be distributed to its members in accordance with each member's capital account balances.

F.     THE FUNDING ESCROW.

                  The Plan provides for the establishment of the Funding Escrow pursuant to section 1123(b)(3)(B) of the Bankruptcy Code, for the benefit of the Reorganized Debtors and the holders of New Notes. The Funding Escrow provides for the "prefunding" by Reorganized Edison of approximately the first three years of interest payable by Reorganized Edison under the New Notes. On the Effective Date, Reorganized Edison shall enter into the Funding Escrow Agreement and deposit $16,000,000 in Cash and the documents of title to certain parcels of real property owned by the Debtors (the "Funding Escrow Properties") into the Funding Escrow. The Funding Escrow Properties are: (i) a parcel of land containing a 13-story building with accompanying driveways and parking facility located at 400 South 14th Street, St. Louis, Missouri; (ii) a parcel of land containing a five-story building plus basement comprising the whole of Block 282 of the City of St. Louis located at 1230 North Second Street, St. Louis, Missouri; (iii) a parcel of land containing a four-story building plus basement located in Cook County, Illinois at 131-133 South State Street, Chicago, Illinois; (iv) a parcel of land containing approximately 15.02 acres together with a building thereon containing approximately 309,444 square feet of ground floor space with accompanying parking facility and truck areas located at 1351 Redmond Road, Rome, Georgia; and (v) a parcel of land in Princeton, Potaka County, Illinois, containing approximately 41.19 acres together with a building thereon containing approximately 369,000 square feet of ground floor space with accompanying parking facility and truck areas located at U.S. 41 and Highway 100, Princeton, Indiana. If, however, the Debtors have, prior to the Effective Date, entered into a contract to sell, sell and lease back or otherwise dispose of one or more of the Funding Escrow Properties, the Cash proceeds of such transaction or, if such Cash proceeds have not been received prior to the Effective Date, the right to receive such Cash proceeds, shall be transferred into the Funding Escrow in lieu of the Funding Escrow Property or Funding Escrow Properties disposed of. Neither the Debtors nor the Reorganized Debtors shall have any further obligation to the Funding Escrow.

                  Pursuant to the Funding Escrow Agreement, which shall be filed with the Bankruptcy Court as part of the Plan Supplement at least 10 days prior to the last day upon which holders of Claims and Equity Interests may vote to accept or reject the Plan, Reorganized Edison shall have the following rights and obligations with respect to the Funding Escrow:

                  (i) Reorganized Edison shall have the right in its sole discretion to direct the Funding Escrow Agent to transfer to Reorganized Edison Cash from the Funding Escrow in amounts necessary to pay the interest payments required under the New Notes through and including July 31, 2000;

                  (ii) Reorganized Edison shall have the right in its sole discretion to cause the Funding Escrow Agent to deliver to Reorganized Edison any documents of title to enable Reorganized Edison to sell, sell and lease back or otherwise dispose of one or more of the Funding Escrow Properties and retain the proceeds therefrom in the Funding Escrow;

                  (iii) Reorganized Edison shall have the right to use of the Funding Escrow Properties for no cost at all times during the existence of the Funding Escrow, unless and until the Funding Escrow Properties are sold, sold and leased back or otherwise disposed of;

                  (iv) Reorganized Edison shall be required to pay the taxes relating to and operating costs of the Funding Escrow Properties, unless and until the Funding Escrow Properties are sold, sold and leased back or otherwise disposed of; and

                  (v) Reorganized Edison shall have the right in its sole discretion to substitute $14,000,000 in Cash for the Funding Escrow Properties at any time during the existence of the Funding Escrow, unless and until the Funding Escrow Properties are sold, sold and leased back or otherwise disposed of; provided, however, that if the Debtors have, prior to the Effective Date, entered into a contract to sell, sell and lease back or otherwise dispose of one or more of the Funding Escrow Properties, the amount of Cash that Reorganized Edison may substitute for the Funding Escrow Properties ($14,000,000) shall be reduced by the Cash proceeds of such transaction or transactions.

Subject to the requirement that all interest payments required under the New Notes have been paid by Reorganized Edison through and including July 31, 2000, any funds in the Funding Escrow that have not been distributed and the documents of title relating to the Funding Escrow Properties that have not been sold or otherwise disposed of by the Funding Escrow Agent on or before August 1, 2000, shall be returned to Reorganized Edison by the Funding Escrow Agent free and clear of all claims, liens, encumbrances and contractually imposed restrictions arising under or related to the Funding Escrow Agreement and the Plan. Unless Reorganized Edison (i) directs the Funding Escrow Agent to sell or otherwise dispose of a Funding Escrow Property or (ii) fails to make all interest payments required under the New Notes through and including July 31, 2000, the documents of title relating to the Funding Escrow shall not be transferred or recorded.

                  The Funding Escrow Agent will be granted mortgages on the Funding Escrow Properties to secure the payment of interest by Reorganized Edison on the New Notes for the first three years (the "Funding Escrow Mortgages"); provided, however, that if the Debtors have, prior to the Effective Date, entered into a contract to sell, sell and lease back or otherwise dispose of one or more of the Funding Escrow Properties, there shall be no Funding Escrow Mortgage on such Funding Escrow Property or Funding Escrow Properties; provided, further, that if such contract does not thereafter result in the sale or other disposition contemplated thereby within 60 days after the Effective Date, there shall be a Funding Escrow Mortgage on such Funding Escrow Property or Funding Escrow Properties. Upon Reorganized Edison's payment of all interest payments required to be made under the New Notes through and including July 31, 2000 or upon the consummation by Reorganized Edison of its right to substitute Cash for the Funding Escrow Properties, as described above, all of the Funding Escrow Mortgages shall be released. Upon the consummation by Reorganized Edison of a sale, sale and lease back or other disposition of one of the Funding Escrow Properties, as described in and subject to Section 5.2(b) of the Plan, the corresponding Funding Escrow Mortgage shall be released.

                  The Funding Escrow Agent shall be appointed by the Debtors no later than 10 days prior to the date of the Confirmation Hearing. The name of the person appointed in that capacity shall be disclosed at or prior to the Confirmation Hearing. The Funding Escrow Agent shall serve for the duration of the Funding Escrow subject to his or her earlier death, resignation, incapacity or removal as provided in the Funding Escrow Agreement.

                  From and after the Effective Date, the Funding Escrow Agent's powers shall be as provided for in the Funding Escrow Agreement. The Funding Escrow Assets shall be distributed in accordance with the provisions of the Plan and the Funding Escrow Agreement and the Funding Escrow and the Funding Escrow Agreement shall terminate on the thirtieth day after the distribution of all of the Funding Escrow Assets in accordance with the provisions of the Plan and the Funding Escrow Agreement. The Funding Escrow shall indemnify, defend and hold harmless the Reorganized Debtors and their officers, directors and employees from and against any losses, claims, damages, expenses, liabilities and actions arising from or relating to the Funding Escrow.

G.     THE PENSION PLAN.

                  Currently, the Pension Plan is overfunded, with assets as of April 30, 1997, aggregating approximately $145,000,000 and an accrued benefit obligation to Pension Plan participants as of May 31, 1997, the date that the Debtors terminated the Pension Plan (the "Termination Date"), aggregating approximately $60,300,000. The Debtors have determined to terminate the Pension Plan and establish a qualified replacement pension plan, as defined in section 4980(d)(2) of the Tax Code, which may consist of more than one plan. Pursuant to the Plan, the Debtors and Reorganized Debtors shall take all actions necessary and appropriate to generate the Pension Plan Proceeds. As described above, the Pension Plan Proceeds are the Cash proceeds received by the Debtors or Reorganized Debtors as a consequence of the termination of the Pension Plan, net of (i) the Pension Plan assets transferred to a qualified replacement pension plan within the meaning of section 4980(d)(2) of the

Tax Code (which assets in excess of accrued benefits are not to exceed the statutory minimum required to limit excise taxes relating to the termination of the Pension Plan to 20%), (ii) all costs, fees and expenses incurred or for which a reserve is established in connection with, arising from or related to such termination and the establishment of a replacement pension plan and (iii) all applicable taxes incurred or for which a reserve is established in connection with, arising from or related to the termination of the Pension Plan, including, without limitation, income and excise taxes. The exact amount of the Pension Plan Proceeds can only be determined after annuity contracts are purchased to provide for benefits under the Pension Plan for actively employed participants who do not elect to transfer their accrued benefits to the replacement pension plan and for eligible inactive participants who do not elect to receive a lump sum distribution of their accrued benefits. Unless the Pension Plan Proceeds are received by the Debtors prior to the Effective Date, in which event they shall be added to the Cash Distribution Pool, the Pension Plan Proceeds shall, within five days after the Pension Plan Payment Date, be transferred by the Debtors to the EBS Pension, L.L.C. pursuant to Section 5.1(b) of the Plan. The Debtors or Reorganized Debtors will reserve $7,000,000 from the Pension Plan Proceeds in order to fund any taxes that may arise as a result of the termination of the Pension Plan. The Debtors are seeking a private letter ruling (the "Pension Ruling") from the IRS to the effect that income realized from the reversion of the Pension Plan Proceeds will be offset by net operating loss carryovers and certain deductions realized by the Debtors in the taxable year. If the Pension Ruling is obtained, the amount of tax attributable to the Pension Plan Proceeds should not exceed $1,000,000. The receipt of the Pension Ruling is not a condition to the termination of the Pension Plan or the effectiveness of the Plan. The $7,000,000 reserved amount, less any taxes required to paid in connection with the termination of the Pension Plan, shall be transferred by the Reorganized Debtors to the EBS Pension, L.L.C. as soon as is practicable after the issuance of the Pension Ruling.

                  Within 120 days after the Termination Date, the Debtors will notify the Pension Benefit Guaranty Corporation ("PBGC") of the termination of the Pension Plan effective as of the Termination Date. The Debtors also have requested an additional ruling from the IRS that the Pension Plan will retain its favorable tax treatment upon termination. The receipt of a favorable ruling is not a condition to the termination of the Pension Plan or the effectiveness of the Plan. There can be no assurance that the IRS will issue this ruling.

                  By order dated May 20, 1997, the Bankruptcy Court approved the termination of the Pension Plan and the use of the excess assets to establish a replacement pension plan and pay holders of Allowed General Unsecured Claims pursuant to the Plan.

                  For a discussion of the tax consequences attendant to the termination of the Pension Plan and the establishment of a replacement pension plan, see Section XI.E., "Certain Federal Income Tax Consequences of the Plan -- Termination of the Pension Plan."

H.     CONSOLIDATION OF THE DEBTORS.

       1.SUBSTANTIVE CONSOLIDATION

                  Substantive consolidation is an equitable remedy that a bankruptcy court may be asked to apply in chapter 11 cases involving affiliated debtors. Substantive consolidation involves the pooling and merging of the assets and liabilities of the affected debtors. All of the debtors in the substantively consolidated group are treated as if they were a single corporate and economic entity. Consequently, a creditor of one of the substantively consolidated debtors is treated as a creditor of the substantively consolidated group of debtors and issues of individual corporate ownership of property and individual corporate liability on obligations are ignored.

                  Substantive consolidation of two or more debtors' estates generally results in the deemed consolidation of the assets and liabilities of the debtors, the deemed elimination of intercompany claims, subsidiary equity or ownership interests, multiple and duplicative creditor claims, joint and several liability claims and guarantees, and the payment of allowed claims from a common fund.

                  By order dated May 13, 1997, the Bankruptcy Court approved the substantive consolidation of the Chapter 11 Cases for all purposes related to the Plan, including, without limitation, for purposes of voting, confirmation and distribution. Pursuant to such order, (i) all assets and liabilities of the Subsidiaries shall be deemed merged or treated as though they were merged into and with the assets and liabilities of Edison, (ii) no distributions shall be made under the Plan on account of intercompany claims among the Debtors, (iii) no distributions under the Plan shall be made on account of Subsidiary Equity Interests, (iv) all guarantees of the Debtors of the obligations of any other Debtor shall be deemed eliminated so that any claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of any of the Debtors shall be deemed to be one obligation of the consolidated Debtors and (v) each and every Claim filed or to be filed in the Chapter 11 Case of any of the Debtors shall be deemed filed against the consolidated Debtors, and shall be deemed one Claim against and obligation of the consolidated Debtors. Such substantive consolidation shall not (other than for purposes related to the Plan) affect (i) the legal and corporate structures of the Reorganized Debtors, subject to the right of the Debtors or Reorganized Debtors to effect restructurings as provided in Section 8.2 of the Plan, (ii) intercompany claims by and among the Debtors or Reorganized Debtors,
(iii) Subsidiary Equity Interests and (iv) pre- and post-Commencement Date guarantees that are required to be maintained (a) in connection with executory contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have been or will be assumed, or (b) pursuant to the Plan.

       2.MERGER OF CORPORATE ENTITIES

                  The Plan provides that, on or as of the Effective Date, within the sole and exclusive discretion of the Debtors, any or all of the Subsidiaries may be merged into one or more of the Debtors or dissolved. Upon the occurrence of any such merger, all assets of the merged entities shall be transferred to and become the assets of the surviving corporation, and all liabilities of the merged entities, except to the extent discharged, released or extinguished pursuant to the Plan and the Confirmation Order, shall be assumed by and shall become the liabilities of the surviving corporation. All mergers and dissolutions shall be effective as of the Effective Date pursuant to the Confirmation Order without any further action by the stockholders or directors of any of the Debtors, the Debtors in Possession or the Reorganized Debtors. The Debtors will determine whether any or all of the Subsidiaries will be merged into one or more of the Debtors or dissolved, and disclose the same (and the post-merger and/or dissolution structure of the Reorganized Debtors) to the Bankruptcy Court, prior to the Confirmation Hearing.

I.     TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

                  The Bankruptcy Code grants the Debtors the power, subject to the approval of the Bankruptcy Court, to assume or reject executory contracts and unexpired leases. If an executory contract or unexpired lease is rejected, the other party to the agreement may file a claim for damages incurred by reason of the rejection. In the case of rejection of leases of real property, such damage claims are subject to certain limitations imposed by the Bankruptcy Code.

                  Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases that exist between the Debtors and any person shall be deemed assumed by the Reorganized Debtors as of the Effective Date, except for any executory contract or unexpired lease (i) which has been assumed pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date, (ii) which has been rejected pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date, (iii) as to which a motion for approval of the rejection of such executory contract or unexpired lease has been filed and served prior to the Confirmation Date or (iv) which is set forth in Schedule 7.1(a)(x) (executory contracts) or Schedule 7.1(a)(y) (unexpired leases), which Schedules shall be included as part of the Plan Supplement, which will be filed with the Bankruptcy Court at least 10 days prior to the last day upon which holders of Claims and Equity Interests may vote to accept or reject the Plan. The Debtors or Reorganized Debtors reserve the right, at any time on or prior to the Confirmation Date, to amend Schedules 7.1(a)(x) or 7.1(a)(y) to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) shall be deemed to be, respectively, assumed or rejected. The Debtors or Reorganized Debtors shall provide notice of any amendments to Schedules 7.1(a)(x) or 7.1(a)(y) to the parties to the executory contracts and unexpired leases affected thereby. The listing of an agreement on Schedules 7.1(a)(x) and 7.1(a)(y) shall not constitute an admission by the Debtors or Reorganized Debtors that such agreement is an executory contract or an unexpired lease or that the Debtors or Reorganized Debtors have any liability thereunder.

                  Pursuant to the Plan, each executory contract and unexpired lease listed or to be listed on Schedules 7.1(a)(x) or 7.1(a)(y) that relates to the use or occupancy of real property shall include (i) modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on Schedules 7.1(a)(x) or 7.1(a)(y) and (ii) executory contracts or unexpired leases appurtenant to the premises listed on Schedules 7.1(a)(x) or 7.1(a)(y), including, without limitation, all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vault, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem relating to such premises to the extent any of the foregoing are executory contracts or unexpired leases, unless any of the foregoing agreements previously have been assumed.

                  Pursuant to the Plan, each of the Debtors' insurance policies and any agreements, documents or instruments relating thereto, including, without limitation, any retrospective premium rating plans relating to such policies, shall be treated as executory contracts under the Plan. Notwithstanding the foregoing, distributions under the Plan to any holder of a Claim covered by any of such insurance policies and related agreements, documents or instruments that are assumed under the Plan, shall be in accordance with the treatment provided under Article IV and Section 6.6 of the Plan. The treatment of the Debtors' insurance policies and any agreements, documents or instruments relating thereto as executory contracts under the Plan shall not constitute or be deemed a waiver of any Cause of Action that the Debtors may hold against any entity, including, without limitation, the insurer under any of the Debtors' policies of insurance. See Section V.K., "The Plan of Reorganization -- Distributions Relating to Allowed Insured Claims."

                  Except as provided in Sections 7.1(a) of the Plan, all employment and severance practices and policies and all compensation and benefit plans, policies and programs of the Debtors applicable to their directors, officers or employees, including, without limitation, all savings plans, retirement plans, health care plans, severance benefit plans, incentive plans, workers' compensation programs and life, disability and other insurance plans are treated as executory contracts under the Plan and are assumed under the Plan pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code.

                  The entry of the Confirmation Order by the Bankruptcy Court shall constitute (i) the approval of all assumptions pursuant to the Plan, (ii) the approval of all rejections pursuant to the Plan and (iii) the approval, pursuant to section 365(d)(4) of the Bankruptcy Code, of the extension of time within which the Debtors may assume or reject unexpired leases pursuant to the Plan, through the date of entry of an order approving the assumption or rejection of such unexpired leases.

                  Except as may otherwise be agreed to by the parties, within 60 days after the Effective Date, the Reorganized Debtors shall cure any and all undisputed defaults under any executory contract or unexpired lease assumed pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code. All disputed defaults that are required to be cured shall be cured either within 30 days of the entry of a Final Order determining the amount, if any, of the Debtors' or Reorganized Debtors' liability with respect thereto, or as may otherwise be agreed to by the parties.

                  Claims arising out of the rejection of executory contracts or unexpired leases pursuant to the Plan must be filed with the Bankruptcy Court and/or served upon the Debtors or Reorganized Debtors as otherwise may be provided in the Confirmation Order, by no later than 30 days after the later of
(i) notice of entry of an order approving the rejection of such executory contract or unexpired lease, (ii) notice of entry of the Confirmation Order and
(iii) notice of an amendment to Schedule 7.1(a)(x) or 7.1(a)(y). Any Claims not filed within such time will be forever barred from assertion against the Debtors, their estates, the Reorganized Debtors and their property. Unless otherwise ordered by the Bankruptcy Court, all Claims arising from the rejection of executory contracts and unexpired leases shall be treated as General Unsecured Claims under the Plan.

J.     PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS AND EQUITY INTERESTS.

                  Except as to applications for allowances of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code, the Debtors or Reorganized Debtors shall have the exclusive right to make and file objections to Administrative Expense Claims, Claims and Equity Interests subsequent to the Confirmation Date. All objections shall be litigated to Final Order, subject to the Debtors' and Reorganized Debtors' right to compromise, settle, otherwise resolve or withdraw any such objections, without approval of the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, the Debtors or Reorganized Debtors shall file all objections to Administrative Expense Claims that are the subject of proofs of claim or requests for payment filed with the Bankruptcy Court (other than applications for allowances of compensation and reimbursement of expenses), Claims and Equity Interests and serve such objections upon the holder of the Administrative Expense Claim, Claim or Equity Interest as to which the objection is made as soon as is practicable, but in no event later than 60 days after the Effective Date or such later date as may be approved by the Bankruptcy Court.

                  As described in detail below, the Plan provides for the establishment of a Claims Resolution Committee by the Creditors' Committee. See
Section V.O.11., "The Plan of Reorganization -- Summary of Other Provisions of the Plan -- The Claims Resolution Committee." On the last day of each month or as otherwise agreed to in writing by the Debtors and the Creditors' Committee, the Reorganized Debtors shall provide counsel to the Claims Resolution Committee with written notice by overnight delivery service or facsimile transmission of each Disputed Claim that they intend to compromise, settle or resolve, other than such compromises, settlements or resolutions that fall within the parameters of (i) prior orders of the Bankruptcy

Court authorizing the Debtors to compromise or settle certain Claims without approval of the Bankruptcy Court, (ii) settlement guidelines to be agreed upon by the Debtors and the Creditors' Committee prior to the Confirmation Date, or
(iii) settlement guidelines to be agreed upon by the Debtors and the Claims Resolution Committee subsequent to the Effective Date. Within 15 days after the receipt of such notice, the Claims Resolution Committee shall provide the Reorganized Debtors with written notice of any such compromises, settlements or resolutions with which it does not concur. If the Reorganized Debtors and the Claims Resolution Committee cannot reach agreement with respect to any such compromise, settlement or resolution, the Claims Resolution Committee will be permitted to file with the Bankruptcy Court and serve on the Reorganized Debtors an objection to the reasonableness of any such compromise, settlement or resolution within 15 days after the date that the Claims Resolution Committee provides the Reorganized Debtors with written notice of such compromise, settlement or resolution with which it does not concur, or within such other time period as may be agreed upon by the Reorganized Debtors and the Creditors' Committee, and the reasonableness of such compromise, settlement or resolution shall be determined by the Bankruptcy Court. If the Claims Resolution Committee fails to timely file and serve an objection to a compromise, settlement or resolution, such compromise, settlement or resolution shall be deemed resolved on the terms and subject to the conditions agreed to by the Reorganized Debtors. Notwithstanding the foregoing, the Claims Resolution Committee shall have the authority to compel the Debtors to compromise, settle or resolve any Disputed Claim without the consent of the Reorganized Debtors.

                  Notwithstanding any other provision of the Plan, if any portion of a Claim or Equity Interest is Disputed, no payment or distribution provided under the Plan will be made on account of any of such Claim or Equity Interest, unless such Disputed Claim or Disputed Equity Interest becomes Allowed. Payments and distributions to each holder of a Claim or Equity Interest that is Disputed or is not Allowed, to the extent that such Claim or Equity Interest ultimately becomes Allowed, will be made in accordance with the provisions of the Plan governing the Class of Claims or Equity Interests in which such Claim or Equity Interest is classified. See Section V.A., "The Plan of Reorganization -- Classification and Treatment of Claims and Equity Interests."

                  Pursuant to the Disclosure Statement Orders, copies of which are annexed hereto as Exhibit B, the Bankruptcy Court has allowed certain Disputed Claims in certain amounts solely for the purpose of permitting holders thereof to vote to accept or reject the Plan. The specific provisions relating to the voting of such claims are set forth in such orders.

K.     DISTRIBUTIONS RELATING TO ALLOWED INSURED CLAIMS.

                  Distributions under the Plan to each holder of an Allowed Claim arising from an incident or occurrence that is covered under the Debtors' insurance policies (the "Allowed Insured Claims") shall be in accordance with the treatment provided under the Plan for the Class in which such Allowed Insured Claim is classified, but solely to the extent that such Allowed Insured Claim is not satisfied from proceeds payable to the holder thereof under any pertinent insurance policies and applicable law. Nothing contained in the preceding sentence shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any entity may hold against any other entity, including, without limitation, insurers under any policies of insurance.

L.     CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE PLAN.

                  The Plan shall not become effective unless and until the following conditions shall have been satisfied or waived pursuant to Section
11.3 of the Plan:

         1. the Confirmation Order, in form and substance reasonably acceptable to the Debtors and the Creditors' Committee, shall have been signed by the judge presiding over the Chapter 11 Cases, and there shall not be a stay or injunction in effect with respect thereto;

         2. the Debtors shall have at least $10,000,000 in Cash as of August 7, 1997, after giving effect to the distributions of Cash projected to be made under the Plan;

         3. the Reorganized Debtors shall have credit availability under a working capital credit facility, in form and substance acceptable to the Debtors and reasonably acceptable to the Creditors' Committee, to provide the Reorganized Debtors with working capital sufficient to meet ordinary and peak requirements;

         4. the New Notes Indentures shall have been qualified under the Trust Indenture Act of 1939, as amended;

         5. (i) the Funding Escrow shall have been established and the Funding Escrow Agent under the Funding Escrow Agreement shall have been appointed in accordance with Section 5.2 of the Plan; and (ii) subject to Section 5.1 of the Plan, the EBS Litigation, L.L.C., the EBS Pension, L.L.C. and the EBS Building, L.L.C. shall have been established in accordance with the EBS Litigation LLC Members Agreement, the EBS Pension LLC Members Agreement and the EBS Building LLC Members Agreement.

         6. subject to Section 5.1(c) of the Plan, the EBS Building, L.L.C. shall have entered into the Corporate Headquarters Building Lease with Reorganized Edison;

         7. all actions, documents and agreements necessary to implement the Plan shall have been effected or executed;

         8. the Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are determined by the Debtors to be necessary to implement the Plan, including, without limitation, no-action letters from the Commission and letter or other rulings from the IRS; and

         9. each of the Amended Edison Certificate of Incorporation, the Amended Edison Bylaws, the amended certificates of incorporation of the Reorganized Subsidiaries, the EBS Litigation LLC Members Agreement, the EBS Pension LLC Members Agreement, the EBS Building LLC Members Agreement, the Funding Escrow Agreement, the Rights documents, the D&B Spinoff Settlement documents, the Funding Escrow Mortgages, the New Notes, the New Notes Indentures, the Corporate Headquarters Building Lease, the Registration Rights Agreement, the Stock Option Plan, the Director Stock Option Plan, the Employment Contracts and the Restricted Stock Agreements, in form and substance reasonably acceptable to the Debtors and the Creditors' Committee, shall have been effected or executed.

                  The Debtors may waive, by a writing signed by an authorized representative of the Debtors and subsequently filed with the Bankruptcy Court, one or more of the conditions precedent set forth in (2), (6) and (7) (exclusive of those documents and agreements set forth in (9)) above. The Debtors, with the written consent of the Creditors' Committee (which consent shall not be unreasonably withheld), may waive, by a writing signed by an authorized representative of the Debtors and subsequently filed with the Bankruptcy Court, one or more of the conditions precedent set forth in (1), (3), (4), (5), (8) and
(9) above. In the event that the conditions precedent have not occurred on or before 60 days after the Confirmation Date, upon notification submitted by the Debtors to the Bankruptcy Court and counsel for the Creditors' Committee and the Equity Committee, (i) the Confirmation Order shall be vacated, (ii) no distributions under the Plan shall be made, (iii) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred and (iv) all of the Debtors' obligations with respect to Claims and Equity Interests shall remain unchanged and nothing contained in the Plan shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

                  The Debtors anticipate that the Effective Date will occur within 30 days after the Confirmation Date.

M.     IMPLEMENTATION AND EFFECT OF CONFIRMATION OF THE PLAN.

                  Except as provided in Sections 5.1, 5.2 and 10.3 of the Plan, the property of the estates of the Debtors shall revest in the Reorganized Debtors on the Effective Date, and shall be free and clear of all liens, claims and interests of holders of Claims and Equity Interests, except as provided in the Plan. From and after the Effective Date, the Reorganized Debtors may operate their businesses, and may use, acquire and dispose of property free of any restrictions imposed under the Bankruptcy Code. All injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

N.     DISCHARGE AND INJUNCTION.

                  The rights afforded in the Plan and the treatment of all Claims and Equity Interests in the Plan shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Commencement Date, against the Debtors and the Debtors in Possession, or any of their assets or properties. Except as otherwise provided in the Plan, (i) on the Effective Date, all such Claims against and Equity Interests in the Debtors shall be satisfied, discharged and released in full, and (ii) all persons shall be precluded from asserting against the Reorganized Debtors, their successors, or their assets or properties any other or further

Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

                  Except as otherwise expressly provided in the Plan, the Confirmation Order or a separate order of the Bankruptcy Court, all entities who have held, hold or may hold Claims against or Equity Interests in any or all of the Debtors, are permanently enjoined, on and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Equity Interest, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors on account of any such Claim or Equity Interest, (iii) creating, perfecting or enforcing any encumbrance of any kind against the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest and (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest. Such injunction shall extend to successors of the Debtors (including, without limitation, the Reorganized Debtors) and their respective properties and interests in property.

O.     SUMMARY OF OTHER PROVISIONS OF THE PLAN.

                  The following paragraphs summarize certain other significant provisions of the Plan. The Plan should be referred to for the complete text of these and other provisions of the Plan.

       1.RETIREE BENEFITS

                  The Plan provides that, pursuant to section 1114(a) of the Bankruptcy Code, payments, if any, due to any person for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical or hospital care benefits, or benefits in the event of sickness, accident, disability or death under any plan, fund or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by the Debtors prior to the Commencement Date shall be continued for the duration of the period the Debtors have obligated themselves to provide such benefits. Pursuant to the terms of the Debtors' retiree benefits plans, the Debtors reserve the right to modify or terminate benefits under such plans. The Debtors, however, have no present intention to modify or terminate such benefits. The Equity Committee believes that if such retiree benefits were terminated, the reorganization values of the Debtors would be higher. See
Section IX., "Valuation."

       2.AMENDED BYLAWS AND AMENDED CERTIFICATES OF INCORPORATION

                  The amended and restated Bylaws of Reorganized Edison (the "Amended Edison Bylaws"), the amended and restated Certificate of Incorporation of Reorganized Edison (the "Amended Edison Certificate of Incorporation") and the certificates of incorporation of each of the Reorganized Subsidiaries shall be amended and restated as of the Effective Date to the extent necessary to, among other things, (a) prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such certificates of incorporation and bylaws as permitted by applicable law and (b) effectuate the provisions of the Plan, in each case without any further action by the stockholders or directors of the Debtors, the Debtors in Possession or the Reorganized Debtors.

                  The following is a summary of certain additional provisions anticipated to be included in the Amended Edison Certificate of Incorporation. The proposed form of Amended Edison Certificate of Incorporation will be included in the Plan Supplement.

                  (a) Number of Directors. Under the Amended Edison Certificate of Incorporation, on the Effective Date, Reorganized Edison's Board of Directors will consist of nine directors.

                  (b) Stockholder Action by Written Consent; Special Meetings. The Amended Edison Certificate of Incorporation will not permit action by stockholders by written consent in lieu of meeting. The Amended Edison Certificate of Incorporation will provide that special meetings of stockholders may be called only by the Chairman of the Board, the President, a majority of the Board of Directors, or any holder or holders of at least 51% of the outstanding shares of the New Common Stock.

                  (c) Preferred Stock. The Amended Edison Certificate of Incorporation will provide that the Board of Directors is authorized, without action by the stockholders, to issue up to 10,000,000 shares of preferred stock, par value

       $.01 per share (the "Preferred Stock"), in one or more series, to establish the number of shares to be included in each such series and to fix the designations, voting powers, preferences and relative, participating, optional and other rights, of the shares of each such series, and the qualifications, limitations and restrictions thereof. Such matters may include, among others, voting rights, conversion and exchange privileges, dividend rates, redemption rights, sinking fund provisions and liquidation rights that could be superior and prior to New Common Stock. The issuance of one or more series of the Preferred Stock could, under certain circumstances, adversely affect the voting power of the holders of New Common Stock and could have the effect of discouraging or making more difficult any attempt by a person or group to effect a change in control of Reorganized Edison.

                  (d) Delaware Business Combination Statute. Edison is, and Reorganized Edison will be, a Delaware corporation, and subject to
       Section 203 ("Section 203") of the Delaware General Corporation Law (the "DGCL"). In general, Section 203 will prevent an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) of Reorganized Edison from engaging in a "business combination" (as therein defined) with Reorganized Edison for three years following the date such person becomes an interested stockholder, unless (i) before such person became an interested stockholder, the Board of Directors of Reorganized Edison approved the business combination in question or the transaction that resulted in such person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of Reorganized Edison outstanding at the time such transaction commenced (excluding stock held by directors who are also officers of Reorganized Edison and by employee stock plans that do not provide employees with rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or
       (iii) at the time of or following the transaction in which such person became an interested stockholder, the business combination is approved by the Board of Directors of Reorganized Edison and authorized at a meeting of stockholders by the affirmative vote of the holders of not less than 66-2/3% of the outstanding voting stock of Reorganized Edison, excluding stock owned by the interested stockholder. Under Section 203, the restrictions described above do not apply to certain business combinations proposed by an interested stockholder following the announcement (or notification) of one of certain extraordinary transactions involving Reorganized Edison and a person who has not been an interested stockholder during the preceding three years or who becomes an interested stockholder with the approval of Reorganized Edison's directors, and which transactions are approved or not opposed by a majority of the members of the Board of Directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

       3.AMENDMENTS OR MODIFICATIONS OF THE PLAN

                  Alterations, amendments or modifications of the Plan may be proposed in writing by the Debtors at any time prior to the Confirmation Date, provided that the Plan, as altered, amended or modified, satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code, and the Debtors shall have complied with section 1125 of the Bankruptcy Code; provided, however, that, prior to the date of the commencement of solicitation of votes to accept or reject the Plan, no alteration, amendment or modification of the Plan that would materially and adversely change the treatment of General Unsecured Claims may be made without prior approval of the Creditors' Committee, which approval shall not be unreasonably withheld. The Plan may be altered, amended or modified at any time after the Confirmation Date and before substantial consummation, provided that the Plan, as altered, amended or modified, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as altered, amended or modified, under section 1129 of the Bankruptcy Code and the circumstances warrant such alterations, amendments or modifications. A holder of a Claim or Equity Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Equity Interest of such holder.

       4.INDEMNIFICATION

                  Pursuant to the Plan, the obligations of the Debtors to defend, indemnify, reimburse or limit the liability of their present and any former directors, officers or employees who were directors, officers or employees, respectively, on or after the Commencement Date against any claims or obligations pursuant to the Debtors' certificates of incorporation or bylaws, applicable state law or specific agreement, or any combination of the foregoing, shall survive confirmation of the Plan, remain unaffected thereby, and not be discharged irrespective of whether indemnification, defense, reimbursement or limitation is owed


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
in connection with an event occurring before, on or after the Commencement Date. The Debtors are not aware of any material indemnification claims.

       5.RELEASES

                  Pursuant to the Plan, the Debtors release and are permanently enjoined from any prosecution or attempted prosecution of any and all Causes of Action which they have, may have or claim to have against any present or former director, officer or employee of the Debtors. The preceding sentence shall not, however, operate as a waiver of or release from (i) any Causes of Action arising out of any express contractual obligation owing by any such director, officer or employee to the Debtors or any reimbursement obligation of any such director, officer or employee with respect to a loan or advance made by the Debtors to such director, officer or employee and (ii) any Avoidance Claims that any such director, officer or employee may be subject to in their capacities other than as present or former director, officer or employee.

       6.CANCELLATION AND SURRENDER OF EXISTING SECURITIES AND AGREEMENTS

                  Pursuant to the Plan, on the Effective Date, the promissory notes, share certificates and other instruments evidencing any Claim or Edison Equity Interest shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtors under the agreements, indentures and certificates of designations governing such Claims and Edison Equity Interests, as the case may be, shall be discharged.

                  Each holder of a promissory note, share certificate, bond or other instrument evidencing a Claim or Edison Equity Interest shall surrender such promissory note, share certificate, bond or instrument to the Reorganized Debtors, unless such requirement is waived by the Reorganized Debtors. No distribution of property under the Plan shall be made to or on behalf of any such holders unless and until such promissory note, share certificate, bond or instrument is received by the Reorganized Debtors or the unavailability of such promissory note, share certificate, bond or instrument is established to the reasonable satisfaction of the Reorganized Debtors or such requirement is waived by the Reorganized Debtors. The Reorganized Debtors may require any holder that is unable to surrender or cause to be surrendered any such promissory notes, share certificates, bonds or instruments to deliver an affidavit of loss and indemnity and/or furnish a bond in form and substance (including, without limitation, with respect to amount) reasonably satisfactory to the Reorganized Debtors. Any holder that fails within the later of one year after the Confirmation Date and the date of Allowance of its Claim or Edison Equity Interest (i) if possible, to surrender or cause to be surrendered such promissory note, share certificate, bond or instrument, (ii) if requested, to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Reorganized Debtors and (iii) if requested, to furnish a bond reasonably satisfactory to the Reorganized Debtors, shall be deemed to have forfeited all rights, claims and Causes of Action against the Debtors and Reorganized Debtors and shall not participate in any distribution hereunder.

                  Section 1143 of the Bankruptcy Code provides, as follows:

                  If a plan requires presentment or surrender of a security or the performance of any other act as a condition to participation in distribution under the plan, such action shall be taken no later than five years after the date of the entry of the order of confirmation. Any entity that has not within such time presented or surrendered such entity's security or taken any such other action that the plan requires may not participate in distribution under the plan.

Pursuant to section 1143, a plan of reorganization may provide for a deadline for the reversion of assets to the reorganized debtor that is not later than five years after confirmation. Section 1143, however, does not prohibit a shorter reversion deadline. Accordingly, the one-year deadline provided for in the Plan -- the later of one year after the Confirmation Date and the date of Allowance -- satisfies the requirements of section 1143 of the Bankruptcy Code.

       7.REVOCATION OF THE PLAN

                  The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained in the Plan shall constitute or be deemed a waiver or release of any claims by or against the Debtors or any other person or prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

       8.PRESERVATION OF CAUSES OF ACTION

                  Except with respect to the Unresolved Avoidance Claims transferred by the Debtors to the EBS Litigation, L.L.C. pursuant to Section 5.1 of the Plan, as of the Effective Date, pursuant to section 1123(b)(3)(B) of the Bankruptcy Code, any and all Causes of Action accruing to the Debtors and Debtors in Possession, including, without limitation, actions under sections 545, 549, 550 and 551 of the Bankruptcy Code, but excluding avoidance or recovery actions under sections 544, 547, 548 and 553 of the Bankruptcy Code, shall become assets of the Reorganized Debtors, and the Reorganized Debtors shall have the authority to prosecute such Causes of Action for the benefit of the estates of the Debtors. The Reorganized Debtors shall have the authority to compromise and settle, otherwise resolve, discontinue, abandon or dismiss all such Causes of Action without approval of the Bankruptcy Court. The Debtors presently are unaware of any material Causes of Action preserved under the Plan that will be pursued by the Debtors or Reorganized Debtors prior to or subsequent to the Effective Date.

       9.INJUNCTION REGARDING WORTHLESS STOCK DEDUCTION

                  At the Confirmation Hearing, Edison may request that the Bankruptcy Court include in the Confirmation Order a provision enjoining any "50-percent shareholder" of Edison within the meaning of section 382(g)(4)(D) of the Tax Code, from claiming a worthless stock deduction with respect to its Edison Equity Interest for any taxable year of such shareholder ending prior to the Effective Date. Section 382(g)(4)(D) of the Tax Code provides that if any stock held by a 50-percent shareholder is treated by such shareholder as becoming worthless during the taxable year of such shareholder and such stock is held by such shareholder as of the close of such taxable year, such shareholder will be treated as acquiring such shares on the first day of his or her next taxable year and will not be treated as having owned such shares during the year in which they became worthless. The effect of this rule is that such a 50-percent shareholder would cause an ownership change of the corporation that might destroy its net operating loss carryovers and certain other tax attributes in whole or in part. The rule does not preclude a 50- percent shareholder whose equity interest is cancelled pursuant to a plan of reorganization from claiming a loss, but would apply to a loss claimed in respect of a prior taxable year. The Debtors are not aware of the existence of any 50-percent shareholder of Edison to whom this injunction would apply.

       10.        TERMINATION OF COMMITTEES

                  Pursuant to the Plan, the appointments of the Creditors' Committee and the Equity Committee shall terminate on the later of the Effective Date and the date of the hearing to consider applications for final allowances of compensation and reimbursement of expenses.

       11.        CLAIMS RESOLUTION COMMITTEE

                  Pursuant to the Plan, the Creditors' Committee shall, prior to the Effective Date, establish the Claims Resolution Committee. The functions of the Claims Resolution Committee will be (i) to monitor the Reorganized Debtors' progress in (a) reconciling and resolving Disputed Claims and (b) making distributions on account of such Claims once such Claims become Allowed Claims,
(ii) to compel the Debtors to compromise, settle or resolve Disputed Claims and
(iii) to review and assert objections to the reasonableness of compromises, settlements or other resolutions of Disputed Claims, as provided in Section 6.5(b) of the Plan. The Claims Resolution Committee will consist of three holders of Claims, each of whom previously has served as a member of the Creditors' Committee.

                  The Claims Resolution Committee will adopt bylaws that will control its functions. These bylaws, unless modified by the Claims Resolution Committee, will provide the following: (i) a majority of the Claims Resolution Committee will constitute a quorum; (ii) one member of the Claims Resolution Committee will be designated by the majority of its members as its chairperson;
(iii) meetings of the Claims Resolution Committee will be called by its chairperson on such notice and in such manner as its chairperson may deem advisable; and (iv) the Claims Resolution Committee will function by decisions made by a majority of its members in attendance at any meeting.

                  The Claims Resolution Committee will be authorized to retain one law firm. The role of the Claims Resolution Committee's attorneys will be strictly limited to assisting the Claims Resolution Committee in its functions as set forth herein. The Reorganized Debtors will pay the actual, necessary, reasonable and documented fees and expenses of the attorneys retained by the Claims Resolution Committee, as well as the actual, necessary, reasonable and documented expenses incurred by each member of the Claims Resolution Committee in the performance of its duties, in accordance with the Reorganized Debtors' normal business practice for compensating and reimbursing professionals. Other than as specified in the preceding sentence, the members of the Claims Resolution Committee will serve without compensation. If there is any unresolved dispute between the Reorganized Debtors and the Claims Resolution Committee, its attorneys or its members as to any fees or expenses, such dispute will be submitted to the Bankruptcy Court for resolution.

                  Subject to further order of the Bankruptcy Court, the Claims Resolution Committee will dissolve upon the earlier to occur of (i) the date that an officer of Reorganized Edison files with the Bankruptcy Court and serves upon counsel to the Claims Resolution Committee by overnight delivery service or facsimile transmission a certification that the aggregate Disputed Claim Amount for all remaining Disputed Claims is equal to or less than $5,000,000 (the "Certification") and (ii) the third anniversary of the Effective Date. The Claims Resolution Committee may file with the Bankruptcy Court and serve upon the Reorganized Debtors an objection to such Certification within 10 days of the receipt thereof, in which event the aggregate Disputed Claim Amount for all remaining Disputed Claims will be determined by the Bankruptcy Court. If the Bankruptcy Court determines that the aggregate Disputed Claim Amount for all remaining Disputed Claims is greater than $5,000,000, the Claims Resolution Committee will continue in existence, subject to the conditions set forth in the first sentence of this paragraph. If the Bankruptcy Court determines that the aggregate Disputed Claim Amount for all remaining Disputed Claims is equal to or less than $5,000,000, the Claims Resolution Committee will dissolve effective as of the date that the Certification is served and filed. The attorneys retained by, and members of, the Claims Resolution Committee, will not be entitled to compensation or reimbursement of expenses for services rendered after the date of dissolution of the Claims Resolution Committee.

       12.        EXCULPATION

                  Pursuant to the Plan, neither the Debtors, the Reorganized Debtors, the Creditors' Committee or the Equity Committee or any of their respective members, officers, directors, employees, advisors or agents shall have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, related to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence, and, in all respects, the Debtors, the Reorganized Debtors, the Creditors' Committee, the Equity Committee and each of their respective members, officers, directors, employees, advisors and agents shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. Nothing contained in the Plan, however, shall exculpate, satisfy, discharge or release any Avoidance Claims against present or former officers, directors or employees of the Debtors in their capacities other than as present or former officers, directors or employees.

       13.    EFFECTUATING DOCUMENTS, FURTHER TRANSACTIONS AND CORPORATE ACTION

                  Pursuant to the Plan, each of the Debtors or Reorganized Debtors is authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan. In addition, on the Effective Date, all matters provided for under the Plan that would otherwise require approval of the stockholders, directors or members of one or more of the Debtors or Reorganized Debtors or their successors in interest under the Plan, including, without limitation, the authorization to issue or cause the issuance of preferred stock, the issuance of New Common Stock, Rights, Restricted Stock, New Notes, Series 1997 Bonds, Warrants, Management Options, Director Options, Class A Membership Units and Class B Membership Units, the effectiveness of the Amended Edison Certificate of Incorporation, the Amended Edison Bylaws and the amended and restated certificates of incorporation of the Reorganized Subsidiaries, corporate mergers or dissolutions effectuated pursuant to the Plan, the election or appointment, as the case may be, of directors and officers of the Debtors pursuant to the Plan, the authorization and approval of the D&B Spinoff Settlement Offer, the Employment Contracts, the Stock Option Plan, the Director Stock Option Plan and the Restricted Stock Agreements and the creation of the EBS Litigation, L.L.C., the EBS Pension, L.L.C., the EBS Building, L.L.C., the Funding Escrow and the Funding Escrow Mortgages shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to the applicable general corporation law of the states in which the Debtors or Reorganized Debtors are incorporated, without any requirement of further action by the stockholders or directors of the Debtors or Reorganized Debtors. On the Effective Date or as soon thereafter as is practicable, each of the Reorganized Debtors shall, if required, file its amended certificate of incorporation with the Secretary of State of the state in which such Reorganized Debtor is incorporated, in accordance with the applicable general corporation law of such states.

       14.        SUPPLEMENTAL DOCUMENTS

                  Forms of the documents relating to the Amended Edison Certificate of Incorporation, the Amended Edison Bylaws, the EBS Litigation LLC Members Agreement, the EBS Pension LLC Members Agreement, the EBS Building LLC Members Agreement, the Funding Escrow Agreement, the Funding Escrow Mortgages, the New Notes, the New Notes Indentures, the Series 1997 Bonds, the Rights, the D&B Spinoff Settlement, the investment guidelines referred to in Sections 6.4(a) and 6.4(c)(ii) of the Plan, Schedules 7.1(a)(x) and 7.1(a)(y) to the Plan, the Warrants, the Warrant Agreement, the Corporate Headquarters Building Lease and the Registration Rights Agreement shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court at least 10 days prior to the last day upon which holders of Claims and Equity Interests may vote to accept or reject the Plan. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Equity Interests may obtain a copy of the Plan Supplement upon written request to Edison in accordance with Section
13.14 of the Plan.

P.     THE D&B SPINOFF SETTLEMENT

                  A general description of the D&B Spinoff Settlement, and of the procedures for participation in the D&B Spinoff Settlement, is set forth below. Certain particulars relating to the D&B Spinoff Settlement will be included in the form of D&B Spinoff Settlement Notice and instructions included therein, which will be mailed to D&B Spinoff Stockholders on or as promptly as practicable following the Effective Date. Certain information relating to the determination of whether a D&B Spinoff Stockholder qualifies as a Released D&B Spinoff Stockholder will be included in the confirmation statement which will be mailed as promptly as practicable following the D&B Spinoff Settlement Expiration Date.

                  Section 10.2 of the Plan contains the provisions by which the EBS Litigation, L.L.C. will extend the D&B Spinoff Settlement Offer to all D&B Spinoff Stockholders. Section 10.2 of the Plan provides that each D&B Spinoff Stockholder will have the right, at any time during the D&B Spinoff Settlement Period (from the Effective Date through and including the date that is 30 days after the Effective Date), to participate in the D&B Spinoff Settlement by qualifying as a Released D&B Spinoff Stockholder, and thereby will be released from any and all Avoidance Claims that the Debtors, Reorganized Debtors or EBS Litigation, L.L.C. ever had, now has or hereafter can, shall or may have against any Released D&B Spinoff Stockholder, if such D&B Spinoff Settlement Stockholder satisfies one of three settlement criteria: (i) the exercise of a number of Rights greater than or equal to the D&B Spinoff Release Minimum Rights (and the election to participate in the D&B Spinoff Settlement in respect of each Right exercised) (the "Rights Exercise Release Option"), (ii) payment of an amount greater than or equal to the D&B Spinoff Release Minimum Purchase Price (the "Direct Purchase Release Option") or (iii) (a) the exercise of a number of Rights less than the D&B Spinoff Release Minimum Rights (and the election to participate in the D&B Spinoff Settlement in respect of each Right exercised) and (b) payment of an amount equal to the D&B Spinoff Release Shortfall Amount (the "Combined Rights/Purchase Option" and, collectively with the Rights Exercise Release Option and the Direct Purchase Release Option, the "Settlement Options").

       1.ILLUSTRATIVE NUMERICAL EXAMPLE

                  The following is a numerical example illustrating the three Settlement Options pursuant to which a hypothetical D&B Spinoff Stockholder (the "Hypothetical D&B Spinoff Stockholder") may qualify as a Released D&B Spinoff Stockholder. This numerical example is provided for illustrative purposes only and is not a prediction of any amount which actually will be utilized in making, or result from making, any such calculation.

                  For purposes of the following example, it has been assumed that the Hypothetical D&B Spinoff Stockholder (a) receives 60,000 Rights in the Rights Offering, (b) if exercising any Rights, would elect to participate in the D&B Spinoff Settlement in respect of each Right exercised (instead of receiving Class A Membership Units in EBS Litigation, L.L.C.) and (c) was entitled to receive 25,000 shares of D&B Common Stock in the D&B Spinoff.

                  a. Rights Exercise Release Option: Under the Rights Exercise Release Option, a D&B Spinoff Stockholder is required to exercise the D&B Spinoff Release Minimum Rights and elect to participate in the D&B Spinoff Settlement in respect of each Right exercised. For the Hypothetical D&B Spinoff Stockholder, the D&B Spinoff Release Minimum Rights is 56,593 Rights, calculated as follows:

                  (D&B Spinoff Release Rights Multiplier) x (number of shares of D&B Common Stock received by Hypothetical D&B Spinoff Stockholder) = (2.2637) x (25,000) = 56,593

                  As long as the Hypothetical D&B Spinoff Stockholder exercises 56,593 of the 60,000 Rights it received under the Plan, such Hypothetical D&B Spinoff Stockholder will qualify as a Released D&B Spinoff Stockholder.

                  b. Direct Purchase Release Option: Under the Direct Purchase Release Option, a D&B Spinoff Stockholder is required to pay the D&B Spinoff Release Minimum Purchase Price. Assuming that the Hypothetical D&B Spinoff Stockholder (i) does not receive any Rights under the Plan or (ii) elects not to exercise any Rights received under the Plan, the Hypothetical D&B Spinoff Stockholder could qualify as a Released D&B Spinoff Stockholder by paying the D&B Spinoff Release Minimum Purchase Price, which for the Hypothetical D&B Spinoff Stockholder would be $141,482.00, calculated as follows:

                  (5.6593) x (number of shares of D&B Common Stock received by Hypothetical D&B Spinoff Stockholder) = (5.6593) x (25,000) = $141,482.00

                  c. Combined Rights/Purchase Option: Assuming that the Hypothetical D&B Spinoff Stockholder elected to exercise 50,000 Rights, the Hypothetical D&B Spinoff Stockholder could qualify as a Released D&B Spinoff Stockholder by (i) validly exercising 50,000 Rights (and electing to participate in the D&B Spinoff Settlement in respect of each Right exercised) and
                  (ii) paying the D&B Spinoff Release Shortfall Amount, which for such Hypothetical D&B Spinoff Stockholder would be $16,482.65, calculated as follows:

                  D&B Spinoff Release Shortfall Amount = (5.6593) x ((D&B Spinoff Release Minimum Rights - Number of Rights Exercised) / (D&B Spinoff Release Rights Multiplier))

                  where:

                  "Number of Rights Exercised" means the number of Rights exercised by the Hypothetical D&B Stockholder in accordance with Section 10.1 of the Plan.

                  D&B Spinoff Release Shortfall Amount = (5.6593) x ((56,593 - 50,000) / (2.2637)) = $16,482.65

                  NO PARTIAL RELEASES OF AVOIDANCE CLAIMS WILL BE GRANTED IN CONNECTION WITH THE D&B SPINOFF SETTLEMENT OFFER. Accordingly, the Plan provides that any and all Avoidance Claims against any and all D&B Spinoff Stockholders who do not constitute Released D&B Spinoff Stockholders are expressly reserved by the Debtors and EBS Litigation, L.L.C. The Plan further provides that nothing contained therein shall constitute a release, waiver or discharge of any Avoidance Claims against any person other than a Released D&B Spinoff Stockholder, and that Avoidance Claims against such other persons are expressly reserved and must be transferred to the EBS Litigation, L.L.C. in accordance with section 1123(b)(3)(B) of the Bankruptcy Code, the EBS Litigation LLC Members Agreement and Section 5.1 of the Plan.

       2.PROCEDURE FOR PARTICIPATING IN THE D&B SPINOFF SETTLEMENT

                  On the date upon which the D&B Spinoff Settlement Period commences (the Effective Date), the Disbursing Agent, on behalf of the EBS Litigation, L.L.C., will mail to each D&B Spinoff Stockholder a D&B Spinoff Settlement Notice. In order to participate in the D&B Spinoff Settlement, the D&B Spinoff Stockholder seeking to become a Released D&B Spinoff Stockholder must deliver to the Disbursing Agent prior to the D&B Spinoff Settlement Expiration Date a properly completed and duly executed D&B Spinoff Settlement Notice, which (i) if the D&B Spinoff Stockholder has exercised Rights in accordance with Section 10.1 of the Plan (and elected to participate in the D&B Spinoff Settlement in respect of each Right exercised), indicates the number of Rights so exercised, and if such number is less than the D&B Spinoff Release Minimum Rights, is accompanied by a certified check or bank draft drawn on a United States bank or a wire transfer, in an amount equal to the D&B Spinoff Release Shortfall Amount or (ii) if the D&B Spinoff Stockholder has not exercised any Rights, is accompanied by a certified check or bank draft drawn upon a United States bank or a wire transfer, in an amount equal to the D&B Spinoff Release Minimum Purchase Price. The foregoing items will not be deemed to have been timely delivered to the Disbursing Agent (and thus the attempted participation in the D&B Spinoff Settlement will not be valid or effective) unless they are completed and executed in conformity with the instructions contained in the D&B Spinoff Settlement Notice and are actually received by the Disbursing Agent, at the address specified therefor in the D&B Spinoff Settlement Notice, on or prior to the D&B Spinoff Settlement Expiration Date (30 days after the Effective Date).

                   All determinations as to proper completion, due execution, timeliness, eligibility and other matters affecting the validity or effectiveness of any attempted participation in the D&B Spinoff Settlement will be made by the Disbursing Agent, on behalf of the EBS Litigation, L.L.C., whose determination will be final and binding. Deliveries required to be received by the Disbursing Agent in connection with an attempted participation in the D&B Spinoff Settlement will not be deemed to have been so received or accepted until actual receipt thereof by the Disbursing Agent has occurred and any defects or irregularities have been waived or cured within such time as the Disbursing Agent may determine in its sole discretion. Neither the Debtors, the Reorganized Debtors, the EBS Litigation, L.L.C. or the Disbursing Agent will have any obligation to give notice to any D&B Spinoff Stockholder of any defect or irregularity in connection with any attempted participation in the D&B Spinoff Settlement or incur any liability as a result of any failure to give any such notice.

                  On or as promptly as practicable following the Initial Distribution Date, the Disbursing Agent, on behalf of the EBS Litigation, L.L.C., will mail (or cause to be mailed) to each D&B Spinoff Stockholder who sought to participate in the D&B Spinoff Settlement a written statement specifying whether such D&B Spinoff Stockholder constitutes a Released D&B Spinoff Stockholder.

                  As promptly as is practicable following the D&B Spinoff Settlement Expiration Date, the Disbursing Agent, on behalf of the EBS Litigation, L.L.C., shall transfer the D&B Spinoff Settlement Proceeds, if any, to the EBS Litigation, L.L.C.

                  THIS SUMMARY OF THE D&B SPINOFF SETTLEMENT OFFER DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, INCLUDING THE DEFINITIONS OF TERMS CONTAINED THEREIN.


                   VI. CONFIRMATION AND CONSUMMATION PROCEDURE

                  Under the Bankruptcy Code, the following steps must be taken to confirm the Plan:

A.     SOLICITATION OF VOTES.

                  In accordance with sections 1126 and 1129 of the Bankruptcy Code, the Claims and Equity Interests in Classes 2, 3, 4, 6, 7 and 8 of the Plan are impaired and the holders of Allowed Claims and Allowed Equity Interests in each of such Classes are entitled to vote to accept or reject the Plan. Claims in Classes 1 and 5 are unimpaired. The holders of Allowed Claims in each of such Classes are conclusively presumed to have accepted the Plan and the solicitation of acceptances with respect to such Classes is not required under section 1126(f) of the Bankruptcy Code.

                  As to classes of claims entitled to vote on a plan, the Bankruptcy Code defines acceptance of a plan by a class of creditors as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the claims of that class that have timely voted to accept or reject a plan.

                  As to classes of interests entitled to vote on a plan, acceptance is defined as acceptance by holders of at least two-thirds of the number of shares in such class that have timely voted to accept or reject a plan.

                  A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

                  Any creditor in an impaired Class (i) whose Claim has been listed by the Debtors in the Debtors' Schedules filed with the Bankruptcy Court (provided that such Claim has not been scheduled as disputed, contingent or unliquidated) or (ii) who filed a proof of claim on or before August 1, 1996 (or, if not filed by such date, any proof of claim filed within any other applicable period of limitations or with leave of the Bankruptcy Court), which Claim is not the subject of an objection or request for estimation, is entitled to vote. Pursuant to the Disclosure Statement Orders, holders of Allowed Edison Equity Interests as of May 13, 1997, are entitled to vote their Edison Equity Interests.

                  WITH RESPECT TO HOLDERS OF GENERAL UNSECURED CLAIMS, A VOTE IN FAVOR OF THE PLAN ALSO WILL CONSTITUTE A VOTE IN FAVOR OF THE ADOPTION OF THE STOCK OPTION PLAN AND THE DIRECTOR STOCK OPTION PLAN AND THE ISSUANCE BY REORGANIZED EDISON OF THE RESTRICTED STOCK (PURSUANT TO THE RESTRICTED STOCK AGREEMENTS), THE MANAGEMENT OPTIONS AND THE DIRECTOR OPTIONS; PROVIDED, HOWEVER, THAT IF MORE THAN 50% OF THE RIGHTS ARE EXERCISED, THEN WITH RESPECT TO HOLDERS OF EDISON EQUITY INTERESTS, A VOTE IN FAVOR OF THE PLAN ALSO WILL CONSTITUTE A VOTE IN FAVOR OF THE ADOPTION OF THE STOCK

OPTION PLAN AND THE DIRECTOR STOCK OPTION PLAN AND THE ISSUANCE BY REORGANIZED EDISON OF THE RESTRICTED STOCK (PURSUANT TO THE RESTRICTED STOCK AGREEMENTS), THE MANAGEMENT OPTIONS AND THE DIRECTOR OPTIONS. SEE SECTION VII.C., "MANAGEMENT OF THE REORGANIZED DEBTORS -- STOCK OPTION PLAN, DIRECTOR STOCK OPTION PLAN AND RESTRICTED STOCK AGREEMENTS."

B.     THE CONFIRMATION HEARING.

                  The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing. The Confirmation Hearing in respect of the Plan has been scheduled for August 14, 1997 at 10:00 a.m., Eastern Time, before the Honorable Peter J. Walsh, United States Bankruptcy Judge at the United States Bankruptcy Court, 84 Market Street, 5th Floor, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing. Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim or number of shares of common stock of Edison held by the objector. Any such objection must be filed with the Bankruptcy Court and served so that it is received by the Bankruptcy Court and the following parties on or before July 28, 1997 at 4:00 p.m., Eastern Time:


         Edison Brothers Stores, Inc.
         501 North Broadway
         St. Louis, Missouri  63102
         Attn:  Alan A. Sachs, Esq.

         Weil, Gotshal & Manges LLP                      Young, Conaway, Stargatt & Taylor
         Attorneys for the Debtors                       Attorneys for the Debtors
         767 Fifth Avenue                                1110 North Market Street
         New York, New York  10153                       Rodney Square North, 11th Floor
         Attn:  Richard P. Krasnow, Esq.                      Wilmington, Delaware  19801
                                                              Attn:  Laura Davis Jones, Esq.

         Jones, Day, Reavis & Pogue                      Richards, Layton & Finger
         Attorneys for the Creditors' Committee          Attorneys for the Creditors' Committee
         77 West Wacker                                       One Rodney Square
         Chicago, Illinois  60601-1692                        Wilmington, Delaware  19801
         Attn:  David Kurtz, Esq.                             Attn:  Thomas L. Ambro, Esq.

         Paul, Weiss, Rifkind, Wharton & Garrison        Duane Morris & Heckscher
         Attorneys for the Equity Committee              Attorneys for the Equity Committee
         1285 Avenue of the Americas                          1201 Market Street
         New York, New York  10019                       Wilmington, Delaware  19801
         Attn:  Alan W. Kornberg, Esq.                        Attn:  Teresa K.D. Currier, Esq.

         Office of the United States Trustee
         601 Walnut Street
         Curtis Center, Suite 950 West
         Philadelphia, Pennsylvania  19106
         Attn:  Maria D. Giannirakis, Esq.

Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014.

C.     CONFIRMATION.

                  At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of a plan are that the plan is
(i) accepted by all impaired classes of claims and equity interests or, if rejected by an impaired class, that the plan "does not discriminate unfairly" and is "fair and equitable" as to such class, (ii) feasible and (iii) in the "best interests" of creditors and stockholders that are impaired under the plan.

       1.ACCEPTANCE

                  Classes 2, 3, 4, 6, 7 and 8 of the Plan are impaired under the Plan and are entitled to vote to accept or reject the Plan. Classes 1 and 5 of the Plan are unimpaired and, therefore, are conclusively presumed to have voted to accept the Plan. The Debtors reserve the right to amend the Plan in accordance with Section 13.10 of the Plan or seek nonconsensual confirmation of the Plan under section 1129(b) of the Bankruptcy Code or both with respect to any Class of Claims or Equity Interests that is entitled to vote to accept or reject the Plan, if such Class rejects the Plan. In that regard, the Debtors have agreed that if Class 8 of the Plan -- Edison Equity Interests -- rejects the Plan, the Debtors will seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code, barring any material change in the facts and circumstances existing as of February 27, 1997, the date on which the initial version of the Plan was filed with the Bankruptcy Court. If the facts and circumstances do materially change subsequent to February 27, 1997, the Edison Board of Directors, in the exercise of its fiduciary responsibilities under applicable law, shall be free to take such actions as are then appropriate.

       2.UNFAIR DISCRIMINATION AND FAIR AND EQUITABLE TESTS

                  To obtain nonconsensual confirmation of the Plan, it must be demonstrated to the Bankruptcy Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each impaired, nonaccepting Class. The Bankruptcy Code provides a non-exclusive definition of the phrase "fair and equitable." The Bankruptcy Code establishes "cram down" tests for secured creditors, unsecured creditors and equity holders, as follows:

                  (a) Secured Creditors. Either (i) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim or (iii) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds to be as provided in clause (i) or (ii) of this subparagraph.

                  (b) Unsecured Creditors. Either (i) each impaired unsecured creditor receives or retains under the plan property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

                  (c) Equity Interests. Either (i) each holder of an equity interest will receive or retain under the plan property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled or the value of the interest or (ii) the holder of an interest that is junior to the nonaccepting class will not receive or retain any property under the plan.

       3.FEASIBILITY

                  The Bankruptcy Code permits a plan to be confirmed if it is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors have prepared projections of their financial performance for each of the three fiscal years in the period ending January 29, 2000 (the "Projection Period"). These projections, and the assumptions on which they are based, are included in the Edison Brothers Stores, Inc. et al. Projected Financial Information, annexed hereto as Exhibit D. Based upon such projections, the Debtors believe that they will be able to make all payments required pursuant to the Plan and, therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization. The Debtors further believe that they will be able to repay or refinance all of the then-outstanding indebtedness under the Plan at or prior to the maturity of such indebtedness.

                  The financial information and projections appended to the Disclosure Statement include for the three fiscal years in the Projection
Period:

         o Pro Forma Consolidated Balance Sheet of the Reorganized Debtors as of July 5, 1997;

         o Projected Consolidated Balance Sheet of the Reorganized Debtors as of January 31, 1998, January 30, 1990 and January 29, 2000;

         o Projected Consolidated Statements of Operation of the Reorganized Debtors for the 22-week period ending July 5, 1997, including confirmation adjustments, the 30-week period ending January 31, 1998 and for each of the two fiscal years in the period ending January 29, 2000;

         o Projected Consolidated Statements of Cash Flow of the Reorganized Debtors for the 22-week period ending July 5, 1997, including confirmation adjustments, the 30-week period ending January 31, 1998 and for each of the two fiscal years in the period ending January 29, 2000; and

         o Projected Capitalization Table of the Reorganized Debtors as of January 31, 1998, January 30, 1999 and January 29, 2000.

                  The pro forma financial information and the projections are based on the assumption that the Plan will be confirmed by the Bankruptcy Court and, for projection purposes, that the Effective Date under the Plan will occur on July 5, 1997. Although the projections and information are based upon a July 5, 1997 Effective Date, the Debtors believe that an actual Effective Date in the third or fourth quarter of fiscal 1997, as is likely to be the case, would not have any material effect on the projections.

                  The Debtors have prepared these financial projections based upon certain assumptions that they believe to be reasonable under the circumstances. Those assumptions considered to be significant are described in the financial projections, which are annexed hereto as Exhibit D. The financial projections have not been examined or compiled by independent accountants. The Debtors make no representation as to the accuracy of the projections or their ability to achieve the projected results. Many of the assumptions on which the projections are based are subject to significant uncertainties. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results achieved throughout the Projection Period may vary from the projected results and the variations may be material. All holders of Claims and Equity Interests that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the financial projections are based in evaluating the Plan.

       4.BEST INTERESTS TEST

                  With respect to each impaired Class of Claims and Equity Interests, confirmation of the Plan requires that each holder of a Claim or Equity Interest either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. To determine what holders of Claims and Equity Interests of each impaired Class would receive if the Debtors were liquidated under chapter 7, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in the context of a chapter 7 liquidation case. The Cash amount that would be available for satisfaction of Unsecured Claims and Equity Interests would consist of the proceeds resulting from the disposition of the unencumbered assets and properties of the Debtors, augmented by the unencumbered Cash held by the Debtors at the time of the commencement of the liquidation case. Such Cash amount would be reduced by the amount of the costs and expenses of the liquidation and by such additional administrative and priority claims that might result from the termination of the Debtors' business and the use of chapter 7 for the purposes of liquidation.

                  The Debtors' costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those fees that might be payable to attorneys and other professionals that such a trustee might engage. In addition, claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtors during the pendency of the Chapter 11 Cases. The foregoing types of claims and other claims that might arise in a liquidation case or result from the pending Chapter 11 Cases, including any unpaid expenses incurred by the Debtors during the Chapter 11 Cases such as compensation for attorneys, financial advisors and accountants, would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition Unsecured Claims.

                  To determine if the Plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of a liquidation of the Debtors' unencumbered assets and properties, after subtracting the amounts attributable to the foregoing claims, are then compared with the value of the property offered to such Classes of Claims and Equity Interests under the Plan.

                  After considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Chapter 11 Cases, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail and (iii) the substantial increases in claims which would be satisfied on a priority basis or on parity with creditors in the Chapter 11 Cases, the Debtors have determined that confirmation of the Plan will provide each holder of an Allowed Claim or Equity Interest with a recovery that is not less than such holder would receive pursuant to liquidation of the Debtors under chapter 7.

                  The Debtors also believe that the value of any distributions to each class of Allowed Claims in a chapter 7 case, including all Secured Claims, would be less than the value of distributions under the Plan because such distributions in a chapter 7 case would not occur for a substantial period of time. It is likely that distribution of the proceeds of the liquidation could be delayed for two years after the completion of such liquidation in order to resolve claims and prepare for distributions. In the likely event litigation was necessary to resolve claims asserted in the chapter 7 case, the delay could be prolonged.

                  The Debtors' Liquidation Analysis is attached hereto as Exhibit E. The information set forth in Exhibit E provides a summary of the liquidation values of the Debtors' assets, assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtors' estates. Reference should be made to the Liquidation Analysis for a complete discussion and presentation of the Liquidation Analysis. The Liquidation Analysis was prepared by the Debtors with the assistance of E&Y.

                  Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. The Liquidation Analysis is also based on assumptions with regard to liquidation decisions that are subject to change. Accordingly, the values reflected might not be realized if the Debtors were, in fact, to undergo such a liquidation. The chapter 7 liquidation period is assumed to be a period of more than one year, allowing for, among other things, the (i) discontinuation of operations, (ii) selling of assets and (iii) collection of receivables.

D.     CONSUMMATION.

                  The Plan will be consummated on the Effective Date. The Effective Date of the Plan will occur on the first Business Day on which the conditions precedent to the effectiveness of the Plan, as set forth in Section
11.1 of the Plan, have been satisfied or waived pursuant to Section 11.3 of the Plan. For a more detailed discussion of the conditions precedent to the Plan and the consequences of the failure to meet such conditions, see Section V.L., "The Plan of Reorganization -- Conditions Precedent to Effectiveness of the Plan."

                  The Plan is to be implemented pursuant to its terms, consistent with the provisions of the Bankruptcy Code.

E.     EXIT FINANCING.

                  As a condition to the effectiveness of the Plan, Edison must have credit availability under a working capital credit facility, in form and substance acceptable to the Debtors and reasonably acceptable to the Creditors' Committee, to provide the Reorganized Debtors with working capital sufficient to meet their ordinary and peak requirements (the "Exit Financing Facility"). Based upon discussions with potential lenders, Edison believes that it will be able to negotiate and effectuate an Exit Financing Facility that will satisfy the foregoing condition and that such facility will be a five-year secured revolving credit facility in the principal amount of $200,000,000, with a letter of credit subfacility providing for the issuance of letters of credit of up to an aggregate amount at any time outstanding of $150,000,000.

                   VII. MANAGEMENT OF THE REORGANIZED DEBTORS

A.     BOARD OF DIRECTORS AND MANAGEMENT.

       1.COMPOSITION OF BOARDS OF DIRECTORS

         A.       REORGANIZED EDISON

                  The initial Board of Directors of Reorganized Edison will consist of nine individuals, two of whom will be representatives of Edison's senior management, one of whom will be a current outside director of Edison, and six of whom will be selected by the Creditors' Committee, after consultation with management of Edison. The names of such individuals will be disclosed prior to the date of the Confirmation Hearing. Each of the members of the initial Edison Board of Directors shall serve until the first annual meeting of stockholders of Reorganized Edison and until their successors have been duly elected and qualified or their earlier resignation or removal in accordance with the Amended Edison Certificate of Incorporation or Amended Edison Bylaws, as the same may be amended from time to time.

         B.       REORGANIZED SUBSIDIARIES

                  The initial Board of Directors of each of the Reorganized Subsidiaries will consist of officers or employees of Reorganized Edison whose names will be disclosed prior to the date of the Confirmation Hearing. Each of the members of each such initial Board of Directors shall serve until the first meeting of stockholders of the respective Reorganized Subsidiary or their earlier resignation or removal in accordance with the certificate of incorporation or bylaws of such Reorganized Subsidiary.

       2.IDENTITY OF OFFICERS

                  The officers of the Debtors immediately prior to the Effective Date will continue in their then-current positions as the officers of the Reorganized Debtors. However, as described in section VII.A.3, "Management of the Reorganized Debtors -- Board of Directors and Management -- Chief Executive Officer," Alan D. Miller has determined to resign as Chairman of the Board, President and Chief Executive Officer of Edison effective as of the commencement of employment of a successor chief executive officer or such earlier time after the Confirmation Date as may be mutually agreed upon by Mr. Miller and the Edison Board of Directors. Set forth below is the name, age and position with Edison of each executive officer of Edison, together with certain biographical information:


       Name                    Age                                   Title
       ----                    ---                                   -----
David B. Cooper, Jr.           41          Director since 1995; Executive Vice President and
                                           Chief Financial Officer since 1994

Paul D. Eisen                  42          President of JW/Jeans West since 1995; President
                                           of Oaktree since 1994; President and General
                                           Merchandise Manager of Jeans West 1989-1994

Michael J. Fine                45          President of Edison Footwear and Womenswear
                                           Group since 1996; President of 5-7-9 Shops since
                                           1994

Eric A. Freesmeier             44          Executive Vice President - Human
                                           Resources since 1992; Vice President - Human
                                           Resources 1986-1992

Karl W. Michner                49          Senior Executive Vice President since 1995;
                                           Director since 1989; President of Edison
                                           Menswear Group since 1987



                                       64


Alan D. Miller                  44          Chairman of the Board, President and Chief
                                            Executive Officer since 1995; President of Edison
                                            Footwear Group 1993-1995; Director since 1992;
                                            President of Bakers/Leeds/Precis 1991-1993;
                                            President of 5-7-9 Shops 1987-1991

Alan A. Sachs                   50          Executive Vice President and General Counsel
                                            since 1992; Vice President and General Counsel
                                            1990-1992; Director since 1990; Secretary since
                                            1987; Vice President - Law 1985-1990

Steven R. Thomas                42          President of Edison Big & Tall since 1997;
                                            President of Repp Ltd Big & Tall 1996-1997;
                                            General Manager of Zeidler & Zeidler 1995-1996.


       3.CHIEF EXECUTIVE OFFICER

                  As described above, Alan D. Miller has served since April 1995 as Chairman of the Board, President and Chief Executive Officer of Edison. Mr. Miller's leadership and guidance prior to and during the administration of the Chapter 11 Cases has materially contributed to the successful reorganization of the Debtors. Mr. Miller, however, has determined to resign as Chairman of the Board, President and Chief Executive Officer of Edison effective as of the commencement of employment of a successor chief executive officer or such earlier time after the Confirmation Date as may be mutually agreed upon by Mr. Miller and the Edison Board of Directors. During the transition period, which is anticipated to extend through the Effective Date, Mr. Miller will continue to discharge his current duties and assist the Edison Board of Directors in its executive search.

                  In recognition of Mr. Miller's service as Chairman of the Board, President and Chief Executive Officer of Edison and his leadership and guidance in the prosecution of the Chapter 11 Cases, Mr. Miller will be provided with certain additional compensation subject to confirmation of the Plan. As of the date hereof, the terms of such compensation have not been finalized. It is anticipated that such terms will be finalized prior to the Confirmation Date and disclosed to the Bankruptcy Court at the Confirmation Hearing.

B.     COMPENSATION OF EXECUTIVE OFFICERS.

                  The following table sets forth all cash compensation paid by Edison to each of the five most highly compensated executive officers of Edison, for services rendered in their respective capacities for fiscal year 19965:

    Name of Individual              Capacities in Which Served                      Compensation
    ------------------              --------------------------                      ------------

                                                                       Salary           Bonus             Other
                                                                       ------           -----             -----
Alan D. Miller               Chairman, President and Chief             $450,000         $300,000          $600
                             Executive Officer

Karl W. Michner              Senior Executive Vice President and       $350,000         $282,333          $600
                             President of Edison Menswear
                             Group


-----------------------

5 The Bonus amounts in the table are comprised of two elements: (i) "retention" bonuses paid in September 1996 in accordance with the Amended and Restated Employment Agreements between Edison and each of the named executive officers; and (ii) bonuses paid in April 1997 in respect of fiscal 1996 performance pursuant to Edison's 1996 Executive Performance Incentive Compensation Plan, which plan provides for annual bonuses contingent upon the attainment of certain financial goals approved by the Special Compensation Subcommittee of the Edison Board of Directors. The "Other" amounts in the table were contributed by Edison to the Edison Brothers Stores Savings Plan for the accounts of the named individuals during fiscal 1996.


David B. Cooper, Jr.         Executive Vice President and Chief        $320,000         $213,333          --
                             Financial Officer

Alan A. Sachs                Executive Vice President, General         $285,000         $190,000          $600
                             Counsel and Secretary

Michael J. Fine              President of Edison Footwear and          $260,606         $192,993          __
                             Womenswear Groups


C.     STOCK OPTION PLAN, DIRECTOR STOCK OPTION PLAN AND RESTRICTED STOCK
       AGREEMENTS.

       1. DESCRIPTION

         A.       BACKGROUND

                  The purpose of the Stock Option Plan, the Director Stock Option Plan and the Restricted Stock Agreements is to secure for Reorganized Edison and its stockholders the benefits of the incentive inherent in the ownership of New Common Stock by the key employees and outside directors of Reorganized Edison who will be largely responsible for the Reorganized Debtors' future growth and financial success. In connection with and pursuant to the Plan, the Stock Option Plan and the Director Stock Option Plan will be adopted and certain of the Management Options will be granted to certain persons under the Stock Option Plan, effective as of the Effective Date. In connection with and pursuant to the Plan, the Restricted Stock Agreements will be authorized, effective as of the Effective Date.

                  Acceptance of the Plan by the holders of General Unsecured Claims will constitute approval of the Stock Option Plan, the Director Stock Option Plan and the Restricted Stock Agreements by such holders; provided, however, that if more than 50% of the Rights are exercised, then acceptance of the Plan by the holders of Edison Equity Interests, rather than the holders of General Unsecured Claims, will constitute approval of the Stock Option Plan, the Director Stock Option Plan and the Restricted Stock Agreements by such holders. The following description of the Stock Option Plan, the Director Stock Option Plan and the Restricted Stock Agreements is qualified in its entirety by reference to the full text of the Stock Option Plan and the Director Stock Option Plan and the form of Restricted Stock Agreement, each of which is contemplated to be in substantially the form annexed to the Disclosure Statement as Exhibit F.

         B.       SHARES AVAILABLE

                  The Stock Option Plan makes available for Management Options an aggregate of 800,000 shares of New Common Stock, subject to certain adjustments. No individual may be granted Management Options in respect of more than 200,000 shares of New Common Stock in any 12-month period. If any Management Option expires or is terminated or cancelled without having been exercised in full, the unpurchased shares subject thereto will again be available under the Stock Option Plan.

                  The Director Stock Option Plan makes available for Director Options an aggregate of 200,000 shares of New Common Stock, subject to certain adjustments. If any Director Option expires or is terminated or cancelled without having been exercised in full, the unpurchased shares subject thereto will again be available under the Director Stock Option Plan.

                  Pursuant to the Restricted Stock Agreements, 225,000 shares of Restricted Stock will be issued.

         C.       ADMINISTRATION OF STOCK OPTION PLAN AND DIRECTOR STOCK OPTION
                  PLAN

                  Following the Effective Date, the Stock Option Plan will be administered by the Compensation Committee (the "Committee") of the Board of Directors of Reorganized Edison (the "Reorganized Edison Board") or such other committee as the Reorganized Edison Board may designate from time to time. The Committee will consist of two or more members of the Reorganized Edison Board each of whom (i) meets the definition of "outside director" as such term is used in Section 162(m) of the Tax Code and (ii) meets the definition of "non-employee director" as such term is used in Rule 16b-3(b)(3) under the

Exchange Act. Other than with respect to the granting of the Management Options granted as of the Effective Date, subject to the terms of the Stock Option Plan, the Committee will have complete authority to (1) interpret the Stock Option Plan, (2) prescribe, amend and rescind rules and regulations relating to the Stock Option Plan, (3) determine the individuals to whom, and the time or times at which, Management Options will be granted, (4) determine the number of shares to be subject to each Management Option, the price at which such shares may be purchased, and all other terms and provisions of each option agreement and (5) make all other such determinations that it considers necessary or desirable for the administration of the Stock Option Plan.

                  Following the Effective Date, the Director Stock Option Plan will be administered by a Committee (the "Director Plan Committee") appointed by the Reorganized Edison Board that will consist of two or more members of the Reorganized Edison Board each of whom shall be a "non-employee director" as defined in Rule 16b-3(b)(3) under the Exchange Act. Other than with respect to the granting of the Director Options, the number and timing of which are specified in the Director Stock Option Plan, the Director Plan Committee will have complete authority to (1) interpret the Director Stock Option Plan, (2) prescribe, amend and rescind rules and regulations relating to the Director Stock Option Plan and (3) make all other such determinations that it considers necessary or desirable for the administration of the Director Stock Option Plan.

         D.       ELIGIBILITY FOR PARTICIPATION

                  Key employees of Reorganized Edison are eligible to participate in the Stock Option Plan. Outside directors of Reorganized Edison are eligible to participate in the Director Stock Option Plan.

         E.       STOCK OPTIONS, DIRECTOR OPTIONS AND RESTRICTED STOCK

                  The Stock Option Plan provides for the grant of Management Options to purchase shares of New Common Stock. The purchase price of the New Common Stock under each Management Option will be the fair market value thereof at the time of grant. The Committee may adopt any criterion for the determination of such fair market value as it may in good faith determine to be appropriate.

                  The Director Stock Option Plan provides for the grant of (a) a Director Option to purchase 3,500 shares of New Common Stock to each Director who is a Director as of the close of business on the Effective Date, (b) a Director Option to purchase 3,500 shares of New Common Stock to each Director who is first elected or appointed a Director after the Effective Date, as of the date of such election or appointment, and (c) a Director Option to each Director described in the foregoing clause (a) or (b) who remains a Director as of the completion of each Annual Meeting of Stockholders of Reorganized Edison in each calendar year following the calendar year in which such Director received such grant of Director Options described in such clause (a) or (b) as of the date of completion of each Annual Meeting of Stockholders of Reorganized Edison to purchase that number of shares of New Common Stock (rounded to the nearest whole number) equal to $20,000 divided by the Fair Market Value (as hereinafter defined) of a share of New Common Stock as of such date, effective on the day of completion of such Annual Meeting, in each case subject to the terms of the Director Stock Option Plan. The purchase price of the New Common Stock under each Director Option will be the Fair Market Value thereof at the time of grant. The Fair Market Value is defined in the Director Stock Option Plan to mean, as of a particular date, the average of the highest and lowest selling prices of a share of New Common Stock as reported for that date (or, if none is reported, the most recent date for which such prices are quoted) on the New York Stock Exchange or, if the New Common Stock is not listed thereon, on such other national securities exchange on which the New Common Stock is listed or, if not so listed, as quoted on the Nasdaq National Market or, if not so quoted, as determined according to such criteria as the Director Plan Committee may in good faith determine to be appropriate.

                  The Restricted Stock Agreements provide for the issuance of Restricted Stock without payment as additional compensation for services to Edison and Reorganized Edison. The Restricted Stock will have full dividend and voting rights. The Restricted Stock will vest over a two-year period, 50% each year. The Restricted Stock Agreements provide for accelerated vesting in certain circumstances, including death, disability, termination of employment by Reorganized Edison Without Cause (as defined therein) or by the employee for Good Reason (as defined therein), and upon a Change of Control (as defined therein).

         F. OTHER TERMS OF MANAGEMENT OPTIONS, DIRECTOR OPTIONS AND RESTRICTED STOCK

                  The Stock Option Plan and the Director Stock Option Plan, respectively, provide that Management Options and Director Options shall not be transferable other than by will or the laws of descent and distribution and may not be sold or otherwise disposed of in the absence of registration under the Securities Act or an exemption therefrom. Under the Restricted Stock Agreements, the Restricted Stock may not be sold or otherwise disposed of in the absence of registration under the Securities Act or an exemption therefrom.

                  The Stock Option Plan and the Director Stock Option Plan, respectively, contain provisions governing the exercise and/or termination of outstanding Management Options and Director Options in the event of termination of an optionee's employment or service as Director or in the event of his or her death, disability or retirement.

                  The Stock Option Plan and the Director Stock Option Plan will take effect as of the Effective Date and will terminate 10 years thereafter. Management Options and Director Options outstanding at the termination of the Stock Option Plan and the Director Stock Option Plan, respectively, will continue in full force and effect and will not be affected thereby.

                  The Reorganized Edison Board may at any time terminate the Stock Option Plan or make such modifications thereof as it shall deem advisable; provided, however, that the Board may not, without approval by the holders of New Common Stock, increase the number of shares as to which Management Options may be granted thereunder (except as described below), change the class of persons to whom options may be granted, or materially increase the benefits accruing to participants thereunder. No modification or termination of the Stock Option Plan may, without the written consent of an employee to whom a Management Option shall have been granted, adversely affect the rights of such employee under such Management Option, which rights shall include all rights of the holder of the Management Option under the Stock Option Plan as it existed as of the date of the grant of the Management Option.

                  The Reorganized Edison Board may at any time terminate the Director Stock Option Plan or make such modifications thereof as it shall deem advisable; provided, however, that no modification or termination of the Director Stock Option Plan may, without the written consent of an optionee to whom any Director Option shall have been granted, adversely affect the rights of such optionee under such Director Option, which rights shall include all rights of the holder of the Director Option under the Director Stock Option Plan as it existed as of the date of the grant of the Director Option.

                  The Stock Option Plan, the Director Stock Option Plan and the Restricted Stock Agreements, respectively, contain provisions for equitable adjustment of Management Options, Director Options and Restricted Stock in the event of a merger, consolidation, recapitalization, stock dividend, stock split, spin-off, combination of shares, exchange of shares or other like change in the New Common Stock.

                  The Stock Option Plan and the Restricted Stock Agreements provide that, in the event of a Change in Control (as defined therein), all Management Options then outstanding will become immediately and fully exercisable and the Restricted Stock shall immediately vest. Under the Stock Option Plan and the Restricted Stock Agreements, a "Change in Control" will be deemed to have occurred upon the occurrence of certain events, including any "person" or "group" (as such terms are used in the Exchange Act) becoming the "beneficial owner" (as determined pursuant to the Exchange Act) of securities of Reorganized Edison having more than 33% of the total voting power of all classes of capital stock of Reorganized Edison entitled to vote generally in the election of directors of Reorganized Edison.

                  The Director Stock Option Plan provides that Director Options shall vest over a three-year period. Each Director Option shall (i) become exercisable for one-third of the shares of New Common Stock covered thereby after one year from the date of grant, (ii) become exercisable for an additional one-third of the shares of New Common Stock covered thereby after two years from the date of grant and (iii) become exercisable for the remaining one-third of the shares of New Common Stock covered thereby after three years from the date of grant.

                  Under the Stock Option Plan, the Committee, in its sole discretion, may grant tax-offset bonus rights ("TOBRs") with respect to Management Options. Such TOBRs may be granted to an optionee at the time of the grant of the related Management Option or subsequent thereto. A TOBR will entitle the optionee to receive from Reorganized Edison upon exercise of the related Management Option an amount in cash equal to (i) the excess, if any, of the aggregate market price of the shares acquired by the exercise of the Management Option on the date of exercise over the aggregate purchase price of the shares acquired by such exercise multiplied by (ii) a percentage (either fixed or by formula) determined solely by the

Committee. The Committee shall determine all other terms and provisions of any TOBR. No TOBR will be assignable or transferable except to the extent the Committee permits such TOBR to be assigned by will or through the laws of descent and distribution.

                  Reorganized Edison intends to file a Registration Statement on Form S-8 with the Commission to register under the Securities Act the Restricted Stock and the shares of New Common Stock issuable upon exercise of the Management Options and the Director Options.

       2. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

                  The following is a brief description of the federal income tax treatment that will generally apply to Management Options awarded under the Stock Option Plan, Director Options awarded under the Director Stock Option Plan and Restricted Stock issued under the Restricted Stock Agreements, based on federal income tax laws in effect on the date hereof. The exact federal income tax treatment of Management Options, Director Options and Restricted Stock will depend on the specific nature of any such Management Option, Director Option or Restricted Stock. BECAUSE THE FOLLOWING PROVIDES ONLY A BRIEF SUMMARY OF THE GENERAL FEDERAL INCOME TAX RULES, INDIVIDUALS SHOULD NOT RELY THEREON FOR INDIVIDUAL TAX ADVICE, AS EACH TAXPAYER SITUATION AND THE CONSEQUENCES OF ANY PARTICULAR TRANSACTION WILL VARY DEPENDING UPON THE SPECIFIC FACTS AND CIRCUMSTANCES INVOLVED. RATHER, EACH TAXPAYER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR FOR PARTICULAR FEDERAL, AS WELL AS STATE AND LOCAL, INCOME AND ANY OTHER TAX ADVICE.

         A.       MANAGEMENT OPTIONS

                  All Management Options granted under the Stock Option Plan will be options that do not qualify as "incentive stock options" within the meaning of Section 422 of the Tax Code. An employee who receives a Management Option will not recognize any taxable income upon grant. However, the employee generally will recognize ordinary income upon exercise of the Management Option in an amount equal to the excess of the fair market value of the shares of New Common Stock at the time of exercise over the exercise price.

                  As a result of Section 16(b) of the Exchange Act, under certain circumstances, the timing of income recognition may be deferred (generally for up to six months following the exercise (the "Deferral Period")) for any individual who is an officer or director of Reorganized Edison or the beneficial owner of more than 10 percent of any class of equity securities of Reorganized Edison. Absent a Section 83(b) election (as described below for Restricted Stock Agreements), recognition of income by the individual will be deferred until the expiration of the Deferral Period, if any.

                  The ordinary income recognized with respect to the receipt of shares or cash upon exercise of a Management Option will be subject to both wage withholding and other employment taxes. In addition to the customary methods of satisfying the withholding tax liabilities that arise upon the exercise, Reorganized Edison may satisfy the liability in whole or in part by withholding shares of New Common Stock from those that otherwise would be issuable to the individual or by the employee tendering other shares owned by him or her, valued at their fair market value as of the date that the tax withholding obligation arises.

                  A federal income tax deduction generally will be allowed to Reorganized Edison in an amount equal to the ordinary income included by the individual with respect to his or her Management Option, provided that such amount constitutes an ordinary and necessary business expense to Reorganized Edison and is reasonable and the limitations of Sections 280G and 162(m) of the Tax Code do not apply.

                  If an individual exercises a Management Option by delivering shares of New Common Stock, the individual will not recognize gain or loss with respect to the exchange of such shares, even if their then-fair market value is different from the individual's tax basis. The individual, however, will be taxed as described above with respect to the exercise of the Management Option as if he or she had paid the exercise price in cash, and Reorganized Edison likewise generally will be entitled to an equivalent tax deduction.

         B.       DIRECTOR OPTIONS

                  An outside director who receives a Director Option will not recognize any taxable income upon such grant. However, the director generally will recognize ordinary income upon exercise of the Director Option in an amount equal to the excess of the fair market value of the shares of New Common Stock at the time of exercise over the exercise price.

                  As a result of Section 16(b) of the Exchange Act, the timing of income recognition upon the exercise of a Director Option may be deferred in the same manner as described above for shares of New Common Stock acquired pursuant to the exercise of a Management Option.

                  A federal income tax deduction generally will be allowed to Reorganized Edison in an amount equal to the ordinary income included by the individual with respect to his or her Director Option, provided that such amount constitutes an ordinary and necessary business expense to Reorganized Edison and is reasonable and the limitations of Section 280G of the Tax Code do not apply.

                  If an individual exercises a Director Option by delivering shares of New Common Stock, the individual will not recognize gain or loss with respect to the exchange of such shares, even if their then-fair market value is different from the individual's tax basis. The individual, however, will be taxed as described above with respect to the exercise of the Director Option as if he or she had paid the exercise price in Cash, and Reorganized Edison likewise generally will be entitled to an equivalent tax deduction.

         C.       RESTRICTED STOCK

                  When shares of New Common Stock received under a Restricted Stock Agreement are either transferable or no longer subject to a substantial risk of forfeiture (as defined in the Tax Code and the regulations thereunder), employees generally will recognize ordinary income equal to the fair market value of the New Common Stock at the time the forfeiture and transferability restrictions lapse. For individuals subject to Section 16(b) of the Exchange Act, the timing of income recognition may be deferred in the same manner as described above for shares of New Common Stock acquired pursuant to the exercise of a Management Option.

                  With respect to shares of New Common Stock that are restricted as to transferability and subject to a substantial risk of forfeiture -- absent a written election pursuant to Section 83(b) of the Tax Code filed with the IRS within 30 days after the date of issuance of such shares pursuant to the award (a "Section 83(b) election") -- an individual will recognize ordinary income at the earlier of the time at which (i) the shares become transferable or (ii) the restrictions that impose a substantial risk of forfeiture of such shares lapse, in an amount equal to the fair market value (on such date) of such shares. If a
Section 83(b) election is made, the individual will recognize ordinary income, as of the date of issuance, in an amount equal to the fair market value of the New Common Stock as of that date, and the individual will not recognize taxable income again until he or she makes a taxable disposition of the New Common Stock. Under the terms of the Restricted Stock Agreements, if the employee does not make a Section 83(b) election, then at the time the shares become transferable or the restrictions that impose a substantial risk of forfeiture of such shares lapse (unless such events result from the death, disability or termination of employment of the employee), Reorganized Edison will pay to the employee in cash such sum as is necessary (after taking into account all federal, state and local income taxes payable by the employee as a result of the receipt of such sum) to place the employee in the same after-tax position as the employee would have been in if no federal, state or local income taxes were payable by the employee in respect of his or her receipt of such shares.

                  The ordinary income recognized with respect to the receipt of shares of New Common Stock under a Restricted Stock Agreement will be subject to both wage withholding and other employment taxes.

                  Reorganized Edison generally will be allowed a deduction for federal income tax purposes in an amount equal to the ordinary income recognized by the employee, provided that such amount constitutes an ordinary and necessary business expense and is reasonable and the limitations of Sections 280G and 162(m) of the Tax Code do not apply.

         D.       DIVIDENDS AND DIVIDEND EQUIVALENTS

                  To the extent shares of New Common Stock received under a Restricted Stock Agreement or acquired upon the exercise of a Management Option under the Stock Option Plan or a Director Option under the Director Stock Option Plan earn dividends or dividend equivalents, an individual generally will recognize ordinary income with respect to such dividends.

         E.       CHANGE IN CONTROL

                  In general, if the total amount of payments to an individual that are contingent upon a "change of control" of Reorganized Edison (as defined in Section 280G of the Tax Code), including payments under the Stock Option Plan and Restricted Stock Agreements that vest upon a "change in control," equals or exceeds three times the individual's "base amount" (generally, such individual's average annual compensation for the five calendar years preceding the change in control), then, subject to certain exceptions, the payments may be treated as "parachute payments" under the Tax Code, in which case a portion of such payments would be non-deductible to Reorganized Edison and the individual would be subject to a 20% excise tax on such portion of the payments.

         F.       CERTAIN LIMITATIONS ON DEDUCTIBILITY OF EXECUTIVE COMPENSATION

                  With certain exceptions, Section 162(m) of the Tax Code denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million per executive per taxable year, including any deduction with respect to the exercise of a Management Option or a grant of Restricted Stock. This limitation applies to compensation paid to each executive officer who, on the last day of the taxable year, is either the chief executive officer or one of the four most highly compensated officers other than the chief executive officer.

       3. MANAGEMENT OPTIONS AND DIRECTOR OPTIONS TO BE GRANTED AND RESTRICTED STOCK TO BE ISSUED

                  In connection with and pursuant to the Plan, as of the Effective Date Management Options will be granted to approximately 175 key employees of Reorganized Edison entitling such persons to purchase in the aggregate up to 500,000 shares of New Common Stock. The largest grant to any one employee will not exceed Management Options to purchase 50,000 shares of New Common Stock. Within six months after the Effective Date, Management Options will be granted to certain key employees of Reorganized Edison entitling such persons to purchase in the aggregate up to 300,000 shares of New Common Stock. In connection with and pursuant to the Plan, as of the Effective Date, Director Options will be granted to outside Directors of Reorganized Edison entitling each such person to purchase 3,500 shares of New Common Stock. Each outside Director who is thereafter elected or appointed also will receive a Director Option to purchase 3,500 shares of New Common Stock. In addition, each such Director who remains a Director as of the completion of the Annual Meeting of Stockholders of Reorganized Edison in each calendar year following the calendar year in which such Director received such Director Option granted initially will receive an additional Director Option to purchase that number of shares of New Common Stock (rounded to the nearest whole number) equal to $20,000 divided by the Fair Market Value (as defined in the Director Stock Option Plan) of a share of New Common Stock as of such date. The total numbers of shares of New Common Stock available for grants of Director Options under the Director Stock Option Plan shall be 200,000. Under the Restricted Stock Agreements, a total of 225,000 shares of Restricted Stock will be issued to approximately eight senior executives of Reorganized Edison as of the Effective Date.

D.     AMENDED EMPLOYMENT CONTRACTS.

                  As of the Effective Date, the Debtors or Reorganized Debtors will have entered into employment contracts or amended employment contracts with approximately nine key executives (the "Employment Contracts"). Each Employment Contract will have a two year base term.6 The aggregate annualized base compensation to be paid to such executives pursuant to the Employment Contracts is $2,367,000.

-------------------

6   As described in section VII.A.3, "Management of the Reorganized Debtors --
Board of Directors and Management -- Chief Executive Officer," Alan D. Miller has determined to resign as Chairman, Chief Executive Officer and President of Edison.
Accordingly, Mr. Miller will not receive an Employment Contract.

                  Set forth below is a summary of certain provisions anticipated to be included in the Employment Contracts as contemplated by the Plan. The proposed form of Employment Contract is annexed to the Disclosure Statement as Exhibit F.

                  Each Employment Contract will become effective as of the Effective Date for the base term, and may be extended by mutual agreement between Reorganized Edison and the employee, or terminated as described below; provided, however, that in the event an Employment Contract Change in Control (as defined below) occurs less than 18 months prior to the end of such term, such term will be extended for a period ending 18 months after such occurrence.

                  Upon a termination of employment by Reorganized Edison for Cause (as defined in the Employment Contracts), or a termination by the employee for other than Good Reason (as defined in the Employment Contracts), the employee will be entitled to earned but unpaid amounts (including base salary) through the date of termination. Upon a termination of employment by Reorganized Edison Without Cause (as defined in the Employment Contracts) or by the employee for Good Reason, the employee will be entitled to (1) the amounts the employee would receive in the event of a termination by Reorganized Edison for Cause or a termination by the employee for other than Good Reason, (2) a lump sum cash amount equal to the employee's highest monthly salary multiplied by the greater of 12 or the number of months remaining until the end of the base term, (3) the continuation for a specified period of certain life insurance, medical, dental and disability benefits to which the employee was entitled immediately prior to such termination, and (4) a lump sum cash amount equal to 1/12 of the employee's "target bonus" for the then-current fiscal year under Reorganized Edison's Executive Performance-Based Bonus Plan multiplied by the greater of 12 or the number of months remaining until the end of the base term. In the event an Employment Contract Change in Control occurs after the end of the base term but at a time when the employee is still employed by Reorganized Edison, and if, within 18 months after such occurrence, the employee's employment is terminated by Reorganized Edison Without Cause or by the employee for Good Reason, then the employee shall be entitled to all of the amounts the employee would have received had his or her employment been terminated Without Cause during the base term (for purposes of computing such amounts, the end of the base term will be deemed to be the last day of such 18-month period).

                  Under the Employment Contracts, an "Employment Contract Change in Control" means the occurrence of any of certain events, including any "person" or "group" (as such terms are used in the Exchange Act) becoming the "beneficial owner" (as determined under the Exchange Act) of securities of Reorganized Edison having more than 33% of the total voting power of all classes of capital stock of Reorganized Edison entitled to vote generally in the election of directors of Reorganized Edison.

E.     RETENTION/PERFORMANCE BONUSES.

                  As of the Effective Date, Edison or Reorganized Edison will have adopted a retention/bonus program that will result in payments aggregating approximately $750,000 to certain key executives in 1998, provided that such executives remain employed with Reorganized Edison through the date of such payments. In addition, as of the Effective Date, in recognition of the successful restructuring of the Debtors, Edison or Reorganized Edison will have adopted a bonus program that will result in payments aggregating approximately $2,200,000 to approximately 20 key executives instrumental to such restructuring. Such restructuring bonuses will be paid on or after the Effective Date.

F.     CONTINUATION OF EXISTING SEVERANCE PLANS AND D&O INSURANCE .

                  All employment and severance practices and policies, and all compensation and benefit plans, policies and programs of the Debtors applicable to their directors, officers or employees, are treated as executory contracts and assumed under the Plan. The Debtors have maintained and will continue to maintain appropriate insurance on behalf of their officers and directors.

G.     POST-EFFECTIVE DATE SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.

                  The following table sets forth those entities (including affiliates and related entities) which, based upon the Debtors' estimate of Allowed Claims as reflected on the claims register as of May 1, 1997, will own beneficially more than 5.0% of the New Common Stock as of the Effective Date:


Name and Address                                   Estimated Amount of                  Estimated Percentage
of Beneficial Holder                               Beneficial Ownership                 of Beneficial Ownership
--------------------                               --------------------                 -----------------------
Swiss Bank Corporation                             1,309,556 shares of New              13.10%
c/o Swiss Bank Corporation,                        Common Stock
New York Branch
45 Broadway
New York, New York  10006

Morgens, Waterfall, Vintiadis                      976,000 shares of New                9.76%
  & Co., Inc.                                      Common Stock
10 East 50th Street
New York, New York  10022

Citibank, N.A.                                     814,695 shares of New                8.15%
599 Lexington Avenue                               Common Stock
New York, New York  10043

Principal Mutual Life Insurance Co.                776,761 shares of New                7.77%
711 High Street                                    Common Stock
Des Moines, Iowa  50392-0800

Oppenheimer & Co., Inc. et al.                     719,165 shares of New                7.19%
One World Financial Center                         Common Stock
Eighth Floor
200 Liberty Street
New York, New York  10281

Merrill Lynch, Pierce, Fenner & Smith              577,176 shares of New                5.77%
World Financial Center                             Common Stock
North Tower, 16th Floor
New York, New York  10281


                  The foregoing percentages are calculated based upon the assumption that no Rights are exercised. If the Rights are exercised by certain current holders of Allowed Edison Equity Interests (or their transferees), the percentage holdings of the foregoing holders of Allowed Claims may decrease and certain holders of Allowed Edison Equity Interests (or their transferees) could, upon consummation of the Plan, receive distributions of shares of New Common Stock representing in excess of five percent of the outstanding shares of the New Common Stock. For a description of the Rights, see Section V.B.3., "The Plan of Reorganization -- Securities to be Issued Under the Plan -- New Common Stock, Rights, Warrants, Management Options, Director Options and Restricted Stock."

                          VIII. SECURITIES LAWS MATTERS

                  No registration statement will be filed under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws with respect to the offer and distribution under the Plan of New Common Stock, New Notes, Rights, Warrants (including the New Common Stock issuable upon exercise thereof) and Class A Membership Units (collectively, the "Plan Securities"). The Debtors believe that the provisions of section 1145(a)(1) (and, with respect to the New Common Stock issuable upon exercise of the Warrants and the New Common Stock and Class A Membership Units in the EBS Litigation, L.L.C. distributable upon exercise of the Rights, section 1145(a)(2) of the Bankruptcy Code) and with respect to the Class B Membership Units, section 4(2) of the Securities Act, exempt the offer and distribution of the Plan Securities and the Class B Membership Units from federal and state securities registration requirements.

A.     BANKRUPTCY CODE EXEMPTIONS FROM REGISTRATION REQUIREMENTS.

       1.INITIAL OFFER AND SALE OF PLAN SECURITIES

                  Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act and state laws if three principal requirements are satisfied:
(i) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, of an affiliate participating in a joint plan with the debtor or of a successor to the debtor under the plan; (ii) the recipients of the securities must hold a prepetition or administrative expense claim against the debtor or an interest in the debtor; and (iii) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or principally in such exchange and partly for cash or property. The Debtors believe that the offer and sale of the Plan Securities under the Plan satisfies the requirements of section 1145(a)(1) of the Bankruptcy Code and are, therefore, exempt from registration under the Securities Act and state securities laws.

                  With respect to the LLCs, the Debtors believe that (i) each of the LLCs is a "successor" to the Debtors within the meaning of section 1145(a)(1) of the Bankruptcy Code and (ii) the offer and sale of the Class A Membership Units in each LLC otherwise satisfies the requirements of such section (to the extent such units constitute "securities" within the meaning of the Securities Act). In connection with prior cases under the Bankruptcy Code, the staff of the Commission has taken no-action positions with respect to the nonregistration under the Securities Act of interests issued under a plan of reorganization by a liquidating entity to former holders of claims or interests in a debtor, where such entity is subject to the jurisdiction of a bankruptcy court and is organized to liquidate, within a reasonable period of time, certain assets of such debtor and to distribute the proceeds thereof to the holders of such interests. Various theories have been advanced to justify the related no-action requests, including the view that such a liquidating entity constitutes a "successor" to the debtor under section 1145(a)(1) of the Bankruptcy Code and that the securities issued by such entity are exempt from registration under the Securities Act by virtue of such section. The Debtors believe that the organization of the LLCs and the issuance of the Class A Membership Units and Class B Membership Units pursuant to the Plan is consistent with the relevant facts set forth in such no-action requests.

                  In connection with prior cases under the Bankruptcy Code, the Commission also has taken no-action positions with respect to the nonregistration of a liquidating entity under the Investment Company Act of 1940, as amended (the "Investment Company Act"), where certain conditions were met, including (i) where such liquidating entity (a) existed solely to liquidate its assets and to distribute the proceeds thereof to its beneficiaries, (b) was prohibited from conducting a trade or business and from making any investments, except for temporary investments pending distribution of liquidation proceeds to beneficiaries, (c) did not hold itself out to be an investment company, but rather, a liquidating entity in the process of liquidation, (d) was under the continuing jurisdiction of a bankruptcy court, and (e) terminated on or before the third anniversary of its effective date, unless extended by the bankruptcy court, and (ii) to the extent beneficial interests in such entity were transferable, (a) such interests were not listed on any national securities exchange or the Nasdaq National Market, (b) neither such entity nor its management engaged the services of any active market maker, facilitated the development of an active trading market or encouraged others to do so, placed any advertisements in the media promoting investments in such entity, or collected or published information about prices at which such interest might be transferred, (c) an active trading market in such interests was unlikely to develop, and (d) such entity complied with the registration and reporting requirements of the Exchange Act. Each of the LLCs will comply with the registration and reporting requirements of the Exchange Act, and the Debtors believe that each of the foregoing conditions will be satisfied with respect to the LLCs.

                  Section 1145(a)(2) of the Bankruptcy Code exempts the offer of a security through any warrant, option or right to subscribe that was sold in the manner specified in section 1145(a)(1) of the Bankruptcy Code and the sale of a security upon the exercise of such a warrant, option or right to subscribe. The Debtors believe that the offer and sale of (i) New Common Stock pursuant to the Warrants and (ii) New Common Stock and Class A Membership Units in the EBS Litigation, L.L.C. pursuant to the Rights, satisfies the requirements of section 1145(a)(2) of the Bankruptcy Code and are, therefore, exempt from registration under the Securities Act and state securities laws.

       2.SUBSEQUENT TRANSFERS OF PLAN SECURITIES

                  In general, all resales and subsequent transactions in (i) the New Common Stock, New Notes, Rights, Warrants and Class A Membership Units distributed under the Plan, (ii) the New Common Stock issued upon the exercise of Warrants or (iii) the New Common Stock and Class A Membership Units in the EBS Litigation, L.L.C. issued upon exercise of the Rights will be exempt from registration under the Securities Act pursuant to section 4(1) of the Securities Act, unless the holder thereof is deemed to be an "underwriter" with respect to such securities, an "affiliate" of the issuer of such securities or a "dealer."
Section 1145(b) of the Bankruptcy Code defines four types of "underwriters":

               (i) persons who purchase a claim against, an interest in or a claim for administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest ("accumulators");

               (ii) persons who offer to sell securities offered under a plan for the holders of such securities ("distributors");

               (iii) persons who offer to buy securities from the holders of such securities, if the offer to buy is (a) with a view to distributing such securities and (b) made under a distribution agreement; and

               (iv) a person who is an "issuer" with respect to the securities, as the term "issuer" is defined in section 2(11) of the Securities Act.

Under section 2(11) of the Securities Act, an "issuer" includes any "affiliate" of the issuer, which means any person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with the issuer. Under section 2(12) of the Securities Act, a "dealer" is any person who engages either for all or part of his or her time, directly or indirectly, as agent, broker or principal, in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person. Whether or not any particular person would be deemed to be an "underwriter" or an "affiliate" with respect to any Plan Security or to be a "dealer" would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any person would be an "underwriter" or an "affiliate" with respect to any Plan Security or would be a "dealer."

                  The Commission has taken the position that resales by accumulators and distributors of securities distributed under a plan of reorganization who are not affiliates of the issuer of such securities are exempt from registration under the Securities Act if effected in "ordinary trading transactions." The staff of the Commission has indicated in this context that a transaction by such non-affiliates may be considered an "ordinary trading transaction" if it is made on an exchange or in the over-the-counter market and does not involve any of the following factors:

                  (i) (a) concerted action by the recipients of securities issued under a plan in connection with the sale of such securities or (b) concerted action by distributors on behalf of one or more such recipients in connection with such sales;

                  (ii) the use of informational documents concerning the offering of the securities prepared or used to assist in the resale of such securities, other than a bankruptcy court-approved disclosure statement and supplements thereto, and documents filed with the Commission pursuant to the Exchange Act; or

                  (iii) the payment of special compensation to brokers and dealers in connection with the sale of such securities designed as a special incentive to the resale of such securities (other than the compensation that would be paid pursuant to arm's-length negotiations between a seller and a broker or dealer, each acting unilaterally, not greater than the compensation that would be paid for a routine similar- sized sale of similar securities of a similar issuer).

The views of the Commission on the matter have not, however, been sought by the Debtors and, therefore, no assurance can be given regarding the proper application of the "ordinary trading transaction" exemption described above. Any person intending to rely on such exemption is urged to consult his or her own counsel as to the applicability thereof to his or her circumstances.

                  Securities Act Rule 144 provides an exemption from registration under the Securities Act for certain limited public resales of unrestricted securities by "affiliates" of the issuer of such securities. Rule 144 allows a holder of unrestricted securities that is an affiliate of the issuer of such securities to sell, without registration, within any three-month period a number of shares of such unrestricted securities that does not exceed the greater of one percent (1%) of the number of outstanding securities in question or the average weekly trading volume in the securities in question during the four calendar weeks preceding the date on which notice of such sale was filed pursuant to Rule 144, subject to the satisfaction of certain other requirements of Rule 144 regarding the manner of sale, notice requirements and the availability of current public information regarding the issuer. The Debtors believe that, pursuant to section 1145(c) of the Bankruptcy Code, the Plan Securities will be unrestricted securities for purposes of Rule 144.

                  GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE PLAN SECURITIES. THE DEBTORS RECOMMEND THAT HOLDERS OF CLAIMS AND INTERESTS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

                  State securities laws generally provide registration exemptions for subsequent transfers by a bona-fide owner for his or her own account and subsequent transfers to institutional or accredited investors. Such exemptions are generally expected to be available for subsequent transfers of New Common Stock, New Notes, Rights, Warrants and Class A Membership Units.

         3.       CERTAIN TRANSACTIONS BY STOCKBROKERS

                  Under section 1145(a)(4) of the Bankruptcy Code, stockbrokers effecting transactions in the New Common Stock, New Notes, Rights, Warrants or Class A Membership Units prior to the expiration of 40 days after the Confirmation Date are required to deliver to the purchaser of such securities a copy of this Disclosure Statement (and supplements hereto, if any, if ordered by the Bankruptcy Court) at or before the time of delivery of such securities to such purchaser. In connection with prior cases under the Bankruptcy Code, the staff of the Commission has taken so-called "no-action" positions with respect to noncompliance by stockbrokers with such requirement in circumstances in which the debtor was, and the reorganized debtor was to continue to be, subject to and in compliance with the periodic reporting requirements of the Exchange Act. The views of the Commission on the matter have not, however, been sought by the Debtors and, therefore, no assurance can be given regarding the possible consequences of noncompliance by stockbrokers with the disclosure statement delivery requirements of section 1145(a)(4). Stockbrokers are urged to consult their own counsel with respect to such requirements.

         4.       TRANSACTIONS WITH INSIDERS

                  The Debtors are not aware of any material "insider" transactions.

B.       REGISTRATION RIGHTS.

                  Pursuant to the Plan, Reorganized Edison will agree to enter into agreements (collectively, the "Registration Rights Agreement") with certain entities providing for the registration of the New Common Stock, the shares of New Common Stock issuable upon exercise of the Warrants, the shares of New Common Stock distributable upon exercise of the Rights and the New Notes under the Securities Act. Only entities entitled to receive distributions pursuant to the Plan of New Common Stock or New Notes representing at least 10% of the aggregate New Common Stock or New Notes, as the case may be, issuable pursuant to the Plan (collectively, "Eligible Holders") will be entitled to enter into the Registration Rights Agreement. Reorganized Edison has agreed to use reasonable commercial efforts to cause the New Common Stock, the New Notes and the Warrants to be listed on a national securities exchange or the Nasdaq National Market and to cause to become effective within 90 days after the Effective Date a shelf Registration Statement on Form S-3 covering resales of the New Common Stock and New Notes owned by Eligible Holders. Under the Registration Rights Agreement, during the period commencing on the 91st day after the Effective Date and ending on the second anniversary of the Effective Date, Reorganized Edison will be required upon the request of any Eligible Holder that owns at least 10% of the outstanding shares of New Common Stock or that certifies


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
to Reorganized Edison that such Eligible Holder may be deemed to be an "affiliate" of Reorganized Edison, to effect the registration under the Securities Act of resales by such Eligible Holder of New Common Stock or New Notes, as the case may be (which registration may be effected by such shelf registration); provided, however, that in no event will Reorganized Edison be required to so register such New Common Stock or New Notes at any time prior to the 91st day after the Effective Date or pursuant to a Registration Statement other than a shelf Registration Statement at any time when a shelf Registration Statement of Reorganized Edison covering such New Common Stock or New Notes, as the case may be, is effective under the Securities Act. No more than two such requests for registration of resales of New Common Stock and no more than one such request for registration of resales of New Notes may be made. Eligible Holders also will be entitled to customary "piggyback" registration rights.

                  THE DEBTORS DO NOT PRESENTLY INTEND TO SUBMIT ANY NO-ACTION OR INTERPRETATIVE REQUESTS TO THE COMMISSION WITH RESPECT TO ANY SECURITIES LAWS MATTERS.


                                  IX. VALUATION

A.       DEBTORS' VALUATION.

         1.       REORGANIZATION VALUES

                  The Debtors have been advised by Peter J. Solomon Company Ltd. ("PJSC") with respect to the value of the Reorganized Debtors. PJSC has undertaken its valuation analysis for the purpose of determining the value available to distribute to creditors and equity interest holders pursuant to the Plan and to analyze the relative recoveries to creditors and equity interest holders thereunder. The analysis is based on the financial projections as well as current market conditions and statistics. The values are as of an assumed Effective Date of July 5, 1997 and are based upon information available to and analyses undertaken by PJSC in June 1997. The range of reorganization values for the Reorganized Debtors includes (i) the going concern value of the Debtors' business, (ii) the $119,000,000 in Cash that will be distributed under the Plan and (iii) the value of certain other assets -- the Pension Plan Proceeds and the Corporate Headquarters Building (the "Other Assets"), but excludes the Unresolved Avoidance Claims and the proceeds, if any, generated by the Rights and the D&B Spinoff Settlement Offer. Based upon the foregoing assumptions, the reorganization value of the Reorganized Debtors was assumed for purposes of the Plan by the Debtors, based on advice from PJSC, to be approximately $447,300,000 to $467,300,000. The reorganization value includes $14,500,000 of Cash that will be used to satisfy administrative claims and pay financing costs prior to the Confirmation Date. The value of the Other Assets is assumed to be $68,800,000, consisting of $48,800,000 in Pension Plan Proceeds and an estimated value of $20,000,000 for the Corporate Headquarters Building. The going concern value of the Debtors' business after the distribution under the Plan of Cash and Other Assets to holders of Allowed Claims is assumed for purposes of the Plan to range from approximately $245,000,000 to $265,000,000. The going concern value of the Debtors' business includes excess working capital of $5,000,000, calculated by subtracting the projected average Exit Financing Facility revolver balance for the 12 months subsequent to the Confirmation Date, which amount equals $3,900,000, from the projected average excess Cash balances of $8,900,000 for the same period. The average excess Exit Financing Facility and excess Cash balances were used in calculating the going concern value of the Debtors' business due to the seasonal nature of such business and the Debtors' borrowing requirements. Such calculation assumes that, pursuant to the Debtors' business plan, the significant portion of the $33,900,000 in Cash on the Debtors' balance sheet at July 5, 1997 not used as store Cash will be used in the Debtors' business as working capital to ensure that there will be sufficient availability under the Exit Financing Facility at peak borrowing periods.

                  Based upon the going concern value of the Debtors' business and an assumed total debt (including capital lease obligations and tax claims payable in installments) of approximately $117,400,000, the Debtors have employed an assumed range of equity values for the Reorganized Debtors of approximately $127,600,000 to $147,600,000, with a midpoint of $137,600,000. The assumed equity values for the Reorganized Debtors were then reduced by $11,300,000 to $13,700,000 to adjust for the issuance of the Warrants to purchase approximately 9.0% of the New Common Stock and the Management Options to purchase approximately 8.0% of the New Common Stock. See Section IX.A.2., "Valuation -- Debtors' Valuation -- Warrant, Management Option and Director Option Values." Based on the adjusted range of equity values for the Reorganized Debtors of $116,300,000 to $133,900,000, with a midpoint of $125,100,000, and the distribution of 10,000,000 shares of New Common Stock and 225,000 shares of Restricted Stock, the value per share of the New Common Stock is estimated to range from $11.37 to $13.10.

                  PJSC used modified discounted cash flow and comparable company multiple methodologies to arrive at the going concern value of the Debtors' business. These valuation techniques reflect both the market's current view of the Debtors' value as well as a longer-term focus on the intrinsic value of the cash flow projections in the Debtors' business plan. The valuation multiples and discount rates used by PJSC to arrive at the going concern value of the Debtors' business were based on the public market valuation of selected public companies deemed generally comparable to the operating businesses of the Debtors. In selecting such companies, PJSC considered factors such as the focus of the comparable companies' businesses as well as such companies' current and projected operating performance relative to the Debtors and other industry participants and the significant turnaround required for the Debtors' businesses to perform as projected. In developing these valuations, no independent value was ascribed to the Funding Escrow because (i) the Funding Escrow is required to support the valuation of the New Notes at par; (ii) Cash from the Funding Escrow may only be used to fund interest payments required under the New Notes; and
(iii) significant uncertainty exists as to whether or not any funds will remain in the Funding Escrow subsequent to July 31, 2000. In addition, the $21,200,000 of excess Pension Plan assets to be used to establish a replacement pension plan were not considered excess assets of the Reorganized Debtors because (i) the replacement plan assets cannot be distributed to parties in interest or used by the Reorganized Debtors except to fund post-retirement benefit expenses and (ii) PJSC reduced the on-going pension benefit costs incorporated in the Debtors' financial projections to reflect the availability of the excess pension asset. The foregoing valuations also are based on a number of additional assumptions, including a successful reorganization of the Debtors' business and finances in a timely manner, the achievement of the forecasts reflected in the financial projections, the amount of available Cash at the Effective Date, the availability of certain tax attributes, the continuation of current market conditions through the Effective Date and the Plan becoming effective in accordance with its terms.

                  The financial advisors to the Equity Committee after having reviewed substantially the same information as the Debtors' advisors, have concluded that the range of the Debtors' reorganization values may be higher than the Debtors' valuation indicates.

                  Estimates of value do not purport to be appraisals or necessarily reflect the values that may be realized if assets are sold. The estimates of value represent hypothetical reorganization values of the Reorganized Debtors as the continuing owner and operator of their business and assets. Such estimates reflect computations of the estimated reorganization value of the Reorganized Debtors through the application of various valuation techniques and do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein. The value of an operating business such as the Debtors' business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such a business. AS A RESULT, THE ESTIMATE OF THE RANGE OF REORGANIZATION VALUES AND THE GOING CONCERN VALUE OF THE DEBTORS' BUSINESS SET FORTH HEREIN IS NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN. BECAUSE SUCH ESTIMATE IS INHERENTLY SUBJECT TO UNCERTAINTIES, NEITHER THE DEBTORS, PJSC, OR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR ITS ACCURACY. IN ADDITION, THE VALUATION OF NEWLY-ISSUED SECURITIES SUCH AS THE NEW COMMON STOCK AND THE WARRANTS IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors that generally influence the prices of securities. It should be noted that there is presently no trading market for the New Common Stock and the Warrants and there can be no assurance that such a trading market will develop.

                  In preparing a range of the estimated reorganization value of the Reorganized Debtors and the going concern value of the Debtors' business,
PJSC: (i) reviewed certain historical financial information of the Debtors for recent years and interim periods, (ii) reviewed certain internal financial and operating data of the Debtors, including financial projections provided by management relating to its business and prospects, (iii) met with certain members of senior management of the Debtors to discuss operations and future prospects, (iv) reviewed publicly available financial data and considered the market values of public companies deemed generally comparable to the operating business of the Debtors, (v) reviewed the financial terms to the extent publicly available of certain acquisitions of companies that PJSC believes were comparable to the operating businesses of the Debtors, (vi) considered certain economic and industry information relevant to the operating business and (vii) conducted such other analyses as PJSC deemed appropriate. Although PJSC conducted a review and analysis of the Debtors' business, operating assets and liabilities and business plans, PJSC assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Debtors and publicly available information. In addition, PJSC did not


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
independently verify management's projections in connection with such valuation and, other than with respect to certain real property, no independent evaluations or appraisals of the Debtors' assets were sought or were obtained in connection therewith.

                  The Equity Committee's financial advisors, after having evaluated and analyzed substantially the same information as the Debtors' financial advisors, have reached a different conclusion regarding the range of reorganization values for the Reorganized Debtors. The Equity Committee's financial advisors believe the reorganization values of the Reorganized Debtors may exceed those described by the Debtors.

         2.       WARRANT, MANAGEMENT OPTION AND DIRECTOR OPTION VALUES

                  As a result of Plan negotiations, the Plan contemplates the distribution of the Warrants to holders of Allowed Edison Equity Interests, the Management Options to certain key executives and the Director Options to outside directors of Reorganized Edison. The exercise price of the Warrants is greater than the estimated equity value per share of New Common Stock; and the exercise prices of the Management Options and the Director Options are assumed for purposes of this analysis to equal the estimated equity value per share of New Common Stock. The exercise of the Warrants requires the payment to Reorganized Edison of Cash in the amount of the exercise price. The exercise of the Management Options and the Director Options requires the payment to Reorganized Edison of Cash and/or shares of New Common Stock. Given the limited number of Director Options granted on the Effective Date pursuant to the Director Stock Option Plan and the uncertainty regarding the timing and size of future Director Option grants, PJSC has determined that the value of the Director Options is immaterial to the value of the Reorganized Debtors. Notwithstanding the fact that the Reorganized Edison Board will be authorized to issue certain of the Management Options at its discretion, for purposes of this analysis it is assumed that all Warrants and Management Options are issued as of the Effective Date. While warrants may be valued using complex mathematical computations, these computations are based upon highly subjective assumptions, including, among others, the estimated trading prices of the equity securities into which the warrants may be converted and the projected volatility of price movements of those shares. Based on (i) an assumed trading price equal to the assumed range of unadjusted equity values for the Reorganized Debtors of approximately $127,600,000 to $147,600,000, with a midpoint of $137,600,000, (ii) a distribution of approximately 10,000,000 shares of New Common Stock and 225,000 shares of Restricted Stock and (iii) an estimated trading volatility of between 30% and 50% (based on observed historical trading volatilities of publicly traded companies that are comparable to the Debtors), PJSC computed the theoretical value of a Warrant, using a variant of a standard computation methodology for the valuation of warrants, to be in a range from $5.08 to $8.78 per Warrant, with an aggregate value in a range from $5,100,000 to $8,900,000. Utilizing the same methodology, PJSC computed the theoretical value of a Management Option to be in a range from $5.74 to $8.19 per Management Option, with an aggregate value in a range from $4,600,000 to $6,600,000. The aggregate value range for the Warrants and Management Options was calculated using the average of the Warrant and Management Option values calculated at estimated trading volatilities of 30% and 50% for the assumed range of equity values for the Reorganized Debtors outlined above.

                  THERE CAN BE NO ASSURANCE THAT THE NEW COMMON STOCK WILL TRADE AT THE ESTIMATED REORGANIZATION EQUITY VALUE PER SHARE, THAT THE TRADING VOLATILITY OF THE NEW COMMON STOCK WILL BE PERCEIVED TO BE IN A RANGE OF 30% TO 50%, OR THAT THE MARKET VALUES OF THE WARRANTS AND THE MANAGEMENT OPTIONS WILL BE IN THE RANGES DESCRIBED ABOVE. IN ADDITION, THE MATHEMATICAL COMPUTATION METHODOLOGY USED DOES NOT ACCOUNT FOR THE POTENTIAL DILUTIVE IMPACT OF THE WARRANTS AND THE MANAGEMENT OPTIONS. FINALLY, ACTUAL TRADING VALUES FOR WARRANTS AND OPTIONS FREQUENTLY DIFFER MATERIALLY FROM THOSE VALUES DERIVED FROM MATHEMATICAL COMPUTATIONS. ACCORDINGLY, THE FOREGOING COMPUTATION OF VALUE CANNOT BE RELIED UPON AS A MEASURE OF REALIZABLE VALUE OF THE WARRANTS OR MANAGEMENT OPTIONS.

                  THE VALUATIONS HEREIN REPRESENT ESTIMATED REORGANIZATION VALUES AND WARRANT AND MANAGEMENT OPTION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE EQUITY VALUES AND WARRANT AND MANAGEMENT OPTION VALUES ASCRIBED IN THE ANALYSIS DO NOT PURPORT TO BE ESTIMATES OF THE POST-REORGANIZATION MARKET TRADING VALUES. SUCH TRADING VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE REORGANIZATION EQUITY VALUE AND WARRANT AND MANAGEMENT OPTION VALUE RANGES ASSOCIATED WITH THE VALUATION ANALYSIS.


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
B.       CREDITORS' COMMITTEE'S VALUATION.

         1.       REORGANIZATION VALUES

                  The Blackstone Group L.P, ("Blackstone") has undertaken a valuation of the Reorganized Debtors on behalf of the Creditors' Committee. The valuation is based on the financial projections as well as current market conditions and statistics. The values are as of an assumed Effective Date of July 5, 1997 and are based upon information available to and analyses undertaken by Blackstone in May 1997. The range of reorganization values for the Reorganized Debtors includes (i) the going concern value of the Debtors' business, (ii) Cash that will be distributed under the Plan, and (iii) the value of the Other Assets, but excludes the value of any recoveries that holders of Allowed General Unsecured Claims may receive as a consequence of the prosecution of Unresolved Avoidance Claims by the EBS Litigation, L.L.C. Based upon the foregoing assumptions, the reorganization value of the Reorganized Debtors is estimated to be approximately $394,500,000 to $434,500,000, with a midpoint value of $414,500,000. The going concern value of the Debtors' business after the distribution under the Plan of Cash and Other Assets to holders of Allowed Claims is assumed for purposes of the Plan to range from approximately $200,000,000 to $240,000,000 with a mid-point value of $220,000,000. Based upon the going concern value of the Debtors' business and assumed total debt (including capital lease obligations and tax claims payable in installments) of approximately $117,300,000, Blackstone estimates a range of equity values for the Reorganized Debtors of approximately $76,900,000 to $112,800,000, with a mid-point value of $94,900,000. Based upon a distribution of approximately 10,000,000 shares of New Common Stock and 225,000 shares of Restricted Stock, and after adjustment to reflect the issuance of the Warrants to purchase approximately 9.0% of the shares of New Common Stock and the Management Options to purchase approximately 8.0% of the shares of New Common Stock, the value per share of New Common Stock is estimated by Blackstone to range from $7.52 to $11.03, with a mid-point value of $9.28. Based upon these valuations and the distributions as set forth under the Plan, Blackstone estimates that recoveries to holders of Allowed General Unsecured Claims in Class 7 will range from 78.9% to 86.7%, with a mid-point of 82.8%.

                  Blackstone used a discounted cash flow methodology to arrive at the going concern value of the Debtors' business. The valuation technique reflects both the market's current view of the Debtors' value as well as a longer-term focus on the intrinsic value of the cash flow projections in the Debtors' business plan. Blackstone has made certain assumptions with regards to discount rates and terminal valuations in order to adequately reflect the risk in the Debtors' ability to achieve their financial projections. The foregoing valuation also is based on a number of additional assumptions, including a successful reorganization of the Debtors' business and finances in a timely manner, the achievement of the forecasts reflected in the financial projections, the amount of available Cash at the Effective Date, the availability of certain tax attributes, the continuation of current market conditions through the Effective Date and the Plan becoming effective in accordance with its terms.

                  In preparing a range of the estimated reorganization value of the Reorganized Debtors and the going concern value of the Debtors' business,
Blackstone: (i) reviewed certain historical financial information of the Debtors for recent years and interim periods, (ii) reviewed certain internal financial and operating data of the Debtors, including financial projections provided by management relating to its business and prospects, (iii) met with certain members of senior management of the Debtors to discuss operations and future prospects, (iv) reviewed publicly available financial data and considered the market values of public companies deemed generally comparable to the operating business of the Debtors, (v) considered certain economic and industry information relevant to the operating business, and (vi) conducted such other analyses as Blackstone deemed appropriate. Although Blackstone conducted a review and analysis of the Debtors' business, operating assets and liabilities and business plans, Blackstone assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Debtors and publicly available information. In addition, Blackstone did not independently verify management's projections in connection with such valuation, and, other than with respect to certain real property, no independent evaluations or appraisals of the Debtors' assets were sought or were obtained in connection therewith.

         2.       WARRANT VALUES

                  The Plan contemplates the distribution of the Warrants to holders of Allowed Edison Equity Interests and the Management Options to certain key employees of Reorganized Edison. Notwithstanding the fact that the Board of Directors of Reorganized Edison will be authorized to issue certain of the Management Options at its discretion, for purposes of this analysis it is assumed that all Warrants and all Management Options are issued as of the Effective Date. While warrants may be valued using complex mathematical computations, these computations are based upon highly subjective assumptions, including, among others, the estimated trading prices of the equity securities into which the warrants may be converted and the projected volatility


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
of price movements of those shares. Based on (i) an assumed trading price equal to the assumed range of equity values for the Reorganized Debtors of approximately $76,900,000 to $112,800,000 with a midpoint of $94,900,000, (ii) a distribution of approximately 10,000,000 shares of New Common Stock and 225,000 shares of Restricted Stock, and (iii) an estimated trading volatility of 35% (based on observed historical trading volatilities of publicly traded companies that are comparable to the Debtors), Blackstone estimates the theoretical value of a Warrant, using a variant of a standard computation methodology for valuation of warrants, to be in a range from $2.15 to $4.46 per Warrant, with an aggregate value in a range from $2,200,000 to $4,500,000. THERE CAN BE NO ASSURANCE THAT THE NEW COMMON STOCK WILL TRADE AT THE ESTIMATED REORGANIZATION EQUITY VALUE PER SHARE, THAT THE TRADING VOLATILITY OF THE NEW COMMON STOCK WILL BE PERCEIVED TO BE 35%, OR THAT THE MARKET VALUE OF THE WARRANTS WILL BE IN THE RANGE DESCRIBED ABOVE. IN ADDITION, ACTUAL TRADING VALUES FOR WARRANTS FREQUENTLY DIFFER MATERIALLY FROM THOSE VALUES DERIVED FROM MATHEMATICAL COMPUTATIONS. ACCORDINGLY, THE FOREGOING COMPUTATION OF VALUE CANNOT BE RELIED UPON AS A MEASURE OF REALIZABLE VALUE OF THE WARRANTS.

C.       EQUITY COMMITTEE'S VALUATION.

         1.       REORGANIZATION VALUES

                  Chilmark Partners, L.L.C. ("Chilmark"), has undertaken a valuation of the Reorganized Debtors on behalf of the Equity Committee. Such valuation is based on financial projections, current market conditions, statistics and operating performance. The values are as of an assumed Effective Date of July 5, 1997 and are based upon information available to and analyses undertaken by Chilmark in June 1997. The range of reorganization values for the Reorganized Debtors include (i) the going concern value of the Debtors' business, (ii) Cash that will be distributed under the Plan and (iii) the value of certain other assets. Chilmark's estimated range of the value of the Reorganized Debtors, based upon the foregoing assumptions, is higher than the valuation disclosed by the Debtors or the Creditors' Committee. However, even though Chilmark estimates a higher value for the Reorganized Debtors, Chilmark and the Equity Committee believe that the distribution to be received by the holders of Allowed Edison Equity Interests is fair from a financial point of view.

                  Chilmark used a discounted cash flow methodology and a comparable company methodology to arrive at the going concern value of the Debtors' business. The valuation technique reflects both the market's current view of the Debtors' value as well as a longer term focus on the intrinsic value of the cash flow projections in the Debtors' business plan. Chilmark has made certain assumptions with regard to discount rates and terminal valuations in order to adequately reflect the risk and the Debtors' ability to achieve their financial projections. The foregoing valuation also is based on a number of additional assumptions, including a successful reorganization of the Debtors' business and finances in a timely manner, the achievement of the forecasts reflected in the financial projections, the amount of available Cash at the Effective Date, the availability of certain tax attributes, the continuation of the current market conditions through the Effective Date and the Plan becoming effective in accordance with its terms.

                  In arriving at an estimated reorganization value of the Reorganized Debtors and the going concern value of the Debtors' business, Chilmark (i) reviewed certain historical financial information of the Debtors for recent years and interim periods, (ii) reviewed certain internal financial and operating data of the Debtors, including financial projections provided by management relating to its business and prospects, (iii) met with certain members of senior management of the Debtors to discuss operations and future prospects, (iv) reviewed publicly available financial data and considered the market values of public companies deemed generally comparable to the operating business of the Debtors, (v) considered certain economic and industry information relevant to the operating business and (vi) conducted such other analyses as Chilmark deemed appropriate. Although Chilmark conducted a review and analysis of the Debtors' business, operating assets and liabilities and business plans, Chilmark assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Debtors and publicly available information. In addition, Chilmark did not independently verify management's projections in connection with such valuation, and no independent evaluations or appraisals of the Debtors' assets were sought or were obtained in connection therewith. THERE CAN BE NO ASSURANCE THAT THE NEW COMMON STOCK OR THE WARRANTS OR RIGHTS WILL TRADE AT VALUES CONSISTENT WITH CHILMARK'S ESTIMATED VALUATION RANGE. ACCORDINGLY, THE VALUATION RANGE CANNOT BE RELIED UPON TO DETERMINE A REALIZABLE VALUE OF ANY COMPONENT OF THE DISTRIBUTION. NEITHER CHILMARK NOR THE EQUITY COMMITTEE MAKES ANY RECOMMENDATIONS REGARDING EXERCISE OF THE RIGHTS OR PARTICIPATION IN THE D&B SPINOFF SETTLEMENT.

                    X. CERTAIN RISK FACTORS TO BE CONSIDERED

                  HOLDERS OF CLAIMS AGAINST, AND EQUITY INTERESTS IN, THE DEBTORS SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

A.       OVERALL RISKS TO RECOVERY BY HOLDERS OF CLAIMS.

                  The ultimate recoveries under the Plan to holders of Claims and Equity Interests (other than those holders who are paid solely in Cash under the Plan) depend upon the realizable value of the New Notes, New Common Stock, Class A Membership Units, Rights and Warrants. The securities to be issued pursuant to the Plan are subject to a number of material risks, including, but not limited to, those specified below. The factors specified below assume that the Plan is approved by the Bankruptcy Court and that the Effective Date occurs on or about July 5, 1997. Although such risk factors are based upon a July 5, 1997 Effective Date, the Debtors believe that an actual Effective Date in the third quarter of fiscal 1997 would not have any material effect on the risk factors.

         1.       ABILITY TO REFINANCE CERTAIN INDEBTEDNESS

                  Following the Effective Date of the Plan, the Reorganized Debtors' seasonal working capital borrowings and letters of credit requirements are anticipated to be funded under the Exit Financing Facility. See Section VI.E., "Confirmation and Consummation Procedure -- Exit Financing." There can be no assurance that the Reorganized Debtors, upon expiration of the Exit Financing Facility, will be able to obtain replacement financing to fund future seasonable borrowings and letters of credit, or that such replacement financing, if obtained, would be on terms equally favorable to the Reorganized Debtors.

         2.       SIGNIFICANT HOLDERS

                  Upon the consummation of the Plan, certain holders of Claims may receive distributions of shares of the New Common Stock representing in excess of five percent of the outstanding shares of the New Common Stock. See
Section VII.G., "Management of the Reorganized Debtors -- Post-Effective Date Security Ownership of Certain Beneficial Owners." If the Rights are exercised by certain current holders of Allowed Edison Equity Interests, such holders could, upon consummation of the Plan, receive distributions of shares of the New Common Stock representing in excess of five percent of the outstanding shares of the New Common Stock. See Section V.B.3., "The Plan of Reorganization -- Securities to be Issued Under the Plan -- New Common Stock, Rights, Warrants, Management Options, Director Options and Restricted Stock." If holders of significant numbers of shares of New Common Stock were to act as a group, such holders could be in a position to control the outcome of actions requiring stockholder approval, including the election of directors. This concentration of ownership could also facilitate or hinder a negotiated change of control of the Reorganized Debtors and, consequently, have an impact upon the value of the New Common Stock.

                  Further, the possibility that one or more of the holders of significant numbers of shares of New Common Stock may determine to sell all or a large portion of their shares of New Common Stock in a short period of time may adversely affect the market price of the New Common Stock.

         3.       LACK OF ESTABLISHED MARKET FOR NEW COMMON STOCK, RIGHTS AND
                  WARRANTS

                  Reorganized Edison shall use reasonable commercial efforts to cause the New Common Stock and Warrants to be listed on a national securities exchange or the Nasdaq National Market. There can be no assurance that such an application will be approved.

                  The New Common Stock will be issued to holders of pre-Commencement Date claims (and/or holders of Allowed Edison Equity Interests who exercise Rights (or their transferees)), some or all of whom may prefer to liquidate their investment rather than to hold it on a long-term basis. There currently is no trading market for the New Common Stock nor is it known whether or when one would develop. Further, there can be no assurance as to the degree of price volatility in any such market. While the Plan was developed based on an assumed reorganization value of $11.37 to $13.09 per share of the


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New Common Stock, such valuation is not an estimate of the price at which the
New Common Stock may trade in the market. The Debtors have not attempted to make any such estimate in connection with the development of the Plan. No assurance can be given as to the market prices that will prevail following the Effective Date.

                  There can be no assurance that an active trading market for the Warrants will develop. Further, there can be no assurance as to the degree of price volatility in any such market. While the Plan was developed based on an assumed reorganization value of $5.08 to $8.78 per Warrant, such valuation is not an estimate of the price at which the Warrants may trade in the market. The Debtors have not attempted to make any such estimate in connection with the development of the Plan. No assurance can be given that a holder of the Warrants will be able to sell such securities or at what price any such sale may be made. The value of the Warrants is closely linked to the value of the New Common Stock and the risks thereof as described above.

                  There currently is no trading market for the Rights nor is it known whether or when one will develop. The value of the Rights is closely linked to the value of the New Common Stock and the risks thereof as described above.

         4.       LACK OF TRADING MARKET FOR NEW NOTES

                  Reorganized Edison will use reasonable commercial efforts to cause the New Notes to be listed on a national securities exchange or the Nasdaq National Market. There can be no assurance that such an application will be approved.

                  After the issuance of the New Notes pursuant to the Plan, there can be no assurance that an active trading market will develop therefor. Further, there can be no assurance as to the degree of price volatility in any such market. Accordingly, no assurance can be given that any holder of such securities will be able to sell such securities or as to the price at which any sale may occur. If such market were to exist, such securities could trade at prices higher or lower than the value attributed to such securities hereunder, depending upon many factors, including, without limitation, the prevailing interest rates, markets for similar securities, industry conditions and the performance of, and investor expectations for, the Reorganized Debtors.

         5.       DIVIDEND POLICIES

                  Reorganized Edison does not anticipate paying any dividends on the New Common Stock in the foreseeable future. In addition, the covenants in certain debt instruments to which Reorganized Edison will be a party may limit the ability of Reorganized Edison to pay dividends. Certain institutional investors may only invest in dividend-paying equity securities or may operate under other restrictions which may prohibit or limit their ability to invest in New Common Stock.

         6.       PREFERRED STOCK

                  Until such time (if any) as the Board of Directors of Reorganized Edison determines that Reorganized Edison should issue preferred stock and establishes the respective rights of the holders of one or more series thereof, it is not possible to state the actual effect of authorization of the preferred stock upon the rights of holders of New Common Stock. The effects of such issuance could include, however: (i) reduction of the amount of cash otherwise available for payment of dividends on New Common Stock if dividends were also payable on the preferred stock, (ii) restrictions on dividends on New Common Stock if dividends on the preferred stock were in arrears, (iii) dilution of the voting power of New Common Stock (if the preferred stock were to have voting rights (including, without limitation, votes pertaining to the removal of directors)) and (iv) restriction of the rights of holders of New Common Stock to share in Reorganized Edison's assets upon liquidation until satisfaction of any liquidation preference granted to the holders of preferred stock. In addition, so-called "blank check" preferred stock may be viewed as having possible anti-takeover effects, if it were used to make a third party's attempt to gain control of Reorganized Edison more difficult, time consuming or costly.

                  Edison has no current plans pursuant to which preferred stock would be issued as an anti-takeover device or otherwise.


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         7.       PROJECTED FINANCIAL INFORMATION

                  The financial projections included in this Disclosure Statement are dependent upon the successful implementation of the business plan and the validity of the other assumptions contained therein. These projections reflect numerous assumptions, including confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of the Debtors, retail industry performance, certain assumptions with respect to competitors of Debtors, general business and economic conditions and other matters, many of which are beyond the control of the Debtors. In addition, unanticipated events and circumstances occurring subsequent to the preparation of the projections may affect the actual financial results of the Debtors. Although the Debtors believe that the projections are reasonably attainable, variations between the actual financial results and those projected may occur and be material.

         8.       BUSINESS FACTORS AND COMPETITIVE CONDITIONS

                  The specialty retailing business is subject to fluctuations resulting from changes in customer preferences dictated by fashion and season. This is especially true for stores emphasizing fashion over classic basics. In addition, merchandise usually must be ordered a significant time in advance of the season and sometimes before fashion trends are evidenced by customer purchases. It has been the general practice of the Debtors and other apparel retailers to build up inventory levels prior to peak selling seasons, which further increases the Debtors' vulnerability to demand and pricing shifts and to errors in selection and timing of the purchases of merchandise.

                  The apparel and footwear retailing industries are highly competitive. The Debtors' stores are in competition with numerous other independent retailers, department stores, mail order companies and discount and manufacturer's outlets, many of which have greater sales, assets and financial resources than the Debtors. Because the Debtors' stores primarily are located in regional shopping malls, each store typically is confronted with several national and local competitors.

                  The Debtors' retail stores are located primarily in shopping malls. The level of sales in such mall-based stores is affected not only by competitive factors within each mall, but also by the increasing array of retailing options that are being offered to consumers, such as free-standing retail fashion stores, mail order companies and discount and manufacturer's outlet stores. Within each mall, the Debtors' stores face competition from other nearby retailers, and a store's sales can be affected not only by its location in relation to its competitors but also by its proximity to other points of attraction. Management believes that the Debtors currently have advantageous locations within a large number of mall settings. However, failure to locate new stores in advantageous locations or failure to obtain renewal of the Debtors' current attractive mall locations may have a material adverse effect on the Debtors' earnings.

         9.       ADVERSE AND UNSEASONAL WEATHER CONDITIONS

                  As a mall-based retailer, the Debtors' sales can be adversely affected by weather conditions that discourage consumers from traveling to malls for shopping. In addition, unseasonal weather can lead to reduced sales of the apparel and footwear being emphasized by the Debtors' stores for that season.

         10.      FOREIGN SOURCING OF MERCHANDISE

                  The Debtors' purchase approximately 75% of their merchandise from foreign suppliers. The Debtors do not manufacture any merchandise. The Debtors' importing operations are subject to the contingencies generally associated with foreign operations, including, without limitation, fluctuations in currency values, customs duty increases, quota limitations and other developments that could cause a disruption of import supply, any of which could have a material adverse effect on the Debtors' operations.

         11.      SEASONALITY

                  Sales in the fourth quarter traditionally are higher than in other quarterly periods because of holiday buying patterns. Accordingly, the Debtors' sales and profits traditionally have been higher in the fourth quarter of the year than in the other three quarters and the Debtors anticipate that this trend will continue. Approximately 24% of the Debtors' annual sales are generated during the Christmas selling season of November and December.



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         12.      HART-SCOTT-RODINO ACT REQUIREMENTS

                  Holders of Claims that acquired such Claims after the commencement of the Chapter 11 Cases and that are to receive New Common Stock under the Plan on account of such Claims may have to observe the filing and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"). Holders required to make HSR Act filings cannot receive any such distribution of New Common Stock until the expiration or early termination of the waiting periods under the HSR Act. Such holders should consult their own counsel regarding their potential responsibilities under the HSR Act.

         13.      RISK RELATING TO EBS LITIGATION, L.L.C.

                  The assets of the EBS Litigation, L.L.C. will consist of the Unresolved Avoidance Claims. See Section V.G., "The Plan of Reorganization -- The Pension Plan." The value of the Class A Membership Units in the EBS Litigation, L.L.C. and the ability of the EBS Litigation, L.L.C. to make any distribution with respect thereto depend to a significant extent on the successful prosecution or settlement of the relevant causes of action. There can be no assurance that such causes of action can be successfully prosecuted to judgment or settled in a manner that will result in any meaningful recovery. Moreover, the prosecution of such causes of action to conclusion, including any appellate proceedings, could take years. Consequently, there is a significant risk that no recovery will ever be obtained on such causes of action or that any recovery may not occur for years.


             XI. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A.       INTRODUCTION.

                  THE FOLLOWING DISCUSSION IS A SUMMARY OF CERTAIN OF THE SIGNIFICANT FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO THE DEBTORS AND REORGANIZED DEBTORS AND TO HOLDERS OF CLAIMS AND EQUITY INTERESTS AND IS BASED ON THE TAX CODE, TREASURY REGULATIONS PROMULGATED AND PROPOSED THEREUNDER, JUDICIAL DECISIONS AND PUBLISHED ADMINISTRATIVE RULES AND PRONOUNCEMENTS OF THE IRS AS IN EFFECT ON THE DATE HEREOF. CHANGES IN SUCH RULES OR NEW INTERPRETATIONS THEREOF COULD SIGNIFICANTLY AFFECT THE TAX CONSEQUENCES DESCRIBED BELOW. EXCEPT WITH RESPECT TO CERTAIN CONSEQUENCES OF THE TERMINATION OF THE PENSION PLAN, NO RULINGS HAVE BEEN REQUESTED FROM THE IRS. MOREOVER, NO LEGAL OPINIONS HAVE BEEN REQUESTED FROM COUNSEL WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN.

                  THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF THE PLAN TO THE HOLDERS OF CLAIMS AND EQUITY INTERESTS MAY VARY BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER. IN ADDITION, THIS DISCUSSION DOES NOT COVER ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO THE DEBTORS OR THE REORGANIZED DEBTORS OR HOLDERS OF ALLOWED CLAIMS OR EQUITY INTERESTS, NOR DOES THE DISCUSSION DEAL WITH TAX ISSUES PECULIAR TO CERTAIN TYPES OF TAXPAYERS (SUCH AS DEALERS IN SECURITIES, S CORPORATIONS, LIFE INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, TAX-EXEMPT ORGANIZATIONS AND FOREIGN TAXPAYERS). NO ASPECT OF FOREIGN, STATE, LOCAL OR ESTATE AND GIFT TAXATION IS ADDRESSED.

                  THE FOLLOWING SUMMARY IS, THEREFORE, NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM OR EQUITY INTEREST. HOLDERS OF CLAIMS OR EQUITY INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES PECULIAR TO THEM UNDER THE PLAN.


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B.       CONSEQUENCES TO HOLDERS OF CLAIMS.

         1.       REALIZATION AND RECOGNITION OF GAIN OR LOSS IN GENERAL

                  The federal income tax consequences of the implementation of the Plan to a holder of a Claim will depend, among other things, upon the origin of the holder's Claim, when the holder's Claim becomes an Allowed Claim, when the holder receives payment in respect of such Claim, whether the holder reports income using the accrual or cash method of accounting, whether the holder has taken a bad debt deduction or worthless security deduction with respect to such Claim and whether the holder's Claim constitutes a "security" for federal income tax purposes.

                  Generally, a holder of an Allowed Claim will realize gain or loss on the exchange under the Plan of its Allowed Claim for stock and other property (such as cash, new debt instruments and warrants), in an amount equal to the difference between (i) the sum of the amount of any cash, the issue price of any debt instrument, and the fair market value on the date of the exchange of any other property received by the holder (other than any consideration attributable to a Claim for accrued but unpaid interest) and (ii) the adjusted basis of the Allowed Claim exchanged therefor (other than basis attributable to accrued but unpaid interest previously included in the holder's taxable income). With respect to the treatment of accrued but unpaid interest and amounts allocable thereto, see Section XI.B.5., "Allocation of Consideration to Interest."

                  Whether or not such realized gain or loss will be recognized (i.e., taken into account) for federal income tax purposes will depend in part upon whether such exchange qualifies as a recapitalization or other "reorganization" as defined in the Tax Code, which may in turn depend upon whether the Claim exchanged is classified as a "security" for federal income tax purposes. If the Claim is a capital asset in the hands of the exchanging holder, any gain or loss recognized generally will be capital gain or loss (except to the extent any amount realized is attributable to accrued but unpaid interest or accrued market discount as described below, see Section XI.B.5., "Allocation of Consideration to Interest" and Section XI.B.6, "Market Discount") and such gain would be long-term capital gain or loss if the holder's holding period for the Claim surrendered exceeded one year at the time of the exchange.

                  The term "security" is not defined in the Tax Code or in the regulations. One of the most significant factors considered in determining whether a particular debt instrument is a security is the original term thereof. In general, the longer the term of an instrument, the greater the likelihood that it will be considered a security. As a general rule, a debt instrument having an original term of 10 years or more will be classified as a security, and a debt instrument having an original term of fewer than five years will not. Debt instruments having a term of at least five years but less than ten years are likely to be treated as securities, but may not be, depending upon their resemblance to ordinary promissory notes, whether they are publicly traded, whether the instruments are secured, the financial condition of the debtor at the time the debt instruments are issued and other factors. Each holder of an Allowed Claim should consult his or her own tax advisor to determine whether his or her Allowed Claim constitutes a security for federal income tax purposes.

         2. HOLDERS OF ALLOWED ADMINISTRATIVE EXPENSE CLAIMS (UNCLASSIFIED) AND ALLOWED OTHER PRIORITY CLAIMS (CLASS 1)

                  Holders of Allowed Administrative Expense Claims and Allowed Other Priority Claims generally will be paid in full in Cash on the Effective Date. Such holders must include such amounts in their gross income in the taxable year in which such amounts are actually or constructively received by them. Amounts of income tax and employment tax will be withheld from such payments as required by law.

         3.       HOLDERS OF ALLOWED SECURED CLAIMS (CLASSES 2, 3, 4 AND 5)

                  In general, a holder of an Allowed Secured Claim will realize gain or loss in an amount equal to the difference between (a) the holder's basis in the Allowed Secured Claim and (b) the sum of (i) the amount of Cash received,
(ii) the issue price of any note received and (iii) the fair market value of any other property received. If any of the Secured Claims are impaired such that the value of the Collateral is less than the amount of the Secured Claim, the deficiency amount will be treated as an Allowed General Unsecured Claim, unless the holder of such Claim has elected treatment pursuant to section 1111(b) of the Bankruptcy Code.

                  If both the holder's Allowed Secured Claim and any portion of the consideration received by such holder constitute "stock or securities" for federal income tax purposes, (i) any realized loss will not be recognized for federal income


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
tax purposes and (ii) any realized gain will be recognized in an amount equal to the lesser of (a) the gain realized or (b) the amount of cash and the fair market value of any other property received in excess of the amount allocated to accrued but unpaid interest. Otherwise, the entire amount of such realized gain or loss will be recognized (i.e., taken into account) for federal income tax purposes.

                  A. SECURED SERIES 1977 BONDHOLDER CLAIMS (CLASS 2) AND SECURED SERIES 1985 BONDHOLDER CLAIMS (CLASS 3)

                  Pursuant to the Plan, a Series 1977 Bondholder or a Series 1985 Bondholder will receive a Pro Rata Share of the Series 1997 A Bonds or the Series 1997 B Bonds, respectively, for that portion of the Series 1977 Bondholder Claim or Series 1985 Bondholder Claim, as applicable, that becomes an Allowed Secured Claim. However, for the portion of any Series 1977 Bondholder Claim or Series 1985 Bondholder Claim, as applicable, that becomes an Allowed General Unsecured Claim, the Series 1977 Bondholders and Series 1985 Bondholders, respectively, shall receive a Pro Rata Share of (a) the Cash Distribution Pool less the amount of Cash in the Reserve, (b) the New Notes Distribution Amount less the aggregate principal amount of New Notes in the Reserve, (c) the New Common Stock Distribution Pool less the number of shares of New Common Stock in the Reserve and (d) subject to Sections 5.1(c) and 10.1 of the Plan and in accordance with Section 6.4(b) of the Plan, the Class A Membership Units. While not free from doubt, the Debtors believe that each Series 1977 Bondholder Claim and Series 1985 Bondholder Claim will be treated as a single Claim for federal income tax purposes and treated as a security, notwithstanding that such Claims may be treated as two separate Claims (i.e., secured and unsecured) under the Bankruptcy Code. The Debtors also believe that both the Series 1997 A Bonds and the Series 1997 B Bonds constitute "securities" for federal income tax purposes. Additionally, the Debtors believe that the New Common Stock and the New Notes constitute "stock or securities." Consequently, the Series 1977 Bondholders or Series 1985 Bondholders will not recognize loss upon the exchange of such Claims. However, the Series 1977 Bondholders or Series 1985 Bondholders who realize gain upon such exchange will recognize the gain to the extent of the amount of Cash received plus the fair market value of the Class A Membership Units received. A holder's basis in his Series 1997 Bonds, New Notes or New Common Stock received will be equal to such holder's basis in his Series 1977 Bonds or Series 1985 Bonds, respectively, decreased by the amount of Cash received, further decreased by the fair market value of the Class A Membership Units received and increased by any recognized gain. Such basis will be allocated among the Series 1997 A Bonds or Series 1997 B Bonds, the New Notes and the New Common Stock in proportion to their relative fair market values.

                  B.         OTHER SECURED CLAIMS (CLASS 5)

                  Pursuant to the Plan, at the sole discretion of the Debtors or Reorganized Debtors, (i) each Allowed Other Secured Claim shall be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, (ii) each holder of an Allowed Other Secured Claim shall receive Cash in an amount equal to such Allowed Other Secured Claim, including any required interest thereon, or (iii) each holder of an Allowed Other Secured Claim shall receive the Collateral securing its Allowed Other Secured Claim and any required interest thereon, in full and complete satisfaction of such Allowed Other Secured Claim on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as practicable. The tax consequences of the satisfaction of an Allowed Other Secured Claim will depend upon the nature of such Claims. Holders of such Claims should consult their own tax advisors.

         4. HOLDERS OF CONVENIENCE CLAIMS AND GENERAL UNSECURED CLAIMS (CLASSES 6 AND 7)

                  Pursuant to the Plan, holders of Allowed General Unsecured Claims shall receive a Pro Rata Share of (a) the Cash Distribution Pool less the amount of Cash in the Reserve, (b) the New Notes Distribution Amount less the aggregate principal amount of New Notes in the Reserve, (c) the New Common Stock Distribution Pool less the number of shares of New Common Stock in the Reserve and (d) subject to Sections 5.1(c) and 10.1 of the Plan and in accordance with
Section 6.4(b) of the Plan, the Class A Membership Units. Holders of Allowed Convenience Claims will be paid in full in Cash. In general, holders of Allowed Convenience Claims or Allowed General Unsecured Claims will realize gain or loss in an amount equal to the difference between (a) the holder's basis in the Allowed Convenience Claim or Allowed General Unsecured Claims and (b) the sum of
(i) the amount of Cash received, (ii) the issue price of any New Notes received and (iii) the fair market value of any stock or other property received.

                  If the Claim is a capital asset in the hands of the exchanging holder, any gain or loss recognized generally will be capital gain or loss (except to the extent that any amount received is attributable to accrued but unpaid interest or any gain is attributable to accrued market discount, see
Section XI.B.5., "Allocation of Consideration to Interest" and XI.B.6., "Market


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
Discount") and such gain or loss would be long-term capital gain or loss if the holder's holding period for the Claim surrendered exceeded one year at the time of the exchange. Otherwise, the character of any gain or loss recognized will depend on the nature of the Claims. Such holders should consult their own tax advisors.

                  If both the holder's Claim and any portion of the consideration received by such holder constitute "stock or securities" for federal income tax purposes, (i) any realized loss will not be recognized for federal income tax purposes and (ii) any realized gain will be recognized in an amount equal to the lesser of (a) the gain realized or (b) the amount of Cash and the fair market value of any other property received in excess of the amount allocated to accrued but unpaid interest. Otherwise, the entire amount of such realized gain or loss will be recognized (i.e., taken into account) for federal income tax purposes.

                  A holder's basis in his New Notes and New Common Stock received will be equal to such holder's basis in his General Unsecured Claim, decreased by the amount of Cash received, further decreased by the fair market value of the Class A Membership Units received and increased by any recognized gain. Such basis will be allocated between the New Notes and the New Common Stock in proportion to their relative fair market values.

         5.       ALLOCATION OF CONSIDERATION TO INTEREST

                  The consideration received pursuant to the Plan in exchange for certain Claims may be allocated between the principal and the accrued, but unpaid interest, if any. The tax consequences of the receipt of consideration allocable to accrued but unpaid interest may differ from the tax consequences of the receipt of consideration allocable to the principal amount of the Claim. Holders of Claims will recognize ordinary income to the extent that any consideration received under the Plan in exchange therefor is allocable to accrued but unpaid interest that has not already been included in the holder's taxable income. If, on the other hand, amounts of accrued but unpaid interest previously included in the holder's taxable income exceed the amount of consideration allocable to such interest, the holder generally should be treated as recognizing an ordinary loss.

                  The proper allocation between principal and interest of amounts received in exchange for the discharge of a Claim at a discount is unclear and may be affected by, among other things, the rules in the Tax Code relating to imputed interest, original issue discount, market discount and bond issuance premium. The Plan will provide that, for federal income tax purposes, consideration to be distributed pursuant to the Plan will be allocated to the principal amount of a Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest. Generally, amounts allocated to principal will be treated as a recovery of capital and not taxable unless a holder's basis is less than the principal amount of the Claim. Nevertheless, it is possible that the IRS may take the position that a pro rata portion of the consideration received by each holder of an interest-bearing obligation must be allocated to interest or that consideration must be allocated first to accrued but unpaid interest and then to principal. In this regard, holders of Claims should consult their own tax advisors.

         6.       MARKET DISCOUNT

                  Market discount is defined generally in the Tax Code as the excess, if any, of (i) the "stated redemption price at maturity" of a debt obligation over (ii) the adjusted basis of the debt obligation in the hands of a holder immediately after its acquisition. In the case of any bond having original issue discount, the stated redemption price at maturity shall be treated as equal to its revised issue price. A market discount bond is defined as any bond having market discount. Debt instruments in the hands of original holders are not market discount bonds. Moreover, under a de minimis exception, there is no market discount if the excess of the stated redemption price at maturity of a debt instrument over the holder's adjusted basis in the debt instrument is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years after the acquisition date to the date of maturity. Unless the holder elects otherwise, the accrued market discount for an old debt instrument generally is the amount calculated by multiplying the market discount for such debt instrument by a factor, the numerator of which is the number of days an old debt instrument has been held by the holder and the denominator of which is the number of days after the acquisition of the old debt instrument up to and including its maturity date.

                  Holders of old debt instruments in whose hands such instruments are market discount bonds will be required to treat as ordinary income any gain recognized on the exchange of such instruments pursuant to the Plan to the extent of the market discount accrued during the holder's period of ownership, unless the holder has elected to include the market discount in income as it accrued. Any additional gain would be characterized as discussed above.



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
                  The Treasury Department is expected to promulgate regulations that will provide that any accrued "market discount" not treated as ordinary income upon a tax-free exchange of market discount bonds would carry over to the nonrecognition property received in the exchange.

         7.       SUBSEQUENT DISTRIBUTIONS

                  Holders of Allowed General Unsecured Claims will receive a distribution of New Common Stock, New Notes, Class A Membership Units and Cash on the Initial Distribution Date. On each Subsequent Distribution Date, holders of Disputed General Unsecured Claims which thereafter become Allowed Claims will receive distributions of New Common Stock, New Notes, Class A Membership Units and Cash under the Plan. The Plan contemplates that as a result of the disallowance of Disputed General Unsecured Claims, holders of Allowed General Unsecured Claims as of the Initial Distribution Date may receive additional distributions of New Common Stock, New Notes, Class A Membership Units and Cash on one or more Subsequent Distribution Dates. As a result of such possibility, the IRS is likely to take the position that a holder of an Allowed General Unsecured Claim who receives an initial distribution of Cash, Class A Membership Units, New Notes and New Common Stock having an aggregate fair market value less than the adjusted basis of such Allowed Claim will not be able to recognize a loss until the last possible date on which such holder can receive additional shares of New Common Stock, New Notes, Class A Membership Units and Cash because the holder will not know at the time of the initial distribution whether the holder will in fact realize loss and will not be able to measure the amount thereof. Therefore, there can be no assurance that the holder of an Allowed General Unsecured Claim will be able to recognize a loss for federal income tax purposes until some time in the future. In addition, even if a holder has an overall loss as a result of the implementation of the Plan, or if a holder would otherwise be entitled to nonrecognition of gain or loss upon the receipt of New Common Stock and New Notes in exchange for Claims constituting "stock or securities" for federal income tax purposes, a portion of any distribution received by the holder of an Allowed General Unsecured Claim on a Subsequent Distribution Date will be treated in part as a payment of principal on such Allowed General Unsecured Claim and in part as imputed interest. At the time of any such subsequent distribution, the Reorganized Debtors will mail to the holder of an Allowed General Unsecured Claim receiving an additional distribution an appropriate tax information return setting forth the amount of such distribution constituting interest for federal or state tax purposes.

C.       EDISON EQUITY INTERESTS.

                  Holders of Allowed Edison Equity Interests shall receive, on account of such interests, Warrants to purchase approximately 9.0 percent of the shares of New Common Stock issued pursuant to the Plan on a fully diluted basis, as well as Rights to purchase (i) New Common Stock and (ii) at the election of the holders thereof, either (a) the Class A Membership Units in the EBS Litigation, L.L.C. or (b) if such holders also are D&B Spinoff Stockholders, the right to participate in the D&B Spinoff Settlement. A holder of an Allowed Edison Equity Interest will realize and recognize gain, if any, equal to the difference between (i) the fair market value of the Warrants and Rights received and (ii) the holder's adjusted tax basis in the Allowed Edison Equity Interest exchanged therefor. A holder's tax basis in the Warrants and Rights received by such holder will be equal to the respective fair market values thereof. The holding period for any such Warrants and Rights will begin on the day after the exchange.

                  If the holder's adjusted tax basis in the Allowed Edison Equity Interest exceeds the fair market value of the Warrants and Rights on the date of the exchange, then the loss attributable thereto will not be immediately recognizable.

                  Although not free from doubt, the Debtors believe that the "wash sale" rule of section 1091 of the Tax Code will defer the loss on the exchange. Because the Warrants entitle the holders to acquire up to 9.0 percent of the value of Reorganized Edison, the Debtors believe the basis of the Allowed Edison Equity Interest will be allocated 9.0 percent to the Warrants and 91% to the Rights. The deferred loss attributable to the Warrants will be recognizable only at such time as the Warrants expire or are disposed of in a taxable disposition, but if the Warrants are exercised, the basis attributable to the Warrants will be added to the basis of any New Common Stock received upon the exercise thereof. The Debtors believe that the remainder of any loss should be attributable to the Rights and such loss will be realized and recognized for tax purposes at the time the Rights expire or are otherwise disposed of in a taxable transaction. Because the Rights must be exercised within 30 days of the Effective Date, any loss attributable to the Rights will not result in deferral beyond the current taxable year. If the Rights are exercised, then any basis in the Rights will be added to the basis of any property acquired in accordance with the principles hereinafter set forth.



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
                  BECAUSE THE APPLICATION OF THE WASH SALE RULE IS NOT CLEAR, HOLDERS OF ALLOWED EDISON EQUITY INTERESTS SHOULD CONSULT THEIR OWN TAX ADVISORS.

                  The Treasury Department has recently promulgated proposed regulations that provide that stock rights issued by a corporation that is a party to a reorganization are to be treated as "stock or securities," which have no principal amount for purposes of sections 354, 355 and 356 of the Tax Code. The Debtors believe that notwithstanding the proposed regulations, holders of Allowed Edison Equity Interests will recognize gain or loss as described herein even if such regulations become final before the Effective Date.

                  Upon the exercise of a Right, a holder thereof must allocate the sum of the tax basis allocated to the Right and the amount of the exercise price (i.e., $16.40) between the New Common Stock acquired upon exercise and either the Class A Membership Units in the EBS Litigation, L.L.C. or the right to participate in the D&B Spinoff Settlement, as the case may be. No gain or loss will be realized upon the exercise of the Right. The tax holding period of any New Common Stock acquired upon the exercise of the Right will not include the period during which the Right was held.

                  The tax consequences of the ownership and disposition of a Class A Membership Unit in the EBS Litigation, L.L.C. or the right to participate in the D&B Spinoff Settlement, as the case may be, acquired by the holder of an Allowed Edison Equity Interest upon the exercise of a Right are not clear. The Debtors believe that the following tax consequences will result:

                  1. A holder who exercises Rights and determines to participate in the D&B Spinoff Settlement by exercising the D&B Spinoff Release Minimum Rights will (i) to the extent he or she continues to hold D&B Common Stock at the date of the exercise of the Rights, add the allocated basis in the right to participate in the D&B Spinoff Settlement, as determined above, to his or her basis for his or her D&B Common Stock and (ii) if he or she has disposed of his or her entire interest in D&B Common Stock, realize a loss in an amount equal to the allocated basis for the right to participate in the D&B Spinoff Settlement as determined above. The character of such loss will be the same as the character of any gain or loss previously realized by the holder on the disposition of his or her D&B Common Stock.

                  2. If a holder exercises Rights, elects to participate in the D&B Spinoff Settlement and is required to pay and pays the D&B Spinoff Release Shortfall Amount, then (i) to the extent he or she continues to hold D&B Common Stock at the date of the exercise of the right to participate in the D&B Spinoff Settlement he or she will add the allocated basis in the right to participate in the D&B Spinoff Settlement, as determined above, plus the D&B Spinoff Shortfall Amount to his or her basis for his or her D&B Common Stock and (ii) if he or she has disposed of his or her entire interest in D&B Common Stock, then he or she will realize a loss in an amount equal to the sum of the allocated basis for the right to participate in the D&B Spinoff Settlement, as determined above, plus the D&B Spinoff Release Shortfall Amount. The character of such loss will be the same as the character of any gain or loss previously realized by the holder on the disposition of his or her D&B Common Stock.

                  3. If a holder elects to participate in the D&B Spinoff Settlement by paying the D&B Spinoff Release Minimum Purchase Price to obtain a release, then (i) to the extent he or she continues to hold D&B Common Stock at the date of the exercise of the Right he or she will add the allocated basis in the right to participate in the D&B Spinoff Settlement, as determined above, plus the D&B Spinoff Release Minimum Purchase Price to his or her basis for his or her D&B Common Stock and (ii) if he or she has disposed of his or her entire interest in D&B Common Stock, then he or she will realize a loss in an amount equal to the sum of his or her allocated basis in the right to participate in the D&B Spinoff Settlement, as described above, and the D&B Spinoff Release Minimum Purchase Price. The character of such loss will be the same as the character of any gain or loss previously realized by the holder on the disposition of his or her D&B Common Stock.

                  4. If the holder of an Allowed Edison Equity Interest exercises a Right and receives in exchange therefor a Class A Membership Unit in the EBS Litigation, L.L.C. and subsequently receives a distribution from the EBS Litigation, L.L.C., the consequences to such a holder will be the same as for other holders of Class A Membership Units in the EBS Litigation, L.L.C. See
Section XI.F., "Certain Federal Income Tax Consequences of the Plan -- Taxation of the LLCs."

                  HOLDERS OF ALLOWED EDISON EQUITY INTERESTS WHO CONTEMPLATE EXERCISING RIGHTS SHOULD CONSULT THEIR OWN TAX ADVISORS.


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D.       CONSEQUENCES TO DEBTORS OR REORGANIZED DEBTORS.

         1.       DISCHARGE-OF-INDEBTEDNESS INCOME GENERALLY

                  In general, the discharge of a debt obligation by a debtor for an amount less than the adjusted issue price (generally, the amount received upon incurring the obligation plus the amount of any previously amortized original issue discount and less the amount of any previously amortized bond issue premium) gives rise to cancellation-of-indebtedness ("COD") income which must be included in a debtor's income for federal income tax purposes, unless, in accordance with section 108(e)(2) of the Tax Code, payment of the liability would have given rise to a deduction. A corporate debtor that issues its own stock in satisfaction of its debt is treated as realizing COD income to the extent the fair market value of the stock issued is less than the adjusted issue price of the debt. COD income is not recognized by a taxpayer that is a debtor in a title 11 (bankruptcy) case if a discharge is granted by the court or pursuant to a plan approved by the court (the "bankruptcy exclusion rules").

                  Pursuant to the Plan, Administrative Expense Claims, Priority Tax Claims, Other Priority Claims, Secured Tax Claims and Convenience Claims generally will be paid in full and, therefore, treatment of such Claims should not give rise to COD income. With respect to other Claims, there could be COD income if such Claims are not satisfied in full. Based upon current estimates of value, the Debtors believe that consummation of the Plan will give rise to approximately $38,000,000 of COD income that will be excluded from gross income as described above, but will reduce attributes as described below.

         2.       ATTRIBUTE REDUCTION

                  The relief accorded to COD income by the bankruptcy exclusion rules is not without cost. If a taxpayer excludes COD income because of the bankruptcy exclusion rules, it is required to reduce prescribed tax attributes in the following order and at the following rates: (i) net operating losses ("NOLs") for the taxable year of the discharge and NOL carryovers to such taxable year, dollar for dollar; (ii) general business credit carryovers, 33-1/3 cents for each dollar of excluded income; (iii) the minimum tax credit available under section 53(b) of the Tax Code as of the beginning of the taxable year immediately following the taxable year of the discharge, 33-1/3 cents for each dollar of excluded income; (iv) any capital losses for the taxable year of the discharge and any capital loss carryovers to such taxable year, dollar for dollar; (v) the basis of the taxpayer's assets both depreciable and nondepreciable, dollar for dollar, but the basis cannot be reduced below an amount based on the taxpayer's aggregate liabilities immediately after the discharge; (vi) passive activity loss or credit carryovers of the taxpayer under section 469(b) of the Tax Code from the taxable year of the discharge, dollar for dollar in the case of loss carryovers and 33-1/3 cents for each dollar of excludible income in the case of any passive activity credit carryovers; and
(vii) foreign tax credit carryovers, 33-1/3 cents for each dollar of excluded income. However, the taxpayer may elect to avoid the prescribed order of attribute reduction and instead reduce the basis of depreciable property first, without regard to the "aggregate liabilities" limitation. This election extends to stock of a subsidiary if the subsidiary consents to reduce the basis of its depreciable property. If the Reorganized Debtors make this election, the limitation prohibiting the reduction of asset basis below the amount of its remaining undischarged liability does not apply. Based on the statute and recent IRS rulings, the Debtors believe that, in the case of affiliated corporations filing a consolidated return (such as the Debtors or Reorganized Debtors), the attribute reduction rules apply separately to the particular corporation whose debt is being discharged, and not to the entire group without regard to the identity of the debtor. If a substantial NOL exists, the Debtors or Reorganized Debtors will consider making the election to reduce the basis of their depreciable assets first under section 108(b)(5) of the Tax Code.

         3.       UTILIZATION OF NET OPERATING LOSS CARRYOVERS

                  In general, whenever there is a 50% ownership change of a debtor corporation during a three-year period, the ownership change rules in section 382 of the Tax Code limit the utility of NOLs on an annual basis to the product of the fair market value of the corporate equity immediately before the ownership change, multiplied by a hypothetical interest rate published monthly by the IRS called the "long-term tax-exempt rate." In any given year, this limitation may be increased by certain built-in gains realized after, but accruing economically before, the ownership change and the carryover of unused section 382 limitations from prior years. The long-term tax-exempt rate as of the date of this Disclosure Statement is 5.64%.

                  The harsh effects of the ownership change rules can be ameliorated by an exception that applies in the case of reorganizations under the Bankruptcy Code. Under the so-called "Section 382(l)(5) bankruptcy exception" to section 382 of the Tax Code, if the reorganization results in an exchange by qualifying creditors and stockholders of their claims and interests for at least 50% of the debtor's stock (in vote and value), then the general ownership change rules will not apply. Instead, the


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
debtor will be subject to a different tax regime under which the NOL is not limited on an annual basis but is reduced by the amount of interest deductions claimed during the three taxable years preceding the date of the reorganization, and during the part of the taxable year prior to and including the reorganization, in respect of debt converted into stock in the reorganization. Moreover, if the section 382(l)(5) bankruptcy exception applies, any further ownership change of the debtor within a two-year period will result in forfeiture of all of the debtor's NOLs incurred prior to the date of the second ownership change.

                  If the debtor would otherwise qualify for the section 382(l)(5) bankruptcy exception, but the NOL reduction rules mandated thereby would greatly reduce the NOL, the debtor may elect instead to be subject to the annual limitation rules of section 382 of the Tax Code, but is permitted to value the equity of the corporation for purposes of applying the formula by using the value immediately after the ownership change (by increasing the value of the old loss corporation to reflect any surrender or cancellation of creditors' claims) instead of immediately before the ownership change (the "Section 382(l)(6) limitation"). Alternatively, if the debtor does not qualify for the section 382(l)(5) bankruptcy exception, the utility of its NOL would automatically be governed by the section 382(l)(6) limitation.

                  Because a substantial amount of Claims have been acquired by investors during the case, the Debtors are not sure whether they will meet the requirements of section 382(l)(5), specifically, the requirement that indebtedness must be held by a creditor for at least 18 months prior to the Commencement Date for the creditor to be treated as a qualifying creditor. Consequently, the Reorganized Debtors' use of the NOL may be governed by the section 382(l)(6) exception. If utilization of the Reorganized Debtors' NOL is governed by section 382(l)(6), rather than section 382(l)(5), it is possible that the Reorganized Debtors' use of such NOL against taxable income resulting from the termination of the Pension Plan, see Section XI.E.2., "Termination of Pension Plan -- Tax Consequences of Termination of the Pension Plan to the Debtors and/or Reorganized Debtors," will be limited and a significant tax liability to the Reorganized Debtors could result.

                  In addition to the foregoing, the potential exercise of Rights by holders of Allowed Edison Equity Interests (or their transferees) could implicate section 382. For example, if holders of Allowed Edison Equity Interests (or their transferees) exercise Rights in an amount sufficient to create another ownership change following shortly after the ownership change created as a result of the implementation of the Plan, a new section 382 limitation would arise. The computation of that section 382 limitation would depend upon the value of the equity of Reorganized Edison at the time of the second ownership change and the long-term tax-exempt rate at that time. Although it may be unlikely, it is possible that the value of the equity of Reorganized Edison at the time of the latter ownership change may be less than the value of the equity of Reorganized Edison at the time of the first ownership change, thus reducing the amount of the annual section 382 limitation.

                  Even if Rights are not exercised in an amount sufficient to give rise to an ownership change solely as a result of such exercise, there would nevertheless be an increase in ownership by the holders of such Rights, which could contribute toward an ownership change during an applicable three-year period that would not otherwise have occurred, but for the exercise of such Rights. In such case, the section 382 limitation would be measured at the date that sufficient owner shifts had occurred within a three-year period to give rise to an ownership change. If the value on that date were less than the value on the Effective Date, then the annual section 382 limitation could be reduced from and after that date.

                  Based on their returns as filed and upon estimates for the current taxable year, the Debtors believe they will have an NOL between $50 million and $70 million. However, the amount of the NOL could be reduced or eliminated because of (i) audit adjustments by the IRS that result from current IRS examinations of the Debtors' returns; (ii) the Pension Plan reversion; (iii) realization of income by Debtors or Reorganized Debtors as a result of transfer of the Avoidance Claims and the Corporate Headquarters Building (or the sale or other disposition thereof by the Reorganized Debtors) to the EBS Litigation, L.L.C. and EBS Building, L.L.C., respectively; or (iv) any COD income as a result of the attribute reduction rules discussed above in Section XI.D.2., "Certain Federal Income Tax Consequences of the Plan -- Consequences to Debtors or Reorganized Debtors -- Attribute Reduction."

                  Holders of Claims should note, however, that the amount of NOLs available to the Debtors or Reorganized Debtors is based on factual and legal issues with respect to which there can be no certainty. The actual annual utility of the NOL carryovers will be determined by actual market value and the actual long-term tax exempt rate at the date of reorganization and may be different from amounts described herein.


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         4.       CONSOLIDATED RETURN ITEMS

                  The confirmation of the Plan may result in the recognition of income or loss attributable to the existence of deferred intercompany transactions, excess loss accounts or similar items. The Debtors, however, do not believe that the consequence of such items (if any) would have a material effect on them.

         5.       ALTERNATIVE MINIMUM TAX

                  A corporation is required to pay alternative minimum tax to the extent that 20% of "alternative minimum taxable income" ("AMTI") exceeds the corporation's regular tax liability for the year. AMTI is generally equal to regular taxable income with certain adjustments. For purposes of computing AMTI, a corporation is entitled to offset no more than 90% of its AMTI with NOLs (as computed for alternative minimum tax purposes). Thus, if the Reorganized Debtors' consolidated group is subject to the alternative minimum tax in future years, a federal tax of 2% (20% of the 10% of AMTI not offset by NOLs) will apply to any net taxable income earned by the Reorganized Debtors' consolidated group in future years that is otherwise offset by NOLs.

E.       TERMINATION OF THE PENSION PLAN.

         1.       OVERVIEW

                  Currently, the Pension Plan is overfunded, with assets as of April 30, 1997 aggregating approximately $145,000,000 and an accrued benefit obligation to Pension Plan participants as of the Termination Date (May 31, 1997), aggregating approximately $60,300,000. The Debtors have determined to terminate the Pension Plan and establish a replacement pension plan. After the Pension Plan's liabilities to participants are satisfied and the costs of terminating the Pension Plan and establishing the replacement pension plan are paid, 25% of the remaining assets will be transferred to the replacement pension plan. The balance of remaining assets -- the Pension Plan Proceeds -- will be paid to the Debtors or Reorganized Debtors. Thereafter, within five days after the Pension Plan Payment Date, the Pension Plan Proceeds, shall be transferred to the EBS Pension, L.L.C. For a description of the EBS Pension, L.L.C. and the termination of the Pension Plan and the establishment of a replacement plan, see
Section V.E., "The Plan of Reorganization -- The Limited Liability Companies" and Section V.G., "The Plan of Reorganization -- The Pension Plan."

                  Generally, when an employer terminates a pension plan and receives excess assets, it must pay a nondeductible excise tax equal to 50% of the value of the excess assets it receives. However, if the employer establishes a "qualified replacement plan" within the meaning of section 4980 of the Tax Code, the excise tax is reduced to 20%. A qualified replacement plan must be funded with 25% of the excess assets. The Debtors intend to create such a qualified replacement plan. The Debtors anticipate that approximately $18,750,000 of the excess assets will be transferred to the qualified replacement plan. After payment of applicable excise and income taxes and costs, the net remaining excess assets, which are estimated at approximately $48,800,000, will be distributed to the Debtors or Reorganized Debtors. Thereafter, within five days after Pension Plan Payment Date such excess assets less costs and expenses, will be transferred to the EBS Pension, L.L.C. The exact amount of excess assets that will be transferred to the replacement plan and to the Debtors can only be determined after all benefit liabilities under the Pension Plan have been satisfied.

                  Within 120 days after the Termination Date, the Debtors will notify the PBGC of the termination of the Pension Plan effective as of the Termination Date. By application dated March 24, 1997, the Debtors requested a ruling from the IRS that the Pension Plan will retain its favorable tax treatment upon termination. The receipt of a favorable ruling from the IRS is not a condition to the termination of the Pension Plan or the effectiveness of the Plan. There can be no assurance that the IRS will issue this ruling.

         2. TAX CONSEQUENCES OF TERMINATION OF THE PENSION PLAN TO THE DEBTORS AND/OR REORGANIZED DEBTORS

                  As a result of terminating the Pension Plan and establishing a qualified replacement plan, the Reorganized Debtors must pay a nondeductible 20% excise tax on the value of the excess assets they receive. Thus, the Reorganized Debtors must pay approximately $12,700,000 as the excise tax on the approximately $63,500,000 of excess assets that is estimated to revert to them. Additionally, the Reorganized Debtors will realize the total $63,500,000 as taxable income. The Debtors may be able to offset the $63,500,000 with the NOL and other deductions. However, if there is COD income and the $63,500,000 is subject to tax after the taxable year of confirmation, the Debtors would have to pay tax on the $63,500,000 because the NOL


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would have been substantially reduced or eliminated by the COD income. See
Section XI.D.2., "Certain Federal Income Tax Consequences of the Plan -- Consequences to Debtors or Reorganized Debtors -- Attribute Reduction". To the extent that the Debtors reduce taxable income because of the application of NOLs, they may be subject to Alternative Minimum Tax. See Section XI.D.5., "Certain Federal Income Tax Consequences of the Plan -- Consequences to Debtors -- Alternative Minimum Tax."

                  The tax consequences of the receipt by the Debtors of the Pension Plan reversion during the taxable year in which the Effective Date occurs are uncertain. Depending upon the Debtors' results of operations for the current taxable year and the allocation of the Debtors' income and deductions for the taxable year arising out of the transactions contemplated by the Plan, it is possible that the Debtors will have positive taxable income for the postchange portion of the year that will create a significant federal income tax liability.

F.       TAXATION OF THE LLCS.

                  The taxation of the LLCs and of the members therein is complex and, to some extent, uncertain.

                  Each of the LLCs intends to treat itself as a partnership for federal income tax purposes and not as a corporation. However, there can be no assurance that the IRS will agree with this treatment.

                  A partnership that constitutes a "publicly traded partnership" is taxable as a corporation. As it is anticipated that the EBS Building, L.L.C. will qualify for an exception to the publicly traded partnership rules so long as at least 90% of its gross income consists of real property rents or gain from the sale or disposition of real property, transfers of Class A Membership Units in the EBS Building, L.L.C. should not cause that LLC to become taxable as a corporation.

                  As the EBS Litigation, L.L.C. and the EBS Pension, L.L.C. will not qualify for any exception to the publicly traded partnership rules, the organizational documents of the EBS Litigation, L.L.C. and the EBS Pension, L.L.C. generally limit transfers of Class A Membership Units to those that will not cause the EBS Litigation, L.L.C. or the EBS Pension, L.L.C. to be treated as a corporation for publicly traded partnership purposes.

                  If an LLC were treated as a corporation for federal income tax purposes, the LLC's taxable income would be subject to tax at regular corporate rates and would not flow through to the members for reporting on their own returns. Moreover, distributions by an LLC would be taxable as ordinary dividends to the distributee-members to the extent of the LLC's earnings and profits, and would not be deductible by the LLC.

                  The Debtors intend to take the position that, on the Effective Date, (a) the Debtors or Reorganized Debtors contributed all Unresolved Avoidance Claims to the EBS Litigation, L.L.C. in exchange for Class A Membership Units in the EBS Litigation, L.L.C., (b) the Debtors or Reorganized Debtors contributed the right to receive the Pension Plan Proceeds to the EBS Pension, L.L.C. in exchange for Class A Membership Units in the EBS Pension, L.L.C., (c) the Debtors or Reorganized Debtors contributed the Corporate Headquarters Building to the EBS Building, L.L.C. in exchange for Class A Membership Units in the EBS Building, L.L.C. and (d) the Reorganized Debtors transferred to the holders of Allowed General Unsecured Claims all Class A Membership Units in the LLCs other than (i) Class A Membership Units in the EBS Litigation, L.L.C. transferred to holders of Allowed Edison Equity Interests that elect to exercise Rights (or their transferees) and receive Class A Membership Units in the EBS Litigation, L.L.C. and (ii) Class A Membership Units held for subsequent distribution once the status of Disputed General Unsecured Claims is resolved. It is anticipated that recipients of Class A Membership Units in the LLCs will have a basis in those interests equal to their respective fair market values at the time of receipt.

                  Assuming that the LLCs qualify as partnerships for federal income tax purposes, each member in each LLC must take into account its distributed share of LLC items of income, gain, loss, and deduction in the member's taxable year in which the taxable year of the LLC ends, whether or not cash distributions with respect to those items are made to the members. Those taxable items will have the same character (ordinary or capital) in the hands of each member as they have in the hands of the LLCs. In the first instance these LLC items will be reported in the annual federal information returns filed by the LLCs.

                  Members generally will be required to either treat LLC items on their tax returns in a manner that is consistent with the treatment accorded those items on the LLC's return or notify the IRS of any inconsistency. It is possible that the federal information returns the LLCs are required to file will be audited. It is anticipated that such an audit would generally be conducted at the LLC level in a single proceeding rather than in a separate proceeding with each member.


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
G.       INFORMATION REPORTING AND BACKUP WITHHOLDING.

                  Under the backup withholding rules of the Tax Code, holders of Claims may be subject to backup withholding at a rate of 31% with respect to distributions or payments made pursuant to the Plan, unless such holder (i) comes within certain exempt categories (generally including corporations) and, when required, demonstrates this fact, or (ii) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the holder is not subject to backup withholding because of a failure to report all dividend and interest income. Backup withholding is not an additional tax, but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Holders of Claims may be required to establish exemption from backup withholding or to make arrangements with respect to the payment of backup withholding.

                  THE FOREGOING IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX ASPECTS OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF AN ALLOWED CLAIM OR EQUITY INTEREST.


                      XII. ALTERNATIVES TO CONFIRMATION AND
                            CONSUMMATION OF THE PLAN

                  If the Plan is not confirmed and consummated, the Debtors' alternatives include (i) liquidation of the Debtors under chapter 7 of the Bankruptcy Code and (ii) the preparation and presentation of an alternative plan or plans of reorganization.

A.       LIQUIDATION UNDER CHAPTER 7.

                  If no chapter 11 plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors. A discussion of the effect that a chapter 7 liquidation would have on the recovery of holders of Claims and Equity Interests is set forth in Section VI.C.4., "Confirmation and Consummation Procedure -- Confirmation -- Best Interests Test." The Debtors believe that liquidation under chapter 7 would result in (i) smaller distributions being made to creditors than those provided for in the Plan because of the additional administrative expenses involved in the appointment of a trustee and attorneys and other professionals to assist such trustee, (ii) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors' operations and (iii) the failure to realize the greater, going concern value of the Debtors' assets.

B.       ALTERNATIVE PLAN OF REORGANIZATION.

                  If the Plan is not confirmed, the Debtors or any other party in interest could attempt to formulate a different plan of reorganization. Such a plan might involve either a reorganization and continuation of the Debtors' business or an orderly liquidation of their assets. During the course of negotiation of the Plan, the Debtors explored various other alternatives and concluded that the Plan represented the best alternative to protect the interests of creditors and other parties in interest. The Debtors have not changed their conclusions.

                  The Debtors believe that the Plan enables the Debtors to successfully and expeditiously emerge from chapter 11, preserves their business and allows creditors and equity interest holders to realize the highest recoveries under the circumstances. In a liquidation under chapter 11 of the Bankruptcy Code, the assets of the Debtors would be sold in an orderly fashion which could occur over a more extended period of time than in a liquidation under chapter 7 and a trustee need not be appointed. Accordingly, creditors would receive greater recoveries than in a chapter 7 liquidation. Although a chapter 11 liquidation is preferable to a chapter 7 liquidation, the Debtors believe that a liquidation under chapter 11 is a much less


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
attractive alternative to creditors and equity interest holders because a greater return to creditors and equity interest holders is provided for in the Plan.


                       XIII. CONCLUSION AND RECOMMENDATION

                  The Debtors believe that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will provide the greatest recoveries to holders of Claims and Equity Interests. Other alternatives would involve significant delay, uncertainty and substantial additional administrative costs. The Debtors urge holders of impaired Claims and Equity Interests entitled to vote on the Plan to vote to accept the Plan and to evidence such acceptance by returning their Ballots so that they will be received not later than 4:00 p.m., Central Time, on July 28, 1997.

Dated:   Wilmington, Delaware
         June 30, 1997


                       EDISON BROTHERS STORES, INC., a Delaware corporation (for itself and on behalf of each of the Subsidiaries)

                       By:  /s/ Alan D. Miller
                           ---------------------------------------------------
                       Name:    Alan D. Miller
                       Title:   Chairman and Chief Executive Officer


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
                                                         EXHIBIT A
                                                         TO DISCLOSURE STATEMENT
                                                         -----------------------


                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

--------------------------------------------X
                                            :
In re                                       :    CHAPTER 11
                                            :
EDISON BROTHERS STORES, INC., et al.,       :    Case No. 95-1354 (PJW)
                                            :
                           Debtors.         :    JOINTLY ADMINISTERED
                                            :
--------------------------------------------X




                  DEBTORS' AMENDED JOINT PLAN OF REORGANIZATION
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
                 -----------------------------------------------






                                             WEIL, GOTSHAL & MANGES LLP
                                             Attorneys for the Debtors
                                             767 Fifth Avenue
                                             New York, New York 10153
                                             (212) 310-8000

                                                          and


                                             YOUNG, CONAWAY, STARGATT & TAYLOR
                                             Attorneys for the Debtors
                                             1110 N. Market St.
                                             P. O. Box 391
                                             Rodney Square North, 11th Floor
                                             Wilmington, Delaware 19801
                                             (302) 571-6600



Dated:   Wilmington, Delaware
           June 30, 1997

                                TABLE OF CONTENTS

                                                                                                                             Page

                                                           ARTICLE I.
DEFINITIONS AND CONSTRUCTION OF TERMS.........................................................................................A-1
         1.1.     Administrative Expense Claim................................................................................A-1
         1.2.     Administrative Reclamation Claim............................................................................A-1
         1.3.     Allowed.....................................................................................................A-1
         1.4.     Amended Edison Bylaws.......................................................................................A-2
         1.5.     Amended Edison Certificate of Incorporation.................................................................A-2
         1.6.     Authorized Denominations....................................................................................A-2
         1.7.     Avoidance Claims............................................................................................A-2
         1.8.     Ballot......................................................................................................A-2
         1.9.     Bankruptcy Code.............................................................................................A-2
         1.10.    Bankruptcy Court............................................................................................A-2
         1.11.    Bankruptcy Rules............................................................................................A-2
         1.12.    Bond Counsel................................................................................................A-2
         1.13.    Business Day................................................................................................A-2
         1.14.    Cash........................................................................................................A-2
         1.15.    Cash Distribution Pool......................................................................................A-2
         1.16.    Causes of Action............................................................................................A-2
         1.17.    Chapter 11 Cases............................................................................................A-2
         1.18.    Claim.......................................................................................................A-2
         1.19.    Claims Resolution Committee.................................................................................A-2
         1.20.    Class.......................................................................................................A-3
         1.21.    Class A Membership Units....................................................................................A-3
         1.22.    Class B Membership Units....................................................................................A-3
         1.23.    Collateral..................................................................................................A-3
         1.24.    Commencement Date...........................................................................................A-3
         1.25.    Confirmation Date...........................................................................................A-3
         1.26.    Confirmation Hearing........................................................................................A-3
         1.27.    Confirmation Order..........................................................................................A-3
         1.28.    Convenience Claim...........................................................................................A-3
         1.29.    Corporate Headquarters Building.............................................................................A-3
         1.30.    Corporate Headquarters Building Lease.......................................................................A-3
         1.31.    Corporate Headquarters Building Proceeds....................................................................A-3
         1.32.    Creditors' Committee........................................................................................A-3
         1.33.    D&B Common Stock............................................................................................A-3
         1.34.    D&B Spinoff.................................................................................................A-3
         1.35.    D&B Spinoff Release Minimum Rights..........................................................................A-3
         1.36.    D&B Spinoff Release Minimum Purchase Price..................................................................A-4
         1.37.    D&B Spinoff Release Rights Multiplier.......................................................................A-4
         1.38.    D&B Spinoff Release Shortfall Amount........................................................................A-4
         1.39.    D&B Spinoff Settlement......................................................................................A-4
         1.40.    D&B Spinoff Settlement Period...............................................................................A-4
         1.41.    D&B Spinoff Settlement Expiration Date......................................................................A-4
         1.42.    D&B Spinoff Settlement Notice...............................................................................A-4
         1.43.    D&B Spinoff Settlement Offer................................................................................A-4
         1.44.    D&B Spinoff Settlement Proceeds.............................................................................A-4
         1.45.    D&B Spinoff Stockholders....................................................................................A-4
         1.46.    Debtors.....................................................................................................A-4



                                       A-i

                                                                                                                            Page

         1.47.    Debtors in Possession.......................................................................................A-4
         1.48.    Director Options............................................................................................A-5
         1.49.    Director Stock Option Plan..................................................................................A-5
         1.50.    Disbursing Agent............................................................................................A-5
         1.51.    Disclosure Statement........................................................................................A-5
         1.52.    Disputed....................................................................................................A-5
         1.53.    Disputed Claim Amount.......................................................................................A-5
         1.54.    EBS Building, L.L.C.........................................................................................A-5
         1.55.    EBS Building LLC Members Agreement..........................................................................A-5
         1.56.    EBS Litigation, L.L.C.......................................................................................A-5
         1.57.    EBS Litigation LLC Members Agreement........................................................................A-5
         1.58.    EBS Pension, L.L.C..........................................................................................A-5
         1.59.    EBS Pension LLC Members Agreement...........................................................................A-5
         1.60.    Edbro Missouri..............................................................................................A-5
         1.61.    Edbro Missouri Facility.....................................................................................A-5
         1.62.    Edison......................................................................................................A-5
         1.63.    Edison Equity Interest......................................................................................A-5
         1.64.    Effective Date..............................................................................................A-6
         1.65.    Employment Contracts........................................................................................A-6
         1.66.    Equity Committee............................................................................................A-6
         1.67.    Equity Interest.............................................................................................A-6
         1.68.    Final Order.................................................................................................A-6
         1.69.    Funding Escrow..............................................................................................A-6
         1.70.    Funding Escrow Assets.......................................................................................A-6
         1.71.    Funding Escrow Agent........................................................................................A-6
         1.72.    Funding Escrow Agreement....................................................................................A-6
         1.73.    Funding Escrow Mortgages....................................................................................A-6
         1.74.    Funding Escrow Properties...................................................................................A-6
         1.75.    General Unsecured Claim.....................................................................................A-6
         1.76.    Initial Distribution Date...................................................................................A-7
         1.77.    Insured Claim...............................................................................................A-7
         1.78.    Issuer......................................................................................................A-7
         1.79.    Lien........................................................................................................A-7
         1.80.    LLC Funding Amount..........................................................................................A-7
         1.81.    Management Options..........................................................................................A-7
         1.82.    Membership Certificates.....................................................................................A-7
         1.83.    Mercantile..................................................................................................A-7
         1.84.    New Common Stock............................................................................................A-7
         1.85.    New Common Stock Distribution Pool..........................................................................A-7
         1.86.    New Notes...................................................................................................A-7
         1.87.    New Notes Distribution Amount...............................................................................A-7
         1.88.    New Notes Indentures........................................................................................A-7
         1.89.    Original Bondholder.........................................................................................A-7
         1.90.    Original Bonds..............................................................................................A-7
         1.91.    Other Priority Claim........................................................................................A-7
         1.92.    Other Secured Claim.........................................................................................A-7
         1.93.    Pension Plan................................................................................................A-7
         1.94.    Pension Plan Payment Date...................................................................................A-7
         1.95.    Pension Plan Proceeds.......................................................................................A-8
         1.96.    Plan........................................................................................................A-8
         1.97.    Plan Supplement.............................................................................................A-8
         1.98.    Priority Tax Claim..........................................................................................A-8
         1.99.    Pro Rata Share..............................................................................................A-8



                                      A-ii

                                                                                                                             Page

         1.100.   Quarter.....................................................................................................A-8
         1.101.   Record Date.................................................................................................A-8
         1.102.   Registration Rights Agreement...............................................................................A-8
         1.103.   Released D&B Spinoff Stockholder............................................................................A-8
         1.104.   Remarketing Agent...........................................................................................A-8
         1.105.   Reorganized Debtors.........................................................................................A-8
         1.106.   Reorganized Edbro Missouri..................................................................................A-8
         1.107.   Reorganized Edison..........................................................................................A-8
         1.108.   Reorganized Subsidiaries....................................................................................A-8
         1.109.   Reserve.....................................................................................................A-8
         1.110.   Restricted Stock............................................................................................A-8
         1.111.   Restricted Stock Agreements.................................................................................A-9
         1.112.   Resolved Avoidance Claims...................................................................................A-9
         1.113.   Resolved Avoidance Claims Proceeds..........................................................................A-9
         1.114.   Rights......................................................................................................A-9
         1.115.   Rights Agent................................................................................................A-9
         1.116.   Rights Aggregate Consideration..............................................................................A-9
         1.117.   Rights Exercise Instructions................................................................................A-9
         1.118.   Rights Exercise Notice......................................................................................A-9
         1.119.   Rights Exercise Period......................................................................................A-9
         1.120.   Rights Exercise Price.......................................................................................A-9
         1.121.   Rights Exercise Proceeds....................................................................................A-9
         1.122.   Rights Expiration Date......................................................................................A-9
         1.123.   Schedules...................................................................................................A-9
         1.124.   Secured Claim...............................................................................................A-9
         1.125.   Secured Series 1977 Bondholder Claim........................................................................A-9
         1.126.   Secured Series 1985 Bondholder Claim........................................................................A-9
         1.127.   Secured Tax Claim...........................................................................................A-9
         1.128.   Series 1977 Bond Documents.................................................................................A-10
         1.129.   Series 1977 Bond Ordinance.................................................................................A-10
         1.130.   Series 1977 Bondholder Claim...............................................................................A-10
         1.131.   Series 1977 Bondholders....................................................................................A-10
         1.132.   Series 1977 Bonds..........................................................................................A-10
         1.133.   Series 1977 Guaranty.......................................................................................A-10
         1.134.   Series 1977 Lease Agreement................................................................................A-10
         1.135.   Series 1985 Bank Agreement.................................................................................A-10
         1.136.   Series 1985 Bond Documents.................................................................................A-10
         1.137.   Series 1985 Bond Indenture.................................................................................A-10
         1.138.   Series 1985 Bondholder Claim...............................................................................A-10
         1.139.   Series 1985 Bondholders....................................................................................A-10
         1.140.   Series 1985 Bonds..........................................................................................A-10
         1.141.   Series 1985 Guaranty.......................................................................................A-10
         1.142.   Series 1985 Lease Agreement................................................................................A-10
         1.143.   Series 1997 A Bondholders..................................................................................A-10
         1.144.   Series 1997 B Bondholders..................................................................................A-11
         1.145.   Series 1997 A Bonds........................................................................................A-11
         1.146.   Series 1997 B Bonds........................................................................................A-11
         1.147.   Series 1997 Bond Indenture.................................................................................A-11
         1.148.   Series 1997 Bondholders....................................................................................A-11
         1.149.   Series 1997 Bonds..........................................................................................A-11
         1.150.   Series 1997 Collateral Documents...........................................................................A-11
         1.151.   Series 1997 Guaranty.......................................................................................A-11
         1.152.   Series 1997 Loan...........................................................................................A-11



                                      A-iii

                                                                                                                            Page

         1.153.   Series 1997 Loan Agreement.................................................................................A-11
         1.154.   Series 1997 Loan Documents.................................................................................A-11
         1.155.   Series 1997 Note...........................................................................................A-11
         1.156.   Series 1997 Refunding Conditions...........................................................................A-11
         1.157.   Stock Option Plan..........................................................................................A-11
         1.158.   Subsequent Distribution Date...............................................................................A-11
         1.159.   Subsidiary.................................................................................................A-11
         1.160.   Subsidiary Equity Interest.................................................................................A-11
         1.161.   Surplus Distributions......................................................................................A-11
         1.162.   Tort Claim.................................................................................................A-11
         1.163.   Trustee....................................................................................................A-12
         1.164.   Unresolved Avoidance Claims................................................................................A-12
         1.165.   Unsecured Claim............................................................................................A-12
         1.166.   Warrants...................................................................................................A-12
         1.167.   Warrant Distribution Pool..................................................................................A-12

                                                           ARTICLE II.

TREATMENT OF ADMINISTRATIVE
EXPENSE CLAIMS AND PRIORITY TAX CLAIMS.......................................................................................A-12
         2.1.     Administrative Expense Claims..............................................................................A-12
         2.2.     Professional Compensation and Reimbursement Claims.........................................................A-12
         2.3.     Priority Tax Claims........................................................................................A-12

                                                          ARTICLE III.

CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS................................................................................A-13

                                                           ARTICLE IV.

TREATMENT OF CLAIMS AND EQUITY INTERESTS.....................................................................................A-13
         4.1.     CLASS 1 -- OTHER PRIORITY CLAIMS...........................................................................A-13
         4.2.     CLASS 2 -- SECURED SERIES 1977 BONDHOLDER CLAIMS...........................................................A-13
         4.3.     CLASS 3 -- SECURED SERIES 1985 BONDHOLDER CLAIMS...........................................................A-14
         4.4.     CLASS 4 -- SECURED TAX CLAIMS..............................................................................A-14
         4.5.     CLASS 5 -- OTHER SECURED CLAIMS............................................................................A-15
         4.6.     CLASS 6 -- CONVENIENCE CLAIMS..............................................................................A-15
         4.7.     CLASS 7 -- GENERAL UNSECURED CLAIMS........................................................................A-15
         4.8.     CLASS 8 -- EDISON EQUITY INTERESTS.........................................................................A-15

                                                           ARTICLE V.

ESTABLISHMENT OF LIMITED LIABILITY
COMPANIES AND FUNDING ESCROW; PENSION PLAN...................................................................................A-16
         5.1.     EBS Litigation, L.L.C., EBS Pension, L.L.C. and EBS Building, L.L.C........................................A-16
         5.2.     Funding Escrow.............................................................................................A-17
         5.3.     Pension Plan...............................................................................................A-18



                                                             A-iv

                                                                                                                            Page


                                                           ARTICLE VI.

PROVISIONS REGARDING VOTING AND DISTRIBUTIONS
UNDER THE PLAN AND TREATMENT OF DISPUTED,
CONTINGENT AND UNLIQUIDATED ADMINISTRATIVE
EXPENSE CLAIMS, CLAIMS AND EQUITY INTERESTS..................................................................................A-18
         6.1.     Voting of Claims and Equity Interests......................................................................A-18
         6.2.     Nonconsensual Confirmation.................................................................................A-18
         6.3.     Method of Distributions Under the Plan.....................................................................A-18
         6.4.     General Unsecured Claims...................................................................................A-19
         6.5.     Objections to and Resolution of Administrative Expense Claims, Claims and Equity Interests.................A-21
         6.6.     Distributions Relating to Allowed Insured Claims...........................................................A-21
         6.7.     Cancellation and Surrender of Existing Securities and Agreements...........................................A-22
         6.8.     Registration of New Common Stock...........................................................................A-22
         6.9.     Listing of New Common Stock, New Notes and Warrants........................................................A-22
         6.10.    Full Recovery for Holders of Allowed General Unsecured Claims..............................................A-22

                                                          ARTICLE VII.

EXECUTORY CONTRACTS AND UNEXPIRED LEASES.....................................................................................A-22
         7.1.     Assumption or Rejection of Executory Contracts and Unexpired Leases........................................A-22
         7.2.     Releases...................................................................................................A-23
         7.3.     Indemnification Obligations................................................................................A-24
         7.4.     Compensation and Benefit Programs..........................................................................A-24
         7.5.     Retiree Benefits...........................................................................................A-24

                                                          ARTICLE VIII.

CONSOLIDATION OF EDISON AND THE SUBSIDIARIES.................................................................................A-24
         8.1.     Substantive Consolidation..................................................................................A-24
         8.2.     Merger of Corporate Entities...............................................................................A-24

                                                           ARTICLE IX.

PROVISIONS REGARDING CORPORATE GOVERNANCE
AND MANAGEMENT OF THE REORGANIZED DEBTORS....................................................................................A-25
         9.1.     General....................................................................................................A-25
         9.2.     Meetings of Reorganized Edison Stockholders................................................................A-25
         9.3.     Directors and Officers of Reorganized Debtors..............................................................A-25
         9.4.     Amended Bylaws and Amended Certificates of Incorporation...................................................A-25
         9.5.     Issuance of New Securities.................................................................................A-25
         9.6.     Stock Option Plan..........................................................................................A-26
         9.7.     Director Stock Option Plan.................................................................................A-26
         9.8.     Restricted Stock Agreements................................................................................A-26
         9.9.     Employment Contracts.......................................................................................A-26
         9.10.    Retention/Performance Bonuses..............................................................................A-26

                                                           ARTICLE X.

IMPLEMENTATION AND EFFECT OF CONFIRMATION OF PLAN............................................................................A-27
         10.1.    Procedures for Exercise of Rights..........................................................................A-27
         10.2.    The D&B Spinoff Settlement Offer...........................................................................A-28
         10.3.    Term of Bankruptcy Injunction or Stays.....................................................................A-29



                                       A-v

                                                                                                                             Page

         10.4.    Revesting of Assets........................................................................................A-29
         10.5.    Causes of Action...........................................................................................A-29
         10.6.    Discharge of Debtors.......................................................................................A-29
         10.7.    Injunction.................................................................................................A-29

                                                           ARTICLE XI.

EFFECTIVENESS OF THE PLAN....................................................................................................A-30
         11.1.    Conditions Precedent to Effectiveness......................................................................A-30
         11.2.    Effect of Failure of Conditions............................................................................A-30
         11.3.    Waiver of Conditions.......................................................................................A-30

                                                          ARTICLE XII.

RETENTION OF JURISDICTION....................................................................................................A-31

                                                          ARTICLE XIII.

MISCELLANEOUS PROVISIONS.....................................................................................................A-32
         13.1.    Effectuating Documents and Further Transactions............................................................A-32
         13.2.    Corporate Action...........................................................................................A-32
         13.3.    Exemption from Transfer Taxes..............................................................................A-32
         13.4.    Injunction Regarding Worthless Stock Deduction.............................................................A-32
         13.5.    Exculpation................................................................................................A-32
         13.6.    Termination of Committees..................................................................................A-32
         13.7.    Claims Resolution Committee................................................................................A-33
         13.8.    Post-Confirmation Date Fees and Expenses...................................................................A-33
         13.9.    Payment of Statutory Fees..................................................................................A-33
         13.10.   Amendment or Modification of the Plan......................................................................A-33
         13.11.   Severability...............................................................................................A-34
         13.12.   Revocation or Withdrawal of the Plan.......................................................................A-34
         13.13.   Binding Effect.............................................................................................A-34
         13.14.   Notices....................................................................................................A-34
         13.15.   Governing Law..............................................................................................A-35
         13.16.   Withholding and Reporting Requirements.....................................................................A-35
         13.17.   Plan Supplement............................................................................................A-35
         13.18.   Allocation of Plan Distributions Between Principal and Interest............................................A-35
         13.19.   Headings...................................................................................................A-35
         13.20.   Exhibits/Schedules.........................................................................................A-35
         13.21.   Filing of Additional Documents.............................................................................A-36




                                      A-vi

                         INDEX OF SCHEDULES AND EXHIBITS


Exhibit A...............................................................Summary of Terms of Corporate Headquarters Building Lease

Exhibit B...........................................................................................Summary of Terms of New Notes

Exhibit C............................................................................................Summary of Terms of Warrants

Schedule 1..........................................................................................Issuance of Series 1997 Bonds

Schedule 2.......................................................................................Series 1997 Refunding Conditions

Schedule 3...........................................................................................Terms of Series 1997 A Bonds

Schedule 4...........................................................................................Terms of Series 1997 B Bonds



                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

---------------------------------------------------X
                                                   :
In re                                              :    CHAPTER 11
                                                   :
EDISON BROTHERS STORES, INC., et al.,              :    Case No. 95-1354 (PJW)
                                                   :
                  Debtors.                         :    JOINTLY ADMINISTERED
                                                   :
---------------------------------------------------X



                  DEBTORS' AMENDED JOINT PLAN OF REORGANIZATION
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
                     ---------------------------------------

                  Edison Brothers Stores, Inc. and its 65 affiliate Debtors propose the following joint plan of reorganization under section 1121(a) of title 11 of the United States Code:


                                   ARTICLE I.

                      DEFINITIONS AND CONSTRUCTION OF TERMS

        Definitions. As used herein, the following terms have the respective meanings specified below, unless the context otherwise requires:

        1.1. Administrative Expense Claim means any right to payment constituting a cost or expense of administration of any of the Chapter 11 Cases under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the estates of the Debtors, any actual and necessary costs and expenses of operating the business of the Debtors, any indebtedness or obligations incurred or assumed by the Debtors in Possession in connection with the conduct of their business, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, all compensation and reimbursement of expenses to the extent Allowed by the Bankruptcy Court under section 330 or 503 of the Bankruptcy Code, any Administrative Reclamation Claim, and any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code.

        1.2. Administrative Reclamation Claim means any Claim under section 546(c) of the Bankruptcy Code, which, at the election of the holder thereof pursuant to an order of the Bankruptcy Court dated June 4, 1996, is deemed an Administrative Expense Claim under the Plan.

        1.3. Allowed means, with reference to any Claim or Equity Interest, (a) any Claim against or Equity Interest in the Debtors which has been listed by the Debtors in their Schedules, as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary proof of claim or interest has been filed, (b) any Claim or Equity Interest allowed hereunder, (c) any Claim or Equity Interest which is not Disputed, or (d) any Claim or Equity Interest which, if Disputed, (i) as to which, pursuant to the Plan or a Final Order of the Bankruptcy Court, the liability of the Debtors and the amount thereof are determined by a final order of a court of competent jurisdiction other than the Bankruptcy Court, or (ii) has been Allowed by Final Order; provided, however, that any Claims or Equity Interests allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered "Allowed Claims" or "Allowed Equity Interests" hereunder. Unless otherwise specified herein or by order of the Bankruptcy Court, "Allowed Administrative Expense Claim," "Allowed Claim," or "Allowed Equity Interest" shall not, for purposes of computation of distributions under the Plan, include interest on such Administrative Expense Claim, Claim or Equity Interest from and after the Commencement Date.

        1.4. Amended Edison Bylaws means the amended and restated Bylaws of Reorganized Edison, which shall be in substantially the form contained in the Plan Supplement.

        1.5. Amended Edison Certificate of Incorporation means the amended and restated Certificate of Incorporation of Reorganized Edison, which shall be in substantially the form contained in the Plan Supplement.

        1.6. Authorized Denominations means $4,000 or any integral multiple of $250 in excess thereof.


        1.7. Avoidance Claims means all fraudulent transfer Causes of Action under sections 544, 548 and 550 of the Bankruptcy Code or otherwise applicable state law that one or more of the Debtors or Debtors in Possession may have in connection with or arising out of the D&B Spinoff.

        1.8. Ballot means the form distributed to each holder of an impaired Claim or Equity Interest on which is to be indicated acceptance or rejection of the Plan.

        1.9. Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

        1.10. Bankruptcy Court means the United States District Court for the District of Delaware having jurisdiction over the Chapter 11 Cases and, to the extent of any reference under section 157 of title 28 of the United States Code, the unit of such District Court under section 151 of title 28 of the United States Code.

        1.11. Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, and any Local Rules of the Bankruptcy Court.

        1.12. Bond Counsel means an attorney or firm of attorneys of nationally recognized standing in matters pertaining to the validity and enforceability of, and the tax-exempt nature of interest on, obligations issued by states and/or cities and their political subdivisions or authorities.

        1.13. Business Day means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are required or authorized to close by law or executive order.

        1.14. Cash means legal tender of the United States of America and equivalents thereof.

        1.15. Cash Distribution Pool means $119,000,000 (a) plus the sum of (i) the Pension Plan Proceeds to the extent received by the Debtors prior to the Effective Date, (ii) the Corporate Headquarters Building Proceeds to the extent received by the Debtors prior to the Effective Date, (iii) the Resolved Avoidance Claims Proceeds and (iv) the Rights Exercise Proceeds, if any, and (b) minus the LLC Funding Amount; provided, however, that the Debtors shall have the right, at or prior to the Confirmation Hearing, (i) in their sole discretion, upon notice to the Creditors' Committee, to reduce the amount of the Cash Distribution Pool by up to $15,000,000, in $5,000,000 increments, and (ii) with the consent of the Creditors' Committee, to reduce the Cash Distribution Pool by an additional $5,000,000, provided that, as a consequence of any such reduction and contemporaneously therewith, the New Notes Distribution Amount shall be increased by the amount of such reduction.

        1.16. Causes of Action means, without limitation, any and all actions, causes of action, liabilities, obligations, rights, suits, debts, sums of money, damages, judgments, claims and demands whatsoever, whether known or unknown, in law, equity or otherwise.

        1.17. Chapter 11 Cases means the cases under chapter 11 of the Bankruptcy Code commenced by the Debtors, styled In re Edison Brothers Stores, Inc. et al., Chapter 11 Case No. 95-1354 (PJW), Jointly Administered, currently pending in the Bankruptcy Court.

        1.18. Claim has the meaning set forth in section 101 of the Bankruptcy Code.

        1.19. Claims Resolution Committee means the committee to be established pursuant to Section 13.7 of the Plan.

        1.20. Class means a category of holders of Claims or Equity Interests as set forth in Article III of the Plan.

        1.21. Class A Membership Units means 10,000,000 Class A Membership Units in the EBS Litigation, L.L.C., 10,000,000 Class A Membership Units in the EBS Pension, L.L.C. and 10,000,000 Class A Membership Units in the EBS Building, L.L.C.

        1.22. Class B Membership Units means 10,000,000 Class B Membership Units in the EBS Litigation, L.L.C., 10,000,000 Class B Membership Units in the EBS Pension, L.L.C. and 10,000,000 Class B Membership Units in the EBS Building, L.L.C.

        1.23. Collateral means any property or interest in property of the estates of the Debtors subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law.

        1.24. Commencement Date means November 3, 1995, the date on which the Debtors commenced the Chapter 11 Cases.

        1.25. Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket.

        1.26. Confirmation Hearing means the hearing held by the Bankruptcy Court to consider confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

        1.27. Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

        1.28. Convenience Claim means any Unsecured Claim in the amount of $1,000 or less and any Unsecured Claim that is reduced to $1,000 by the election of the holder thereof on such holder's Ballot.

        1.29. Corporate Headquarters Building means the Debtors' corporate headquarters building located at 501 North Broadway in St. Louis, Missouri.

        1.30. Corporate Headquarters Building Lease means the lease for the Corporate Headquarters Building between the EBS Building, L.L.C., as lessor, and Reorganized Edison, as lessee, on the terms and subject to the conditions described in Exhibit A annexed hereto, which shall be in substantially the form contained in the Plan Supplement.

        1.31. Corporate Headquarters Building Proceeds means the Cash proceeds received by the Debtors or Reorganized Debtors as a consequence of the sale, sale/leaseback or other disposition of the Corporate Headquarters Building, net of all costs and expenses incurred by the Debtors or Reorganized Debtors in connection with such sale, sale/leaseback or other similar disposition, including, without limitation, all applicable taxes, brokers' fees, advertising fees, legal fees and filing fees.

        1.32. Creditors' Committee means the statutory committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

        1.33. D&B Common Stock means, collectively, the 4,417,498 shares of common stock in Dave & Buster's, Inc. (a Missouri corporation) which D&B Spinoff Stockholders were entitled to receive in connection with the D&B Spinoff.

        1.34. D&B Spinoff means the June 29, 1995 distribution by Edison of its 85% equity interest in Dave & Buster's, Inc. (a Missouri corporation), as a stock dividend, to holders of Edison common stock as of June 19, 1995 and all related transactions.

        1.35. D&B Spinoff Release Minimum Rights means, when used with reference to a particular D&B Spinoff Stockholder, a number of Rights equal to the product of (a) the D&B Spinoff Release Rights Multiplier and (b) the number of shares of D&B Common Stock that such D&B Spinoff Stockholder was entitled to receive in connection with the D&B Spinoff.

        1.36. D&B Spinoff Release Minimum Purchase Price means, when used with reference to a particular D&B Spinoff Stockholder, an amount equal to the product of (a) $5.6593 and (b) the number of shares of D&B Common Stock that such D&B Spinoff Stockholder was entitled to receive in connection with the D&B Spinoff.

        1.37. D&B Spinoff Release Rights Multiplier means 2.2637, determined by dividing the aggregate number of Rights (10,000,000) by the aggregate number of shares of D&B Common Stock (4,417,498).

        1.38. D&B Spinoff Release Shortfall Amount means, when used with reference to a particular D&B Spinoff Stockholder, an amount determined in accordance with the following formula:

(5.6593) x ((D&B Spinoff Release Minimum Rights - Number of Rights Exercised by D&B Spinoff Stockholder) / (D&B Spinoff Release Rights Multiplier))

        1.39. D&B Spinoff Settlement means the settlement, the terms of which are set forth in Section 10.2 of the Plan, between (a) the EBS Litigation, L.L.C. and (b) each Released D&B Spinoff Stockholder, pursuant to which each Released D&B Spinoff Stockholder will be released from any and all Avoidance Claims against such Released D&B Spinoff Stockholder.

        1.40. D&B Spinoff Settlement Period means the period commencing on or about the Effective Date and concluding on the D&B Spinoff Settlement Expiration Date.

        1.41. D&B Spinoff Settlement Expiration Date means 5:00 p.m., Eastern Time on the day that is 30 days after the Effective Date or, if such day is not a Business Day, the next following Business Day.

        1.42. D&B Spinoff Settlement Notice means the form of notice that will provide for the participation in the D&B Spinoff Settlement by certain D&B Spinoff Stockholders in accordance with Section 10.2 of the Plan, which notice shall contain instructions for the proper completion and due execution of such notice and timely delivery thereof, together with other requirements relating to the valid and effective exercise of the right to participate in the D&B Spinoff Settlement.

        1.43. D&B Spinoff Settlement Offer means the offer by the EBS Litigation, L.L.C. to all D&B Spinoff Stockholders, pursuant to Section 10.2 of the Plan, to participate in the D&B Spinoff Settlement.

        1.44. D&B Spinoff Settlement Proceeds means the aggregate Cash proceeds generated by the D&B Spinoff Settlement Offer, excluding any Rights Exercise Proceeds.

        1.45. D&B Spinoff Stockholders means, collectively, the record holders of Edison common stock, determined in accordance with Edison's books and records, as of the June 19, 1995 record date used to determine the holders of Edison common stock entitled to participate in the D&B Spinoff.

        1.46. Debtors means, collectively, Edison, Edison Brothers Apparel Stores, Inc., Edison Brothers Shoe Stores, Inc., Edison Paymaster, Inc., Edison Brothers Redevelopment Corporation, Edbro Missouri, Edison Alabama Stores, Inc., Edison Arkansas Stores, Inc., Edison Colorado Stores, Inc., Edison Brothers Company, Edison Hawaii Stores, Inc., Edison Illinois Stores, Inc., Edison Kansas Stores, Inc., Edison Kentucky Stores, Inc., Edison Louisiana Stores, Inc., Edison Maryland Stores, Inc., Edison Massachusetts Stores, Inc., Edison Michigan Stores, Inc., Edison Minnesota Stores, Inc., Edison Mississippi Stores, Inc., Edison Nebraska Stores, Inc., Edison New Jersey Stores, Inc., Edison New Mexico Stores, Inc., Edison New York Stores, Inc., Edison Ohio Stores, Inc., Edison Oklahoma Stores, Inc., Edison Oregon Stores, Inc., Edison Pennsylvania Stores, Inc., Edison Tennessee Stores, Inc., Edison Texas Stores, Inc., Edison Utah Stores, Inc., Edbro Ohio Realty, Inc., EBSS-Montana, Inc., EBSS-North Central, Inc., EBSS-Indiana, Inc., EBSS-Iowa, Inc., EBSS-Kansas, Inc., EBSS-Wisconsin, Inc., EBSS-Northeast, Inc., EBSS-South, Inc., EBSS-Mideast, Inc., EBSS-Michigan, Inc., EBSS-East, Inc., EBSS-Ohio, Inc., EBSS-Pennsylvania, Inc., EBSS-Texas, Inc., EBSS-West, Inc., Edison Puerto Rico Stores, Inc., Ebscat, Inc., Edison Brothers Mall Entertainment, Inc., Horizon Entertainment, Inc., Edison Brothers Stores International, Inc., Edisur, Inc., EBS Holdings Corp., Edison Whittier Warehouse, Inc., Edbro California USG -- 2, Inc., Edbro Missouri USG -- 2, Inc., Edbro California USG -- 1, Inc., Industrial Design, Inc., Webster Clothes, Inc., Z&Z Fashions, Ltd., Webster-Rossville, Inc., Time-Out Family Amusement Centers, Inc., Tofac of Puerto Rico, Inc., Sacha Shoes Ltd. and Mandel's of California.

        1.47. Debtors in Possession means the Debtors in their capacity as debtors in possession in the Chapter 11 Cases pursuant to sections 1101, 1107(a) and 1108 of the Bankruptcy Code.

        1.48. Director Options shall have the meaning set forth in Section 9.7 of the Plan.

        1.49. Director Stock Option Plan means the Edison Brothers Stores, Inc. 1997 Director Stock Option Plan, which shall be in substantially the form annexed to the Disclosure Statement as Exhibit F.

        1.50. Disbursing Agent shall have the meaning set forth in Section 6.4(g) of the Plan.

        1.51. Disclosure Statement means the disclosure statement relating to the Plan, including, without limitation, all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

        1.52. Disputed means, with reference to any Claim or Equity Interest, any Claim or Equity Interest proof of which was timely and properly filed and which has been or hereafter is listed on the Schedules as unliquidated, disputed or contingent, and in either case or in the case of an Administrative Expense Claim, any Administrative Expense Claim, Claim or Equity Interest which is disputed under the Plan or as to which the Debtors or, if not prohibited by the Plan, any other party in interest has interposed a timely objection and/or request for estimation in accordance with section 502(c) of the Bankruptcy Code and Bankruptcy Rule 3018, which objection and/or request for estimation has not been withdrawn or determined by a Final Order, and any Claim or Equity Interest proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of claim or interest was not timely or properly filed.

        1.53. Disputed Claim Amount means the amount set forth in the proof of claim relating to a Disputed Claim or, if an amount is estimated in respect of a Disputed Claim in accordance with section 502(c) of the Bankruptcy Code and Bankruptcy Rule 3018 for purposes of, among other things, Section 6.4(c)(i) of the Plan, the amount so estimated pursuant to an order of the Bankruptcy Court.

        1.54. EBS Building, L.L.C. means the Delaware limited liability company formed pursuant to the EBS Building LLC Members Agreement.

        1.55. EBS Building LLC Members Agreement means that certain Members Agreement to govern the EBS Building, L.L.C., which shall be in substantially the form contained in the Plan Supplement.

        1.56. EBS Litigation, L.L.C. means the Delaware limited liability company formed pursuant to the EBS Litigation LLC Members Agreement.

        1.57. EBS Litigation LLC Members Agreement means that certain Members Agreement to govern the EBS Litigation, L.L.C., which shall be in substantially the form contained in the Plan Supplement.

        1.58. EBS Pension, L.L.C. means the Delaware limited liability company formed pursuant to the EBS Pension LLC Members Agreement.

        1.59. EBS Pension LLC Members Agreement means that certain Members Agreement to govern the EBS Pension, L.L.C., which shall be in substantially the form contained in the Plan Supplement.

        1.60. Edbro Missouri means Edbro Missouri Realty Company, Inc., a Missouri corporation.

        1.61. Edbro Missouri Facility means all land and improvements presently leased to Edbro Missouri pursuant to the Series 1977 Lease Agreement or the Series 1985 Lease Agreement, together with any fixtures appurtenant thereto and any personalty located thereon and related to the foregoing which is owned by Edbro Missouri or leased by Edbro Missouri under the terms of the Series 1977 Lease Agreement and/or the Series 1985 Lease Agreement.

        1.62. Edison means Edison Brothers Stores, Inc., a Delaware corporation.

        1.63. Edison Equity Interest means any share of common stock or other instrument evidencing a present ownership interest in Edison, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest.

        1.64. Effective Date means the first Business Day on which the conditions specified in Section 11.1 of the Plan have been satisfied or waived.

        1.65. Employment Contracts means the employment contracts or amended employment contracts entered into between the Reorganized Debtors and certain of their key executives, which shall be in substantially the form annexed to the Disclosure Statement as Exhibit F.

        1.66. Equity Committee means the committee of equity security holders appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

        1.67. Equity Interest means any share of common stock or other instrument evidencing an ownership interest in any of the Debtors, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest.

        1.68. Final Order means an order of the Bankruptcy Court as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtors or the Reorganized Debtors or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court shall have been determined by the highest court to which such order was appealed, or certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not cause such order not to be a Final Order.

        1.69. Funding Escrow means the escrow established pursuant to Section
5.2 of the Plan and governed by the Funding Escrow Agreement.

        1.70. Funding Escrow Assets means (a) $16,000,000, (b) the documents of title to the Funding Escrow Properties and (c) anything deposited in or transferred to or earned by the Funding Escrow on or after the Effective Date; provided, however, that if the Debtors have, prior to the Effective Date, entered into a contract to sell, sell and lease back or otherwise dispose of one or more of the Funding Escrow Properties, the Cash proceeds of such transaction or, if such Cash proceeds have not been received prior to the Effective Date, the right to receive such Cash proceeds, shall be transferred into the Funding Escrow in lieu of the Funding Escrow Property or Funding Escrow Properties disposed of.

        1.71. Funding Escrow Agent means the escrow agent appointed pursuant to
Section 5.2 of the Plan and the Funding Escrow Agreement.

        1.72. Funding Escrow Agreement means the escrow agreement governing the Funding Escrow, which shall be in substantially the form contained in the Plan Supplement.

        1.73. Funding Escrow Mortgages means the mortgages on the Funding Escrow Properties, which shall be in substantially the form contained in the Plan Supplement.

        1.74. Funding Escrow Properties means the following properties owned by the Debtors: (a) a parcel of land containing a 13-story building with accompanying driveways and parking facility located at 400 South 14th Street, St. Louis, Missouri; (b) a parcel of land containing a five-story building plus basement comprising the whole of Block 282 of the City of St. Louis located at 1230 North Second Street, St. Louis, Missouri; (c) a parcel of land containing a four-story building plus basement located in Cook County, Illinois at 131-133 South State Street, Chicago, Illinois; (d) a parcel of land containing approximately 15.02 acres together with a building thereon containing approximately 309,444 square feet of ground floor space with accompanying parking facility and truck areas located at 1351 Redmond Road, Rome, Georgia; and (e) a parcel of land in Princeton, Potaka County, Illinois, containing approximately 41.19 acres together with a building thereon containing approximately 369,000 square feet of ground floor space with accompanying parking facility and truck areas located at U.S. 41 and Highway 100, Princeton, Indiana.

        1.75. General Unsecured Claim means any Unsecured Claim other than a Convenience Claim.

        1.76. Initial Distribution Date means the date that is 60 days subsequent to the Effective Date, or as soon thereafter as is practicable.

        1.77. Insured Claim means any Claim arising from an incident or occurrence that is covered under the Debtors' insurance policies.

        1.78. Issuer means the City of Washington, Franklin County, Missouri, as the issuer of the Original Bonds or the Series 1997 Bonds, as applicable.

        1.79. Lien has the meaning set forth in section 101 of the Bankruptcy Code.

        1.80. LLC Funding Amount means an amount determined in the sole discretion of the Creditors' Committee and specified in a writing provided to the Debtors by no later than 10 days prior to the date of the Confirmation Hearing; provided, however, that such amount shall in no event be greater than the Cash Distribution Pool.

        1.81. Management Options shall have the meaning set forth in Section 9.6 of the Plan.

        1.82. Membership Certificates means, collectively, the certificates which will be delivered to each person who is to receive a distribution under the Plan (including distributions to be made following an exercise of Rights) of Class A Membership Units.

        1.83. Mercantile means Mercantile Bank National Association (f/k/a Mercantile Bank of St. Louis, National Association, f/k/a Mercantile Trust Company National Association).

        1.84. New Common Stock means the common stock of Reorganized Edison authorized and to be issued pursuant to the Plan. The New Common Stock shall have a par value of $.01 per share and such rights with respect to dividends, liquidation, voting and other matters as are provided for by applicable nonbankruptcy law or in the Amended Edison Certificate of Incorporation and the Amended Edison Bylaws.

        1.85. New Common Stock Distribution Pool means 10,000,000 shares of New Common Stock minus the number of shares of New Common Stock issuable as a consequence of valid exercises of Rights pursuant to Section 10.1 of the Plan.

        1.86. New Notes means the promissory notes authorized and to be issued pursuant to the Plan on the terms and subject to the conditions described in Exhibit B annexed hereto.

        1.87. New Notes Distribution Amount means $100,000,000 in principal amount of New Notes; provided, however, that the principal amount of the New Notes may be increased as described in Section 1.15 of the Plan.

        1.88. New Notes Indentures means the trust indenture and first supplemental trust indenture between Reorganized Edison, as issuer, and the indenture trustee, which shall be in substantially the form contained in the Plan Supplement.

        1.89. Original Bondholder means any of the Series 1977 Bondholders or any of the Series 1985 Bondholders.

        1.90. Original Bonds means, collectively, the Series 1977 Bonds and Series 1985 Bonds.

        1.91. Other Priority Claim means any Claim, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

        1.92. Other Secured Claim means any Secured Claim, other than a Secured Series 1977 Bondholder Claim, a Secured Series 1985 Bondholder Claim or a Secured Tax Claim.

        1.93. Pension Plan means the Edison Brothers Stores Pension Plan, as the same may have been or may be amended, modified, revised or restated.

        1.94. Pension Plan Payment Date means the date upon which there is a final distribution of assets from the Pension Plan.

        1.95. Pension Plan Proceeds means the Cash proceeds received by the Debtors or Reorganized Debtors as a consequence of the termination of the Pension Plan, net of (a) the Pension Plan assets transferred to a qualified replacement pension plan within the meaning of section 4980(d)(2) of the Internal Revenue Code (which assets in excess of accrued benefits are not to exceed the statutory minimum required to limit excise taxes relating to the termination of the Pension Plan to 20%), (b) all costs, fees and expenses incurred or for which a reserve is established in connection with, arising from or related to such termination and the establishment of a replacement pension plan and (c) all applicable taxes incurred or for which a reserve in the amount of $7,000,000 is established in connection with, arising from or related to the termination of the Pension Plan, including, without limitation, income and excise taxes.

        1.96. Plan means this chapter 11 plan of reorganization, including, without limitation, the Plan Supplement and all exhibits, supplements, appendices and schedules hereto, either in its present form or as the same may be altered, amended or modified from time to time.

        1.97. Plan Supplement means the forms of documents specified in Section
13.17 of the Plan.

        1.98. Priority Tax Claim means any Claim of a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

        1.99. Pro Rata Share means a proportionate share, so that the ratio of the consideration distributed on account of an Allowed Claim or Allowed Equity Interest in a Class to the amount of such Allowed Claim or Allowed Equity Interest is the same as the ratio of the amount of the consideration distributed on account of all Allowed Claims or Allowed Equity Interests in such Class to the amount of all Allowed Claims or Allowed Equity Interests in such Class.

        1.100. Quarter means the period beginning on the Effective Date and ending on the next of October 31, January 31, April 30 and July 31, and each three month period thereafter.

        1.101. Record Date means the day that is five days from and after the Confirmation Date.

        1.102. Registration Rights Agreement means a registration rights agreement to be entered into pursuant to Section 6.8 of the Plan between Reorganized Edison and any person or entity entitled to become a party to such registration rights agreement under Section 6.8 of the Plan, which shall be in substantially the form contained in the Plan Supplement.

        1.103. Released D&B Spinoff Stockholder means a D&B Spinoff Stockholder
(a) who exercises, in accordance with Section 10.1 of the Plan, a number of Rights greater than or equal to the D&B Spinoff Release Minimum Rights (and elects to participate in the D&B Spinoff Settlement in respect of each Right exercised), (b) who pays, in accordance with Section 10.2 of the Plan, an amount greater than or equal to the D&B Spinoff Release Minimum Purchase Price or (c) who (i) exercises a number of Rights less than the D&B Spinoff Release Minimum Rights (and elects to participate in the D&B Spinoff Settlement in respect of each Right exercised) and (ii) pays, in accordance with Section 10.2 of the Plan, an amount equal to the D&B Spinoff Release Shortfall Amount.

        1.104. Remarketing Agent shall have the meaning ascribed to such term in
Schedule 4 to the Plan.

        1.105. Reorganized Debtors means Reorganized Edison and each of the Reorganized Subsidiaries.

        1.106. Reorganized Edbro Missouri means Edbro Missouri, or any successor thereto by merger, consolidation or otherwise, on and after the Effective Date.

        1.107. Reorganized Edison means Edison, or any successor thereto by merger, consolidation or otherwise, on and after the Effective Date.

        1.108. Reorganized Subsidiaries means each of the Subsidiaries, or any successors thereto by merger, consolidation or otherwise, on and after the Effective Date.

        1.109. Reserve shall have the meaning set forth in Section 6.4(c)(i) of the Plan.

        1.110. Restricted Stock shall have the meaning set forth in Section 9.8 of the Plan.

        1.111. Restricted Stock Agreements means the agreements entered into between Edison and certain of its key executives with respect to the award by Edison of Restricted Stock to such key executives, which shall be in substantially the form annexed to the Disclosure Statement as Exhibit F.

        1.112. Resolved Avoidance Claims means all Avoidance Claims that are, prior to the Effective Date, the subject of a compromise and settlement approved pursuant to Bankruptcy Rule 9019 by Final Order or otherwise resolved, discontinued, abandoned or dismissed.

        1.113. Resolved Avoidance Claims Proceeds means the Cash proceeds received by the Debtors or Reorganized Debtors prior to the Effective Date as a consequence of the Resolved Avoidance Claims.

        1.114. Rights means 10,000,000 uncertificated, transferable rights, exercisable in the aggregate to purchase the Rights Aggregate Consideration, which rights shall be issued to holders of Allowed Edison Equity Interests pursuant to Section 4.8 of the Plan and be exercisable in accordance with the provisions of Section 10.1 of the Plan.

        1.115. Rights Agent means the person designated by the Debtors as the Rights agent by no later than 10 days prior to the date of the Confirmation Hearing.

        1.116. Rights Aggregate Consideration means the New Common Stock Distribution Pool and the Class A Membership Units in EBS Litigation, L.L.C.

        1.117. Rights Exercise Instructions means the instructions which will accompany the Rights Exercise Notice and which will include instructions for the proper completion and due execution of the Rights Exercise Notice and timely delivery thereof, together with other requirements relating to the valid and effective exercise of the Rights.

        1.118. Rights Exercise Notice means the form of exercise notice which will provide for the exercise of the Rights by each holder thereof.

        1.119. Rights Exercise Period means the period commencing on or about the Effective Date and concluding on the Rights Expiration Date.

        1.120.  Rights Exercise Price means $16.40 per Right.

        1.121. Rights Exercise Proceeds means the aggregate Cash proceeds generated by the exercise of the Rights pursuant to Section 10.1 of the Plan.

        1.122. Rights Expiration Date means 5:00 p.m., Eastern Time on the day that is 30 days after the Effective Date or, if such day is not a Business Day, the next following Business Day.

        1.123. Schedules means the schedules of assets and liabilities, the list of holders of Equity Interests and the statements of financial affairs filed by the Debtors under section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, and all amendments and modifications thereto through the Confirmation Date.

        1.124. Secured Claim means any Claim, to the extent reflected in the Schedules or a proof of claim as a Secured Claim, which is secured by a Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code, or, in the event that such Claim is subject to setoff under section 553 of the Bankruptcy Code, to the extent of such setoff.

        1.125. Secured Series 1977 Bondholder Claim means any Series 1977 Bondholder Claim to the extent such Claim is a Secured Claim.

        1.126. Secured Series 1985 Bondholder Claim means any Series 1985 Bondholder Claim to the extent such Claim is a Secured Claim.

        1.127. Secured Tax Claim means any Secured Claim which, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code.

        1.128. Series 1977 Bond Documents means, collectively, the Series 1977 Bonds, the Series 1977 Bond Ordinance, the Series 1977 Lease Agreement, the Series 1977 Guaranty and each of the other documents, instruments, certificates or agreements executed and delivered in connection with any of the foregoing documents or otherwise with respect to the issuance of the Series 1977 Bonds, as heretofore amended, supplemented, restated and/or modified.

        1.129. Series 1977 Bond Ordinance means that certain Ordinance No. 4930 adopted by the Issuer on June 9, 1977, pursuant to which the Series 1977 Bonds were issued.

        1.130. Series 1977 Bondholder Claim means any Claim filed by the City on behalf of all Series 1977 Bondholders, against Edbro Missouri or Edison arising under or relating to the Series 1977 Bond Documents.

        1.131. Series 1977 Bondholders means the person or persons in whose name or names any Series 1977 Bond shall be registered on the books of the Issuer or paying agent therefor, kept for that purpose in accordance with the terms of the Series 1977 Bond Ordinance.

        1.132. Series 1977 Bonds means the City of Washington, County of Franklin, State of Missouri Industrial Revenue Bonds, Series of 1977, issued in the original aggregate principal amount of $3,950,0000.

        1.133. Series 1977 Guaranty means, collectively, that certain Guaranty, dated December 15, 1976, executed by Edison, and that certain Guaranty, dated June 6, 1977, executed by Edison, each securing the obligations of Edbro Missouri under the Series 1977 Lease Agreement.

        1.134. Series 1977 Lease Agreement means that certain Agreement of Lease and Option to Purchase, dated December 15, 1976, between the Issuer and Edbro Missouri, as amended by that certain First Amendment of Lease and Option to Purchase, dated June 6, 1977, between the Issuer and Edbro Missouri.

        1.135. Series 1985 Bank Agreement means that certain Bank Agreement, dated as of November 15, 1985, between Edison and Mercantile, in its capacity as the holder of all Series 1985 Bonds.

        1.136. Series 1985 Bond Documents means, collectively, the Series 1985 Bonds, the Series 1985 Bond Indenture, the Series 1985 Lease Agreement, the Series 1985 Bank Agreement, the Series 1985 Guaranty and each of the other documents, instruments, certificates or agreements executed and delivered in connection with any of the foregoing documents or otherwise with respect to the issuance of the Series 1985 Bonds, as heretofore amended, supplemented, restated and/or modified.

        1.137. Series 1985 Bond Indenture means that certain Indenture of Trust dated as of November 15, 1985, between the Issuer and the Trustee, pursuant to which the Series 1985 Bonds were issued, together with any supplements thereto.

        1.138. Series 1985 Bondholder Claim means any Claim by the City or the Trustee, on behalf of all Series 1985 Bondholders, against Edbro Missouri or Edison arising under or relating to the Series 1985 Bond Documents.

        1.139. Series 1985 Bondholders means the person or persons in whose name or names any Series 1985 Bond shall be registered on the books of the Trustee kept for that purpose in accordance with the terms of the Series 1985 Bond Indenture.

        1.140. Series 1985 Bonds means the City of Washington, Franklin County, Missouri Industrial Revenue Refunding Bonds (Edbro Missouri Realty Company, Inc. Project) Series of 1985, issued in the original aggregate principal amount of $5,500,000.

        1.141. Series 1985 Guaranty means that certain Guaranty Agreement, dated as of November 15, 1985, among the Issuer, Trustee and Edison, securing the obligations of Edbro Missouri under the Series 1985 Lease Agreement.

        1.142. Series 1985 Lease Agreement means that certain Amended Lease Agreement, dated November 15, 1985, between the Issuer and Edbro Missouri, as amended by that certain Amendment to Amended Lease Agreement, dated November 28, 1994, between the Issuer and Edbro Missouri.

        1.143. Series 1997 A Bondholders means the registered holders of the Series 1997 A Bonds.

        1.144. Series 1997 B Bondholders means the registered holders of the Series 1997 B Bonds.

        1.145. Series 1997 A Bonds means those certain tax-exempt industrial development revenue refunding bonds in the aggregate principal amount of $2,482,000 issued by the Issuer for the purpose of refunding a portion of the outstanding Series 1977 Bonds in an aggregate principal amount equal to the Allowed Secured Series 1977 Bondholder Claim, which Series 1997 A Bonds shall have the interest rate, maturity and other terms as more specifically described on Schedule 3 to the Plan.

        1.146. Series 1997 B Bonds means those certain tax-exempt industrial development revenue refunding bonds in the aggregate principal amount of $4,235,000 issued by the Issuer for the purpose of refunding a portion of the outstanding Series 1985 Bonds in an aggregate principal amount equal to the Allowed Secured Series 1985 Bondholder Claim, which Series 1997 B Bonds shall have the interest rate, maturity and other terms as more specifically described on Schedule 4 to the Plan.

        1.147. Series 1997 Bond Indenture shall have the meaning ascribed to such term in Schedule 1 to the Plan.

        1.148. Series 1997 Bondholders means, collectively, the Series 1997 A Bondholders and the Series 1997 B Bondholders.

        1.149. Series 1997 Bonds means, collectively, the Series 1997 A Bonds and Series 1997 B Bonds.


        1.150. Series 1997 Collateral Documents shall have the meaning ascribed to such term in Schedule 2 to the Plan.

        1.151. Series 1997 Guaranty shall have the meaning ascribed to such term in Schedule 2 to the Plan.

        1.152. Series 1997 Loan shall have the meaning ascribed to such term in
Schedule 1 to the Plan.

        1.153. Series 1997 Loan Agreement shall have the meaning ascribed to such term in Schedule 1 to the Plan.

        1.154. Series 1997 Loan Documents means, collectively, the Series 1997 Loan Agreement, the Series 1997 Note, the Series 1997 Collateral Documents, and any other agreements, instruments, certificates, statements, or other documents executed by Reorganized Edbro Missouri, Reorganized Edison, or any of the other Reorganized Debtors in connection with any of the foregoing documents and/or the making of the Series 1997 Loan and the issuance of the Series 1997 Bonds.

        1.155. Series 1997 Note shall have the meaning ascribed to such term in
Schedule 1 to the Plan.

        1.156. Series 1997 Refunding Conditions means the conditions described on Schedule 2 to the Plan.

        1.157. Stock Option Plan means the Edison Brothers Stores, Inc. 1997 Stock Option Plan, which shall be in substantially the form annexed to the Disclosure Statement as Exhibit F.

        1.158. Subsequent Distribution Date means the twentieth day after the end of the Quarter following the Quarter in which the Initial Distribution Date occurs and the twentieth day after the end of each subsequent Quarter; provided, however, that solely for purposes of Sections 4.7(b)(ii) and 6.4(e) of the Plan, the first and second Subsequent Distribution Date shall occur on the twentieth day after the end of the second and fourth Quarters, respectively, following the Quarter in which the Initial Distribution Date occurs.

        1.159. Subsidiary means any Debtor of which Edison owns directly or indirectly all of the outstanding capital stock.

        1.160. Subsidiary Equity Interest means any share of common stock or other instrument evidencing a present ownership interest in any of the Subsidiaries, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest.

        1.161. Surplus Distributions shall have the meaning set forth in Section 6.4(e) of the Plan.

        1.162. Tort Claim means any Claim relating to personal injury, property damage or products liability or other similar Claim asserted against any of the Debtors that has not been compromised and settled or otherwise resolved.

        1.163. Trustee means, (i) with respect to the Series 1985 Bonds, Mercantile in its capacity as trustee under the Series 1985 Bond Indenture and
(ii) with respect to the Series 1997 Bonds, the trust company or bank (which shall be acceptable to Edbro Missouri) which is initially appointed by the Issuer as Trustee under the Series 1997 Bond Indenture.

        1.164. Unresolved Avoidance Claims means all Avoidance Claims that are not, prior to the Effective Date, the subject of a compromise and settlement approved pursuant to Bankruptcy Rule 9019 by Final Order or otherwise resolved, discontinued, abandoned or dismissed.

        1.165. Unsecured Claim means any Claim that is not a Secured Claim, Administrative Expense Claim, Priority Tax Claim or Other Priority Claim.

        1.166. Warrants means warrants to purchase New Common Stock, on the terms and subject to the conditions described in Exhibit C annexed hereto, to be distributed to the holders of Allowed Edison Equity Interests pursuant to
Section 4.8 of the Plan.

        1.167. Warrant Distribution Pool means approximately 1,008,791 Warrants.

        Interpretation; Application of Definitions and Rules of Construction. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter. Unless otherwise specified, all section, article, schedule or exhibit references in the Plan are to the respective
Section in, Article of, Schedule to, or Exhibit to, the Plan. The words "herein," "hereof," "hereto," "hereunder" and other words of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan. A term used herein that is not defined herein, but that is used in the Bankruptcy Code, shall have the meaning ascribed to that term in the Bankruptcy Code. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of the Plan.


                                   ARTICLE II.

                           TREATMENT OF ADMINISTRATIVE
                     EXPENSE CLAIMS AND PRIORITY TAX CLAIMS

        2.1. Administrative Expense Claims. Except to the extent that any entity entitled to payment of any Allowed Administrative Expense Claim agrees to a different treatment, each holder of an Allowed Administrative Expense Claim shall receive Cash in an amount equal to such Allowed Administrative Expense Claim on the later of the Effective Date and the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors in Possession or liabilities arising under loans or advances to or other obligations incurred by the Debtors in Possession, to the extent authorized and approved by the Bankruptcy Court if such authorization and approval was required under the Bankruptcy Code, shall be paid in full and performed by the Reorganized Debtors in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to, such transactions.

        2.2. Professional Compensation and Reimbursement Claims. All entities seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the
Bankruptcy Code (a) shall file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Confirmation Date by the date that is 60 days after the Effective Date or such other date as may be fixed by the Bankruptcy Court and,
(b) if granted such an award by the Bankruptcy Court, shall be paid in full in such amounts as are Allowed by the Bankruptcy Court (i) on the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable or (ii) upon such other terms as may be mutually agreed upon between such holder of an Administrative Expense Claim and the Debtors in Possession or, on and after the Effective Date, the Reorganized Debtors.

        2.3. Priority Tax Claims. Except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of Reorganized Edison, (a) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, or (b) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to 8 1/4%, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.


                                  ARTICLE III.

                  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

        Claims, other than Administrative Expense Claims and Priority Tax Claims, and Equity Interests are classified for all purposes, including voting, confirmation and distribution pursuant to the Plan, as follows:


Class                                                                                                                      Status
-----                                                                                                                      ------
Class 1 -- Other Priority Claims.......................................................................................Unimpaired

Class 2 -- Secured Series 1977 Bondholder Claims.........................................................................Impaired

Class 3 -- Secured Series 1985 Bondholder Claims.........................................................................Impaired

Class 4 -- Secured Tax Claims............................................................................................Impaired

Class 5 -- Other Secured Claims........................................................................................Unimpaired

Class 6 -- Convenience Claims............................................................................................Impaired

Class 7 -- General Unsecured Claims......................................................................................Impaired

Class 8 -- Edison Equity Interests.......................................................................................Impaired


                                   ARTICLE IV.

                    TREATMENT OF CLAIMS AND EQUITY INTERESTS
                    ----------------------------------------

        4.1.    CLASS 1 -- OTHER PRIORITY CLAIMS.
                --------------------------------

        (a) Impairment and Voting. Class 1 is unimpaired by the Plan. Each holder of an Allowed Other Priority Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

        (b) Distributions. Each holder of an Allowed Other Priority Claim shall receive Cash in an amount equal to such Allowed Other Priority Claim on the later of the Effective Date and the date such Allowed Other Priority Claim becomes an Allowed Other Priority Claim, or as soon thereafter as is practicable.

        4.2.    CLASS 2 -- SECURED SERIES 1977 BONDHOLDER CLAIMS.
                ------------------------------------------------

        (a) Impairment and Voting. Class 2 is impaired by the Plan. The beneficial holders of the Secured Series 1977 Bondholder Claims are the Series 1977 Bondholders. Consequently, each Series 1977 Bondholder shall be entitled to vote to accept or reject the Plan.

        (b) Distributions. On the Effective Date and upon satisfaction of each of the Series 1997 Refunding Conditions, Reorganized Edbro Missouri shall cause the Series 1997 A Bonds to be issued by the Issuer in the original aggregate principal amount of $2,482,000 and shall cause the distribution of the Series 1997 A Bonds to or on behalf of the Series 1977 Bondholders as of the Record Date in satisfaction of all Allowed Secured Series 1977 Bondholder Claims. The Series 1997 A Bonds shall be issued for the purpose of refunding a portion of the Series 1977 Bonds in an aggregate principal amount equal to the Allowed Secured Series 1977 Bondholder Claims. Each Series 1977 Bondholder shall receive Series 1997 A Bonds in Authorized Denominations, in an aggregate principal amount equal to 85% of the principal amount of the Series 1977 Bonds held by such Series 1977 Bondholder as of the Record Date. The Series 1997 A Bonds will contain such terms and shall be issued pursuant to such documents as more particularly described on Schedules 1, 2 and 3 attached hereto and made a part hereof.

        (c) Lien Priority. The Trustee, on behalf of and for the benefit of all Series 1997 Bondholders, shall have a first lien on the Edbro Missouri Facility to secure the Series 1997 Loan and the other obligations of Reorganized Edbro Missouri under the Series 1997 Loan Documents. There shall be no priority in payment or lien rights of the Series 1997 A Bondholders over the payment or lien rights of the Series 1997 B Bondholders but such payment and lien rights shall be pari passu with respect to each series of Series 1997 Bonds.

        4.3.    CLASS 3 -- SECURED SERIES 1985 BONDHOLDER CLAIMS.
                ------------------------------------------------

        (a) Impairment and Voting. Class 3 is impaired by the Plan. The beneficial holders of the Secured Series 1985 Bondholder Claims are the Series 1985 Bondholders. Consequently, each Series 1985 Bondholder shall be entitled to vote to accept or reject the Plan.

        (b) Distributions. On the Effective Date and upon satisfaction of each of the Series 1997 Refunding Conditions, Reorganized Edbro Missouri shall cause the Series 1997 B Bonds to be issued by the Issuer in the original aggregate principal amount of $4,235,000 and shall cause the distribution of the Series 1997 B Bonds to or on behalf of the Series 1985 Bondholders as of the Record Date in satisfaction of all Allowed Secured Series 1985 Bondholder Claims. The Series 1997 B Bonds shall be issued for the purpose of refunding a portion of the Series 1985 Bonds in an aggregate principal amount equal to the Allowed Secured Series 1985 Bondholder Claims. Each Series 1985 Bondholder shall receive Series 1997 B Bonds in Authorized Denominations, in an aggregate principal amount equal to 77% of the principal amount of the Series 1985 Bonds held by such Series 1985 Bondholder as of the Record Date. The Series 1997 B Bonds will contain such terms and shall be issued pursuant to such documents as more particularly described on Schedules 1, 2 and 3 attached hereto and made a part hereof.

        (c) Lien Priority. The Trustee, on behalf of and for the benefit of all Series 1997 Bondholders, shall have a first lien on the Edbro Missouri Facility to secure the Series 1997 Loan and the other obligations of Reorganized Edbro Missouri under the Series 1997 Loan Documents. There shall be no priority in payment or lien rights of the Series 1997 A Bondholders over the payment or lien rights of the Series 1997 B Bondholders but such payment and lien rights shall be pari passu with respect to each series of Series 1997 Bonds.

        4.4.    CLASS 4 -- SECURED TAX CLAIMS.
                -----------------------------

        (a) Impairment and Voting. Class 4 is impaired by the Plan. Each holder of an Allowed Secured Tax Claim is entitled to vote to accept or reject the Plan.

        (b) Distributions. Except to the extent that a holder of an Allowed Secured Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Secured Tax Claim shall receive, at the sole option of Reorganized Edison, (i) Cash in an amount equal to such Allowed Secured Tax Claim, including any interest on such Allowed Secured Tax Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Allowed Secured Tax Claim becomes an Allowed Secured Tax Claim, or as soon thereafter as is practicable, or (ii) equal annual Cash payments in an aggregate amount equal to such Allowed Secured Tax Claim, together with interest at a fixed annual rate equal to 8 1/4%, over a period through the sixth anniversary of the date of assessment of such Allowed Secured Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Secured Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Secured Tax Claim.

        (c) Retention of Liens. Each holder of an Allowed Secured Tax Claim shall retain the Liens (or replacement Liens as may be contemplated under nonbankruptcy law) securing its Allowed Secured Tax Claim as of the Effective Date until full and final payment of such Allowed Secured Tax Claim is made as provided herein, and upon such full and final payment, such Liens shall be deemed null and void and shall be unenforceable for all purposes.

        4.5.    CLASS 5 -- OTHER SECURED CLAIMS.
                -------------------------------

        (a) Impairment and Voting. Class 5 is unimpaired by the Plan. Each holder of an Allowed Other Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

        (b) Distributions/Reinstatement of Claims. Except to the extent that a holder of an Allowed Other Secured Claim agrees to a different treatment, at the sole option of Reorganized Edison, (i) each Allowed Other Secured Claim shall be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Allowed Other Secured Claim prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default, (ii) each holder of an Allowed Other Secured Claim shall receive Cash in an amount equal to such Allowed Other Secured Claim, including any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable, or (iii) each holder of an Allowed Other Secured Claim shall receive the Collateral securing its Allowed Other Secured Claim and any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, in full and complete satisfaction of such Allowed Other Secured Claim on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable.

        4.6.    CLASS 6 -- CONVENIENCE CLAIMS.
                -----------------------------

        (a) Impairment and Voting. Class 6 is impaired by the Plan. Each holder of an Allowed Convenience Claim is entitled to vote to accept or reject the Plan.

        (b) Distributions. Each holder of an Allowed Convenience Claim as of the Record Date shall receive Cash in an amount equal to 100% of such Allowed Convenience Claim on the later of the Effective Date and the date such Allowed Convenience Claim becomes an Allowed Convenience Claim, or as soon thereafter as is practicable.

        4.7.    CLASS 7 -- GENERAL UNSECURED CLAIMS.
                -----------------------------------

        (a) Impairment and Voting. Class 7 is impaired by the Plan. Each holder of an Allowed General Unsecured Claim is entitled to vote to accept or reject the Plan.

        (b) Distributions.

                (i) On the Initial Distribution Date or as soon thereafter as is practicable, each holder of an Allowed General Unsecured Claim as of the Record Date shall receive a Pro Rata Share of (a) the Cash Distribution Pool less the amount of Cash in the Reserve, (b) the New Notes Distribution Amount less the aggregate principal amount of New Notes in the Reserve, (c) the New Common Stock Distribution Pool less the number of shares of New Common Stock in the Reserve and (d) subject to Sections 5.1(c) and 10.1 of the Plan and in accordance with Section 6.4(b) of the Plan, the Class A Membership Units, plus any interest required to be paid pursuant to Section 6.4(a) of the Plan.

                (ii) On each Subsequent Distribution Date, each holder of an Allowed General Unsecured Claim as of the Record Date shall receive a Pro Rata Share of the amount of Cash, New Notes, New Common Stock and Class A Membership Units in the Surplus Distributions.

        4.8.    CLASS 8 -- EDISON EQUITY INTERESTS.
                ----------------------------------

        (a) Impairment and Voting. Class 8 is impaired by the Plan. Each holder of an Allowed Edison Equity Interest is entitled to vote to accept or reject the Plan.

        (b) Distributions. Each holder of an Allowed Edison Equity Interest as of the Record Date shall receive a Pro Rata Share of (i) the Warrants in the Warrant Distribution Pool, on the later of the Initial Distribution Date and the date such

Allowed Edison Equity Interest becomes an Allowed Edison Equity Interest or as soon thereafter as is practicable and (ii) the Rights, pursuant to section 10.1 of the Plan, on the Effective Date.


                                   ARTICLE V.

                       ESTABLISHMENT OF LIMITED LIABILITY
                   COMPANIES AND FUNDING ESCROW; PENSION PLAN

        5.1.    EBS Litigation, L.L.C., EBS Pension, L.L.C. and EBS Building,
                L.L.C.
                -------------------------------------------------------------

        (a) Creation. Subject to Section 5.1(c) of the Plan, prior to the Effective Date, (i) the EBS Litigation, L.L.C. shall be established pursuant to the EBS Litigation LLC Members Agreement and the Plan, (ii) the EBS Pension, L.L.C. shall be established pursuant to the EBS Pension LLC Members Agreement and the Plan and (iii) the EBS Building, L.L.C. shall be established pursuant to the EBS Building LLC Members Agreement and the Plan.

        (b) Transfer of Certain Assets to the LLCs.

                (i) Subject to Section 5.1(c) of the Plan, on the Effective Date, the Debtors and the Reorganized Debtors shall transfer to the EBS Litigation, L.L.C. all of their right, title and interest in and to the Unresolved Avoidance Claims. Subject to Section 5.1(c) of the Plan and pursuant to Section 10.2 of the Plan, as promptly as is practicable after the D&B Spinoff Settlement Expiration Date, the Disbursing Agent shall transfer the D&B Spinoff Settlement Proceeds, if any, to the EBS Litigation, L.L.C. The EBS Litigation, L.L.C. shall be appointed the representative of the Debtors' estates for the purpose of retaining and enforcing the Unresolved Avoidance Claims in accordance with section 1123(b)(3)(B) of the Bankruptcy Code and the EBS Litigation LLC Members Agreement.

                (ii) Subject to Section 5.1(c) of the Plan, on the Effective Date, the Debtors and the Reorganized Debtors shall transfer to the EBS Pension, L.L.C. the right to receive the Pension Plan Proceeds from the Reorganized Debtors within five days after the Pension Plan Payment Date.

                (iii) Subject to Section 5.1(c) of the Plan, on the Effective Date, the Debtors and the Reorganized Debtors will transfer to the EBS Building, L.L.C.: (a) the right to receive the Corporate Headquarters Building Proceeds if the Debtors or Reorganized Debtors have, as of the Effective Date, entered into a contract to sell, sell and lease back or otherwise dispose of the Corporate Headquarters Building and all of the Corporate Headquarters Building Proceeds have not been received by the Debtors prior to the Effective Date; provided, however, that if such contract does not thereafter result in the sale or other disposition contemplated thereby within 60 days after the Effective Date, the Debtors shall promptly transfer the Corporate Headquarters Building to the EBS Building, L.L.C., or (b) if no such contract to sell, sell and lease back or otherwise dispose of the Corporate Headquarters Building has been entered into as of the Effective Date, the Corporate Headquarters Building.

        (c) Exceptions to Transfers. If, prior to the Effective Date, the Debtors have received the Pension Plan Proceeds, the Pension Plan Proceeds shall be added to the Cash Distribution Pool pursuant to Section 1.15 hereof and the EBS Pension, L.L.C. shall be terminated. If, prior to the Effective Date, the Debtors have received the Corporate Headquarters Building Proceeds, the Corporate Headquarters Building Proceeds shall be added to the Cash Distribution Pool pursuant to Section 1.15 hereof and the EBS Building, L.L.C. shall be terminated. If, as of the Effective Date, there are no Unresolved Avoidance Claims and the Resolved Avoidance Claims Proceeds have been added to the Cash Distribution Pool pursuant to Section 1.15 hereof, the EBS Litigation, L.L.C. shall be terminated.

        (d) Funding of the LLCs. On the Effective Date, the Debtors or Reorganized Debtors shall transfer to the EBS Litigation, L.L.C., the EBS Pension, L.L.C. and the EBS Building, L.L.C. the LLC Funding Amount in the respective amounts designated to the Debtors by the Creditors' Committee, in writing, within 10 days prior to the Confirmation Date.

        (e) Corporate Headquarters Building Lease. Subject to Section 5.1(c) of the Plan, on the Effective Date, the EBS Building, L.L.C., as lessor, and Reorganized Edison, as lessee, shall enter into the Corporate Headquarters Building Lease.

        (f) Indemnification. Except with respect to any Unresolved Avoidance Claims that the EBS Litigation, L.L.C. may have against present or former officers, directors or employees of the Debtors in their capacities other than as present or former officers, directors or employees, the EBS Litigation, L.L.C. and the EBS Pension, L.L.C. shall indemnify, defend and hold harmless the Reorganized Debtors and their present or former officers, directors and employees (the "Indemnified Parties") from and against any direct losses, claims, damages, expenses, liabilities and actions arising from or relating to the EBS Litigation, L.L.C and any actions taken or proceedings commenced by the EBS Litigation, L.L.C. (the "LLC Related Claims"); provided, however, that the foregoing indemnification (except with respect to costs and expenses as provided in the penultimate sentence of this Section 5.1(f)) shall be satisfied solely from the funds, if any, received by the EBS Litigation, L.L.C. from the compromise and settlement or successful prosecution of the Unresolved Avoidance Claims. As more particularly set forth in the EBS Pension LLC Members Agreement, the EBS Pension, L.L.C. shall establish a reserve from the Pension Plan Proceeds for the benefit of the Indemnified Parties in the amount of $1,500,000 to pay the costs and expenses incurred by the Indemnified Parties in defending against the LLC Related Claims; provided, however, that the Indemnified Parties shall, in the first instance, seek payment of the costs and expenses of defending against the LLC Related Claims from any applicable officers' and directors' insurance policy, as such costs and expenses are incurred. Any amounts remaining in the reserve upon the final adjudication, including any appeals, of the LLC Related Claims or the compromise and settlement of such claims, shall be released and distributed pursuant to the terms of the EBS Pension LLC Members Agreement.

        5.2.    Funding Escrow.

        (a) Creation of the Funding Escrow. On the Effective Date, pursuant to section 1123(b)(3)(B) of the Bankruptcy Code, the Funding Escrow shall be created and governed by the Funding Escrow Agreement for the benefit of the Reorganized Debtors and holders of New Notes.

        (b) Funding Escrow Assets. On the Effective Date, Reorganized Edison shall enter into the Funding Escrow Agreement and deposit the Funding Escrow Assets in the Funding Escrow for the purpose of "prefunding" the interest payments required to be made by Reorganized Edison under the New Notes through and including July 31, 2000. Pursuant to the Funding Escrow Agreement, Reorganized Edison shall (i) have the right in its sole discretion to direct the Funding Escrow Agent to transfer to Reorganized Edison Cash from the Funding Escrow in amounts necessary to pay the interest payments required under the New Notes through and including July 31, 2000, (ii) have the right in its sole discretion to cause the Funding Escrow Agent to deliver to Reorganized Edison any documents of title to enable Reorganized Edison to sell, sell and lease back or otherwise dispose of one or more of the Funding Escrow Properties and retain the proceeds therefrom in the Funding Escrow, (iii) have the right to use of the Funding Escrow Properties for no cost at all times during the existence of the Funding Escrow, unless and until the Funding Escrow Properties are sold, sold and leased back or otherwise disposed of pursuant to this Section 5.2(b) and the Funding Escrow Agreement, (iv) be required to pay the taxes relating to and operating costs of the Funding Escrow Properties, unless and until the Funding Escrow Properties are sold, sold and leased back or otherwise disposed of pursuant to this Section 5.2(b) and the Funding Escrow Agreement and (v) have the right in its sole discretion to substitute $14,000,000 in Cash for the Funding Escrow Properties at any time during the existence of the Funding Escrow, unless and until the Funding Escrow Properties are sold, sold and leased back or otherwise disposed of pursuant to this Section 5.2(b) and the Funding Escrow Agreement; provided, however, that if the Debtors have, prior to the Effective Date, entered into a contract to sell, sell and lease back or otherwise dispose of one or more of the Funding Escrow Properties, the Cash proceeds of such transaction or, if such Cash proceeds have not been received prior to the Effective Date, the right to receive such Cash proceeds, shall be transferred into the Funding Escrow pursuant to Section 1.70 of the Plan and the amount of Cash that Reorganized Edison may substitute for the Funding Escrow Properties ($14,000,000) shall be reduced by the Cash proceeds of such transaction or transactions. Provided that all interest payments required under the New Notes have been paid by Reorganized Edison through and including July 31, 2000, any funds in the Funding Escrow that have not been distributed and the Funding Escrow Properties that have not been sold or otherwise disposed of by the Funding Escrow Agent on or before August 1, 2000, shall be returned to Reorganized Edison by the Funding Escrow Agent free and clear of all claims, liens, encumbrances and contractually imposed restrictions arising under or related to the Funding Escrow Agreement and the Plan and any documents or instruments relating thereto.

        (c) Funding Escrow Mortgages. The Funding Escrow Agent shall be granted the Funding Escrow Mortgages to secure the payment of interest by Reorganized Edison on the New Notes for the first three years; provided, however, that if the Debtors have, prior to the Effective Date, entered into a contract to sell, sell and lease back or otherwise dispose of one or more of the Funding Escrow Properties, there shall be no Funding Escrow Mortgage on such Funding Escrow Property or Funding Escrow Properties; provided, further, that if such contract does not thereafter result in the sale or other disposition contemplated thereby within 60 days after the Effective Date, there shall be a Funding Escrow Mortgage on such Funding Escrow Property or

Funding Escrow Properties. Upon Reorganized Edison's payment of all interest payments required to be made under the New Notes through and including July 31, 2000 or upon the consummation by Reorganized Edison of its right to substitute Cash for the Funding Escrow Properties, as described in Section 5.2(b) of the Plan, all of the Funding Escrow Mortgages shall be released. Upon the consummation by Reorganized Edison of a sale, sale and lease back or other disposition of one of the Funding Escrow Properties, as described in and subject to Section 5.2(b) of the Plan, the corresponding Funding Escrow Mortgage shall be released.

        (d) Funding Escrow Agent. The Funding Escrow Agent shall be appointed by the Debtors by no later than 10 days prior to the date of the Confirmation Hearing. The name of the person appointed in that capacity shall be disclosed at or prior to the Confirmation Hearing. The Funding Escrow Agent shall serve for the duration of the Funding Escrow subject to his or her earlier death, resignation, incapacity or removal as provided in the Funding Escrow Agreement.

        (e) Powers of Funding Escrow Agent. From and after the Effective Date, the Funding Escrow Agent's powers shall be as provided for in the Funding Escrow Agreement.

        (f) Distribution of Funding Escrow Assets. The Funding Escrow Assets shall be distributed in accordance with the provisions of the Plan and the Funding Escrow Agreement.

        (g) Term of Funding Escrow. The Funding Escrow and the Funding Escrow Agreement shall terminate on the thirtieth day after the distribution of all of the Funding Escrow Assets in accordance with the provisions of the Plan and the Funding Escrow Agreement.

        (h) Indemnification. The Funding Escrow shall indemnify, defend and hold harmless the Reorganized Debtors and their officers, directors and employees from and against any losses, claims, damages, expenses, liabilities and actions arising from or relating to the Funding Escrow.

        5.3. Pension Plan. The Debtors and Reorganized Debtors shall take all actions necessary and appropriate to generate the Pension Plan Proceeds. Except as provided in Section 5.1(c) of the Plan, the Pension Plan Proceeds shall be transferred to the EBS Pension, L.L.C. in accordance with Section 5.1(b) of the Plan.


                                   ARTICLE VI.

                  PROVISIONS REGARDING VOTING AND DISTRIBUTIONS
                    UNDER THE PLAN AND TREATMENT OF DISPUTED,
                   CONTINGENT AND UNLIQUIDATED ADMINISTRATIVE
                   EXPENSE CLAIMS, CLAIMS AND EQUITY INTERESTS

        6.1. Voting of Claims and Equity Interests. Each holder of an Allowed Claim or an Allowed Equity Interest in an impaired Class of Claims or Equity Interests shall be entitled to vote separately to accept or reject the Plan as provided in such order as is entered by the Bankruptcy Court establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Bankruptcy Court.

        6.2. Nonconsensual Confirmation. If any impaired Class of Claims or Equity Interests entitled to vote shall not accept the Plan by the requisite statutory majorities provided in sections 1126(c) or 1126(d) of the Bankruptcy Code, as applicable, the Debtors reserve the right to amend the Plan in accordance with Section 13.10 hereof or undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code or both.

        6.3.    Method of Distributions Under the Plan.

        (a) In General. Subject to Bankruptcy Rule 9010, all distributions under the Plan shall be made by Reorganized Edison to the holder of each Allowed Claim at the address of such holder as listed on the Schedules as of the Record Date, and to the holder of each Allowed Edison Equity Interest at the address of such holder as listed in the transfer ledger for Edison Equity Interests as of the Record Date, unless the Debtors or Reorganized Debtors have been notified in writing of a change of address, including, without limitation, by the filing of a proof of Claim or Equity Interest by such holder that provides an address for such holder different from the address reflected on the Schedules (for holders of Allowed Claims) or on the transfer ledger as of the Record Date (for holders of Allowed Edison Equity Interests).

        (b) Distributions of Cash. Any payment of Cash made by Reorganized Edison pursuant to the Plan shall be made by check drawn on a domestic bank.

        (c) Timing of Distributions. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day.

        (d) Hart-Scott-Rodino Compliance. Any shares of New Common Stock to be distributed under the Plan to any entity required to file a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall not be distributed until the notification and waiting periods applicable under such Act to such entity shall have expired or been terminated.

        (e) Minimum Distributions. No payment of Cash less than one-hundred dollars shall be made by Reorganized Edison to any holder of a Claim unless a request therefor is made in writing to Reorganized Edison.

        (f) Fractional Shares, Rights, Warrants or Class A Membership Units; Multiples of New Notes. No fractional shares of New Common Stock, fractional Rights, fractional Warrants or fractional Class A Membership Units or Cash in lieu thereof shall be distributed under the Plan. When any distribution on account of an Allowed Claim or Allowed Edison Equity Interest pursuant to the Plan would otherwise result in the issuance of a number of shares of New Common Stock, Rights, Warrants or Class A Membership Units that is not a whole number, the actual distribution of shares of New Common Stock, Rights, Warrants or Class A Membership Units shall be rounded as follows: (i) fractions of 1/2 or greater shall be rounded to the next higher whole number and (ii) fractions of less than 1/2 shall be rounded to the next lower whole number. The total number of shares of New Common Stock, Rights, Warrants or Class A Membership Units to be distributed to a Class of Claims or Edison Equity Interests, as the case may be, shall be adjusted as necessary to account for the rounding provided in this
Section 6.3(f). New Notes shall only be issued in multiples of $1,000. Any New Notes that would otherwise have been distributed in multiples of other than $1,000 shall be aggregated by the indenture trustee under the New Notes Indentures or the Disbursing Agent and sold. The Cash proceeds from such sale shall be distributed on a pro rata basis to those holders of Allowed General Unsecured Claims that would have been entitled to New Notes in multiples of other than $1,000.

        (g) Unclaimed Distributions. Except with respect to distributions under the Plan to holders of Allowed General Unsecured Claims, any distributions under the Plan that are unclaimed for a period of one year after distribution thereof shall be revested in Reorganized Edison and any entitlement of any holder of any Claim or Equity Interest to such distributions shall be extinguished and forever barred. Distributions under the Plan to holders of Allowed General Unsecured Claims that are unclaimed for a period of one year after distribution thereof shall be added to the Reserve and any entitlement of such holders of Allowed General Unsecured Claims to such distributions shall be extinguished and forever barred.

        (h) Distributions to Holders as of the Record Date. As at the close of business on the Record Date, the claims register (for Claims) and the transfer ledgers (for Edison Equity Interests) shall be closed, and there shall be no further changes in the record holders of any Claims or Edison Equity Interests. Edison and Reorganized Edison shall have no obligation to recognize any transfer of any Claims or Edison Equity Interests occurring after the Record Date. Edison and Reorganized Edison shall instead be entitled to recognize and deal for all purposes under the Plan (except as to voting to accept or reject the Plan pursuant to Section 6.1 of the Plan) with only those record holders stated on the claims register (for Claims) and transfer ledgers (for Edison Equity Interests) as of the close of business on the Record Date.

        6.4.    General Unsecured Claims.

        (a) Cash Held Prior to the Initial Distribution Date. On the Effective Date, Reorganized Edison shall deposit the Cash in the Cash Distribution Pool in a segregated bank account or accounts. Reorganized Edison shall invest the Cash held in such account or accounts in a manner consistent with investment guidelines to be agreed upon by the Debtors and the Creditors' Committee, which investment guidelines shall be included in the Plan Supplement. Reorganized Edison shall pay, or cause to be paid, out of the funds held in such account or accounts, any tax imposed on such account by any governmental unit with respect to income generated by the property held in such account or accounts. The yield earned on such invested Cash for the period commencing on the Effective Date and continuing through and including the Initial Distribution Date (net of applicable taxes), shall be distributed to each holder of an Allowed General Unsecured Claim on the Initial Distribution Date, based upon each holders' Pro Rata Share.

        (b) Membership Units. On the Effective Date, Reorganized Edison shall hold 100% of the Class B Membership Units. In connection with each distribution of Class A Membership Units under the Plan, Reorganized Edison will surrender for cancellation a number of Class B Membership Units in each of the EBS Litigation, L.L.C., the EBS Pension, L.L.C. and the EBS Building, L.L.C. equal to the number of Class A Membership Units in each such LLC that are to be distributed under the Plan, and will receive in exchange therefor, for distribution under the Plan, a like number of Class A Membership Units in such LLC.

        (c)     Distributions Withheld for Disputed General Unsecured Claims.

                (i) Establishment and Maintenance of Reserve. On the Initial Distribution Date and each Subsequent Distribution Date, Reorganized Edison shall reserve from the distributions to be made on such dates to the holders of Allowed General Unsecured Claims, an amount of Cash, New Notes and New Common Stock equal to 100% of the distributions to which holders of Disputed General Unsecured Claims would be entitled under the Plan as of such dates if such Disputed General Unsecured Claims were Allowed Claims in their Disputed Claim Amounts (the "Reserve"). Subject to Section 6.4(b) of the Plan, Reorganized Edison shall also hold in the Reserve the Class B Membership Units.

                (ii) Property Held in Reserve. Cash held in the Reserve (including interest paid on New Notes held in the Reserve and dividends paid on New Common Stock held in the Reserve, if any) shall be deposited in a segregated bank account or accounts in the name of Reorganized Edison and designated as held in trust for the benefit of holders of Allowed General Unsecured Claims. Cash held in the Reserve shall not constitute property of the Reorganized Debtors. Reorganized Edison shall invest the Cash held in the Reserve in a manner consistent with investment guidelines to be agreed upon by the Debtors and the Creditors' Committee, which investment guidelines shall be included in the Plan Supplement. Reorganized Edison shall pay, or cause to be paid, out of the funds held in the Reserve, any tax imposed on the Reserve by any governmental unit with respect to income generated by the property held in the Reserve. The yield earned on such invested Cash (net of applicable taxes) shall be distributed to each holder of an Allowed General Unsecured Claim on the last Subsequent Distribution Date under the Plan, based upon each holders' Pro Rata Share. New Notes, New Common Stock and Class B Membership Interests held in the Reserve shall be held in trust by the Reorganized Debtors for the benefit of the potential claimants of such securities and shall not constitute property of the Reorganized Debtors.

        (d) Distributions Upon Allowance of Disputed General Unsecured Claims. The holder of a Disputed General Unsecured Claim that becomes an Allowed Claim subsequent to the Initial Distribution Date shall receive distributions of Cash, New Notes and New Common Stock from the Reserve and, in accordance with Section 6.4(b) of the Plan, Class A Membership Units, on the next Subsequent Distribution Date that follows the Quarter during which such Disputed General Unsecured Claim becomes an Allowed Claim pursuant to a Final Order. Such distributions shall be made in accordance with the Plan based upon the distributions that would have been made to such holder under the Plan if the Disputed General Unsecured Claim had been an Allowed Claim on or prior to the Effective Date, without any post-Effective Date interest thereon (without regard to interest earned on property held in the Reserve pursuant to Section 6.4 of the Plan).

        (e) Surplus Distributions to Holders of Allowed General Unsecured Claims. The following consideration shall constitute surplus distributions (the "Surplus Distributions") pursuant to the Plan: (i) pursuant to Section 6.3(g) of the Plan, distributions under the Plan to holders of Allowed General Unsecured Claims that are unclaimed for a period of one year after distribution thereof;
(ii) to the extent that a Disputed General Unsecured Claim is not Allowed or becomes an Allowed Claim in an amount less than the Disputed Claim Amount, the excess of the amount of Cash, New Notes and New Common Stock in the Reserve over the amount of Cash, New Notes and New Common Stock actually distributed on account of such Disputed General Unsecured Claim; and (iii) to the extent that a Disputed General Unsecured Claim is not Allowed or becomes an Allowed Claim in an amount less than the Disputed Claim Amount, a number of Class A Membership Units equal to the number of Class B Membership Units held in the Reserve on account of such excess. The Surplus Distributions shall be distributed to the holders of Allowed General Unsecured Claims pursuant to Section 4.7(b)(ii) of the Plan; provided, however, that Reorganized Edison shall not be under any obligation to make any Surplus Distributions on a Subsequent Distribution Date unless the Cash portion of the Surplus Distributions to be distributed on a Subsequent Distribution Date aggregates $1,000,000 or more, unless the distribution is the last distribution under the Plan.

        (f) Personal Injury Tort Claims. All personal injury Tort Claims are Disputed Claims. Any personal injury Tort Claim as to which a proof of claim was timely filed in the Chapter 11 Cases shall be determined and liquidated in the administrative or judicial tribunal(s) in which it is pending on the Effective Date or, if no action was pending on the Effective Date, in any administrative or judicial tribunal of appropriate jurisdiction, or in accordance with any alternative dispute resolution or similar proceeding as same may be approved by order of the Bankruptcy Court. Any personal injury Tort Claim determined and liquidated (i) pursuant to a judgment obtained in accordance with this Section 6.4(f) and applicable nonbankruptcy law which is no longer appealable or subject to review, or (ii) in any alternative dispute resolution or similar proceeding as same may be approved by order of the Bankruptcy Court, shall be deemed an Allowed Claim in such liquidated amount and satisfied in accordance with the Plan. Nothing contained in this Section 6.4(f) shall impair the Debtors' right to seek estimation of any and all personal injury Tort Claims in a court or courts of competent jurisdiction or constitute or be deemed a waiver of any Cause of Action that the Debtors may hold against any entity, including, without limitation, in connection with or arising out of any personal injury Tort Claim.

        (g) Disbursing Agent. The Debtors or the Reorganized Debtors will appoint a disbursing agent (the "Disbursing Agent") to (i) fulfill the obligations that the Reorganized Debtors have under the Plan with respect to distributions to holders of Allowed General Unsecured Claims, including, without limitation, holding all reserves and accounts pursuant to the Plan, including the Reserve, and (ii) effectuate the D&B Spinoff Settlement on behalf of the EBS Litigation, L.L.C., pursuant to Section 10.2 of the Plan.

        6.5. Objections to and Resolution of Administrative Expense Claims, Claims and Equity Interests.

        (a) Except as to applications for allowances of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code, the Debtors or Reorganized Debtors shall have the exclusive right to make and file objections to Administrative Expense Claims, Claims and Equity Interests subsequent to the Confirmation Date. All objections shall be litigated to Final Order; provided, however, that, subject to Section 6.5(b) of the Plan, the Reorganized Debtors shall have the authority to compromise, settle, otherwise resolve or withdraw any objections, without approval of the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, the Debtors or Reorganized Debtors shall file all objections to Administrative Expense Claims that are the subject of proofs of claim or requests for payment filed with the Bankruptcy Court (other than applications for allowances of compensation and reimbursement of expenses), Claims and Equity Interests and serve such objections upon the holder of the Administrative Expense Claim, Claim or Equity Interest as to which the objection is made as soon as is practicable, but in no event later than 60 days after the Effective Date or such later date as may be approved by the Bankruptcy Court.

        (b) On the last day of each month or as otherwise agreed to in writing by the Debtors and the Creditors' Committee, the Reorganized Debtors shall provide counsel to the Claims Resolution Committee with written notice by overnight delivery service or facsimile transmission of each Disputed Claim that they intend to compromise, settle or resolve, other than such compromises, settlements or resolutions that fall within the parameters of (i) prior orders of the Bankruptcy Court authorizing the Debtors to compromise or settle certain Claims without approval of the Bankruptcy Court, (ii) settlement guidelines to be agreed upon by the Debtors and the Creditors' Committee prior to the Confirmation Date, or (iii) settlement guidelines to be agreed upon by the Debtors and the Claims Resolution Committee subsequent to the Effective Date. Within 15 days after the receipt of such notice, the Claims Resolution Committee shall provide the Reorganized Debtors with written notice of any such compromises, settlements or resolutions with which it does not concur. If the Reorganized Debtors and the Claims Resolution Committee cannot reach agreement with respect to any such compromise, settlement or resolution, the Claims Resolution Committee will be permitted to file with the Bankruptcy Court and serve on the Reorganized Debtors an objection to the reasonableness of any such compromise, settlement or resolution within 15 days after the date that the Claims Resolution Committee provides the Reorganized Debtors with written notice of such compromise, settlement or resolution with which it does not concur, or within such other time period as may be agreed upon by the Reorganized Debtors and the Creditors' Committee, and the reasonableness of such compromise, settlement or resolution shall be determined by the Bankruptcy Court. If the Claims Resolution Committee fails to timely file and serve an objection to a compromise, settlement or resolution, such compromise, settlement or resolution shall be deemed resolved on the terms and subject to the conditions agreed to by the Reorganized Debtors. Notwithstanding the foregoing, the Claims Resolution Committee shall have the authority to compromise, settle or resolve any Disputed Claim without the consent of the Reorganized Debtors.

        6.6. Distributions Relating to Allowed Insured Claims. Distributions under the Plan to each holder of an Allowed Insured Claim shall be in accordance with the treatment provided under the Plan for the Class in which such Allowed Insured Claim is classified, but solely to the extent that such Allowed Insured Claim is not satisfied from proceeds payable to the holder thereof under any pertinent insurance policies and applicable law. Nothing contained in this Section 6.6 shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any entity may hold against any other entity, including, without limitation, insurers under any policies of insurance.

     6.7. Cancellation and Surrender of Existing Securities and Agreements.

        (a) On the Effective Date, the promissory notes, share certificates, bonds and other instruments evidencing any Claim or Edison Equity Interest shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtors under the agreements, indentures and certificates of designations governing such Claims and Edison Equity Interests, as the case may be, shall be discharged.

        (b) Each holder of a promissory note, share certificate, bond or other instrument evidencing a Claim or Edison Equity Interest shall surrender such promissory note, share certificate, bond or instrument to the Reorganized Debtors, unless such requirement is waived by the Reorganized Debtors. No distribution of property hereunder shall be made to or on behalf of any such holders unless and until such promissory note, share certificate, bond or instrument is received by the Reorganized Debtors or the unavailability of such promissory note, share certificate, bond or instrument is established to the reasonable satisfaction of the Reorganized Debtors or such requirement is waived by the Reorganized Debtors. The Reorganized Debtors may require any holder that is unable to surrender or cause to be surrendered any such promissory notes, share certificates, bonds or instruments to deliver an affidavit of loss and indemnity and/or furnish a bond in form and substance (including, without limitation, with respect to amount) reasonably satisfactory to the Reorganized Debtors. Any holder that fails within the later of one year after the Confirmation Date and the date of Allowance of its Claim or Edison Equity Interest (i) if possible, to surrender or cause to be surrendered such promissory note, share certificate, bond or instrument, (ii) if requested, to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Reorganized Debtors and (iii) if requested, to furnish a bond reasonably satisfactory to the Reorganized Debtors, shall be deemed to have forfeited all rights, claims and Causes of Action against the Debtors and Reorganized Debtors and shall not participate in any distribution hereunder.

        6.8. Registration of New Common Stock. Each person or entity receiving a distribution of New Common Stock pursuant to the Plan representing at least 10% of the aggregate New Common Stock issuable pursuant to the Plan shall be entitled to become a party to the Registration Rights Agreement.

        6.9. Listing of New Common Stock, New Notes and Warrants. Reorganized Edison shall use reasonable commercial efforts to cause the shares of New Common Stock, the New Notes and the Warrants to be listed on a national securities exchange or the Nasdaq National Market.

        6.10. Full Recovery for Holders of Allowed General Unsecured Claims. Holders of Allowed General Unsecured Claims will not be deemed to have received 100% of the value of their Allowed General Unsecured Claims unless and until the aggregate value of all distributions to such holders under the Plan equals the amount of their Allowed General Unsecured Claims, plus interest from the Commencement Date through and including the Effective Date at a rate of 8.89%.


                                  ARTICLE VII.

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

        7.1. Assumption or Rejection of Executory Contracts and Unexpired
Leases.

        (a) Executory Contracts and Unexpired Leases. Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases that exist between the Debtors and any person shall be deemed assumed by the Reorganized Debtors as of the Effective Date, except for any executory contract or unexpired lease (i) which has been assumed pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date, (ii) which has been rejected pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date, (iii) as to which a motion for approval of the rejection of such executory contract or unexpired lease has been filed and served prior to the Confirmation Date or (iv) which is set forth in Schedule 7.1(a)(x) (executory contracts) or Schedule 7.1(a)(y) (unexpired leases), which Schedules shall be included in the Plan Supplement; provided, however, that the Debtors or Reorganized Debtors reserve the right, on or prior to the Confirmation Date, to amend Schedules 7.1(a)(x) or 7.1(a)(y) to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) shall be deemed to be, respectively, assumed or rejected. The Debtors or Reorganized Debtors shall provide notice of any amendments to Schedules 7.1(a)(x) or 7.1(a)(y) to the parties to the executory contracts and unexpired leases affected thereby. The listing of a document on Schedules 7.1(a)(x) and 7.1(a)(y) shall not constitute an admission by the Debtors or Reorganized Debtors that such document is an executory contract or an unexpired lease or that the Debtors or Reorganized Debtors have any liability thereunder.

        (b) Schedules of Rejected Executory Contracts and Unexpired Leases; Inclusiveness. Each executory contract and unexpired lease listed or to be listed on Schedules 7.1(a)(x) or 7.1(a)(y) that relates to the use or occupancy of real property shall include (i) modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on Schedules 7.1(a)(x) or 7.1(a)(y) and (ii) executory contracts or unexpired leases appurtenant to the premises listed on Schedules 7.1(a)(x) or 7.1(a)(y), including, without limitation, all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vault, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem relating to such premises to the extent any of the foregoing are executory contracts or unexpired leases, unless any of the foregoing agreements previously have been assumed.

        (c) Insurance Policies. Each of the Debtors' insurance policies and any agreements, documents or instruments relating thereto, including, without limitation, any retrospective premium rating plans relating to such policies, are treated as executory contracts under the Plan. Notwithstanding the foregoing, distributions under the Plan to any holder of a Claim covered by any of such insurance policies and related agreements, documents or instruments that are assumed hereunder, shall be in accordance with the treatment provided under
Article IV and Section 6.6 of the Plan. Nothing contained in this Section 7.1(c) shall constitute or be deemed a waiver of any Cause of Action that the Debtors may hold against any entity, including, without limitation, the insurer under any of the Debtors' policies of insurance.

        (d) Approval of Assumption or Rejection of Executory Contracts and Unexpired Leases. Entry of the Confirmation Order shall constitute (i) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption of the executory contracts and unexpired leases assumed pursuant to Section 7.1(a) hereof, (ii) the extension of time, pursuant to section 365(d)(4) of the Bankruptcy Code, within which the Debtors may assume or reject the unexpired leases specified in Section 7.1(a) hereof through the date of entry of an order approving the assumption or rejection of such unexpired leases and (iii) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to Sections 7.1(a) hereof.

        (e) Cure of Defaults. Except as may otherwise be agreed to by the parties, within 60 days after the Effective Date, the Reorganized Debtors shall cure any and all undisputed defaults under any executory contract or unexpired lease assumed pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code. All disputed defaults that are required to be cured shall be cured either within 30 days of the entry of a Final Order determining the amount, if any, of the Debtors' or Reorganized Debtors' liability with respect thereto, or as may otherwise be agreed to by the parties.

        (f) Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan. Claims arising out of the rejection of an executory contract or unexpired lease pursuant to Section 7.1 of the Plan must be filed with the Bankruptcy Court and/or served upon the Debtors or Reorganized Debtors or as otherwise may be provided in the Confirmation Order, by no later than 30 days after the later of (i) notice of entry of an order approving the rejection of such executory contract or unexpired lease,
(ii) notice of entry of the Confirmation Order and (iii) notice of an amendment to Schedule 7.1(a)(x) or 7.1(a)(y). Any Claims not filed within such time will be forever barred from assertion against the Debtors, their estates, the Reorganized Debtors and their property. Unless otherwise ordered by the Bankruptcy Court, all Claims arising from the rejection of executory contracts and unexpired leases shall be treated as General Unsecured Claims under the Plan.

        7.2. Releases. The Debtors hereby release and are permanently enjoined from any prosecution or attempted prosecution of any and all Causes of Action which they have, may have or claim to have against any present or former director, officer or employee of the Debtors; provided, however, that the foregoing shall not operate as a waiver of or release from (i) any Causes of Action arising out of any express contractual obligation owing by any such director, officer or employee to the Debtors or any reimbursement obligation of any such director, officer or employee with respect to a loan or advance made by the Debtors to such director, officer or employee and (ii) any Avoidance Claims that any such director, officer or employee may be subject to in their capacities other than as present or former director, officer or employee.

        7.3. Indemnification Obligations. For purposes of the Plan, the obligations of the Debtors to defend, indemnify, reimburse or limit the liability of their present and any former directors, officers or employees who were directors, officers or employees, respectively, on or after the Commencement Date against any claims or obligations pursuant to the Debtors' certificates of incorporation or bylaws, applicable state law or specific agreement, or any combination of the foregoing, shall survive confirmation of the Plan, remain unaffected thereby, and not be discharged irrespective of whether indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before, on or after the Commencement Date.

        7.4. Compensation and Benefit Programs. Except as provided in Section 7.1(a) of the Plan, all employment and severance practices and policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their directors, officers or employees, including, without limitation, all savings plans, retirement plans, health care plans, severance benefit plans, incentive plans, workers' compensation programs and life, disability and other insurance plans are treated as executory contracts under the Plan and are hereby assumed pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code.

        7.5. Retiree Benefits. Payments, if any, due to any person for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability, or death under any plan, fund, or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by the Debtors prior to the Commencement Date shall be continued for the duration of the period the Debtors have obligated themselves to provide such benefits.


                                  ARTICLE VIII.

                  CONSOLIDATION OF EDISON AND THE SUBSIDIARIES

        8.1. Substantive Consolidation. By order dated May 13, 1997, the Bankruptcy Court approved the substantive consolidation of the Chapter 11 Cases for all purposes related to the Plan, including, without limitation, for purposes of voting, confirmation and distribution. Pursuant to such order, (i) all assets and liabilities of the Subsidiaries shall be deemed merged or treated as though they were merged into and with the assets and liabilities of Edison,
(ii) no distributions shall be made under the Plan on account of intercompany claims among the Debtors, (iii) no distributions shall be made under the Plan on account of Subsidiary Equity Interests, (iv) all guarantees of the Debtors of the obligations of any other Debtor shall be deemed eliminated so that any claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of any of the Debtors shall be deemed to be one obligation of the consolidated Debtors and (v) each and every Claim filed or to be filed in the Chapter 11 Case of any of the Debtors shall be deemed filed against the consolidated Debtors, and shall be deemed one Claim against and obligation of the consolidated Debtors. Such substantive consolidation shall not (other than for purposes related to the Plan) affect (i) the legal and corporate structures of the Reorganized Debtors, subject to the right of the Debtors or Reorganized Debtors to effect restructurings as provided in Section 8.2 of the Plan, (ii) intercompany claims by and among the Debtors or Reorganized Debtors,
(iii) Subsidiary Equity Interests and (iv) pre and post Commencement Date guarantees that are required to be maintained (a) in connection with executory contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have been or will be assumed, or (b) pursuant to the Plan.

        8.2. Merger of Corporate Entities. On or as of the Effective Date, within the sole and exclusive discretion of the Debtors, any or all of the Subsidiaries may be merged into one or more of the Debtors or dissolved. Upon the occurrence of any such merger, all assets of the merged entities shall be transferred to and become the assets of the surviving corporation, and all liabilities of the merged entities, except to the extent discharged, released or extinguished pursuant to the Plan and the Confirmation Order, shall be assumed by and shall become the liabilities of the surviving corporation. All mergers and dissolutions shall be effective as of the Effective Date pursuant to the Confirmation Order without any further action by the stockholders or directors of any of the Debtors, the Debtors in Possession or the Reorganized Debtors.

                                   ARTICLE IX.

                    PROVISIONS REGARDING CORPORATE GOVERNANCE
                    AND MANAGEMENT OF THE REORGANIZED DEBTORS

        9.1. General. On the Effective Date, the management, control and operation of the Reorganized Debtors shall become the general responsibility of the respective Boards of Directors of the Reorganized Debtors, who shall, thereafter, have the responsibility for the management, control and operation of the Reorganized Debtors.

        9.2. Meetings of Reorganized Edison Stockholders. In accordance with the Amended Edison Certificate of Incorporation and the Amended Edison Bylaws, as the same may be amended from time to time, the first annual meeting of the stockholders of Reorganized Edison shall be held on a date in 1998 selected by the Board of Directors of Reorganized Edison, and subsequent meetings of the stockholders of Reorganized Edison shall be held at least once annually each year thereafter.

        9.3.    Directors and Officers of Reorganized Debtors.

        (a)     Boards of Directors.

                (i) Reorganized Edison. The initial Board of Directors of Reorganized Edison shall consist of nine individuals whose names shall be disclosed prior to the date of the Confirmation Hearing. Each of the members of such initial Board of Directors shall serve until the first annual meeting of stockholders of Reorganized Edison or their earlier resignation or removal in accordance with the Amended Edison Certificate of Incorporation or Amended Edison Bylaws, as the same may be amended from time to time.

                (ii) Reorganized Subsidiaries. The initial Board of Directors of each of the Reorganized Subsidiaries shall consist of officers or employees of Reorganized Edison whose names shall be disclosed prior to the date of the Confirmation Hearing. Each of the members of each such initial Board of Directors shall serve until the first meeting of stockholders of the respective Reorganized Subsidiary or their earlier resignation or removal in accordance with the certificate of incorporation or bylaws of such Reorganized Subsidiary.

        (b) Officers. The officers of the respective Debtors immediately prior to the Effective Date shall serve as the initial officers of the respective Reorganized Debtors on and after the Effective Date. Such officers shall serve in accordance with any employment agreement with the Reorganized Debtors and applicable nonbankruptcy law.

        9.4. Amended Bylaws and Amended Certificates of Incorporation. The Amended Edison Bylaws, the Amended Edison Certificate of Incorporation and the certificates of incorporation of each of the Reorganized Subsidiaries shall be amended and restated as of the Effective Date to the extent necessary (a) to prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such certificates of incorporation and bylaws as permitted by applicable law and (b) to effectuate the provisions of the Plan, in each case without any further action by the stockholders or directors of the Debtors, the Debtors in Possession or the Reorganized Debtors.

        9.5. Issuance of New Securities. The issuance of the following securities and notes by Reorganized Edison, or, as applicable, by the EBS Litigation, L.L.C., the EBS Pension, L.L.C. and the EBS Building, L.L.C. as successors in interest to the Debtors with respect to certain Edison assets, is hereby authorized without further act or action under applicable law, regulation, order or rule:

        (a)     100,000,000 shares of New Common Stock;

        (b)     the Warrants;

        (c)     the Rights;

        (d)     the Series 1997 Bonds;

        (e)     the New Notes;

        (f)     the Class A Membership Units and Class B Membership Units;

        (g)     the Restricted Stock;

        (h)     the Management Options;

        (i)     the Director Options; and

        (j)     10,000,000 shares of preferred stock.

        9.6. Stock Option Plan. If not theretofore adopted by Edison, on the Effective Date, Reorganized Edison shall adopt the Stock Option Plan. Pursuant and subject to the Stock Option Plan, Reorganized Edison will issue to certain of its key employees options to purchase in the aggregate approximately 800,000 shares of New Common Stock (the "Management Options"). Management Options to purchase approximately 500,000 shares of New Common Stock will be issued as of the Effective Date. The balance of the Management Options to purchase approximately 300,000 shares of New Common Stock shall be reserved for issuance by Reorganized Edison within six months following the Effective Date pursuant and subject to the Stock Option Plan.

        9.7. Director Stock Option Plan. If not theretofore adopted by Edison, on the Effective Date, Reorganized Edison shall adopt the Director Stock Option Plan. Pursuant and subject to the Director Stock Option Plan, Reorganized Edison will make available for issuance to its outside directors options to purchase in the aggregate approximately 200,000 shares of New Common Stock (the "Director Options"). A Director Option will be granted to all outside Directors of Reorganized Edison as of the Effective Date entitling each such person to purchase 3,500 shares of New Common Stock. Each outside Director who is thereafter elected or appointed also will receive a Director Option to purchase 3,500 shares of New Common Stock. In addition, each such Director who remains a Director as of the completion of the Annual Meeting of Stockholders of Reorganized Edison in each calendar year following the calendar year in which such Director received such Director Option granted initially will receive an additional Director Option to purchase that number of shares of New Common Stock (rounded to the nearest whole number) equal to $20,000 divided by the Fair Market Value (as defined in the Director Stock Option Plan) of a share of New Common Stock as of such date.

        9.8. Restricted Stock Agreements. If not theretofore executed by Edison and its key executives designated to receive Restricted Stock, on the Effective Date, Reorganized Edison and such key executives shall execute the Restricted Stock Agreements. Pursuant and subject to the Restricted Stock Agreements, Reorganized Edison will issue to certain of its senior executives an aggregate of 225,000 shares of restricted New Common Stock (the "Restricted Stock"). All of the Restricted Stock will be issued as of the Effective Date.

        9.9. Employment Contracts. As of the Effective Date, the Debtors or Reorganized Debtors will have entered into the Employment Contracts.

        9.10. Retention/Performance Bonuses. As of the Effective Date, Edison or Reorganized Edison will have adopted a retention bonus program that will result in payments aggregating approximately $750,000 to certain key executives in 1998, provided that such executives remain employed with Reorganized Edison through the date of such payments. In addition, as of the Effective Date, in recognition of the successful restructuring of the Debtors, Edison or Reorganized Edison will have adopted a bonus program that will result in payments aggregating approximately $2,200,000 to certain key executives instrumental to such restructuring.

                                   ARTICLE X.

                IMPLEMENTATION AND EFFECT OF CONFIRMATION OF PLAN

        10.1.   Procedures for Exercise of Rights.

        (a) Each Right may be exercised by the holder thereof at any time during the Rights Exercise Period to purchase, at the Rights Exercise Price, (i) one share of New Common Stock and (ii) at the election of the holder thereof, (A) one Class A Membership Unit in the EBS Litigation, L.L.C. or (B) if such holder is a D&B Spinoff Stockholder, and subject to the terms and conditions of Sections 10.1(f) and 10.2 of the Plan, the right to participate in the D&B Spinoff Settlement. All Rights to be exercised by such holder shall be exercised concurrently. Any exercise of Rights shall be irrevocable.

        (b) The Rights shall be registered on the books of Reorganized Edison maintained at the principal office of the Rights Agent (the "Rights Register") as they are issued. Reorganized Edison and the Rights Agent shall be entitled to treat the registered owner of any Right as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in such Right on the part of any other person. The Rights Agent shall initially register ownership of Rights in the Rights Register in accordance with the written instructions of Reorganized Edison. Subject to the terms of this
Section 10.1, and the receipt of such documentation as the Rights Agent may reasonably require, the Rights Agent shall, on each Business Day during the Rights Exercise Period, register the transfer of any outstanding Rights upon the Rights Register upon tender of a written instrument or instruments of transfer in form reasonably satisfactory to Reorganized Edison and the Rights Agent, duly executed by the registered holder(s) thereof or by the duly appointed legal representative thereof or by a duly authorized attorney.

        (c) On the date upon which the Rights Exercise Period commences, the Rights Agent shall mail to each holder of an Allowed Edison Equity Interest a Rights Exercise Notice together with the Rights Exercise Instructions. In order for an exercise of Rights to be valid and effective, the holder of the Rights seeking to effect such an exercise must deliver to the Rights Agent prior to the Rights Expiration Date a properly completed and duly executed Rights Exercise Notice which (i) indicates (A) the number of Rights sought to be exercised and
(B) the holder's election of either Class A Membership Units in EBS Litigation, L.L.C. or the right to participate in the D&B Spinoff Settlement and (ii) is accompanied by a certified check or bank draft drawn upon a United States bank or a wire transfer, in an amount equal to the product of the Rights Exercise Price and the number of Rights sought to be exercised. The foregoing items will not be deemed to have been timely delivered to the Rights Agent (and thus the attempted exercise of Rights will not be valid or effective) unless they are completed and executed in conformity with the Rights Exercise Instructions and are actually received by the Rights Agent, at the address specified therefor in the Rights Exercise Instructions, on or prior to the Rights Expiration Date.

        (d) All determinations as to proper completion, due execution, timeliness, eligibility and other matters affecting the validity or effectiveness of any attempted exercise of any Rights shall be made by Reorganized Edison and the Rights Agent, whose determination shall be final and binding. The Rights Agent in its sole discretion may waive or reject the attempted exercise of any Right subject to any such defect or irregularity. Deliveries required to be received by the Rights Agent in connection with an attempted exercise of Rights will not be deemed to have been so received or accepted until actual receipt thereof by the Rights Agent shall have occurred and any defects or irregularities shall have been waived or cured within such time as the Rights Agent may determine in its sole discretion. Neither the Debtors, the Reorganized Debtors or the Rights Agent will have any obligation to give notice to any holder of a Right of any defect or irregularity in connection with any attempted exercise thereof or incur any liability as a result of any failure to give any such notice.

        (e) On or as promptly as practicable following the Initial Distribution Date, the Rights Agent will mail (or cause to be mailed) to each holder of Rights who has sought to exercise Rights, a written statement specifying the number of Rights that were validly and effectively exercised by such holder and the consideration purchased upon such exercise of such Rights, together with (i) a stock certificate representing the shares of New Common Stock so purchased and
(ii) if elected by the holder, a Membership Certificate representing the Class A Membership Units in the EBS Litigation, L.L.C. so purchased.

        (f) Section 10.2 of the Plan shall govern the release (or retention, as the case may be) of Unresolved Avoidance Claims against D&B Spinoff Stockholders who attempt to participate in the D&B Spinoff Settlement through an exercise of Rights pursuant to this Section 10.1.

        10.2.   The D&B Spinoff Settlement Offer.

        (a) Subject to the terms and conditions of this Section 10.2, each D&B Spinoff Stockholder shall have the right, at any time during the D&B Spinoff Settlement Period, to participate in the D&B Spinoff Settlement by qualifying as a Released D&B Spinoff Stockholder.

        (b) On the date upon which the D&B Spinoff Settlement Period commences, the Disbursing Agent, on behalf of the EBS Litigation, L.L.C., shall mail to each D&B Spinoff Stockholder a D&B Spinoff Settlement Notice. In order to participate in the D&B Spinoff Settlement, a D&B Spinoff Stockholder seeking to qualify as a Released D&B Spinoff Stockholder must deliver to the Disbursing Agent, on behalf of the EBS Litigation, L.L.C., prior to the D&B Spinoff Settlement Expiration Date a properly completed and duly executed D&B Spinoff Settlement Notice, which (i) if the D&B Spinoff Stockholder has exercised Rights in accordance with Section 10.1 of the Plan, indicates the number of Rights so exercised in a manner effecting an election to participate in the D&B Spinoff Settlement, and if such number is less than the D&B Spinoff Release Minimum Rights, is accompanied by a certified check or bank draft drawn on a United States bank or a wire transfer, in an amount equal to the D&B Spinoff Release Shortfall Amount or (ii) if the D&B Spinoff Stockholder has not exercised any Rights, is accompanied by a certified check or bank draft drawn upon a United States bank or a wire transfer, in an amount equal to the D&B Spinoff Release Minimum Purchase Price. The foregoing items will not be deemed to have been timely delivered to the Disbursing Agent (and thus the attempted participation in the D&B Spinoff Settlement will not be valid or effective) unless they are completed and executed in conformity with the instructions contained in the D&B Spinoff Settlement Notice and are actually received by the Disbursing Agent, at the address specified therefor in the D&B Spinoff Settlement Notice, on or prior to the D&B Spinoff Settlement Expiration Date.

        (c) All determinations as to proper completion, due execution, timeliness, eligibility and other matters affecting the validity or effectiveness of any attempted participation in the D&B Spinoff Settlement shall be made by the Disbursing Agent, on behalf of the EBS Litigation, L.L.C., whose determination shall be final and binding. Deliveries required to be received by the Disbursing Agent in connection with an attempted participation in the D&B Spinoff Settlement will not be deemed to have been so received or accepted until actual receipt thereof by the Disbursing Agent shall have occurred and any defects or irregularities shall have been waived or cured within such time as the Disbursing Agent may determine in its sole discretion. Neither the Debtors, the Reorganized Debtors, the EBS Litigation, L.L.C. or the Disbursing Agent will have any obligation to give notice to any D&B Spinoff Stockholder of any defect or irregularity in connection with any attempted participation in the D&B Spinoff Settlement or incur any liability as a result of any failure to give any such notice.

        (d) On or as promptly as practicable following the Initial Distribution Date, the Disbursing Agent, on behalf of the EBS Litigation, L.L.C., will mail (or cause to be mailed) to each D&B Spinoff Stockholder who sought to participate in the D&B Spinoff Settlement a written statement specifying whether such D&B Spinoff Stockholder qualifies as a Released D&B Spinoff Stockholder. The Debtors, the Reorganized Debtors and the EBS Litigation, L.L.C. shall be deemed, as of the Effective Date, for good and valuable consideration, to have forever released, waived and discharged each Released D&B Spinoff Stockholder from any and all Unresolved Avoidance Claims that the Debtors, the Reorganized Debtors or the EBS Litigation, L.L.C. ever had, now has, hereafter can, shall or may have against any Released D&B Spinoff Stockholder. Any and all Unresolved Avoidance Claims against any and all D&B Spinoff Stockholders that do not constitute Released D&B Spinoff Stockholders are hereby expressly reserved by the Debtors and the EBS Litigation, L.L.C. Nothing contained herein shall constitute a release, waiver or discharge of any Unresolved Avoidance Claims against any person other than a Released D&B Spinoff Stockholder and Unresolved Avoidance Claims against such other persons are expressly reserved and shall be transferred to the EBS Litigation, L.L.C. in accordance with section 1123(b)(3)(B) of the Bankruptcy Code, the EBS Litigation LLC Members Agreement and Section 5.1 of the Plan.

        (e) Pursuant to Bankruptcy Rule 9019 and in consideration for the releases and other benefits provided under this Section 10.2, the provisions of this Section 10.2 shall constitute a good faith compromise and settlement of all Unresolved Avoidance Claims against Released D&B Spinoff Stockholders. The entry of the Confirmation Order shall constitute the Bankruptcy Court's approval of the compromise or settlement of all Unresolved Avoidance Claims against the Released D&B Spinoff Stockholders and the Bankruptcy Court's finding that such compromise or settlement is in the best interests of the Debtors and the Reorganized Debtors and their estates, the EBS Litigation, L.L.C. and holders of Claims and Equity Interests, and is fair, equitable and reasonable.

        (f) As promptly as is practicable after the D&B Spinoff Settlement Expiration Date, the Disbursing Agent shall transfer the D&B Spinoff Settlement Proceeds, if any, to the EBS Litigation, L.L.C.

        10.3. Term of Bankruptcy Injunction or Stays. All injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

        10.4.   Revesting of Assets.

        (a) The property of the estates of the Debtors shall revest in the Reorganized Debtors on the Effective Date, except as provided in Sections 5.1,
5.2 and 10.3 of the Plan.

        (b) From and after the Effective Date, the Reorganized Debtors may operate their businesses, and may use, acquire and dispose of property free of any restrictions imposed under the Bankruptcy Code.

        (c) As of the Effective Date, all property of the Debtors and Reorganized Debtors shall be free and clear of all liens, claims and interests of holders of Claims and Equity Interests, except as provided in the Plan.

        10.5. Causes of Action. Except as provided in Section 5.1 of the Plan, as of the Effective Date, pursuant to section 1123(b)(3)(B) of the Bankruptcy Code, any and all Causes of Action accruing to the Debtors and Debtors in Possession, including, without limitation, actions under sections 545, 549, 550 and 551 of the Bankruptcy Code, but excluding avoidance or recovery actions under sections 544, 547, 548 and 553 of the Bankruptcy Code, shall become assets of the Reorganized Debtors, and the Reorganized Debtors shall have the authority to prosecute such Causes of Action for the benefit of the estates of the Debtors. The Reorganized Debtors shall have the authority to compromise and settle, otherwise resolve, discontinue, abandon or dismiss all such Causes of Action without approval of the Bankruptcy Court.

        10.6. Discharge of Debtors. The rights afforded herein and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Commencement Date, against the Debtors and the Debtors in Possession, or any of their assets or properties. Except as otherwise provided herein, (a) on the Effective Date, all such Claims against and Equity Interests in the Debtors shall be satisfied, discharged and released in full, and (b) all persons shall be precluded from asserting against the Reorganized Debtors, their successors, or their assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

        10.7. Injunction. Except as otherwise expressly provided in the Plan, the Confirmation Order or a separate order of the Bankruptcy Court, all entities who have held, hold or may hold Claims against or Equity Interests in any or all of the Debtors, are permanently enjoined, on and after the Effective Date, from
(a) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Equity Interest, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors on account of any such Claim or Equity Interest, (c) creating, perfecting or enforcing any encumbrance of any kind against the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest and (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest. Such injunction shall extend to successors of the Debtors (including, without limitation, the Reorganized Debtors) and their respective properties and interests in property.

                                   ARTICLE XI.

                            EFFECTIVENESS OF THE PLAN

        11.1. Conditions Precedent to Effectiveness. The Plan shall not become effective unless and until the following conditions shall have been satisfied or waived pursuant to Section 11.3 of the Plan:

        (a) the Confirmation Order, in form and substance reasonably acceptable to the Debtors and the Creditors' Committee, shall have been signed by the judge presiding over the Chapter 11 Cases, and there shall not be a stay or injunction in effect with respect thereto;

        (b) the Debtors shall have at least $10,000,000 in Cash as of August 7, 1997, after giving effect to the distributions of Cash projected to be made under the Plan;

        (c) the Reorganized Debtors shall have credit availability under a working capital credit facility, in form and substance acceptable to the Debtors and reasonably acceptable to the Creditors' Committee, to provide the Reorganized Debtors with working capital sufficient to meet their ordinary and peak requirements;

        (d) the New Notes Indentures shall have been qualified under the Trust Indenture Act of 1939, as amended;

        (e) (i) the Funding Escrow shall have been established and the Funding Escrow Agent under the Funding Escrow Agreement shall have been appointed in accordance with Section 5.2 of the Plan; and (ii) subject to Section 5.1 of the Plan, the EBS Litigation, L.L.C., the EBS Pension, L.L.C. and the EBS Building, L.L.C. shall have been established in accordance with the EBS Litigation LLC Members Agreement, the EBS Pension LLC Members Agreement and the EBS Building LLC Members Agreement.

        (f) subject to Section 5.1(c) of the Plan, the EBS Building, L.L.C. shall have entered into the Corporate Headquarters Building Lease with Reorganized Edison;

        (g) all actions, documents and agreements necessary to implement the Plan shall have been effected or executed;

        (h) the Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are determined by the Debtors to be necessary to implement the Plan, including, without limitation, no-action letters from the Securities and Exchange Commission and letter or other rulings from the Internal Revenue Service; and

        (i) each of the Amended Edison Certificate of Incorporation, the Amended Edison Bylaws, the amended certificates of incorporation of the Reorganized Subsidiaries, the EBS Litigation LLC Members Agreement, the EBS Pension LLC Members Agreement, the EBS Building LLC Members Agreement, the Funding Escrow Agreement, the Funding Escrow Mortgages, the Rights documents, the D&B Spinoff Settlement documents, the New Notes, the New Notes Indentures, the Corporate Headquarters Building Lease, the Registration Rights Agreement, the Stock Option Plan, the Director Stock Option Plan, the Employment Contracts and the Restricted Stock Agreements, in form and substance reasonably acceptable to the Debtors and the Creditors' Committee, shall have been effected or executed.

        11.2. Effect of Failure of Conditions. In the event that one or more of the conditions specified in Section 11.1 of the Plan have not occurred on or before 60 days after the Confirmation Date, upon notification submitted by the Debtors to the Bankruptcy Court and counsel for the Creditors' Committee and the Equity Committee, (a) the Confirmation Order shall be vacated, (b) no distributions under the Plan shall be made, (c) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred and (d) the Debtors' obligations with respect to the Claims and Equity Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

        11.3. Waiver of Conditions. The Debtors may waive, by a writing signed by an authorized representative of the Debtors and subsequently filed with the Bankruptcy Court, one or more of the conditions precedent to effectiveness of the Plan set forth in Sections 11.1 (b), (f) and (g) (exclusive of those documents and agreements set forth in (i)) of the Plan. The Debtors, with the written consent of the Creditors' Committee (which consent shall not be unreasonably withheld), may waive, by a writing signed by an authorized representative of the Debtors and subsequently filed with the Bankruptcy Court, the conditions precedent to effectiveness of the Plan set forth in Sections 11.1(a), (c), (d), (e), (h) and
(i) of the Plan.


                                  ARTICLE XII.

                            RETENTION OF JURISDICTION

                The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

                (a) To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases, if any are pending, and the allowance of Claims resulting therefrom;

                (b) To determine any and all adversary proceedings, applications and contested matters, including, without limitation, adversary proceedings and contested matters arising in connection with the prosecution by the EBS Litigation, L.L.C. of the Unresolved Avoidance Claims.

                (c) To resolve all matters arising under or relating to the EBS Litigation, L.L.C., the EBS Pension, L.L.C. and the EBS Building, L.L.C., including, without limitation, all disputes between the Reorganized Debtors and such entities and with respect to the interpretation of the EBS Litigation LLC Members Agreement, the EBS Pension LLC Members Agreement and the EBS Building LLC Members Agreement;

                (d) To resolve all matters and issues relating to the Rights and the D&B Spinoff Settlement;

                (e) To resolve all matters arising under or relating to the Funding Escrow, including, without limitation, all disputes between the Reorganized Debtors and the Funding Escrow Agent and with respect to the interpretation of the Funding Escrow Agreement;

                (f) To hear and determine any objection to Administrative Expense Claims, Claims or Equity Interests;

                (g) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

                (h) To issue such orders in aid of execution and consummation of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

                (i) To consider any amendments to or modifications of the Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

                (j) To hear and determine all applications for compensation and reimbursement of expenses of professionals under sections 330, 331 and 503(b) of the Bankruptcy Code;

                (k) To hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan;

                (l) To recover all assets of the Debtors and property of the Debtors' estates, wherever located;

                (m) To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

                (n) To hear any other matter not inconsistent with the Bankruptcy Code; and

                (o) To enter a final decree closing the Chapter 11 Cases.


                                  ARTICLE XIII.

                            MISCELLANEOUS PROVISIONS

        13.1. Effectuating Documents and Further Transactions. Each of the Debtors or Reorganized Debtors is authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.

        13.2. Corporate Action. On the Effective Date, all matters provided for under the Plan that would otherwise require approval of the stockholders, directors or members of one or more of the Debtors or Reorganized Debtors or their successors in interest under the Plan, including, without limitation, the authorization to issue or cause to be issued preferred stock, the issuance of New Common Stock, Rights, Restricted Stock, New Notes, Series 1997 Bonds, Warrants, Management Options, Director Options, Class A Membership Units and Class B Membership Units, the effectiveness of the Amended Edison Certificate of Incorporation, the Amended Edison Bylaws and the amended certificates of incorporation of the Reorganized Subsidiaries, corporate mergers or dissolutions effectuated pursuant to the Plan, the election or appointment, as the case may be, of directors and officers of the Debtors pursuant to the Plan, the authorization and approval of the D&B Spinoff Settlement Offer, the Employment Contracts, the Stock Option Plan, the Director Stock Option Plan and the Restricted Stock Agreements and the creation of the EBS Litigation, L.L.C., the EBS Pension, L.L.C., the EBS Building, L.L.C., the Funding Escrow and the Funding Escrow Mortgages shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to the applicable general corporation law of the states in which the Debtors or Reorganized Debtors are incorporated, without any requirement of further action by the stockholders or directors of the Debtors or Reorganized Debtors. On the Effective Date or as soon thereafter as is practicable, the Reorganized Debtors shall, if required, file their amended certificates of incorporation with the Secretary of State of the state in which each Reorganized Debtor is incorporated, in accordance with the applicable general corporation law of such states.

        13.3. Exemption from Transfer Taxes. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

        13.4. Injunction Regarding Worthless Stock Deduction. At the Confirmation Hearing, Edison may request that the Bankruptcy Court include in the Confirmation Order a provision enjoining any "50-percent shareholder" of Edison within the meaning of section 382(g)(4)(D) of the Internal Revenue Code of 1986, as amended, from claiming a worthless stock deduction with respect to its Edison Equity Interest for any taxable year of such shareholder ending prior to the Effective Date.

        13.5. Exculpation. Neither the Debtors, the Reorganized Debtors, the Creditors' Committee or the Equity Committee or any of their respective members, officers, directors, employees, advisors or agents shall have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, related to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence, and, in all respects, the Debtors, the Reorganized Debtors, the Creditors' Committee, the Equity Committee and each of their respective members, officers, directors, employees, advisors and agents shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided, however, that nothing contained herein shall exculpate, satisfy, discharge or release any Avoidance Claims against present or former officers, directors or employees of the Debtors in their capacities other than as present or former officers, directors or employees.

        13.6. Termination of Committees. The appointments of the Creditors' Committee and the Equity Committee shall terminate on the later of the Effective Date and the date of the hearing to consider applications for final allowances of compensation and reimbursement of expenses.

        13.7.   Claims Resolution Committee.

        (a) Function and Composition. Prior to the Effective Date, the Creditors' Committee will have established the Claims Resolution Committee. The functions of the Claims Resolution Committee will be (i) to monitor the Reorganized Debtors' progress in (a) reconciling and resolving Disputed Claims and (b) making distributions on account of such Claims once such Claims become Allowed Claims, (ii) to compel the Debtors to compromise, settle or otherwise resolve Disputed Claims and (iii) to review and assert objections to the reasonableness of compromises, settlements or other resolutions of Disputed Claims, as provided in Section 6.5(b) of the Plan. The Claims Resolution Committee will consist of three holders of Claims each of whom previously has served as a member of the Creditors' Committee.

        (b) Procedures. The Claims Resolution Committee will adopt by-laws that will control its functions. These by-laws, unless modified by the Claims Resolution Committee, will provide the following: (i) a majority of the Claims Resolution Committee will constitute a quorum; (ii) one member of the Claims Resolution Committee will be designated by the majority of its members as its chairperson; (iii) meetings of the Claims Resolution Committee will be called by its chairperson on such notice and in such manner as its chairperson may deem advisable; and (iv) the Claims Resolution Committee will function by decisions made by a majority of its members in attendance at any meeting.

        (c) Employment of Attorneys and Reimbursement of Expenses. The Claims Resolution Committee will be authorized to retain one law firm. The role of the Claims Resolution Committee's attorneys will be strictly limited to assisting the Claims Resolution Committee in its functions as set forth herein. The Reorganized Debtors will pay the actual, necessary, reasonable and documented fees and expenses of the attorneys retained by the Claims Resolution Committee, as well as the actual, necessary, reasonable and documented expenses incurred by each member of the Claims Resolution Committee in the performance of its duties, in accordance with the Reorganized Debtors' normal business practice for compensating and reimbursing professionals. Other than as specified in the preceding sentence, the members of the Claims Resolution Committee will serve without compensation. If there is any unresolved dispute between the Reorganized Debtors and the Claims Resolution Committee, its attorneys or its members as to any fees or expenses, such dispute will be submitted to the Bankruptcy Court for resolution.

        (d) Dissolution. Subject to further order of the Bankruptcy Court, the Claims Resolution Committee will dissolve upon the earlier to occur of (i) the date that an officer of Reorganized Edison files with the Bankruptcy Court and serves upon counsel to the Claims Resolution Committee by overnight delivery service or facsimile transmission a certification that the aggregate Disputed Claim Amount for all remaining Disputed Claims is equal to or less than $5,000,000 (the "Certification") and (ii) the third anniversary of the Effective Date. The Claims Resolution Committee may file with the Bankruptcy Court and serve upon the Reorganized Debtors an objection to such Certification within 10 days of the receipt thereof, in which event the aggregate Disputed Claim Amount for all remaining Disputed Claims will be determined by the Bankruptcy Court. If the Bankruptcy Court determines that the aggregate Disputed Claim Amount for all remaining Disputed Claims is greater than $5,000,000, the Claims Resolution Committee will continue in existence, subject to the conditions set forth in the first sentence of this subsection. If the Bankruptcy Court determines that the aggregate Disputed Claim Amount for all remaining Disputed Claims is equal to or less than $5,000,000, the Claims Resolution Committee will dissolve effective as of the date that the Certification is served and filed. The attorneys retained by, and members of, the Claims Resolution Committee, will not be entitled to compensation or reimbursement of expenses for services rendered after the date of dissolution of the Claims Resolution Committee.

        13.8. Post-Confirmation Date Fees and Expenses. From and after the Confirmation Date, the Debtors and Reorganized Debtors shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of professional persons thereafter incurred by the Debtors and Reorganized Debtors, including, without limitation, those fees and expenses incurred in connection with the implementation and consummation of the Plan.

        13.9. Payment of Statutory Fees. All fees payable pursuant to section 1930 of the title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.

        13.10. Amendment or Modification of the Plan. Alterations, amendments or modifications of the Plan may be proposed in writing by the Debtors at any time prior to the Confirmation Date, provided that the Plan, as altered, amended or modified, satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code, and the Debtors shall have complied with section 1125 of the Bankruptcy Code; provided, however, that, prior to the date of the commencement of solicitation of votes to accept or reject the Plan, no alteration, amendment or modification of the Plan that would materially and adversely change the treatment of General Unsecured Claims may be made without prior approval of the Creditors' Committee, which approval shall not be unreasonably withheld. The Plan may be altered, amended or modified at any time after the Confirmation Date and before substantial consummation, provided that the Plan, as altered, amended or modified, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as altered, amended or modified, under section 1129 of the Bankruptcy Code and the circumstances warrant such alterations, amendments or modifications. A holder of a Claim or Equity Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Equity Interest of such holder.

        13.11. Severability. In the event that the Bankruptcy Court determines, prior to the Confirmation Date, that any provision in the Plan is invalid, void or unenforceable, such provision shall be invalid, void or unenforceable with respect to the holder or holders of such Claims or Equity Interests as to which the provision is determined to be invalid, void or unenforceable. The invalidity, voidness or unenforceability of any such provision shall in no way limit or affect the enforceability and operative effect of any other provision of the Plan.

        13.12. Revocation or Withdrawal of the Plan. The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained herein shall constitute or be deemed a waiver or release of any claims by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

        13.13. Binding Effect. The Plan shall be binding upon and inure to the benefit of the Debtors, the holders of Claims and Equity Interests, and their respective successors and assigns, including, without limitation, the Reorganized Debtors.

        13.14. Notices. All notices, requests and demands to or upon the Debtors or the Reorganized Debtors to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:


        If to the Debtors:
        ------------------
        Edison Brothers Stores, Inc.
        501 North Broadway
        St. Louis, Missouri  63102
        Attn:  Alan A. Sachs, Esq.
        Telephone:  (314) 331-6565
        Facsimile:  (314) 331-6554

        with a copy to:

        Weil, Gotshal & Manges LLP                 Young, Conaway, Stargatt & Taylor
        767 Fifth Avenue                           1110 N. Market Street
        New York, New York  10153                  P.O. Box 391
        Attn:  Richard P. Krasnow, Esq.            Rodney Square North, 11th Floor
        Telephone:  (212) 310-8000                 Wilmington, Delaware  19801
        Facsimile:  (212) 310-8007                 Attn:  Laura Davis Jones, Esq.
                                                   Telephone:  (302) 571-6600
                                                   Facsimile:  (302) 571-1253

                                       34

        If to the Creditors' Committee:
        -------------------------------

        Jones, Day, Reavis & Pogue                 Richards, Layton & Finger, P.A.
        77 West Wacker                             One Rodney Square
        Chicago, Illinois  60601                   Wilmington, Delaware  19899
        Attn:  David Kurtz, Esq.                   Attn:  Thomas L. Ambro, Esq        .
        Telephone:  (312) 782-3939                 Telephone:  (302) 651-7612
        Facsimile:  (312) 782-8585                 Facsimile:  (302) 658-6458

        If to the Equity Committee:
        ---------------------------

        Paul, Weiss, Rifkind, Wharton & Garrison   Duane Morris & Heckscher
        1285 Avenue of the Americas                1201 Market Street
        New York, New York  10019                  Wilmington, Delaware  19801
        Attn:  Alan W. Kornberg, Esq.              Attn:  Teresa K.D. Currier, Esq.
        Telephone:  (212) 373-3209                 Telephone:  (302) 657-4957
        Facsimile:  (212) 373-2053                 Facsimile:  (302) 571-5560


        13.15. Governing Law. Except to the extent the Bankruptcy Code, Bankruptcy Rules or other federal law is applicable, or to the extent an Exhibit to the Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law of such jurisdiction.

        13.16. Withholding and Reporting Requirements. In connection with the consummation of the Plan, the Debtors or the Reorganized Debtors, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements.

        13.17. Plan Supplement. Forms of the documents relating to the Amended Edison Certificate of Incorporation, the Amended Edison Bylaws, the EBS Litigation LLC Members Agreement, the EBS Pension LLC Members Agreement, the EBS Building LLC Members Agreement, the Funding Escrow Agreement, the Funding Escrow Mortgages, the New Notes, the New Notes Indentures, the Series 1977 Bonds, the Rights, the D&B Spinoff Settlement, the investment guidelines referred to in Sections 6.4(a) and 6.4(c)(ii) of the Plan, Schedules 7.1(a)(x) and 7.1(a)(y) referred to in Section 7.1 of the Plan, the Warrants (including a Warrant agreement), the Corporate Headquarters Building Lease and the Registration Rights Agreement shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court at least 10 days prior to the last day upon which holders of Claims and Equity Interests may vote to accept or reject the Plan. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Equity Interests may obtain a copy of the Plan Supplement upon written request to Edison in accordance with Section 13.14 of the Plan.

        13.18. Allocation of Plan Distributions Between Principal and Interest. To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for federal income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.

        13.19. Headings. Headings are used in the Plan for convenience and reference only, and shall not constitute a part of the Plan for any other purpose.

        13.20. Exhibits/Schedules. All Exhibits and Schedules to the Plan, including the Plan Supplement, are incorporated into and are a part of the Plan as if set forth in full herein.

        13.21. Filing of Additional Documents. On or before substantial consummation of the Plan, the Debtors shall file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

Dated:   Wilmington, Delaware
         June 30, 1997


                        EDISON BROTHERS STORES, INC., a Delaware corporation (for itself and on behalf of each of the Subsidiaries)

                        By:  /s/ Alan D. Miller
                            --------------------------------------------------
                        Name:    Alan D. Miller
                        Title:   Chairman and Chief Executive Officer

                                                             EXHIBIT A TO PLAN
                                                             -----------------

                SUMMARY OF TERMS OF CORPORATE HEADQUARTERS LEASE


LESSOR:                  EBS Building, L.L.C.

LESSEE:                  Reorganized Edison

TERM:                    10 years, commencing on the Effective Date

RENT: Years one through three: $9.00 per square foot Years 4 through 10: on terms to be agreed upon the Debtors and the Creditors' Committee

DISPOSITION:             Any sale, mortgage or other disposition of the
                         Corporate Headquarters Building by the EBS Building,
                         L.L.C. shall be subject to the Corporate Headquarters
                         Building Lease and such other terms as are acceptable to Reorganized Edison

OTHER TERMS:             Such other terms as may be mutually agreeable to the
                         Debtors and the Creditors' Committee

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
                                                              EXHIBIT B TO PLAN
                                                              -----------------

                          SUMMARY OF TERMS OF NEW NOTES


ISSUER:             Reorganized Edison

AMOUNT:             $100,000,000, subject to adjustment as provided in Section
                    1.15 of the Plan

TERM: The later of the tenth anniversary of the Effective Date and July 31, 2007

INTEREST:           11.0% per annum, payable semi-annually on January 31 and
                    July 31. Interest shall begin accruing on the earlier of the Effective Date and July 31, 1997. The first interest payment shall be made on January 31, 1998

MATURITY:           100% of outstanding principal amount payable on the later of the tenth anniversary of the Effective Date and July 31,
                    2007

SECURITY:           Funding Escrow Mortgages (coverage of portion of interest)

PREFUNDING:         Through the Funding Escrow, approximately the first three
                    years of interest payable shall be prefunded by the Debtors with $16 million in Cash and the Funding Escrow Properties

COVENANTS:          Mandatory Principal Prepayment -- 50% of the net proceeds of extraordinary asset sales (excluding individual sales of
                    assets for which the consideration received is less that
                    $250,000) not otherwise required to be paid to working
                    capital facility lenders; provided, however, that such
                    amount shall not be distributed unless in excess of
                    $5,000,000

                    Optional Redemption -- In whole or in part at the option of Reorganized Edison in increments of not less than $5 million in accordance with the following schedule:

                        Effective Date - June 30, 1998:       100% of par
                        July 1, 1998 - June 30, 1999:         104% of par
                        July 1, 1999 - June 30, 2000:         103% of par
                        July 1, 2000 - June 30, 2001:         102% of par
                        July 1, 2001 - June 30, 2002:         101% of par
                        July 1, 2002 - Maturity:              100% of par

                    Mandatory Redemption Upon Change of Control -- Upon a "Change in Control," at 101% of par. The definition of "Change of Control" is described in the Disclosure Statement

                    Other Covenants -- Such other covenants as may be mutually agreeable to the Debtors and the Creditors' Committee


OTHER TERMS:        Such other terms as may be mutually agreeable to the Debtors and the Creditors' Committee

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
                                                             EXHIBIT C TO PLAN
                                                             -----------------

                          SUMMARY OF TERMS OF WARRANTS


WARRANTS:           Warrants to purchase 9.0% of the issued New Common Stock, on a fully diluted basis

EXERCISE PRICE:     $16.40

TERM: The Warrants shall expire on the eighth anniversary of the Effective Date

OTHER TERMS:        Such other terms as described in the Disclosure Statement

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
                                                            SCHEDULE 1 TO PLAN
                                                            ------------------

                          ISSUANCE OF SERIES 1997 BONDS

                  (1) The Series 1977 Bonds are currently outstanding in an aggregate principal amount of $2,920,000. The Issuer will issue the Series 1997 A Bonds in an aggregate principal amount of $2,482,000 in exchange for a portion of the Series 1977 Bonds in an aggregate principal amount equal to the Allowed Secured Series 1977 Bondholder Claims. The Series 1985 Bonds are currently outstanding in an aggregate principal amount of $5,500,000. The Issuer will issue the Series 1997 B Bonds in an aggregate principal amount of $4,235,000 in exchange for a portion of the Series 1985 Bonds in an aggregate principal amount equal to the Allowed Secured Series 1985 Bondholder Claims.

                  (2) The Series 1997 Bonds will be issued pursuant to the terms of a trust indenture between the Issuer and the Trustee in substantially the form attached to the Plan Supplement with only such changes, additions, or modifications as shall be approved by the Issuer, the Trustee, on behalf of all Series 1997 Bondholders, and Edbro Missouri (the "Series 1997 Bond Indenture"). In connection with the issuance of the Series 1997 Bonds, all property currently leased to Edbro Missouri pursuant to the terms of the Series 1977 Lease Agreement and/or the Series 1985 Lease Agreement, shall be conveyed by the Issuer to Reorganized Edbro Missouri by special warranty deed, bill of sale and other such conveyance documents as provided under the Series 1977 Lease Agreement and Series 1985 Lease Agreement, subject only to the "Permitted Encumbrances" (as such term is defined in the Series 1985 Lease Agreement) or as shall otherwise be approved by Edbro Missouri, and pursuant to such other documents as may reasonably be required by Edbro Missouri to vest title in all such property in Reorganized Edbro Missouri. The Series 1977 Lease Agreement and the Series 1985 Lease Agreement shall each be terminated of record. Upon issuance of the Series 1997 Bonds, the Issuer shall be deemed to have made a loan (the "Series 1997 Loan") to Reorganized Edbro Missouri in an amount equal to the aggregate principal amount of the Series 1997 Bonds ($6,717,000). In connection with the issuance of the Series 1997 Bonds, Reorganized Edbro Missouri shall enter into a Loan Agreement with the Issuer substantially in the form attached to the Plan Supplement with only such changes, additions, or modifications as shall be approved by the Issuer, the Trustee, on behalf of all Series 1997 Bondholders, and Edbro Missouri (the "Series 1997 Loan Agreement") and shall execute and deliver a promissory note in the aggregate principal amount of $6,717,000 in favor of the Issuer evidencing the Series 1997 Loan, in substantially the form attached to the Plan Supplement with only such changes, additions, or modifications as shall be approved by the Issuer, the Trustee, on behalf of all Series 1997 Bondholders, and Edbro Missouri (the "Series 1997 Note"). Pursuant to the terms of the Series 1997 Loan Agreement and the Series 1997 Note, Reorganized Edbro Missouri shall be obligated to pay to the Issuer payments on the Series 1997 Loan in the amounts and at the times necessary to permit the Issuer to make the payments when due of the principal of, premium, if any, and interest on the Series 1997 Bonds and to timely pay the purchase price of the Series 1997 B Bonds tendered for purchase in accordance with the terms of the Series 1997 Bond Indenture. The Issuer shall assign all of its rights under the Series 1997 Loan Agreement (except for certain rights of indemnification of the Issuer and the Issuer's rights to the payment of its reasonable costs, fees, and expenses), the Series 1997 Note and each of the other Series 1997 Loan Documents to the Trustee in accordance with the terms of the Series 1997 Bond Indenture. On or prior to the Effective Date, Reorganized Edbro Missouri shall also execute and deliver or cause to be executed and delivered each of the Series 1997 Collateral Documents, and shall satisfy or cause to be satisfied each of the Series 1997 Refunding Conditions.

                  (3) The Series 1997 Bonds will be limited obligations of the Issuer and will be payable solely from and equally and ratably secured, to the extent provided in the Series 1997 Bond Indenture, by a pledge of (i) all income, accounts, revenues, proceeds, and other amounts to which the Issuer is entitled, derived from or in connection with the Series 1997 Loan Documents, including, without limitation, all payments of the principal of and interest on the Series 1997 Note and all amounts obtained through the exercise of the remedies provided in the Series 1997 Loan Documents upon the occurrence of any event of default thereunder and all receipts of the Trustee credited under the provisions of the Series 1997 Bond Indenture against said amounts payable, and (ii) moneys held in the funds and accounts under the Series 1997 Bond Indenture, together with investment earnings thereon (excluding any amounts held in any rebate fund established under and as provided in the Series 1997 Bond Indenture).

                  (4) In connection with the issuance of the Series 1997 Bonds, the Issuer, the Trustee and Reorganized Edbro Missouri shall cause each of the Series 1997 Refunding Conditions to be satisfied.

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
                                                             SCHEDULE 2 TO PLAN
                                                             ------------------


                        SERIES 1997 REFUNDING CONDITIONS

         On or prior to the date of issuance of the Series 1997 Bonds and subject to the provisions of Sections 4.2 and 4.3 of the Plan, each of the following conditions shall be fully satisfied and each of the following documents, instruments and agreements shall be delivered in form and content satisfactory to the Issuer, the Trustee, Edbro Missouri and Edison:

         (a) The Issuer shall have adopted an ordinance authorizing the issuance of the Series 1997 Bonds and a certified copy of such ordinance shall have been delivered to the Trustee.

         (b) The Issuer and the Trustee shall have executed and delivered the Series 1997 Bond Indenture.

         (c) Reorganized Edbro Missouri and the Issuer shall have executed and delivered the Series 1997 Loan Agreement and an original of same shall have been delivered to the Trustee.

         (d) Reorganized Edbro Missouri shall have executed and delivered the Series 1997 Notes and the originals shall have been delivered to the Trustee.

         (e) Reorganized Edbro Missouri shall have executed, and or caused the applicable party to have executed, as applicable, and delivered each of the following collateral documents (collectively, the "Series 1997 Collateral Documents"):

         (1) a Deed of Trust and Security Agreement made by Reorganized Edbro Missouri in favor of the Issuer, in substantially in the form attached to the Plan Supplement, encumbering the Edbro Missouri Facility and subject only to such encumbrances as shall be approved by the Issuer and Trustee, (the "Series 1997 Mortgage"); the Series 1997 Mortgage shall have been assigned by the Issuer to the Trustee pursuant to the Series 1997 Bond Indenture and/or an assignment in form and substance acceptable to the Trustee (the "Series 1997 Assignment Agreement");

         (2) one or more UCC-1 Financing Statements made by Reorganized Edbro Missouri, as Debtor, in favor of the Issuer, as secured party, as necessary to perfect the Issuer's security interest in the collateral encumbered by the Series 1997 Mortgage (collectively, the "Series 1997 Financing Statements"); the Series 1997 Financing Statements shall have been assigned by the Issuer to the Trustee pursuant to the Series 1997 Bond Indenture and/or the Series 1997 Assignment Agreement;

         (3) a guaranty agreement executed by Reorganized Edison in favor of the Issuer, in substantially the form attached to the Plan Supplement with only such changes, additions, or modifications as shall be approved by the Issuer, the Trustee, on behalf of all Series 1997 Bondholders, and Reorganized Edison (the "Series 1997 Guaranty"); the Series 1997 Guaranty shall have been assigned by the Issuer to the Trustee pursuant to the Series 1997 Bond Indenture and/or the Series 1997 Assignment Agreement; and

         (4) any other pledge agreements, security agreements, documents, instruments, or other agreements necessary to pledge, mortgage, lien or encumber, or to perfect any security interest in the Edbro Missouri Facility, all payments to be made by Reorganized Edbro Missouri under the Series 1997 Loan Agreement and Series 1997 Notes and all other revenues, contract rights, tangible and intangible property and property rights, all real and personal property, and all other assets of Reorganized Edbro Missouri to be pledged as security for the obligations of Reorganized Edbro Missouri as provided in the Series 1997 Loan Agreements, the Series 1997 Bond Indenture and the Series 1997 Loan Documents, subject only to such encumbrances as shall be approved by the Issuer and Trustee, for the benefit of the Series 1997 Bondholders, and which shall have been assigned by the Issuer to the Trustee pursuant to the Series 1997 Bond Indenture and/or the Series 1997 Assignment Agreement.

         (f) There shall have been delivered to the Trustee, the Issuer and Reorganized Edbro Missouri, an unqualified favorable opinion of Bond Counsel with respect to the validity of the Series 1997 Bonds and to the effect that the interest on the Series 1997 Bonds will not be included in the gross income of the holders thereof for Federal income tax purposes, dated as of the date of issuance of the Series 1997 Bonds and addressed to the Issuer, the Trustee and Reorganized Edbro Missouri; such opinion may contain those qualifications and exceptions which are customarily incorporated in approving opinions of Bond Counsel and which are acceptable to the Issuer, the Trustee and Reorganized Edbro Missouri.

         (g) There shall have been delivered to the Trustee and the Issuer, a favorable opinion of counsel for Reorganized Edbro Missouri and Reorganized Edison with respect to due authorization, execution and delivery and enforceability of the Series 1997 Loan Agreement and each of the other Series 1997 Loan Documents executed and delivered by Reorganized Edbro Missouri or Reorganized Edison and with respect to such other matters as the Trustee or Issuer may reasonably request, dated as of the date of issuance of the Series 1997 Bonds and addressed to the Trustee and the Issuer.

         (h) There shall have been delivered to the Trustee and the Issuer, governmental certificates, dated the most recent practicable date prior to the date of issuance of the Series 1997 Bonds, showing that each of Reorganized Edbro Missouri and Reorganized Edison is organized and in good standing in the jurisdiction of its organization and is qualified to do business and in good standing in all other jurisdictions in which the failure to so qualify would have a material adverse effect on the ability of such entity to perform its obligations under the Series 1997 Loan Documents.

         (i) There shall have been delivered to the Trustee and the Issuer, (i) copies of the Articles of Incorporation of Reorganized Edbro Missouri and Reorganized Edison, each certified as of a recent date by the Secretary of State of the state of organization of Reorganized Edbro Missouri or Reorganized Edison, as applicable, (ii) a copy of the Bylaws of each of Reorganized Edbro Missouri and Reorganized Edison, certified as of a recent date by an officer of each such entity, (iii) a corporate resolution of each of Reorganized Edbro Missouri and Reorganized Edison authorizing the execution and delivery by such entity of each of the Series 1997 Loan Documents executed and delivered by such entity, (iv) certificates of the Secretary of each of Reorganized Edbro Missouri and Reorganized Edison, dated as of the date of issuance of the Series 1997 Bonds, as to the incumbency and signatures of the officers of each such entity executing the Series 1997 Loan Documents to be executed and delivered by such entity, together with evidence of the incumbency of such Secretary.

         (j) There shall have been delivered to the Trustee, as-built surveys of the Edbro Missouri Facility, dated no earlier than 90 days prior to the date of issuance of the Series 1997 Bonds, in a form and content acceptable to the Trustee and the title company issuing a mortgagee policy in favor of the Issuer and Trustee, as their interests may appear.

         (k) There shall have been delivered to the Trustee, a title insurance policy naming the Issuer and Trustee, as their interests may appear, as the insureds thereunder, issued by a title company acceptable to the Trustee in an aggregate amount equal to $6,717,000, insuring the validity and priority of the lien of the Series 1997 Mortgage, subject only to such exceptions as are approved by the Trustee and containing such endorsements and affirmative insurance as the Trustee may reasonably require.

         (l) There shall have been delivered to the Trustee, evidence that the insurance policies provided in the Series 1997 Loan Agreement and the Series 1997 Mortgage are in full force and effect and that such policies include the Trustee as an additional named insured party and loss payee thereunder.

         (m) There shall have been delivered to the Trustee and the Issuer such other documents, instruments and agreements consistent with the terms of the Plan as shall be reasonably requested by the Trustee or the Issuer.

                                                            SCHEDULE 3 TO PLAN
                                                            ------------------

                          TERMS OF SERIES 1997 A BONDS

Authorized                 $4,000 or any integral multiple of $1.00 in excess thereof
Denominations:

Interest Rate:             Six and twenty-five one-hundredths percent (6.25%) per annum

Maturity:                  June 1, 2002

Interest Payment
Dates:                     June 1 and December 1 of each year

Principal
Redemption:                Principal redemption payments in the amount of $60,000 will be due and payable on each June 1 commencing on June 1, 1998 through maturity with a final principal payment of $2,242,000 due on
                           June 1, 2002

Collateral:                Issuer shall assign to the Trustee, for the benefit of all Series 1997 Bondholders, all of its rights
                           (except for certain rights of indemnification of the Issuer and the Issuer's rights to the payment of its reasonable costs, fees, and expenses) under the Series 1997 Loan Documents, including, without limitation, its right to receipt of payments made by Reorganized Edbro Missouri on account of the
                           Series 1997 Loans and its interest as mortgagee under the Series 1997 Mortgage.  As a result of such assignment to the Trustee, Series 1997 A Bonds and Series 1997 B Bonds shall be equally and ratably secured, pari passu, by the Series 1997 Loan Documents.

Other Terms:               Such other terms as may be mutually agreeable to Edbro Missouri, the Issuer and the Trustee.


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
                                                           SCHEDULE 4 TO PLAN
                                                           ------------------


                          TERMS OF SERIES 1997 B BONDS
Authorized
Denominations:        $4,000 or any integral multiple of $250 in excess thereof

Interest Rate: Variable rate equal to seventy-five and eighty-three one hundredths percent (75.83%) of the interest rate announced from time to time by Mercantile Bank National Association as its "prime" rate on commercial loans (which interest rate shall fluctuate as and when said prime rate shall change); subject to conversion to a "Subsequent Variable Rate" or "Fixed Rate", as provided below

Maximum Permitted
Rate: 14% per annum or such higher rate as shall be permitted by law

Maturity:             November 1, 2010

Interest Payment
Dates: Prior to conversion of the interest rate on the Series 1997 B Bonds to a "Subsequent Variable Rate" or "Fixed Rate" (as such terms are defined in the Series 1997 Bond Indenture), February 1, May 1, August 1 and November 1 of each year; after such conversion, May 1 and November 1 of each year

Principal
Redemption:           Principal redemption payments in the amount of $847,000
                      will be due and payable on November 1, 2006 and on each November 1 thereafter through maturity

Conversion:           The interest rate mode on the Series 1997 B Bonds may be
                      converted, at the option of Reorganized Edbro Missouri, to a "Subsequent Variable Rate" and/or to a "Fixed Rate" as more particularly provided in the Series 1997 Bond
                      Indenture. All Series 1997 B Bonds shall be subject to mandatory tender for purchase by or on behalf of Reorganized Edbro Missouri on the date of any such conversion. All Series 1997 B Bonds so tendered shall be remarketed by a remarketing agent selected by Reorganized
                      Edbro Missouri and appointed by the Issuer, upon written instructions from Reorganized Edbro Missouri (the
                      "Remarketing Agent"), as provided for and in accordance with the terms of the Series 1997 Bond Indenture.

Tender Option
for Mandatory
Purchase of Series
1997 B Bonds:         Prior to any conversion of the interest rate mode on the
                      Series 1997 B Bonds to a Subsequent Variable Rate or a
                      Fixed Rate as set forth above and so long as Mercantile is the sole beneficial owner of the Series 1997 B Bonds, Mercantile will have the option to tender all of the outstanding Series 1997 B Bonds for mandatory purchase by or on behalf of Reorganized Edbro Missouri on January 1, 2000 and, if such option has not been previously exercised, on any succeeding January 1 until the principal amount of the Series 1997 B Bonds has been repaid in full, such option to be exercisable upon 90 days' prior written notice to Reorganized Edbro Missouri as more particularly provided in the Series 1997 Bond Indenture. All Series
                      1997 B Bonds so tendered by Mercantile shall be remarketed by the Remarketing Agent as provided for and in accordance with the terms of the Series 1997 Bond Indenture;
                      provided, however, that the right to exercise such tender option shall not be subject to or conditioned upon the successful remarketing of the Series 1997 B Bonds. The tender option described above shall be for the exclusive benefit of Mercantile, as the sole beneficial owner of all of the outstanding Series 1997 B Bonds, for as long as Mercantile is the sole beneficial owner of all of the outstanding Series 1997 B Bonds and prior to any conversion of the interest rate mode on the Series 1997 B
                      Bonds to a Subsequent Variable Rate or Fixed Rate, and shall not be exercisable by Mercantile or any other Series
                      1997 B Bondholder (a) if any of the Series 1997 B Bonds are held by any Person other than Mercantile, or (b) following any conversion of the interest rate mode on the Series 1997 B Bonds to a Subsequent Variable Rate or Fixed
                      Rate.

Collateral:           Issuer shall assign to the Trustee, for the benefit of all
                      Series 1997 Bondholders, all of its rights (except for certain rights of indemnification of the Issuer and the Issuer's rights to the payment of its reasonable costs, fees, and expenses) under the Series 1997 Loan Documents, including, without limitation, (i) its right to receipt of payments made by Reorganized Edbro Missouri on account of the Series 1997 Loan, (ii) its rights under the Series
                      1997 Guaranty and (iii) its interest as mortgagee under the Series 1997 Mortgage. As a result of such assignment to the Trustee, Series 1997 A Bonds and Series 1997 B
                      Bonds shall be equally and ratably secured, pari passu, by the Series 1997 Loan Documents.

Other Terms:          Such other terms as may be mutually agreeable to Edbro
                      Missouri, the Issuer and the Trustee.

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
                                                         EXHIBIT B
                                                         TO DISCLOSURE STATEMENT
                                                         -----------------------

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE
-------------------------------------------X
                                           :     CHAPTER 11
IN RE:                                     :
                                           :     CASE NO. 95-1354 (PJW)
EDISON BROTHERS STORES, INC., ET AL.,      :
                                           :     JOINTLY ADMINISTERED
                           DEBTORS.        :
-------------------------------------------X

           ORDER (A) APPROVING THE DISCLOSURE STATEMENT, (B) APPROVING
               THE PROPOSED VOTING PROCEDURES, AND (C) SCHEDULING
                HEARING TO CONSIDER CONFIRMATION OF THE DEBTORS'
                         AMENDED PLAN OF REORGANIZATION


                  A hearing having been held on May 13, 1997 (the "Hearing") to consider the Debtors' Motion (the "Motion"), dated March 31, 1997, seeking (a) approval pursuant to ss. 1125 of title 11 of the United States Code (the "Bankruptcy Code") of the proposed disclosure statement heretofore filed with the Court, (b) approval of the proposed voting procedures, and (c) the scheduling of a hearing to consider confirmation of the Debtors' Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (said plan, as it has been or may be amended, (the "Plan"), having been filed by Edison Brothers Stores, Inc. ("Edison") and its sixty-five (65) affiliates (collectively, with Edison, the "Debtors"), as debtors in possession; and it appearing from the affidavits of service on file with this Court that proper and timely notice of the Hearing has been given; and it appearing that such notice was adequate and sufficient; and the appearances of all interested parties having been duly noted on the record of the Hearing; and each of the objections, if any, filed to the proposed disclosure statement or the Motion having been either (a) withdrawn or rendered moot by modifications to the disclosure statement or (b) overruled by the Court; and the Debtor having made the conforming additions, changes, corrections and deletions to the disclosure statement necessary to comport with the record of the Hearing and the agreements, if any, reached with the parties, if any, that had filed objections, a copy of which revised disclosure statement is attached hereto as Exhibit A (the "Disclosure Statement"); and, upon the Motion, the Disclosure Statement and the record of the Hearing and upon all of the proceedings heretofore had before the Court and after due deliberation and sufficient cause appearing, therefore it is

                  ORDERED, FOUND AND DETERMINED THAT:

                  1. The Disclosure Statement contains adequate information within the meaning of section 1125 of the Bankruptcy Code.

                  2. The Disclosure Statement is approved; provided, however, that such approval shall have no issue or claim preclusive effect on any lawsuit or proceedings relating to the "Avoidance Claims", as said term is defined in the Plan.

                  3. No statements, positions, factual recitations, legal conclusions or valuations taken or made by the Debtors in the Disclosure Statement having any bearing regarding the "D&B Spinoff" and the "Avoidance Claims", as those terms are defined in the Disclosure Statement, shall estop the Creditors' Committee, EBS Claims L.L.C. or any other entity to which the "Avoidance Claims" may be transferred from taking any differing positions regarding such matters in any lawsuits or proceedings relating to the Avoidance Claims.

                  4. For voting purposes, May 13, 1997, shall be the "Record Holder Date" for the holders of claims and interests.

                  5. Each of the proofs of claim identified on Exhibit C, Exhibit D and Exhibit F attached hereto are estimated and temporarily allowed, for voting purposes only, as a Class 7 - General Unsecured Claim in the amount of $1;

provided, however, that if such claim has been expunged and disallowed pursuant to an order entered by this Court or if such claim is the subject of a pending objection to duplicate, amended and superseded claims, then such claim shall not be temporarily allowed for voting purposes.

                  6. Each of the proofs of claim identified on Exhibit E attached hereto are estimated and temporarily allowed, for voting purposes only, as a Class 7 - General Unsecured Claim in the amount of the greater of either $1 or the liquidated portion of the claim; provided, however, that if such claim has been expunged and disallowed pursuant to an order entered by this Court or if such claim is the subject of a pending objection to duplicate, amended and superseded claims, then such claim shall not be temporarily allowed for voting purposes.

                  7. Notwithstanding paragraph 6, to the extent that any of the proofs of claim identified on Exhibit E include unliquidated and/or contingent claims for rejection damages with regard to a lease that has not been assumed or rejected and to the extent that, on or before May 30, 1997, such lease is either
(a) rejected or (b) the subject of a motion(s) requesting (i) approval of the rejection of such lease or (ii) an extension of the time to assume or reject leases pursuant to section 365(d)(4) of the Bankruptcy Code, then each such proof of claim shall be estimated and temporarily allowed, for voting purposes only, as a Class 7 - General Unsecured Claim in an amount equal to (a) the liquidated portions of the proof of claim that are not related to rejection damages (if any) plus (b) an amount that the Debtors will calculate as the rejection damages for such lease based upon the rent reserved by such lease, without acceleration, for the lesser of one year or the term of the lease. Similarly, to the extent that there are any proofs of claim not identified on Exhibit E, but which include claims for rejection damages with regard to a lease that has not been assumed or rejected, and to the extent that, on or before May 30, 1997, such lease is either (a) rejected or (b) the subject of a motion(s) requesting (i) approval of the rejection of such lease or (ii) an extension of the time to assume or reject leases pursuant to section 365(d)(4) of the Bankruptcy Code, then such proof of claim shall be estimated and temporarily allowed, for voting purposes only, as a Class 7 - General Unsecured Claim in an amount equal to (a) the liquidated portions of such proof of claim that are not related to rejection damages (if any) plus (b) an amount that the Debtors will calculate as the rejection damages for each such lease based upon the rent reserved by such lease, without acceleration, for the lesser of one year or the term of the lease. Further, to the extent that a proof of claim has not been filed asserting rejection damages with regard to a lease that has not been assumed or rejected, and to the extent that, on or before May 30, 1997, such lease is either (a) rejected or (b) the subject of a motion(s) requesting (i) approval of the rejection of such lease or (ii) an extension of the time to assume or reject leases pursuant to section 365(d)(4) of the Bankruptcy Code, then a claim shall be estimated and temporarily allowed for the lessor, for voting purposes only, as a Class 7 - General Unsecured Claim in an amount equal to an amount that the Debtors will calculate as the rejection damages for such lease based upon the rent reserved by such lease, without acceleration, for the lesser of one year or the term of the lease.

                  8. Each of the proofs of claim identified on Exhibit G and Exhibit H attached hereto are estimated and temporarily allowed, for voting purposes only, as a Class 7 - General Unsecured Claim in the amount of the greater of either $1 or the scheduled amount of the claim if the claim was not scheduled as contingent, unliquidated or disputed; provided, however, that if such claim has been expunged and disallowed pursuant to an order entered by this Court or if such claim is the subject of a pending objection to duplicate, amended and superseded claims, then such claim shall not be temporarily allowed for voting purposes.

                  9. To the extent that, as of the Record Holder Date, a claim objection is pending with regard to an unsecured claim that, but for the pending objection, would have been included in an impaired class under the Plan, each of these unsecured claims are hereby estimated and temporarily allowed, for voting purposes only, as a Class 7 - General Unsecured Claim in the amount of the greater of either $1 or the scheduled amount of the claim if the claim was not scheduled as contingent, unliquidated or disputed. To the extent that, as of the Record Holder Date, a claim objection is pending with regard to a secured tax claim that, but for the pending objection, would have been included in an impaired class under the Plan, each of these secured tax claims are hereby estimated and temporarily allowed, for voting purposes only, as a Class 4 - Secured Tax Claim in the amount of the greater of either $1 or the scheduled amount of the claim if the claim was not scheduled as contingent, unliquidated or disputed. In that connection, with regard to the claims identified on Exhibit H attached hereto, to the extent that objections are still pending to any of these claims as of the Record Holder Date, each of these claims are hereby estimated and temporary allowed, for voting purposes only, as a Class 7 - General Unsecured Claim in the amount of the greater of either $1 or the scheduled amount of the claim if the claim was not scheduled as contingent, unliquidated or disputed. To the extent that any of the proofs of claim identified on Exhibit C, Exhibit D, Exhibit E, Exhibit F or Exhibit G are the subject of a pending objection as of the Record Holder Date, each of these claims are hereby estimated and temporary allowed, for voting purposes only, as a Class 7 - General Unsecured Claim in the amount of the greater of either $1 or the scheduled amount of the claim if the claim was not scheduled as contingent, unliquidated or disputed. Notwithstanding anything contained herein to the contrary, if any of the proofs of claim referred to in this paragraph 9 have been expunged and disallowed pursuant to an order entered by this Court or are the subject of a pending objection to duplicate, amended and superseded claims, then such proofs of claim shall not be temporarily allowed for voting purposes.

                  10. Only the following holders of claims in Class 2 (Series 1977 Bondholder Claims), Class 3 (Series 1985 Bondholders Claims), Class 4 (Secured Tax Claims), Class 6 (Convenience Claims) and Class 7 (General Unsecured Claims) shall be entitled to vote with regard to such claims (a) the holders of filed proofs of claim as reflected, as of the close of business on the Record Holder Date, on the official claims register maintained by Claudia King & Associates, Inc. (the "Balloting Agent"), (b) the holders of scheduled claims that are listed in the Debtors' schedules of liabilities filed with the Court (as amended, the "Schedules") as not contingent, unliquidated, or disputed claims (excluding scheduled claims that have been superseded by a filed proof of claim) and (c) the holders of Series 1977 Bondholder Claims as of the Record Holders Date; provided, however, that the assignee of a transferred and assigned claim (whether a filed or scheduled claim) shall only be permitted to vote such claim either (i) if the transfer and assignment is reflected on the Court's docket as of the close of business on the Record Holder Date, if the transfer and assignment was filed with the Court at least twenty days before the Record Holder Date and if no timely objections have been filed to the transfer and assignment as of the Record Holder Date or (ii) if the transfer and assignment is reflected on the Court's docket as of the close of business on the Record Holder Date and if the transferor/assignor waived the twenty day notice requirement regarding transfers and assignments of claims.

                  11. Beneficial owners as of the Record Date of any share of common stock or other instrument evidencing a present ownership interest in Edison, whether or not transferable, or any option, warrant or right, contractual or otherwise, to acquire any such interest ("Edison Equity Interests") whose ownership is reflected in the records maintained by the Debtors' stock transfer agent, Boatmen's Trust Company, as of the close of business on the Record Holder Date ("Record Beneficial Owners") shall be entitled to vote and submit Individual Ballots with regard to such Edison Equity Interests.

                  12. Brokers, dealers, commercial banks, trust companies or other nominees (collectively, the "Nominee Holders") through which beneficial owners which are not Record Beneficial Owners (collectively, the "Non-record Beneficial Owners") that hold, as of the close of business on the Record Date,
(a) Edison Equity Interests as reflected in the records maintained by the Debtors' stock transfer agent, Boatmen's Trust Company or (b) Series 1977 Bondholder Claims, shall be entitled to submit Master Ballots with regard to the Edison Equity Interests or Series 1977 Bondholder Claims, respectively.

                  13. In connection with soliciting votes from the Nominee Holders and Non-record Beneficial Owners, the Court hereby directs as follows:

           a. the Nominee Holders shall forward the Solicitation Package (as defined below) or copies thereof (including the notice of the confirmation hearing, a copy of the Disclosure Statement, an Individual Ballot and a return envelope provided by and addressed to the Nominee Holder and including the Individual Ballots described below) to the Non-record Beneficial Owners within ten (10) days of the receipt by such Nominee Holders of the Solicitation Package;

           b. the Non-record Beneficial Owners shall return the Individual Ballots to the respective Nominee Holders;

           c. the Nominee Holders shall summarize the votes of their respective Non-record Beneficial Owners on the Master Ballots, in accordance with the instructions for the Master Ballots;

           d. the Nominee Holders shall return the Master Ballots to the "Balloting Agent; and

           e. the Debtors shall either reimburse the Nominee Holders for the costs of copying and forwarding the Solicitation Package to the Non-record Beneficial Owners or, upon the Nominee Holders request, provide the Nominee Holders with sufficient copies of the Solicitation Package and reimburse the Nominee Holders for the costs of forwarding the Solicitation Package to the Non-record Beneficial Owners.

                  14. The Debtors shall mail a ballot (with instructions), substantially in the form of the ballots (with instructions) annexed hereto as
Exhibit I (the "Individual Ballots"), to each holder of a claim or interest in the Voting Classes under the Plan.

                  15. The Debtors shall mail a ballot (with instructions), substantially in the form of the ballot (with instructions) annexed hereto as Exhibit J (the "Master Ballot"), to each of the Nominee Holders for the purpose of summarizing the votes of their respective Non-record Beneficial Owners and the Debtors shall mail Individual Ballots as appropriate to each of the Nominee Holders for the purpose of soliciting the votes of the Non-record Beneficial Owners.

                  16. On or before June 6, 1997, the Debtors shall deposit or cause to be deposited in the United States mail, postage prepaid, a sealed solicitation package (the "Solicitation Package") which shall include:

           a. notice of the confirmation hearing and related matters, substantially in the form of Exhibit K annexed hereto (the "Confirmation Hearing Notice"), setting forth the time fixed for filing acceptances and rejections to the Plan, the time fixed for filing objections to confirmation of the Plan, and the date and time of the hearing on confirmation;

           b. a copy of the Disclosure Statement, as approved by the Court (with exhibits including the Plan); and

           c. a ballot (with instructions), in substantially the form approved by the Court.

           d. copies of the respective letters regarding the Plan from the Debtors, the Creditors' Committee and the Equity Committee.

                  17. The Debtors shall mail the Solicitation Packages to the following holders of claims or interests in the Voting Classes under the Plan:

           a. holders of claims, as of the Record Holder Date, that are listed in the Debtors' Schedules as not contingent, unliquidated, or disputed (excluding scheduled claims that have been superseded by filed claims); provided, however, that the assignee of a transferred and assigned claim (whether a filed or scheduled claim) shall only be permitted to vote such claim either (i) if the transfer and assignment is reflected on the Court's docket as of the close of business on the Record Holder Date, if the transfer and assignment was filed with the Court at least twenty days before the Record Holder Date and if no timely objections have been filed to the transfer and assignment as of the Record Holder Date or (ii) if the transfer and assignment is reflected on the Court's docket as of the close of business on the Record Holder Date and if the transferor/assignor waived the twenty day notice requirement regarding transfers and assignments of claims.

           b. holders of claims, as of the Record Holder Date, that are the subject of a filed proof of claim which has not been disallowed, disqualified or suspended prior to computation of the vote on the Plan; provided, however, that the assignee of a transferred and assigned claim (whether a filed or scheduled claim) shall only be permitted to vote such claim either (i) if the transfer and assignment is reflected on the Court's docket as of the close of business on the Record Holder Date, if the transfer and assignment was filed with the Court at least twenty days before the Record Holder Date and if no timely objections have been filed to the transfer and assignment as of the Record Holder Date or (ii) if the transfer and assignment is reflected on the Court's docket as of the close of business on the Record Holder Date and if the transferor/assignor waived the twenty day notice requirement regarding transfers and assignments of claims, and

           c. holders of Series 1977 Bonds as of the Record Date whose identities are known to the Debtor or made known to them by the issuer or the paying, agent of the Series 1997 Bonds; and

           d. the Record Beneficial Owners and the Nominee Holders of equity interests, as of the Record Holder Date.

                  18. In lieu of mailing the Solicitation Package, on or before June 6, 1997, the Debtors shall deposit or cause to be deposited in the United States mail, postage prepaid, the Notice of Non-Voting Status, substantially in the form attached hereto as Exhibit L, to each holder of a Priority Tax Claim or a claim in Classes 1 and 5, who are not entitled to vote on the Plan, and to all known parties to executory contracts and unexpired non-residential real property leases (other than those leases described in paragraph 22(c) of the order) who do not hold filed or scheduled claims (excluding claims scheduled as contingent, unliquidated or disputed).

                  19. The Debtors shall cause the Confirmation Hearing Notice to be published once in The Wall Street Journal (National Edition) on a date not less than twenty-five (25) or more than thirty-five (35) calendar days prior to the hearing to consider confirmation of the Plan.

                  20. All persons and entities entitled to vote on the Plan shall deliver their ballots by mail, hand delivery or overnight courier no later than 4:00 o'clock p.m. Central Time on July 21, 1997 (the "Voting Deadline") to the Balloting Agent at:

                          EDISON BROTHERS STORES, INC.
                       c/o Claudia King & Associates, Inc.
                   10502 Northwest Ambassador Drive, Suite 220
                           Kansas City, Missouri 64153
                              Attn: Glenda Presley

Any ballot received after such time shall not be counted other than as provided for herein.

                  21. The Debtors shall have the ability to extend the voting deadline at the Debtor's sole discretion. If the Debtors choose to extend the voting deadline, the Debtors shall provide notice of such extension through the Dow Jones News Service.

                  22. For purposes of voting, the amount of a claim used to tabulate acceptance or rejection of the Plan shall be the amount set forth on the ballots for that particular creditor which shall be one of the following:

           a. the amount set forth as a claim in the Debtors' Schedules as not contingent, unliquidated, or disputed (excluding scheduled claims that have been superseded by filed claims);

           b. the amount set forth on a filed proof of claim which has not been disallowed, disqualified, suspended, reduced or estimated and temporarily allowed for voting purposes prior to computation of the vote on the Plan;

           c. for those non-residential real property leases that are identified in motion to be filed by the Debtors on or before May 30, 1997 as leases to be rejected or as to which the Debtors may seek an extension of the time to assume or reject, the amount calculated by the Debtors as the lease rejection claims, for voting purposes only, equal to one years rent under the leases plus any amounts that affected landlords may have included in filed proofs of claim with respect to unpaid pre-chapter 11 rent and charges; or

           d. the amount estimated and temporarily allowed pursuant to this order or such further order of this Court.

                  23. With respect to ballots submitted by a holder of a claim or a Record Beneficial Owner:

           a. any ballot which is properly completed, executed and timely returned to the Balloting Agent that does not indicate an acceptance or rejection of the Plan shall be deemed to be a vote to accept the Plan;

           b. any ballot which is returned to the Balloting Agent indicating acceptance or rejection of the Plan but which is unsigned shall not be counted;

           c. whenever a creditor or Record Beneficial Owner casts more than one ballot voting the same claim or Edison Equity Interest prior to the Voting Deadline, only the last timely ballot shall be counted,

           d. if a creditor or Record Beneficial Owner casts duplicative ballots voted inconsistently, which ballots are simultaneously received by the Balloting Agent, then such ballots shall count as one vote accepting the Plan;

           e. each creditor shall be deemed to have voted the full amount of its claim and each Record Beneficial Owner shall be deemed to have voted all of its Edison Equity Interests;

           f. a creditor or Record Beneficial Owner shall not split its vote within a claim or interest, thus each creditor or Record Beneficial Owner shall vote all of its claim or Edison Equity Interest within a particular class either to accept or reject the Plan;

           g. any Individual Ballots that partially reject and partially accept the Plan shall not be counted;

           h. any ballot received by the Balloting Agent by telecopier, facsimile or other electronic communication shall not be counted; and

           i. any ballot which is returned to the Balloting Agent indicating acceptance or rejection of the Plan, but which is signed by an agent of the claim or equity interest holder, shall be counted so long as the capacity of such agent is reflected on the ballot.

                  24. With respect to the tabulation of ballots cast by Non-record Beneficial Owners:

           a. all Nominee Holders to which Non-record Beneficial Owners return their Individual Ballots shall summarize on the Master Ballot all Individual Ballots cast by the Non-record Beneficial Owners and return the Master Ballot to the Balloting Agent, provided, however, that each Nominee Holder shall be required to retain the Individual Ballots cast by the respective Non-record Beneficial Owners for inspection for one year following the Voting Deadline;

           b. votes cast by the Non-record Beneficial Owners through a Nominee Holder by means of a Master Ballot shall be applied against the positions held by such Nominee Holder as evidenced by the list of record holders compiled as of the Record Holder Date, provided, however, that votes submitted by a Nominee Holder on a Master Ballot shall not be counted in excess of the position maintained by such Nominee Holder with respect to Edison Equity Interests as of the Record Holder Date;

           c. to the extent that there are over-votes submitted by a Nominee Holder on a Master Ballot, votes to accept and to reject the Plan shall be applied by the Balloting Agent in the same proportion as the votes to accept or reject the Plan submitted on the Master Ballot that contains the over-vote, but only to the extent of the position maintained by such Nominee Holder with respect to Edison Equity Interests as of the Record Holder Date;

           d. multiple Master Ballots may be completed by a single Nominee Holder and delivered to the Balloting Agent and such votes will be counted, except to the extent that such votes are inconsistent with or are duplicative of other Master Ballots, in which case the latest dated Master Ballot received before the Voting Deadline will supersede and revoke any prior Master Ballot;

           e. each Non-record Beneficial Owner will be deemed to have voted the full amount of its interest relating to the Edison Equity Interests; and

           f. any ballot received by the Balloting Agent by telecopier, facsimile or other electronic communication shall not be counted.

                  25. Any holder of Series 1977 Bondholder Claims as of the Record Holder Date which does not receive a Solicitation Package may obtain one at the Debtors' expense by [contacting] the Balloting Agent and providing proof of ownership and the Record Holder Date of a Series 1977 Bondholder Claim.

                  26. The hearing on confirmation of the Plan is scheduled for August 14, 1997, at 10:00 o'clock a.m., Eastern Time, at the Bankruptcy Court, Marine Midland Plaza, 824 North Market Street, Sixth Floor, Wilmington, Delaware. This hearing may be adjourned from time to time without further notice other than an announcement of the adjourned date(s) at said hearing and at any adjourned hearing(s).

                  27. Any objection to confirmation of the Plan must be filed with the Clerk of the Bankruptcy Court, together with proof of service, and served on each of the persons listed on Exhibit M attached hereto so as to be received by them, by no later than 4:00 o'clock p.m., Eastern Time, on July 28, 1997. Any confirmation objection must be in writing and (a) must state the name, address and telecopy number of the objecting party (or its attorneys) and the amount of its claims or the nature of its interest and (b) must state, with particularity, the nature of its objection. Any confirmation objection not filed and served as set forth herein shall be deemed waived and shall not be considered by the Bankruptcy Court. Responses to confirmation objections that are timely served and filed must be filed with the Clerk of the Bankruptcy Court, together with proof of service, and served on the objectants (or their attorneys), by no later than 4:00 o'clock p.m., Eastern Time, on August 5, 1997.

Dated:            Wilmington, Delaware
                  May 27, 1997


                                            /s/ Peter J. Walsh
                                            ----------------------------------
                                            UNITED STATES BANKRUPTCY JUDGE

            EXHIBITS TO ORDER (A) APPROVING THE DISCLOSURE STATEMENT,
                (B) APPROVING THE PROPOSED VOTING PROCEDURES, AND
               (C) SCHEDULING HEARING TO CONSIDER CONFIRMATION OF
                   THE DEBTORS' AMENDED PLAN OF REORGANIZATION


Exhibit A                  --       Disclosure Statement [Intentionally Omitted]

Exhibits C, D,
E, F, G and H              --       Lists of Claims Allowed for Voting Purposes [Intentionally Omitted]

Exhibit I                  --       Ballots [Intentionally Omitted]

Exhibit J                  --       Master Ballot [Intentionally Omitted]

Exhibit K                  --       Notice of Confirmation Hearing [Intentionally Omitted]

Exhibit L                  --       Notice of Non-Voting Status [Intentionally Omitted]

Exhibit M                  --       Service List for Objections [Intentionally Omitted]



UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE
-----------------------------------------------------X
                                                     :
IN RE:                                               :  CHAPTER 11
                                                     :
EDISON BROTHERS STORES, INC., ET AL.,                :  CASE NO. 95-1354 (PJW)
                                                     :
                           DEBTORS.                  :  JOINTLY ADMINISTERED
-----------------------------------------------------X


                  ORDER (A) APPROVING THE DISCLOSURE STATEMENT,
                  AS MODIFIED, AND (B) REVISING VOTING DEADLINE

                  A hearing having been held on May 13, 1997 (the "Hearing"), to consider the motion of Edison Brothers Stores, Inc. ("Edison") and its sixty-five (65) affiliates (collectively, the "Debtors"), dated March 31, 1997, seeking (a) approval of a proposed disclosure statement pursuant to section 1125 of title 11 of the United States Code (the "Bankruptcy Code") and of proposed voting procedures and (b) the scheduling of a hearing to consider confirmation of the Debtors' Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (said plan, as it has been or may be amended, the "Plan"); and the Court, by order dated May 27, 1997 (the "Approval Order"), having (a) approved a revised disclosure statement and certain voting procedures and (b) scheduled August 14, 1997 as the date of the hearing to consider confirmation of the Plan; and thereafter, the Court having been advised by Edison, the Creditors' Committee and the Equity Committee that they had reached an agreement, in principle, regarding certain modifications to the Plan, and that, based on such modifications, the Plan was supported by Edison, the Creditors' Committee and the Equity Committee; and in light of the same, the Court, by bench order dated June 5, 1997, having deferred the commencement of the solicitation of votes in respect of the Plan from June 6, 1997 so as to permit Edison to file an amended Plan and allow sufficient time for the parties to agree upon a revised disclosure statement; and Edison, having filed an amended Plan dated June 30, 1997, incorporating, inter alia, said modifications and a revised disclosure statement consistent with the same, a copy of which disclosure statement is annexed hereto as Exhibit A (the "Disclosure Statement"); and upon the below subjoined consent to the entry of this Order of Edison, the Creditors' Committee and the Equity Committee; and, upon the Approval Order, the Disclosure Statement, the record of the Hearing, the aforesaid consents and upon all of the proceedings heretofore had before the Court, and after due deliberation and sufficient cause appearing therefor, it is

                  ORDERED, FOUND AND DETERMINED THAT:

                  1. The Disclosure Statement contains adequate information within the meaning of section 1125 of the Bankruptcy Code.

                  2. The Disclosure Statement is approved; provided, however, that such approval shall have no issue or claim preclusive effect on any lawsuit or proceedings relating to the "Avoidance Claims", as said term is defined in the Plan.

                  3. No statements, positions, factual recitations, legal conclusions or valuations taken or made by the Debtors in the Disclosure Statement having any bearing with respect to the "D&B Spinoff" and the "Avoidance Claims", as those terms are defined in the Disclosure Statement, shall estop the Creditors' Committee, the EBS Litigation L.L.C. or any other entity to which the "Avoidance Claims" may be transferred from taking any differing positions regarding such matters in any lawsuits or proceedings relating to the Avoidance Claims.

                  4. On or before June 30, 1997, the Debtors shall deposit or cause to be deposited in the United States mail, postage prepaid, a sealed solicitation package (the "Solicitation Package") which shall include:

           a. a notice of the confirmation hearing and related matters, substantially in the form of the notice heretofore approved by the Court pursuant to the Approval Order except for those changes required to be made to be consistent with the terms of this order;

           b. a copy of the Disclosure Statement (with exhibits, including the Plan);

           c. a ballot (with instructions), which ballot shall be substantially in the form heretofore approved by the Court pursuant to the Approval Order except for those changes required to be made to be consistent with the terms of this order; and

           d. copies of any letters regarding the Plan that the Debtors, the Creditors' Committee or the Equity Committee desire to include within the Solicitation Package.

                  5. In lieu of mailing the Solicitation Package, on or before June 30, 1997, the Debtors shall deposit or cause to be deposited in the United States mail, postage prepaid, the "Notice of Non-Voting Status," which notice shall be substantially in the form heretofore approved by the Court pursuant to the Approval Order except for those changes required to be made to be consistent with the terms of this order, to each holder of a Priority Tax Claim or a Claim in Classes 1 and 5 in the Plan which holders are not entitled to vote on the Plan, and to all known parties to executory contracts and unexpired non-residential real property leases (other than parties to those leases described in paragraph 22(c) of the Approval Order) that do not hold filed or scheduled claims (excluding claims scheduled as contingent, unliquidated or disputed).

                  6. All persons and entities entitled to vote on the Plan shall deliver their ballots by mail, hand delivery or overnight courier to the Balloting Agent heretofore appointed by the Court pursuant to the Approval Order so that the same are received by the Balloting Agent no later than 4:00 p.m., Central Time on July 28, 1997 (the "Voting Deadline") at the following address:


                          EDISON BROTHERS STORES, INC.
                       c/o Claudia King & Associates, Inc.
                   10502 Northwest Ambassador Drive, Suite 220
                           Kansas City, Missouri 64153
                              Attn: Glenda Presley

Any ballot received after such time shall not be counted other than as provided for herein.

                  7. Any objection to confirmation of the Plan must be filed with the Clerk of the Bankruptcy Court, together with proof of service, and served on each of the persons listed on Exhibit B annexed hereto so as to be received by them, by no later than 4:00 p.m., Eastern Time, on July 28, 1997.

                  8. Except as modified herein, the provisions of the Approval Order shall remain in full force and effect.


Dated:  Wilmington, Delaware
          June 30, 1997


                                          /s/ Peter J. Walsh
                                          -----------------------------------
                                          UNITED STATES BANKRUPTCY JUDGE


THE FOLLOWING PARTIES CONSENT TO
THE ENTRY OF THE FOREGOING ORDER:


/s/ Laura Davis Jones                 /s/ Teresa K.D. Currier
-----------------------------------   -----------------------------------------
Laura Davis Jones, Esq.               Teresa K.D. Currier
Young, Conaway, Stargatt & Taylor     Duane, Morris & Hecksher
11th Floor                            1201 Market Street, Suite 1500
Rodney Square North                   Wilmington, DE  19801
P.O. Box 391
Wilmington, DE  19899-0391                     - AND -

         - AND -                      Alan W. Kornberg, Esq.
                                      Paul, Weiss, Rifkind, Wharton & Garrison
Harvey R. Miller, Esq.                1285 Avenue of the Americas
Richard P. Krasnow, Esq.              New York, NY  10019-6064
Weil, Gotshal & Manges LLP
767 Fifth Avenue                      ATTORNEYS FOR THE EQUITY
New York, New York  10153             COMMITTEE



ATTORNEYS FOR THE DEBTORS

/s/ Thomas L. Ambro
-----------------------------------
Thomas L. Ambro, Esq.
Richard, Layton & Finger, P.A.
One Rodney Square
P.O. Box 551
Wilmington, DE  19899

         - AND -

David Kurtz, Esq.
Jones, Day, Reavis & Pogue
77 West Wacker Drive
Chicago, IL  60601-1692
Attn:  David Kurtz, Esq.

ATTORNEYS FOR THE CREDITORS'
COMMITTEE

                 EXHIBITS TO ORDER (A) APPROVING THE DISCLOSURE
            STATEMENT, AS MODIFIED, AND (B) REVISING VOTING DEADLINE


Exhibit A         --       Disclosure Statement [Intentionally Omitted]

Exhibit B         --       Service List for Objections [Intentionally Omitted]

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                                         EXHIBIT C
                                                         TO DISCLOSURE STATEMENT
                                                         -----------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 10-K
                                   (Mark One)
/X/ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
    EXCHANGE ACT OF 1934

                   For the fiscal year ended February 1, 1997


/  / TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
     EXCHANGE ACT OF 1934 (NO FEE REQUIRED)

                  For the transition period from      to

                          Commission file number 1-1394

                          Edison Brothers Stores, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                     Delaware                       43-0254900
          ---------------------------------     --------------------
           (State or other jurisdiction of        (I.R.S. Employer
            incorporation or organization)       Identification No.)

501 N. Broadway, St. Louis, Missouri                         63102
--------------------------------------------------------------------------------
(Address of principal executive offices)                  (Zip Code)


Registrant's telephone number, including area code   314-331-6000
                                                    --------------

Securities registered pursuant to Section 12(b) of the Act:

Title of each class                    Name of each exchange on which registered
-------------------                    -----------------------------------------

Common stock par value $1 per share    New York Stock Exchange
Common stock Purchase Rights           New York Stock Exchange


Securities registered pursuant to Section 12(g) of the Act:

                                      None
--------------------------------------------------------------------------------
                                (Title of class)


Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes [X]   No [ ]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained here in, and will not be contained, to the best of registrant's's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K ( )

The aggregate market value of the voting stock held by non-affiliates of the registrant as of April 18, 1997:

                    Common Stock, $1 par value - $10,407,083
                    ----------------------------------------

It is assumed for purposes of this calculation that the registrant has no "affiliates". Information as to the share holdings of directors of the registrant is provided in Item 12 Security Ownership of Certain Beneficial Owners and Management.

The number of shares outstanding of each of the registrant's classes of common stock, as of April 18, 1997:

                 Common Stock, $1 par value - 22,201,778 shares
                 ----------------------------------------------

DOCUMENTS INCORPORATED BY REFERENCE

     Portions of the annual report to stockholders for the fiscal year ended February 1, 1997 ("1996 Annual Report"), are incorporated by reference into Parts I and II.

PART I

Item 1.  BUSINESS

General

Edison Brothers Stores, Inc. (The "Company") owns and operates chains of specialty stores in forty-nine of the United States, Puerto Rico, the Virgin Islands, and Canada. The Company conducts its principal operations through subsidiaries and divisions in two business segments: apparel and footwear. Both the apparel and the footwear segments feature private label merchandise in the moderate price range. The stores operated by the Company are located primarily in shopping malls. During 1996 the Company opened 85 stores and closed 419 stores.

Proceedings under Chapter 11

On November 3, 1995 (the "Petition Date"), the Company and 65 of its subsidiaries and affiliates (the "Debtors") filed petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court in Wilmington, Delaware. The Debtors are presently operating their respective businesses as debtors in possession. A statutory creditors committee has been appointed in the Chapter 11 cases. The U.S. Trustee appointed an equity committee in the fourth quarter of 1996. The Chapter 11 cases of the Debtors are being jointly administered for procedural purposes only.

The Company and Edison Brothers Apparel Stores, Inc., as debtors-in-possession, entered into a Loan Agreement dated effective November 9, 1995
(the "DIP Facility"), with BankAmerica Business Credit, Inc., as Agent and Lender ("BankAmerica"), under which the Company may borrow up to $200 million to fund ongoing working capital needs. The DIP Facility, subject to collateral restrictions, has a sublimit of $150 million for the issuance of letters of credit. The Company expects that the DIP Facility will provide it with sufficient cash and liquidity to conduct its operations and pay for merchandise shipments at normal levels through the emergence date.

At the Company's option, the Company may borrow under the DIP Facility at the Reference Rate (as defined) plus .25% or at the Eurodollar Rate (as defined) plus 1.5%. The maximum borrowing, up to $200 million, is limited to 50% of the value of eligible inventory (as defined) plus 95% of the amount of cash deposited with the Agent. The Company is required to pay a commitment fee of
 .375% per annum of the unused portion of the DIP Facility. The DIP Facility contains restrictive covenants including, limitations on store closings of 1,100 (as amended), limitations on the incurrance of additional liens and indebtedness, limitations on capital expenditures and the sale of assets, the maintenance of minimum operating earnings ("EBITDA") and inventory levels, and a prohibition on paying dividends.

The lenders under the DIP Facility have a "super-priority" administrative expense claim against the estate of the Company. The DIP Facility expires on the earlier of November 9, 1997, or the effective date of a reorganization plan that is confirmed by the Bankruptcy Court.

On February 27, 1997, the Debtors filed a proposed Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, which was amended by a subsequent filing on March 31, 1997 (the plan as amended, the "Plan"). On March 31, 1997, the Debtors also filed a Disclosure Statement pursuant to Section 1125 of the Bankruptcy Code. The court has set a hearing date of May 13, 1997, for consideration of the adequacy of the Debtors' Disclosure Statement. If the Disclosure Statement is approved by the Court, the Company will then solicit acceptances of the Plan from those holders of claims and equity interests entitled to vote thereon under the terms of the Plan. A confirmation hearing will thereafter be held by the Bankruptcy Court to determine whether the Plan satisfies all of the requirements for confirmation specified in Section 1129 of the Bankruptcy Code, among which are that the Plan be: (i) accepted by all impaired classes of claims and equity interests or, if rejected by an impaired class, that the Plan "does not discriminate unfairly" and is "fair and equitable" as to such class; (ii) feasible; and (iii) in the "best interests of creditors and stockholders that are impaired under the Plan."

The Plan and Disclosure Statement may be subject to further amendment and revisions. As currently drafted, the Plan provides for a distribution to creditors of a combination of cash, new corporate debt, new Company common stock and other assets. General unsecured creditors would receive: (i) a cash payment of $119 million (subject to certain adjustments); (ii) ten year, 11% unsecured notes in the principal amount of $100 million (with the first three years of interest prefunded and no scheduled principal payments until maturity in 2007);
(iii) new common stock of the Company, which would be issued at the time of emergence and replace all existing shares; (iv) title to the Company's headquarters building in downtown St. Louis, which the Company would continue to occupy under the terms of a ten year lease; and (v) excess cash of approximately $43 million from the Company's overfunded pension plan. Holders of existing equity interests in the Company would receive a combination of three and six year warrants to purchase a total of approximately nine percent of the new common stock.

The Plan will not become effective unless and until certain conditions specified therein have been satisfied or waived. Among these conditions are that: (i) an order confirming the Plan, in form and substance reasonably acceptable to the debtors and the statutory Creditors Committee, shall have been signed by the Bankruptcy Court and there shall not be a stay or injunction in effect with respect thereto; (ii) the Debtors shall have at least $25 million in cash as of July 5, 1997, after giving effect to the distributions of cash projected to be made under the Plan; (iii) the Debtors shall have credit availability under a working capital credit facility providing the Debtors with working capital sufficient to meet their requirements; and (iv) various other actions, documents and agreements necessary to implement the Plan shall have been effected or executed.

The Company anticipates using fresh start accounting once the Plan is consummated.

Description of Business

Apparel Segment

Edison Brothers' menswear chains and other operations include J. Riggings, JW/Jeans West, Oaktree, CODA, REPP Ltd. Big & Tall, and Phoenix catalog operations. The womenswear chain is 5-7-9 Shops. Shifty's and Terrasystems are experimental concepts that provide apparel for both men and women.

J. Riggings offers modern, traditional work and sport clothing to fashion oriented customers seeking current quality apparel at moderate prices. In 1996, J. Riggings had an average store square footage of 2,660. J. Riggings operated 333 and 419 stores at the end of fiscal 1996 and 1995, respectively.

JW/Jeans West (JW) markets casual fashions, predominantly denim clothing and accessories, to value conscious young men between the ages of 13 and 20. In 1996, JW had an average store square footage of 1,690. JW operated 341 and 359 stores at the end of fiscal 1996 and 1995, respectively.

Oaktree offers a mix of dress and casual clothing for men ages 19 to 28 who appreciate and are looking for European influenced fashions, sophisticated fabrics and styles. In 1996, Oaktree had an average store square footage of 2,386. Oaktree operated 76 and 84 stores at the end of fiscal 1996 and 1995, respectively.

CODA markets the latest in men's casual fashion, including jeans, knit casual wear and athletic wear. The chain targets the urban youth market - 17 to 25 year old men who are brand conscious and fashion forward. In 1996, CODA had an average store square footage of 2,968. CODA operated 33 and 35 stores at the end of fiscal 1996 and 1995, respectively.

REPP Ltd Big & Tall (REPP) is a chain offering high quality, fashionable casual and dress men's clothing in both branded and private label. REPP focuses on the tall man of at least 6'3" and the big man having a 40" or larger waist. In 1996, REPP had an average store square footage of 3,930. REPP operated 189 and 214 stores at the end of fiscal 1996 and 1995, respectively.

Phoenix Big & Tall is a catalog operation that markets fashionable casual and dress men's clothing and a large assortment of accessories (including footwear) in primarily branded labels. The catalog operation focuses on the tall man of at least 6'3" and the big man of a 40" waist or larger providing a wide variety of sizes, styles, and accessories offered by a catalog operation.

5-7-9 shops primarily markets sportswear, dresses and accessories to junior high and high school girls who want to purchase trendy fashions at moderate prices in sizes 0 through 9. The core customer is conscious of looking current without being too extreme or mature. In 1996, 5-7-9 had an average store square footage of 1,801. 5-7-9 operated 274 and 283 stores at the end of fiscal 1996 and 1995, respectively.

Terrasystems is a concept positioned as a modern, fashionable outfitter targeting active outdoor men and women with functional apparel and gear for sport, work, outdoors and home. In 1996, Terrasystems had an average store square footage of 5,924. Terrasystems operated three stores at the end of fiscal 1996. The Company announced in April 1997 that the Terrasystems concept will be phased out during 1997.

Shifty's caters to both male and female teenagers who want to set trends with fashionable and branded clothing. In 1996, Shifty's had an average store square footage of 2,506. Shifty's operated four stores at the end of fiscal 1996 and one store at the end of fiscal 1995.

The Zeidler & Zeidler group discontinued operations in fiscal year 1996. This chain operated 102 stores at the end of 1995.

Footwear Segment

The Company's footwear chains include Bakers/Leeds, Precis, and The Wild Pair.

Bakers/Leeds targets young women, predominantly ages 12 to 24, who want fashionable footwear and accessories at affordable prices -- prices between the discounters and the department stores. In 1996, Bakers/Leeds had an average store square footage of 2,714. Bakers/Leeds operated 309 and 347 stores at the end of fiscal 1996 and 1995, respectively.

Precis targets contemporary women looking for stylish, quality, upscale footwear and accessories. In 1996, Precis had an average store square footage of 1,904. Precis operated 17 and 39 stores at the end of fiscal 1996 and 1995, respectively.

Wild Pair targets young men and women who are looking for alternative fashion in footwear. Brand awareness is important to Wild Pair's core customer, especially among the male customer group. In 1996, Wild Pair had an average store square footage of 1,743. Wild Pair operated 164 and 194 stores at the end of fiscal 1996 and 1995, respectively.

Entertainment

The Company's mall entertainment division included family entertainment centers and operations involved with the marketing of new interactive entertainment technologies. In January 1996 the Company sold substantially all of the assets of its mall entertainment division to NAMCO Cybertainment.

The Company operated 21 entertainment centers at the end of 1995. At the end of 1996, the Company operated two entertainment centers, which it intends to close by September, 1997.

Additional information regarding the Company's principal business segments is set forth under "Note 13: Business Segments" to the Consolidated Financial Statements in the 1996 Annual Report. Such information is incorporated herein by reference.

Operations, Inventory and Distribution

The specialty retailing business is subject to fluctuations resulting from changes in customer preferences dictated by fashion and season. This is especially true for stores emphasizing fashion over classic basics. In addition, merchandise usually must be ordered significantly in advance of the season and sometimes before fashion trends are evidenced by customer purchases. It has been the general practice of the Company and other apparel retailers to build up inventory levels prior to peak selling seasons, which further increases the vulnerability of the Company to changes in demand, pricing shifts and to errors in selection and timing of merchandise purchases.

Substantially all of the Company's merchandise information, accounting, and financial control systems are operated centrally from the Company's headquarters in St. Louis, Missouri. Daily polling of activity from the point-of-sale registers in each store provides current data for updated sales, merchandise, and bank activity reporting. Integration of this data with the Company's merchandise system enables each chain's team of merchandise controllers and distributors to monitor performance and replenish and control inventory.

The Company must carry large amounts of inventory to meet the needs of its stores. The Company operates three main distribution centers located in Washington, Missouri; Rialto, California; and Princeton, Indiana. The centers are receiving points for merchandise from foreign and domestic suppliers and coordinate distribution of individual shipments via contract and common carriers.

Purchasing

The Company purchases approximately 70% of its merchandise from foreign suppliers and the balance from domestic sources. The Company has no long term purchase commitments with any of its suppliers, and is not dependent on any one supplier. The Company's importing operations are subject to the contingencies generally associated with foreign operations, including fluctuations in currency values, customs duty increases, quota limitations and any other foreign development that could cause a supply disruption. The Company has international buying offices in Taiwan, Hong Kong, China, Indonesia, Korea, Honduras, and the Philippines.

The Company does not manufacture any merchandise, but it markets most of its merchandise under private labels. Each chain of stores maintains a staff of buyers, who make buying decisions for each chain.

Competition

The apparel and footwear retailing industries are highly competitive. The Company's stores are in competition with numerous other independent retailers, department stores, mail order companies and discount and manufacturer's outlets, many of which have greater sales, assets and financial resources than the Company. Because the Company's stores are primarily in regional shopping malls, each faces several nearby competitors. In competing for customers, the Company emphasizes the fashion orientation of its merchandise, customer service, store appearance and price.

Employees

During fiscal 1996, the Company employed an average of 17,700 persons with approximately 16,000 of them engaged in retail operations at the store level (approximately 31% full-time and 69% part-time). A substantial number of the part-time employees are hired temporarily during peak selling seasons. The Company believes its employee benefits package is competitive with those offered in the industry. The Company's employees are non-union and the Company believes that its employee relations are good.

Seasonal Business

The Company experiences a significant increase in sales during the Christmas selling season (Thanksgiving through Christmas). Sales during that season accounted for 13.8% of total sales during 1996 compared with 16.5% in 1995. The decrease between years occurred reflected the fact that the 1996 Christmas selling season had five fewer shopping days than the 1995 season. The Company's inventory is generally increased significantly prior to this peak selling period.

Trademarks

The Company holds a number of trademarks covering its products. The Company believes that the loss of any of these trademarks would not have a material effect on the Company's business.

Item 2.  PROPERTIES

Stores are located nationwide, and most are leased with initial terms of generally from five to ten years. The rentals under most leases are based upon a percentage of sales to the extent sales exceed a threshold amount. Many of the leases provide for additional payments for real estate taxes and other items. The stores generally range in size from 1,300 to 4,000 square feet.

The Company-owned headquarters building in St. Louis, Missouri, was completed in 1985 and is the home office for all divisions. The building contains approximately 500,000 square feet, a portion of which the Company leases to others. The Rialto, California and Princeton, Indiana distribution centers are owned by the Company. The distribution center in Washington, Missouri is operated under a long term capital lease arrangement. The Rialto and Washington centers service primarily the apparel segment while Princeton services primarily the footwear segment.

Item 3.  LEGAL PROCEEDINGS

The Company and 65 of its subsidiaries and affiliates filed petitions for reorganization under Chapter 11 of the United States Bankruptcy Code on November 3, 1995. Additional information related to the filing is set forth under Part 1,
Item 1 of this Form 10-K and under the captions "To Our Shareholders", "Note 1:
Proceedings under Chapter 11" to the Consolidated Financial Statements, and "Management's Discussion and Analysis" in the 1996 Annual Report. Such information is incorporated herein by reference.

The Company is not a party to any other material pending legal proceedings.

Item 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

There were no matters submitted to a vote of security holders during the fourth quarter.


PART II

Item 5.   MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDER
          MATTERS

Information required by Item 5 is contained in "Note 11: Common Stock" and "Note 7: Financing Arrangements" to the Consolidated Financial Statements and under the caption "Quarterly Information" in the 1996 Annual Report. Such information is incorporated herein by reference.

Item 6.  SELECTED FINANCIAL DATA

Information required by Item 6 is contained under the caption "Five Year Financial Summary" in the 1996 Annual Report. Such information is incorporated herein by reference.

Item 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Information required by Item 7 is presented under the captions "To Our Shareholders" and "Management's Discussion and Analysis" in the 1996 Annual Report. Such information is incorporated herein by reference.

Item 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Information required by Item 8, as listed below, is included in the 1996 Annual Report. Such information is incorporated herein by reference.

Consolidated Statements of Operations - fiscal years 1996, 1995, and 1994

Consolidated Balance Sheets - 1996 and 1995 fiscal year-ends

Consolidated Statements of Cash Flows - fiscal years 1996, 1995, and 1994

Consolidated Statements of Common Stockholders' Equity (Deficit) - fiscal years 1996, 1995, and 1994

Notes to Consolidated Financial Statements

Five Year Financial Summary

Quarterly Information

Item 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

PART III


Item 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The following sets forth certain information regarding the directors and executive officers of the Company:

                             Position in the Company
                             -----------------------

Name                   Age   Title                     Term
----                   ---   -----                     ----


Bart A. Brown, Jr.     65    Director                  Since 1996

David B. Cooper, Jr.   41    Director                  Since 1995
                             Executive Vice President
                               and Chief Financial
                               Officer Since 1994

Julian I. Edison       67    Director                  Since 1965

Paul D. Eisen          42    President of JW/Jeans
                             West                      Since 1995
                             President of Oaktree      Since 1994
                             President and General
                             Merchandise Manager of
                             Jeans West                 1989-1994

Jane Evans             52    Director                  Since 1990

Michael J. Fine        45    President of Edison
                             Footwear and Womenswear
                                Group Since 1996
                             President of 5-7-9 Shops  Since 1994

Eric A. Freesmeier     44    Executive Vice President-
                             Human Resources           Since 1992
                             Vice President-Human
                             Resources                 1986-1992

Richard C. Marcus      58    Director                  Since 1996

Karl W. Michner        49    Senior Executive Vice
                             President                 Since 1995
                             Director                  Since 1989
                             President of Edison
                             Menswear Group            Since 1987

Alan D. Miller         44    Chairman of the Board,
                             President and Chief
                             Executive Officer         Since 1995
                             Director                  Since 1992
                             President of Edison
                             Footwear Group             1993-1995
                             President of Bakers/Leeds/
                             Precis                     1991-1993
                             President of 5-7-9 Shops   1987-1991

Alan A. Sachs          50    Executive Vice President
                             and General Counsel       Since 1992
                             Director                  Since 1990
                             Secretary                 Since 1987
                             Vice President and General
                             Counsel                   1990-1992
                             Vice President - Law      1985-1990

Craig D. Schnuck       49    Director                  Since 1990

Steven R. Thomas       42    President, Edison Big &
                             Tall                      Since 1997
                             President, REPP Ltd.      1996-1997
                            General Manager, Zeidler
                               & Zeidler 1995-1996


Other business experience of the named individuals during the past five years is as follows:

Bart A. Brown, Jr. is President and Chief Executive Officer of Main Street and Main, Incorporated, a franchisee and operator of 46 T.G.I. Fridays Restaurants. From May 1996 to December 1996, he was a consultant to Investcorp International, Inc., an international investment banking firm. From August 1995 to April 1996, he was Chairman of the Board and Chief Executive Officer of Color Tile, Inc., a retailer of specialty flooring and wall covering. From June 1994 to September 1996, he was Chairman of the Board of Spreckels Industries, Inc., a manufacturing and processing company, serving as its Chief Executive Officer from June 1994 to May 1995. From June 1990 to August 1995, Mr. Brown was Chairman of the Board of The Circle K Corporation, an operator and licensor of convenience stores, serving also as its Chief Executive Officer from June 1991 through July 1993. He was senior partner of the law firm of Keating, Muething and Kiekamp, Cincinnati, Ohio, from 1987 to 1990. Mr. Brown is a director of FirstCity Financial Corp and Factory Card Outlet, Inc.

David B. Cooper, Jr. was Executive Vice President and Chief Financial Officer of Del Monte Fresh Produce Company from 1993 to April 1994. He was Vice President and Treasurer of Dole Food Company, Inc. from 1987 to 1993.

Jane Evans is President and Chief Operating Officer of Smart TV. From March 1991 to March 1995, she was Vice President and General Manager, Home and Personal Services, of U.S. West Communications, Inc. From 1989 through March, 1991, she served as President and Chief Executive Officer of InterPacific Retail Group. From 1987 to 1989, she was a General Partner of Montgomery Securities. Ms. Evans is a director of Philip Morris
Companies, Inc., Georgia-Pacific Corporation, Kaufman and Broad Home Corporation, and Banc One-Arizona, N.A.

Michael J. Fine was a Buyer for the Payless Shoe division of The May Department Stores Company from 1992 to 1994 and President of John Douglas from 1989 to 1992.

Richard C. Marcus is a principal of InterSolve Group, a management services firm he co-founded in 1991. He has been a director since September 1994 of the Plaid Clothing Group, a manufacturer of men's tailored clothing, and from December 1994 through December 1995 served as Plaid Clothing Group's Chief Executive Officer. From 1979 to 1988, he was Chairman and Chief Executive Officer of Nieman Marcus. In addition to Plaid Clothing Group, he is a director of Zale Corporation and XcelleNet, Inc.

Craig D. Schnuck is Chairman of the Board and Chief Executive Officer of Schnuck Markets, which operates 94 supermarkets in the Midwest. He is a director of Mercantile Bancorporation Inc. and General American Life Insurance Company.

Steven R. Thomas was a Merchandise Manager for Bachrach Menswear from 1992 to 1994.

Additional required information concerning the named individuals is as follows:

Messrs. Cooper, Michner, Miller and Sachs were serving as executive officers of the Company in November 1995 when the Company filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Mr. Brown was Chief Executive Officer of Color Tile, Inc. in January 1996 when Color Tile filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Mr. Marcus was Chief Executive Officer of Plaid Clothing Group in July 1995 when Plaid Clothing Group filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the officers and directors of the Company and any persons owning more than ten percent of the Company's common stock to report their ownership of the Company's common stock to the Securities and Exchange Commission and the New York Stock Exchange. Based on its review of the reports filed by such persons, and on written representations by certain of such persons that no reports on Form 5 were required to be filed by them, the Company believes that all Section 16(a) reporting requirements for its 1996 fiscal year were complied with by its officers, directors and greater than ten percent shareholders, except that one report on Form 4, covering one transaction, was filed late by Peter A. Edison, who during the 1996 fiscal year was an officer and director of the Company.


Item 11.     EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to each of the five most highly compensated executive officers of the Company (the "named executive officers") for services rendered to the Company and its subsidiaries for the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

Annual Compensation
-------------------
                                               Other
Name and                                       Annual   Restricted
Principal         Fiscal                       Compen-  Stock
Position          Year   Salary(1)   Bonus(2)  sation   Award(s)
--------          ----   ---------   --------  ------   --------


Alan D. Miller      1996    $ 450,000   $300,000     -     $  -
 Chairman,          1995      433,333        -       -    637,500(5)
 President and      1994      339,167        -       -        -
 Chief Executive
 Officer

Karl W. Michner     1996      350,000    282,333     -        -
 Senior Executive   1995      347,167        -       -        -
 Vice President     1994      333,000        -       -        -
 and President of
 the Corporation's
 Menswear Group

David B. Cooper,Jr. 1996      320,000    213,333     -        -
 Executive Vice     1995      316,666       -        -        -
 President and      1994      81,818(6)     -        -        -
 Chief Financial
 Officer

Alan A. Sachs       1996      285,000    190,000     -        -
 Executive Vice     1995      282,333       -        -        -
 President,         1994      269,000       -        -        -
 General Counsel
 and Secretary

Michael J. Fine     1996      260,606    192,993     -        -
 President of       1995      200,000                -
 Edison Footwear    1994       45,455(7)             -
 and Womenswear
 Group

Long Term Compensation
----------------------
                                     Stock      Long
                                     Options    Term
                                     Granted    Incentive
                         Fiscal      (Number of Plan      All Other
                         Year        Shares)(3) Payouts   Compensation(4)
                         ----        ---------- -------   ---------------

Alan Miller              1996             -         -     $  600
                         1995           45,000      -        529
                         1994           11,000      -        829

Karl Michner             1996             -         -        600
                         1995           23,500      -        517
                         1994           11,000      -        899

David Cooper             1996             -         -         -
                         1995           20,000      -         -
                         1994           10,000      -     50,000

Alan A. Sachs            1996             -         -        600
                         1995           16,500      -        533
                         1994            7,000      -        795

Michael J. Fine          1996             -         -         -
                         1995           13,000      -         -
                         1994            6,000      -     57,108



(1) Includes all amounts contributed by the named individuals to the Edison Brothers Stores Savings Plan. The Savings Plan is available to all employees of the Company who have attained the age of 21 and completed one year of service. An employee may elect to contribute, through payroll deduction, up to 15% of his or her annual cash compensation (subject to certain limitations imposed by the Internal Revenue Code). Income tax is deferred on all amounts contributed by the employee pursuant to Section 401(k) of the Internal Revenue Code. The Company contributes, on a matching basis, between 10% and 50% of the first 6% of compensation contributed by the employee. The amount of the Company's matching contribution is determined each year based upon the return on stockholders' equity achieved by the Company in the prior year.

(2) The amounts shown for 1996 were comprised of two elements: (a) "retention" bonuses paid in September 1996 in accordance with the terms of the respective Amended and Restated Employment Agreements between the Company and each of its executive officers, and(b) bonuses paid in April 1997 in respect of fiscal 1996 performance pursuant to the Company's 1996 Executive Performance Incentive Compensation Plan. (The Company's executive performance bonus program provides for annual bonuses contingent on the attainment of certain financial goals approved by the Special Compensation Subcommittee of the Company's Board of Directors.)

(3) The number of shares, along with the exercise price, of each option was subsequently adjusted, pursuant to the terms of the Company's 1992 Stock Option Plan, to reflect the June 1995 spin off by the Company of its stock in Dave & Buster's, Inc. As a result of such adjustment which was calculated so that each option would have the same intrinsic value, based on its relationship to the market price of the Company's common stock, immediately after the spin-off as it had immediately before--the number of shares subject to each option was increased by 33.1% and the exercise price was reduced by 24.9%.

(4) Except as indicated in the next sentence, the amounts shown were the amounts contributed by the Company to the Edison Brothers Stores Savings Plan for the accounts of these named individuals during such fiscal year. (See Note 1 above.) The amounts shown for Messrs. Cooper and Fine for 1994 were lump sum hiring bonuses paid upon their commencement of employment with the Company.

(5) Reflects the grant on May 11, 1995, of 50,000 shares of common stock of the Corporation, with the aggregate value based on the closing price of the Corporation's common stock on the date of grant. As of the end of the 1996 fiscal year, Mr. Miller held a total of 40,000 restricted shares of common stock of the Company, having an aggregate value of $75,000 based on the closing price of the Company's common stock as of the end of such fiscal year. These shares are to vest in 10,000 share increments on May 20, 1997, May 27, 1998, June 3, 1999 and June 12, 2000, subject to certain forfeiture and acceleration provisions. (If the Company's proposed Amended Joint Plan of Reorganization is confirmed and implemented, however, all of these shares will be canceled. See Item 1, "Proceedings under Chapter 11" at pages 3-4 above.) Dividends (if any) are paid on these restricted shares at the same time and at the same rate as dividends are paid to stockholders generally.

(6)  Commenced employment with the Company on October 24, 1994.

(7)  Commenced employment with the Company on November 9, 1994.

Stock Options

The following table provides information with respect to stock option exercises during the 1996 fiscal year by the named executive officers and the value of such officers' unexercised options as of the end of the fiscal year.




               Aggregated Option/SAR Exercises in Last Fiscal Year
                      and Fiscal Year-End Option/SAR Values


                         Shares Acquired
Name                     on Exercise (#)        Value Realized($)
----                     ---------------        -----------------


Alan D. Miller                -                      -

Karl W. Michner               -                      -
David B. Cooper, Jr.          -                      -
Alan A. Sachs                 -                      -

Michael J. Fine               -                      -






                     Number of Securities      Value of Unexercised
                     Underlying Unexercised    In the Money
                     Options/SARs at Fiscal    Options/SARs at Fiscal
                     Year end (#) (1)          Year End ($) (2)

Name                 Exercisable Unexercisable  Exercisable  Unexercisable
----                 ----------- -------------  -----------  -------------


Alan D. Miller           22,295      52,247          $0            $0
Karl W. Michner          15,140      30,783           0             0
David B. Cooper, Jr.     16,638      23,295           0             0
Alan A. Sachs            10,148      21,133           0             0
Micheal J. Fine          10,316      14,975           0             0


(1) The number of shares is as adjusted to reflect the June 1995 spin-off by the Company of its stock in Dave & Buster's, Inc. (See Note 3 on page 13.)

(2) Aggregate value based on the average of the high and low selling prices of the Company's common stock on the last trading day of the fiscal year less the exercise price.

Employment Contracts and Termination of Employment and
     Change-in-Control Arrangements

In June 1996, in order to assure the Company of the continued availability of the services of its key executives, the Company entered into employment agreements with certain of its officers, including each of the named executive officers (superseding employment agreements previously entered into with the named executive officers in September 1995). The agreements between the Company and the named executive officers provide for terms of employment ending either on September 17, 1997 or September 17, 1998. In addition to salary and benefits, the agreements each provide for two lump sum cash bonuses, each equal to two times the executive's monthly base salary, the first payable on September 17, 1996 and the second on September 17, 1997 (subject, in each case, to acceleration in the event of a change in control as defined in the agreements). These "retention" bonuses, intended as incentives for the executive to remain with the Company, are payable only if the executive is still in the Company's employ on the payment date (subject to the executive's right to receive a prorata portion of the second bonus if terminated without cause less than six months before the payment date). If there occurs a "change in control" of the Company, as defined in the agreements, the employment term is extended for a period ending either two years, in the case of Alan Miller, or eighteen months, in the case of the other named executive officers, after the date of occurrence of the change in control. If, within the term of the agreement, the executive's employment is terminated by the Company other than for cause or is terminated by the executive for "good reason" (which, prior to a change in control, would be limited to a reduction in salary, and following a change in control would include a reduction in salary, material change in benefits, diminution in duties or mandatory geographic transfer), the executive will be entitled to a lump sum payment equal to (i) the executive's monthly salary at the highest rate in effect at any time between September 18, 1995 and the date of termination of employment, multiplied by (ii) the greater of (a) twelve or (b) the number of months remaining under the agreement. Further, in the event of termination without cause or for "good reason," the Company is to maintain for the executive's continued benefit for the longer of the unexpired term of the agreement or twelve months from the date of termination (or until the executive's similar coverage by a new employer, if earlier) all life insurance, health and disability plans in which the executive was entitled to participate immediately prior to the termination of the executive's employment (or, alternatively, provide benefits substantially similar to those which the executive would otherwise have been entitled to receive under such plans). In addition, the Company is to pay to the executive (or the executive's beneficiary upon his death) an amount equal to the benefits the executive would have been entitled to receive under the Edison Brothers Stores Pension Plan and any supplemental or successor plans then in effect had the executive remained employed by the Company through the term of the agreement less the benefits actually payable to the executive under such plans, such amount to be determined, and payment thereof to commence, in accordance with the provisions of such plans. If a change in control occurs after the term of the agreement but at a time when the executive is still employed by the Company, and the executive's employment is then terminated by the Company without cause or by the executive for "good reason" within two years, in the case of Alan Miller, or eighteen months, in the case of the other named executive officers, after the occurrence of such change in control, the executive will also be entitled to the payments and benefits described above. The agreement further provides that if any payments or benefits payable by the Company to the executive pursuant to the agreement or any other agreement or arrangement of the Company are determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any successor or comparable tax, the Company will pay the executive an additional amount so that the net amount actually retained by the executive after payment of the excise tax is the same amount which would have been retained if no such excise tax had been imposed. Legal fees or other expenses incurred by the executive to enforce his or her rights under the agreement are to be reimbursed by the Company if the executive prevails on such claim.

Retirement Plans

The Company maintains a Pension Plan for itself and certain of its subsidiaries under which participation begins when a regular employee has attained the age of 21 and completed one year of service. Vesting of rights to a pension occurs upon the completion of five years of service.

Retirement benefits are based on a participant's average annual compensation during the highest five consecutive calendar years of compensation within the last fifteen years of credited service prior to retirement. Compensation includes all salary, bonuses and commissions, but does not include distributions under any stock option plan. For years after 1993, compensation and average compensation for determining retirement benefits is limited to $150,000, subject to annual adjustments for changes in the cost of living.

Retirement benefits at age 65 are equal to 0.9% of such average annual compensation, plus 0.6% of such average annual compensation in excess of a breakpoint, all multiplied by years of credited service (not exceeding 30). The breakpoint, which is specified by law, is an amount equal to the average of the maximum wages subject to Social Security taxes during the 35-year period ending in the year prior to a participant's Social Security retirement date. If retirement occurs prior to age 65, benefits may be reduced to reflect the earlier payment date. Benefits may also be reduced if survivor benefits are to be paid to an eligible spouse, based on age differentials.

For some individuals, the amounts payable under the Pension Plan are limited by certain provisions of the Internal Revenue Code. The Company has adopted an unfunded excess benefits plan ("Pension Restoration Plan") to pay out of its general assets to designated employees that portion of the benefits that would otherwise be payable to them under the Pension Plan were it not for such limitations.

For eligible employees reaching the age of 65 during 1996 and retiring during that year, the following are the approximate total annual retirement benefits payable under the Pension Plan and the Pension Restoration Plan based on their average annual compensation as outlined above and their years of service:

                               PENSION PLAN TABLE


                           Years of Service
               -------------------------------------------
Remuneration    15      20        25     30          35
----------------------------------------------------------

$ 50,000   $  8,768 $ 11,691  $ 14,614  $17,536  $  17,536
$100,000     20,018   26,691    33,364   40,036     40,036
$300,000     65,018   86,691   108,364  130,036    130,036
$500,000    110,018  146,691   183,364  220,036    220,036
$700,000    155,018  206,691   258,364  310,036    310,036
$900,000    200,018  266,691   333,364  400,036    400,036


The preceding table is based on the assumption that the employee was subject to the maximum aggregate social security tax during each year of his employment. The benefits shown are in the form of a single life annuity to the participant.

As of February 1, 1997, the years of credited service under the Pension Plan for each of the named executive officers were as follows: Alan D. Miller, 18; Karl
W. Michner, 23; David B. Cooper, Jr., 1; Alan A. Sachs, 10; and Michael J. Fine, 1.

On February 24, 1997, the Company's Board of Directors voted to terminate the Pension Plan, effective May 31, 1997. It is anticipated that the Company will establish a replacement plan, the details of which have not yet been determined.


Compensation of Directors

Directors who are employees of the Company receive no additional compensation for their attendance at meetings of the Board or any of its committees of which they are members. Directors who are not employees of the Corporation receive an annual retainer of $17,500, and $1,200 for participation in each Board meeting and $1,000 for participation in each committee meeting. When participation in a Board or committee meeting is by telephone, the fee paid is one-half of the amount reported above.

The Company has a non-qualified retirement plan for outside directors. Under this plan, outside directors (other than those who were employees of the Company and are eligible for benefits under the Company's pension plan) who attain age 70 and have at least five years of continuous Board service are entitled upon retirement from the Board to an annual benefit equal to the annual retainer being paid at that time to the Company's directors.

Compensation Committee Interlocks and Insider Participation

Julian I. Edison, who, during the last fiscal year, was a member of the Compensation Committee, is a former officer of the Company.

Item 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth the number and percentage of outstanding shares of the Company's common stock beneficially owned as of March 1, 1997 by each person known by management to be the beneficial owner of more than 5% of the outstanding common stock (except for one individual who is a director of the Company, as to whom such information is set forth below).

Name and Address         Amount and Nature           Percent
of Beneficial Owner      of Beneficial Ownership     of Class (1)
-------------------      -----------------------     ------------

Bernard Edison           1,160,359                   5.2%
501 North Broadway
St. Louis, MO  63102


(1) Such percentage is calculated based on the number of shares deemed outstanding under applicable Securities and Exchange Commission rules as of March 1, 1997.



Security Ownership of Management

The following table sets forth the number and percentage of outstanding shares of the Company's common stock beneficially owned as of March 1, 1997 by (i) each director, (ii) each person named in the Summary Compensation Table on page 14, and (iii) all directors and executive officers of the Company as a group.



                    Amount and Nature
Name of             of Beneficial       Percent
Beneficial Owner    Ownership (1)(2)    of Class (3)
----------------    ----------------    ------------


Bart A. Brown, Jr.              --        --

David B. Cooper, Jr.         23,293       --

Julian I. Edison            817,238       3.6%

Jane Evans                      100       --

Michael J. Fine              14,642       --

Richard C. Marcus                --       --

Karl W. Michner               48,249      --

Alan D. Miller                102,829 (4) --

Alan A. Sachs                  32,684     --

Craig D. Schnuck                1,000     --

All directors and
executive officers
as a group                  1,076,935     4.8%

(1) Includes shares which were not owned by the named individual or group member as of March 1, 1997, but which such individual or group member could acquire on or before April 30, 1997 under options granted pursuant to the Company's 1992 Stock Option Plan, as follows: David B. Cooper, Jr., 23,293 shares; Michael J. Fine, 14,642 shares; Karl W. Michner, 26,621 shares; Alan D. Miller, 40,931 shares; Alan A. Sachs, 17,969 shares; and all directors and executive officers as a group, 154,170 shares.

(2) Includes shares allocated to the account of the named individual or group member under the Edison Brothers Stores Savings Plan, as follows: Karl W. Michner, 786 shares; Alan D. Miller, 782 shares; Alan A. Sachs, 755 shares; and all directors and executive officers as a group, 3,667 shares.

(3) Percentages are calculated based on the number of shares deemed outstanding under applicable Securities and Exchange Commission rules as of March 1, 1997. Only percentages of beneficial ownership of 1% or more are shown.

(4)  Includes 50,000 shares of restricted stock granted in 1995.



Changes in Control

On March 31, 1997, the Company filed with the U.S. Bankruptcy Court a proposed Amended Joint Plan of Reorganization (the "Plan"). If confirmed by the Court, upon consummation of the Plan, all existing common stock of the Company will be canceled and all of the new common stock of the reorganized company (except for approximately 200,000 restricted shares to be issued to certain of the Company's senior executives) will be issued to the holders of allowed general unsecured claims.

The Plan also provides that, upon consummation, the Board of Directors of the Company will be reconstituted to consist of nine individuals, two of whom will be representatives of the Company's senior management, one of whom will be a current outside director of the Company, and six of whom will be selected by the statutory Creditors' Committee.

Item 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no transactions or other matters to be reported under this item.

PART IV

Item 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

(a) (1) and (2) The response to this portion of Item 14 is submitted as a separate section of this report.

(a) (3) Listing of exhibits:

Exhibit No.                                                             Page No.
-----------                                                             --------

 2 Debtors' Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated March 31, 1997.

 3(a) Bylaws of the Company, as amended April 23, 1996, were filed as an Exhibit to the Company's annual report on Form 10-K for the year ended February 3,1996, and are incorporated herein by reference.

  (b) The Company's Certificate of Incorporation, as amended September 8, 1995. was filed as an Exhibit to the Company's quarterly report on Form 10-Q for the quarter ended July 29, 1995, and is incorporated herein by reference.

 4(a) Rights Agreement, dated as of January 26, 1988, and amendments thereto dated November 30, 1989 and September 29, 1992, between Edison Brothers Stores, Inc. and Mellon Securities Trust Company, as Rights Agent, were filed as Exhibits to the Company's current reports on Form 8-K dated February 17, 1988, December 11, 1989, and October 28, 1992, respectively, and are incorporated herein by reference.

 4(b) Note Agreements and Senior Notes, dated March 1, 1993, between Edison Brothers Stores, Inc. and a number of institutional lenders relating to $150 million of unsecured debt were filed as an Exhibit to the Company's annual report on Form 10-K for the year ended January 30, 1993, and are incorporated herein by reference.

 4(c) Amendment Agreements, dated as of January 15, 1994, and February 1, 1994, amending the Note Agreements dated March 1, 1993 between Edison Brothers Stores, Inc. and a number of institutional lenders relating to $150 million of unsecured debt were filed as Exhibits to the Company's annual report on Form 10-K for the year ended January 29, 1994, and are incorporated herein by reference.

 4(d) Amendment Agreement, dated as of April 1, 1995, amending the Note Agreements dated March 1, 1993, as amended January 15, 1994 and February 1, 1994,between Edison Brothers Stores, Inc. and a number of institutional lendersrelating to $150 million of unsecured debt was filed as an Exhibit to the Company's Annual Report on Form 10-K for the year ended February 3, 1996, and is incorporated herein by reference.

  4(e) Noteholder Forbearance Agreement, dated as of September 22, 1995, between
       Edison Brothers Stores, Inc. and a number of institutional lenders relating to $150 million of unsecured debt was filed as an Exhibit to the Company's Annual Report on Form 10-K for the year ended February 3, 1996, and is incorporated herein by reference.

4(f) Credit Agreement, dated as of June 4, 1993, between Edison Brothers Stores, Inc. and a number of financial institutions relating to a $150 million revolving credit facility was filed as an Exhibit to the Company's Annual Report on Form 10-K for the year ended February 3, 1996, and is incorporated herein by reference.

4(g) Amendment Agreements, dated as of January 24, 1994, February 17, 1994, and March 29, 1995, amending the Credit Agreement dated June 4, 1993, between Edison Brothers Stores, Inc. and a number of financial institutions relating to a $150 million revolving credit facility were filed as Exhibits to the Company's Annual Report on Form 10-K for the year ended February 3, 1996, and are incorporated herein by reference.

4(h) Override Agreement, dated as of September 22, 1995, between Edison Brothers Stores, Inc. and a number of financial institutions relating to a $150 million revolving credit facility were filed as Exhibits to the Company's Annual Report on Form 10-K for the year ended February 3, 1996, and are incorporated herein by reference.

4(i) Loan Agreement, dated as of November 9, 1995, between Edison Brothers Stores, Inc. and Edison Brothers Apparel Stores, Inc., Debtors-in-Possession, and BankAmerica Business Credit, Inc., as Agent, and the financial institutions named therein as Lenders, for a revolving line of credit for loans and letters of credit of up to $200 million in the aggregate, was filed as an Exhibit to the Company's quarterly report on Form 10-Q for the quarter ended October 28, 1995,and is incorporated herein by reference.

4(j) Amendment Agreements, dated as of December 1, 1995, January 71 12, 1996, March 25, 1996, April 12, 1996, September 13, 1996,
       and January 31, 1997, amending the Loan Agreement, dated November 9, 1995, between Edison Brothers Stores, Inc. and Edison Brothers Apparel Stores, Inc., Debtors-in-Possession, and BankAmerica Business Credit, Inc., as Agent, and the financial institutions named therein as Lenders relating to revolving line of credit for loans and letters of credit up to $200 million in the aggregate.

10(a) Form of Indemnification Agreement between the Company and each of its directors was filed as an Exhibit to the Company's annual report on Form 10-K for the year ended January 3, 1987, and is incorporated herein by reference.

10(b) The Edison Brothers Stores, Inc. 1992 Stock Option Plan, as amended March 3,1994, was filed as an Exhibit to the Company's annual report on Form 10-K for the year ended January 29, 1994, and is incorporated herein by reference.

10(c) The Edison Brothers Stores, Inc. 1986 Stock Option Plan, as amended April 27, 1987 and March 3, 1994, was filed as an Exhibit to the Company's annual report on Form 10-K for the year ended January 29, 1994, and is incorporated herein by reference.

10(d) Non-Qualified Retirement Plan for Outside Directors is described under the caption "Compensation of Directors" in Item 11 of this Form 10-K which description is incorporated herein by reference.

10(e) Restricted stock grant by Edison Brothers Stores, Inc. to Alan D. Miller, Chairman, President and Chief Executive Officer of the Company, was filed as an Exhibit to the Company's Annual Report on Form 10-K for the year ended February 3,1996, and is incorporated herein by reference.

10(f) Form of Employment Agreement entered into by the Company with Alan D. Miller, Chairman of the Board, President and Chief

       Executive Officer of the Company, was filed as an Exhibit to the Company's quarterly report on Form 10-Q for the quarter ended August 3, 1996, and is incorporated herein by reference.

10(g) Forms of Employment Agreements entered into by the Company with other executive officers of the Company were filed as Exhibits to the Company's quarterly report on Form 10-Q for the quarter ended August 3, 1996, and are incorporated herein by reference.

11     Computation of per share earnings

13     1996 Annual Report to Stockholders

21     Subsidiaries

23     Consent of Independent Auditors

27     Financial Data Schedule

 (b)   Exhibits


       Exhibits begin on page 30 of this Form 10-K.

 (c)   Financial statement schedules:

       The response to this portion of Item 14 is submitted as a separate section of this report.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                       EDISON BROTHERS STORES, INC.
                               (Registrant)

By                                   By
   /s/Alan D. Miller  5/1/97             /s/David B. Cooper, Jr.  5/1/97
   ---------------------------------     -------------------------------------
   Chairman of the Board, President      Executive Vice President and
   and Chief Executive Officer           Chief Financial Officer

By
   /s/Thomas K. McCain 5/1/97
   -----------------------------------------------
   Vice President, Taxes and Financial Reporting

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following directors on behalf of the registrant on the dates indicated.


/s/Alan D. Miller         5/1/97     /s/David B. Cooper, Jr.      5/1/97
---------------------------------    ------------------------------------

/s/Julian I. Edison       5/1/97     /s/Jane Evans                5/1/97
---------------------------------    ------------------------------------

/s/Alan A. Sachs          5/1/97     /s/Karl W. Michner           5/1/97
---------------------------------    ------------------------------------

/s/Craig D. Schnuck       5/1/97     /s/Richard C. Marcus         5/1/97
---------------------------------    ------------------------------------

/s/Bart A. Brown, Jr.     5/1/97
---------------------------------

                           ANNUAL REPORT ON FORM 10-K
                      ITEM 14(a) (1) and (2) and ITEM 14(d)
             FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES
                           YEAR ENDED FEBRUARY 1, 1997
                          EDISON BROTHERS STORES, INC.
                               ST. LOUIS, MISSOURI


FORM 10-K - ITEM 14 (a) (1) and (2) and Item 14 (d)

EDISON BROTHERS STORES, INC. AND SUBSIDIARIES

INDEX OF FINANCIAL STATEMENTS AND SCHEDULES

The following consolidated financial statements of Edison Brothers Stores,Inc. and subsidiaries, included in the 1996 annual report of the registrant to its stockholders, are incorporated by reference in Item 8:

Consolidated Statements of Operations - fiscal years 1996, 1995, and 1994

Consolidated Balance Sheets - 1996 and 1995 fiscal year-ends

Consolidated Statements of Cash Flows - fiscal years 1996, 1995, and 1994

Consolidated Statements of Common Stockholders' Equity (Deficit) - fiscal years 1996, 1995, and 1994

Notes to Consolidated Financial Statements

The following consolidated financial statement schedule of Edison Brothers Stores, Inc. and subsidiaries is included in item 14(d):

    Schedule II - Valuation and qualifying accounts

All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions, or are inapplicable, and therefore have been omitted.

Individual financial statements of the registrant have been omitted as the registrant is primarily an operating company and all subsidiaries included in the consolidated financial statements filed, in the aggregate, do not have minority equity interests and/or indebtedness to any person other than the registrant or its consolidated subsidiaries in amounts which together (excepting indebtedness incurred in the ordinary course of business which is not overdue and matures within one year from the date of its creation, whether or not evidenced by securities, and indebtedness of subsidiaries which is collateralized by the registrant by guarantee, pledge, assignment, or otherwise) exceed five percent of the total assets as shown by the most recent year end consolidated balance sheet.



SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

EDISON BROTHERS STORES, INC.
AND SUBSIDIARIES



                          Additions
              Balance at  Charged to             Balance at
               February   Costs and  Deductions  February
Description    3, 1996    Expenses    Describe    1, 1997
-----------    -------    --------    --------    -------
                   (In Millions)

Deferred tax
  valuation
   allowance    $43.5      $18.2                   $61.7




See "Note 10: Income Taxes" of the Notes to Consolidated Financial Statements in the 1996 Annual Report.

                          ANNUAL REPORT TO SHAREHOLDERS

                                     EDISON
                                    BROTHERS
                                     STORES
                                  INCORPORATED

                                      1996

ANNUAL REPORT

1996:  The Year in Brief

Edison Brothers Stores Inc. operates apparel and footware stores focused on serving the youth and special-size markets with a selection of quality name brand and private-label merchandise. With more than 1,700 locations and 17,000 employees in the United States, Canada and Puerto Rico, Edison is one of the largest mall-based specialty retailers in North America.

--------------------------------------------------------------------------------
Apparel                                 Footwear
1,253 Stores                            490 Stores
--------------------------------------------------------------------------------

J. Riggings                             Bakers/Leeds

Coda                                    Wild Pair

JW/Jeans West

REPP Ltd

Oaktree

Phoenix Big & Tall catalog

Shifty's

5-7-9 Shops


                             1996               1995
                          (52 weeks)         (53 weeks)
--------------------------------------------------------------

Net sales                 $1,090,400,000     $1,389,400,000
--------------------------------------------------------------
Net loss                    (143,200,000)      (222,000,000)
--------------------------------------------------------------
Net loss per share                 (6.46)            (10.06)
--------------------------------------------------------------
Cash flow from operations     85,500,000         85,400,000
--------------------------------------------------------------

A discussion of results is included in Management's Discussion and Analysis on page 18.

To Our Shareholders,

Edison Brothers' financial performance in 1996 reflected a company in the midst of a dramatic restructuring and repositioning. While sales trends improved during the fourth quarter and our losses narrowed, we have much more to do before our transformation is complete. If all goes as planned, Edison will emerge from Chapter 11 in 1997 having made measurable progress toward becoming a stronger, more focused specialty retailer.

Restructuring Initiatives

Edison took aggressive actions necessary for the survival of the company and began a comprehensive restructuring process immediately after filing for Chapter 11 in November 1995. Our efforts included consolidating our store base and selling our entertainment division to generate an immediate infusion of needed cash.

During the next phase of our turnaround process, we clearly identified the company's strengths and weaknesses, and initiated programs to help us adopt best practices and implement improvements. These initiatives have included:

     Conducting market research for most of our chains.

     Improving merchandise quality and assortments.

     Reducing our emphasis on discount pricing to improve sales and margins.

     Investing $13 million to upgrade our stores' physical appearance in 1996 and earmarking $16 million for 1997.

     Giving store staffs more time to serve customers by eliminating and streamlining "backroom" operations.

     Implementing company-wide standards for compensation, scheduling, sales, service, merchandise returns, and more.

     Developing stronger relationships with our vendors to improve merchandise quality and further streamline our allocation and distribution processes.

     Reducing overhead and other costs.

These initiatives provide a solid base from which Edison can now execute its strategic business plan - the first the company has produced in a number of years. The plan outlines a focus on two key markets - youth and special size - which fit the company's current profile and offer strong opportunities for growth. This new strategic focus will allow us to continue to build our existing businesses and provide opportunities for carefully targeted expansion.

1996 Performance

Edison Brothers reported a net loss excluding special charges of $32.9 million for the 52 weeks ended February 1, l997, compared to $63.9 million for the 53 weeks of 1995. Including $110.3 million in special charges in 1996 and $167.1 million ($158.1 million after-tax) of special charges in 1995, the full-year net losses were $143.2 million, or $6.46 per share, and $222.0 million, or $10.06 per share, respectively.

Special charges in 1996 included $74.0 million in noncash charges resulting from the recognition of an impairment loss on long-lived assets, principally real estate and intangibles, pursuant to Statement of Financial

Accounting Standards 121. The remaining $36.3 million in special chargers were restructuring and reorganization expenses, primarily reserves for store closings, and legal and consulting fees.

Same-store sales for 1996 declined by 1.9 percent to $1.02 billion from $1.04 billion in 1995. Total sales for 1996 were $1.09 billion compared with $1.39 billion the year before, a decrease of 20.4 percent, reflecting a 23.4 percent decrease in the average number of stores operated by Edison during the period.

Plan of Reorganization

On February 27, 1997, Edison Brothers filed its proposed plan of reorganization with the U.S. Bankruptcy Court. This was followed by the filing of an amended plan and a proposed disclosure statement on March 31, 1997. The plan is designed to provide Edison with a capital structure to support its business strategy and reduce the company's long-term debt level, allowing us to focus our financial resources on improving our operations.

Edison's proposed plan of reorganization would provide unsecured creditors, including suppliers, lenders and factors, with a combination of cash, new corporate debt, equity and other assets representing an estimated payment of 92 cents on the dollar for the approximately $444 million in total unsecured claims. All of Edison's current common stock would be canceled and 10 million shares of new common stock would be distributed to the unsecured creditors. Current shareholders would receive two sets of warrants that would entitle them to purchase a total of approximately 9 percent of the new stock, on a fully diluted basis, at predetermined prices. Edison's proposed plan of reorganization and disclosure statement are subject to further amendment and revisions before approval of the disclosure statement.

Once the disclosure statement is approved, all creditors and shareholders will have an opportunity to review the plan of reorganization and disclosure statement, and vote on the plan. The court will then hold a hearing to determine whether to confirm the plan of reorganization. If it is confirmed, Edison will then emerge from Chapter 11.

Edison has used the Chapter 11 process to rehabilitate its business and lay a strategic foundation for the future. We are encouraged by our results to date, but clearly need to maintain our momentum and make the most of our opportunities if this initial progress is to translate into sustainable success for Edison over the long term.


Sincerely,

/s/Alan Miller

Chairman and President
April 25, 1997

Consolidated Statements of Operations
(Dollars in millions, except per share data)


                                           1996        1995       1994
                                         (52 weeks)  (53 weeks)  (52 weeks)
--------------------------------------------------------------------------------
Net Sales                                $1,090.4    $1,389.4    $1,476.4
Cost of goods sold, occupancy,
and buying expenses                         794.9     1,033.3     1,017.4
Store operating and administrative
expenses                                    281.4       352.1       360.3
Depreciation and amortization                41.2        62.8        69.6
Interest expense, net (excludes contractual
interest of $35.0 in 1996 and $9.1 in 1995)   2.4        25.2        19.0
Restructuring and reorganization
expenses                                     36.3       167.1          -
Impairment of long-lived assets              74.0           -          -
Other operating                                 -           -       (22.3)
--------------------------------------------------------------------------------
                                          1,230.2       1,640.5   1,444.0
--------------------------------------------------------------------------------
Income (Loss) before Income Taxes          (139.8)       (251.1      32.4
Income tax provision (benefit)                3.4         (29.1)     11.9
Net Income (Loss)                        $ (143.2)     $ (222.0) $   20.5
================================================================================
Net Income (Loss) per Common Share       $  (6.46)     $ (10.06) $    .93
================================================================================

See accompanying notes

Consolidated Balance Sheets
(Dollars in millions)

                                         1996        1995
                                         year-end    year-end
Assets
--------------------------------------------------------------------------------

Current Assets:
Cash and cash equivalents                $125.6      $139.6
Investments                                78.5           -
Merchandise inventories                   210.7       250.5
Income tax receivable                       0.8        42.8
Prepaid expenses                            5.0        10.2
Other current assets                        4.8         9.4
Total Current Assets                      425.4       452.5
Assets Held for Sale                       10.9           -
Property and Equipment, net               146.0       209.0
Intangible Assets, net                        -        50.3
Prepaid Pension Expense                    41.3        38.4
Other Assets                               10.2        11.3
--------------------------------------------------------------------------------
Total Assets                             $633.8      $761.5
================================================================================


LIABILITIES AND COMMON STOCKHOLDERS'
 EQUITY (DEFICIT)

Current Liabilities:
Accounts payable                         $  69.2     $ 64.8
Payroll and vacations                       10.7       13.4
Other taxes                                  5.7        6.9
Other current liabilities                   23.1       26.0
--------------------------------------------------------------------------------
Total Current Liabilities                  108.7      111.1

Liabilities Subject to Settlement under
Reorganization Proceedings                 508.3      489.8
Other Liabilities                           18.9       20.2
Common Stockholders' Equity (Deficit):
Common stock, par value $1                   22.2      22.1
Capital in excess of par value               76.9      76.7
Retained earnings (deficit)                (101.6)     41.6
Foreign currency translation adjustment
 and other                                     .4         -
--------------------------------------------------------------------------------
Total Common Stockholders' Equity
(Deficit)                                    (2.1)    140.4
--------------------------------------------------------------------------------
Total Liabilities and Equity
(Deficit)                                  $633.8    $761.5
================================================================================

See accompanying notes

Consolidated Statements of Cash Flows
(Dollars in Millions)


                                         1996        1995        1994
                                         (52 weeks)  (53 weeks)  (52 weeks)
--------------------------------------------------------------------------------
Cash Flows from Operating Activities:

Net income (loss)                        $(143.2)    $(222.0)    $20.5
Adjustments to reconcile net income
(loss) to net cash provided by
Operating activities:
Depreciation and amortization               41.2          62.8      69.6
Provision for deferred income taxes,
net of valuation allowance and
acquisitions                                   -           4.5       8.8
Restructuring and reorganization
expenses                                     11.7        111.3         -
Impairment of long-lived assets              74.0            -         -
Changes in assets and liabilities,
net of effects from acquisitions
and dispositions:
Merchandise inventories                      39.9         71.0    (26.7)
Income tax receivable, prepaid
expenses,and other assets                    49.9        (16.8)   (24.9)
Accounts payable, accrued expenses,
and other liabilities                         5.4         67.7     (5.0)
Other                                         6.6          6.9      7.6
--------------------------------------------------------------------------------
Total Operating Activities                   85.5         85.4     49.9
--------------------------------------------------------------------------------
Cash Flows from Investing Activities:

Payment for companies and assets purchased,
net of cash acquired                          -          (14.1)   (11.8)
Capital expenditures                       (21.9)        (37.2)   (61.7)
Increase in investments                    (78.5)           -         -
Net proceeds from disposal of
subsidiaries                                  -           17.1        -
Other                                        0.8           2.7     (0.9)
--------------------------------------------------------------------------------
Total Investing Activities                 (99.6)        (31.5)   (74.4)
--------------------------------------------------------------------------------
Cash Flows from Financing Activities:

Proceeds from prepetition debt
issuance                                       -          60.0      15.0
Prepetition long-term debt
payments                                       -          (0.1)    (35.7)
Net prepetition short-term debt
borrowings                                     -          11.4      71.1
Net postpetition borrowings
(payments) under short-term credit
facility                                    (0.2)          0.2         -
Dividends on common stock                    -            (9.3)    (27.3)
Other                                          0.3         6.1       1.0
--------------------------------------------------------------------------------
Total Financing Activities                     0.1        68.3      24.1
--------------------------------------------------------------------------------
Effect of exchange rate changes
on cash                                          -        (9.6)     (5.2)
--------------------------------------------------------------------------------
Cash Provided (Used)                          (14.0)    112.6       (5.6)
Beginning cash and cash
equivalents                                   139.6       27.0      32.6
--------------------------------------------------------------------------------
Ending Cash and Cash Equivalents             $125.6    $ 139.6     $27.0
================================================================================
Cash Payments (Receipts) for:

Interest expense                             $  0.4    $  23.9     $20.4
Income taxes                                 $(37.9)   $ (0.7)    $  4.5


See accompanying notes

CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY (DEFICIT) (Dollars in millions, except per share data)
                                                               Foreign
                                                               Currency
                                         Capital in Retained   translation
                                Common   excess of  earnings   adjustment
                                stock    par value  (deficit)  and other
--------------------------------------------------------------------------------

Balance at Beginning of 1994    $22.0    $75.6      $310.6     ($0.3)
Net income                        -        -        20.5         -
Stock options exercised and
 employee benefit plans           -      1.0          -        0.1
Common stock purchased - 9,000
 shares                           -      (0.1)        -          -
Foreign currency translation
adjustment                        -        -          -        (14.9)
Dividends on common stock
 $1.24 per share                  -        -        (27.3)       -
--------------------------------------------------------------------------------

Balance at End of 1994          22.0     76.5       303.8      (15.1)
Net loss                         -        -        (222.0)      -
Stock options exercised and
employee benefit plans          0.1      0.2          -          -
Spin-off of subsidiary            -        -          -        (30.9)
Foreign currency translation
adjustment                        -        -          -         15.1
Dividends on common stock
 $.42 per share                   -        -        (9.3)        -
--------------------------------------------------------------------------------

Balance at End of 1995          22.1     76.7       41.6         -
Net loss                         -        -        (143.2)      -
Employee benefit plans           0.1      0.2          -          -
Foreign currency translation
adjustment                        -        -          -          0.4
--------------------------------------------------------------------------------
Balance at End of 1996         $22.2    $76.9      ($101.6)     $0.4
================================================================================


See accompanying notes

Notes to Consoldiated Financial Statements
(Dollars im Millions, except per share data)

Note 1: Proceedings under Chapter 11

On November 3, 1995 (the Petition Date), Edison Brothers Stores, Inc. (the Company) and 65 of its subsidiaries and affiliates (the Debtors) filed petitions for relief under Chapter 11 of the United States Bankruptcy Code (Chapter 11) in the United States Bankruptcy Court in Wilmington, Delaware. The Debtors are presently operating their respective businesses as debtors-in-possession. A statutory Creditors' Committee has been appointed in the Chapter 11 cases. In addition, the U.S. Trustee appointed an Equity Committee during the fourth quarter of 1996. The Chapter 11 cases of the Debtors are being jointly administered for procedural purposes only.

Certain foreign subsidiaries were not included in the Chapter 11 filing. The results of their operations and financial position are not material to the consolidated financial statements.

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which principles, except as otherwise disclosed, assume that assets will be realized and liabilities will be discharged in the normal course of business. As a result of the Chapter 11 cases and circumstances relating to this event, including the Company's debt structure, its recurring losses, and current economic conditions, such realization of assets and liquidation of liabilities are subject to significant uncertainty. Additionally, the amounts reported on the consolidated balance sheet could materially change because of the plan of reorganization, since such reported amounts do not give effect to adjustments to the carrying value of the underlying assets or amounts of liabilities that may ultimately result.

In the Chapter 11 cases, substantially all liabilities as of the Petition Date are subject to compromise or other treatment under a plan of reorganization. For financial reporting purposes, those liabilities and obligations whose disposition is dependent on the outcome of the Chapter 11 cases have been segregated and classified as liabilities subject to settlement under reorganization proceedings in the consolidated balance sheets. Generally, actions to enforce or otherwise effect repayment of all pre-Chapter 11 liabilities as well as all pending litigation against the Debtors are stayed while the Debtors continue their business operations as debtors-in-possession. Schedules have been filed by the Debtors with the Bankruptcy Court setting forth the assets and liabilities of the Debtors as of the Petition Date as reflected in the Debtors' accounting records. Differences between amounts reflected in such schedules and claims filed by creditors will be investigated and either amicably resolved or adjudicated. The ultimate amount of and settlement terms for such liabilities are subject to a plan of reorganization and accordingly are not presently determinable.

Under the Bankruptcy Code, the Company may elect to assume or reject real estate leases, employment contracts, personal property leases, service contracts, and other prepetition executory contracts, subject to Bankruptcy Court approval. The liabilities subject to settlement under reorganization proceedings include a provision for the estimated amount that may be claimed by lessors and allowed in connection with the real estate leases. The Company will continue to analyze its executory contracts and may assume or reject additional contracts.

On February 27, 1997, the Debtors filed a proposed Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, which was amended by a subsequent filing on March 31, 1997 (the plan as amended, the "Plan"). On March 31, 1997, the Debtors also filed a Disclosure Statement pursuant to Section 1125 of the Bankruptcy Code. The Court has set a hearing date of May 13, 1997, for consideration of the adequacy of the Debtors' Disclosure Statement. If the Disclosure Statement is approved by the Court, the Company will then solicit acceptances of the Plan for those holders of claims and equity interests entitled to vote thereon under the terms of the Plan. A confirmation hearing will thereafter be held by the Bankruptcy Court to determine whether the Plan satisfies all of the requirements for confirmation specified in Section 1129 of the Bankruptcy Code, among which are that the Plan be: (i) accepted by all impaired classes of claims and equity interests or, if rejected by an impaired class, that the Plan "does not discriminate unfairly" and is "fair and equitable" as to such class; (ii) feasible; and (iii) in the "best interests of creditors and stockholders that are impaired under the Plan."

The Plan and Disclosure Statement may be subject to further amendment and revisions before the process is completed. As currently drafted, the Plan provides for a distribution to creditors of a combination of cash, new corporate debt, new Company common stock and other assets. General unsecured creditors would receive: (i) a cash payment of $119 (subject to certain adjustments); (ii) ten year, 11% unsecured notes in the principal amount of $100 (with the first three years of interest prefunded and no scheduled principal payments until maturity in 2007); (iii) new common stock of the Company, which would be issued at the time of emergence and replace all existing shares; (iv) title to the Company's headquarters building in downtown St. Louis, which the Company would continue to occupy under the terms of a ten year lease; and (v) excess cash of approximately $43 from the Company's overfunded pension plan. Holders of existing equity interests in the Company would receive a combination of three- and six-year warrants to purchase a total of approximately nine percent of the new common stock.

The Plan will not become effective unless and until certain conditions specified therein have been satisfied or waived. Among these conditions are that: (i) an order confirming the Plan, in form and substance reasonably acceptable to the Debtors and the statutory Creditors' Committee, shall have been signed by the Bankruptcy Court and there shall not be a stay or injunction in effect with respect thereto; (ii) the Debtors shall have at least $25 in cash as of July 5, 1997, after giving effect to the distributions of cash projected to be made under the Plan; (iii) the Debtors shall have credit availability under a working capital credit facility providing the Debtors with working capital sufficient to meet their requirements; and (iv) various other actions, documents and agreements necessary to implement the Plan shall have been effected or executed.

The Company anticipates using fresh start accounting once the Plan is consummated.

Note 2: Description of Business and Summary of Significant Accounting
Policies

Business: The Company owns and operates chains of specialty retailing stores located in 49 states, Puerto Rico, the Virgin Islands, and Canada. The Company conducts its principal operations through subsidiaries in two segments, apparel and footwear.

Consolidation:   The financial statements include the accounts of all
subsidiaries; intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents: Short-term investments with maturities of three months or less at the time of purchase are reported as cash equivalents.

Investments: Investments consist of U.S. government debt securities which mature in less than one year, and are classified as available-for-sale. The amortized cost, which approximates fair value, of these securities is adjusted for amortization of premiums and accretions of discounts to maturity. Amortization, interest and dividends are included in interest income.

Inventories: A portion of the inventories (76%) is determined using the retail method and is based on the lower of cost or market. The other portion (24%) is stated at the lower of cost, mainly average costs, or market, based principally on anticipated realizable values.

Long-Lived Assets: Depreciation and amortization of property and equipment and intangible assets are computed principally on a straight-line basis. The Company follows Statement of Financial Accounting Standards 121, "Accounting for Long-Lived Assets and for Long-Lived Assets to be Disposed of" (SFAS 121), in evaluating the recoverability of long-lived assets.

Income Taxes: The liability method is used to compute deferred income taxes resulting from temporary differences in the recognition of income and expense items for tax and financial reporting purposes.

Interest Expense: Interest expense for 1995 and 1994 has been reduced by interest income of $1.8 (earned prior to the Petition Date), and $1.6, respectively. Interest earned subsequent to the Petition Date of $8.2 in 1996 and $0.9 in 1995 is included in restructuring and reorganization expenses.

Store Opening and Closing Costs:   Store preopening costs are charged
against income as incurred. Closing costs are accrued when the decision is made to close a store.

Earnings Per Share: Earnings per common share are based on the weighted average number of shares outstanding (22,185,000 in 1996; 22,070,000 in 1995; and 22,007,000 in 1994). Shares issuable under stock option plans did not have a significant dilutive effect on earnings per common share.

Estimates:   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenues and expenses during the reporting period. Actual amounts could differ from these estimates.

Reclassifications:   Certain prior-year items have been reclassified to
conform to the current-year presentation.

Fiscal Year:   The Company's fiscal year ends on the Saturday closest to
January 31. References to 1996, 1995, and 1994 are to the 52 weeks ended February 1, 1997, the 53 weeks ended February 3, 1996, and the 52 weeks ended January 28, 1995.

Note 3: Restructuring and Reorganization Expenses

The Company records restructuring and reorganization expenses in accordance with AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." Restructuring and reorganization expenses for the fiscal years ended February 1, 1997, and February 3, 1996, respectively, were as follows:



                                                     1996        1995
--------------------------------------------------------------------------------
Estimated costs for store closings                  $13.7      $101.6
Loss on sale of subsidiaries                          0.9        33.0
Accelerated goodwill amortization                       -        15.1
Consulting fees                                      15.4         2.2
Legal fees                                            4.4         1.5
Interest income                                      (8.2)       (0.9)
Other                                                10.1        14.6
--------------------------------------------------------------------------------
Restructuring and reorganization
expenses                                            $36.3      $167.1
================================================================================


During 1996 and 1995, the Company recognized store closing provisions relating to a restructuring plan designed to close unprofitable stores. In 1996, sales and store contribution for stores closed during 1996 were $128.7 and $(2.8). Sales and store contribution recorded in 1995 for the stores closed during 1995 were $177.2 and $(26.1). The Company is continuing to evaluate store operating performance to determine the need for additional store closings.

Store closing costs of $13.7 and $101.6 in 1996 and 1995, respectively, represent a provision to cover early lease termination claims and the write-off of fixtures and equipment, leasehold improvements, and related intangible assets. Charges of $19.2 in 1996 and $59.2 in 1995, representing the net book value of fixed and intangible assets that have been disposed of, have been made to the reserve. Lease termination claims totaling $42.8 and $38.6 at the end of 1996 and 1995, respectively, have been reclassified to liabilities subject to settlement under reorganization proceedings.

In 1995 the Company recorded a $24.7 loss related to the sale of substantially all the assets of its mall entertainment division. In addition, the Company recorded provisions of $0.9 and $8.3 in 1996 and 1995, respectively, to cover the costs associated with the disposal of the remaining operations. The two remaining entertainment locations are expected to close in the fall of 1997.

The Company recorded a $15.1 charge in 1995 for the accelerated amortization of Zeidler & Zeidler goodwill. An evaluation of the carrying value of the goodwill in relation to the operating performance of the underlying business, coupled with store closings in 1995 and provisions for 1996 closings, indicated that such goodwill had declined in value.

The Company incurred consulting and legal fees for bankruptcy activity, restructuring efforts and the plan of reorganization. These professional fees were for services provided to the Company, the Creditors' Committee and the Equity Committee.

Other reorganization expense of $10.1 for 1996 and $14.6 for 1995 represent expenses related to an early retirement program, payroll and severance costs, retention bonuses, liquidator fees and other expenses incurred as a result of the Chapter 11 filing. 1995 expenses also include costs related to the closing of the Company's distribution center in Rome, Georgia.

Of the $203.4 restructuring and reorganization expenses incurred since the petition date, $123.0 were noncash charges. Total cash payments were $20.7 in 1996 and $3.7 in 1995, primarily for professional fees. Charges of $56.0 represent payments to be made in the future, mostly for lease termination claims.

Note 4: Property and Equipment



Property and equipment are recorded at cost as follows:


                                   1996    1995
                                year-end year-end
--------------------------------------------------------------------------------

Land                            $  4.9   $   5.8
Buildings                         24.0      69.7
Leasehold improvements           170.3     189.7
Fixtures and equipment           137.3     147.5
Property held under capital
leases, principally
buildings                          9.6       9.6
--------------------------------------------------------------------------------
Total cost                       346.1     422.3
--------------------------------------------------------------------------------
Accumulated depreciation
and amortization                (200.1)   (213.3)
--------------------------------------------------------------------------------
Property and equipment,
net                             $146.0    $209.0
================================================================================


Depreciation and amortization expense for 1996, 1995, and 1994 was $35.3, $52.1, and $56.9, respectively. In 1996, the Company decided to dispose of specific corporate properties no longer used in the business. The value of the land and buildings of $10.9 has been reclassified to assets held for sale in the consolidated balance sheet.

Effective for fiscal 1996 and in accordance with SFAS 121, the Company reviews long-lived assets, identifiable intangibles and goodwill for impairment whenever events or changes in business circumstances indicate the carrying amount of the assets may not be fully recoverable. The Company generally performs non-discounted cash flow analyses to determine if an impairment exists. If impairment is determined to exist, the related impairment loss is calculated based on the present value of cash flows using discount rates which reflect the inherent risk of the underlying business. Impairment losses on assets to be disposed of (if any) are based on the estimated proceeds to be received less costs of disposal.

In 1996, Apparel and Footwear long-lived assets were compared to current estimates of the associated future cash flows over the average remaining lease terms for the stores within those segments. For those assets determined to be impaired, future cash flows were then discounted at a 14% rate, which the Company believes to be consistent with current business risk. Corporate properties were evaluated based on a review of independent appraisals.

As a result, the $74.0 charge in 1996 represents write-downs of $39.4 for the apparel segment and $34.6 for corporate properties. The write-downs consist of the following:

--------------------------------------------------------------------------------
Assets held for sale (corporate
land and buildings)                      $  4.8
Buildings                                  21.5
Leasehold improvements and other            2.0
Fixtures and equipment                      3.3
Intangibles                                42.4
Impairment of long-lived assets          $ 74.0
--------------------------------------------------------------------------------

Note 5: Intangible Assets

--------------------------------------------------------------------------------
                                  1995
                                year-end


Leasehold rights                $ 10.1
Goodwill                          34.0
Covenant not to compete           12.0
Other                             15.3
Total                             71.4
Accumulated amortization         (21.1)
Intangible assets, net          $ 50.3
--------------------------------------------------------------------------------


During 1996 the remaining net book value of intangibles of $42.4 was written off and was included in impairment of long-lived assets in the consolidated statements of operations. See Note 4 for discussion of asset impairment adjustments determined in accordance with SFAS 121.

Intangibles are amortized over useful lives ranging from 2 to 30 years. Amortization expense for 1996, 1995, and 1994 was $5.9, $10.7, and $12.7, respectively. In 1995 an additional charge of $15.1 was recorded for the accelerated amortization of Zeidler & Zeidler goodwill and was included in restructuring and reorganization expenses in the consolidated statements of operations.

Note 6: Employee Benefit Plans

The qualified pension plan covers employees who have met age and service eligibility requirements. Benefits are based on each employee's highest average compensation for any 5 consecutive full calendar years out of the last 15 years of credited service preceding separation. The Company funds at least the minimum amount required by funding standards. Currently, the pension plan on an actuarial basis is overfunded and there is no current funding by the Company.

The current qualified plan will be terminated effective May 31, 1997 and a new plan implemented concurrent with the termination. The Company will seek approval from the Pension Benefit Guarantee Corporation in order to terminate the plan. The Company filed a determination letter with the Internal Revenue Service on March 24, 1997 to assess the tax status of the termination. Plan participants have been notified of the termination. Participants currently receiving benefits under the qualified plan will have annuity contracts purchased on their behalf. All participants who are not currently receiving benefits will become fully vested upon plan termination. The participants will have the option to have the net present value of their vested benefits transferred into the new qualified plan, or converted into an annuity contract. The specific terms of the new qualified plan have not yet been finally determined.

In determining the actuarial present value of projected future benefits for 1996 and 1995, the weighted-average discount rate was 7.5% and 7.0%, respectively, and the rate of increase in future compensation levels was 5.65% for both years. For 1996, 1995, and 1994, the assumed rate of return on assets was 9.5%. Plan assets consist primarily of fixed income and equity securities.

The plan's funded status is as follows:

--------------------------------------------------------------------------------
                                1996     1995
                                year-end year-end


Actuarial present value:
Vested benefit obligation       $ 45.8   $ 45.8
Nonvested benefit obligation       3.4      4.2
Accumulated benefit obligation  $ 49.2   $ 50.0
================================================================================
Projected benefit obligation    $(60.0)  $(62.2)
Plan assets at market value      137.9    118.1
Plan assets in excess of
projected benefit obligation      77.9     55.9
Unrecognized net asset          (36.6)    (17.4)
Unrecognized prior service cost     -      (0.1)
--------------------------------------------------------------------------------
Prepaid pension expense         $ 41.3    $38.4
================================================================================



Net pension income includes the following components:

--------------------------------------------------------------------------------
                                1996     1995       1994


Service cost                    $(1.9)   $(1.5)     $(2.0)
Interest cost                    (4.2)    (3.5)      (3.5)
Actual return on assets          24.3     30.7        2.5
Partial recognition of
prior period net gain             0.7       0.7       0.1
Net (gains) losses deferred
to future periods               (14.3)   (22.2)       5.4
Net pension income              $ 4.6     $4.2      $ 2.5
--------------------------------------------------------------------------------



The Company provides supplemental pension benefits under other non-qualified plans which are not funded. The total liability for these plans was $5.5 in 1996 and $4.6 in 1995. Net pension expense for these plans for the years 1996, 1995, and 1994 was $1.1, $1.0, and $1.4, respectively. The non-qualified pension liability is classified as liabilities subject to settlement under reorganization proceedings for 1996 and 1995.

The Company provides an employee savings plan that permits employees to make contributions in accordance with Internal Revenue Code Section 401(k). Employees who meet age and service requirements are eligible to participate by contributing up to 15% of their pretax compensation. The Company matches a portion of the employee's contribution under a predetermined formula based on the Company's return on equity. Company contributions to the plan may be remitted in the form of cash or Company common stock. The Company's expense related to the plan was $.4 for 1996, $.2 for 1995, and $.3 for 1994.

Note 7: Financing Arrangements

The Company and its subsidiary, Edison Brothers Apparel Stores, Inc., as debtors-in-possession, are parties to a Loan Agreement dated effective November 9, 1995, (the DIP Facility) with BankAmerica Business Credit, Inc., as Agent and Lender, under which the Company may borrow up to $200.0, subject to collateral restrictions, to fund ongoing working capital needs. The DIP Facility, which has been approved by the Bankruptcy Court, has a sublimit of $150.0 for the issuance of letters of credit. The DIP Facility is intended to provide the Company with the cash and liquidity to conduct its operations and pay for merchandise shipments at normal levels through the emergence date.

At the Company's option, the Company may borrow under the DIP Facility at the Reference Rate (as defined) plus .25% or at the Eurodollar Rate (as defined) plus 1.5%. The current borrowing rate is 8.5%. The maximum borrowing, up to $200.0, is limited to 50% of the value of eligible inventory (as defined) plus 95% of the amount of cash deposited with the Agent. The Company is required to pay a commitment fee of .375% per annum on the unused portion of the DIP Facility. The DIP Facility contains restrictive covenants including, among other things, a limitation on store closings of 1,100 (as amended), limitations on the incurrence of additional liens and indebtedness, limitations on capital expenditures and the sale of assets, the maintenance of minimum operating earnings (EBITDA) and inventory levels, and a prohibition on paying dividends. At February 1, 1997, the Company was in compliance with the DIP Facility covenants.

The lenders under the DIP Facility have a "super-priority" administrative expense claim against the estate of the Company. The DIP Facility expires on the earlier of November 9, 1997, or the effective date of a reorganization plan that is confirmed by the Bankruptcy Court.

There were no outstanding borrowings at February 1, 1997. As of February 3,

1996, the Company had $.2 outstanding under the DIP Facility. As of February 1, 1997 and February 3, 1996, outstanding letters of credit were $84.5 and $112.6 and available borrowings under the DIP were $41.1 and $56.9, respectively.

Note 8: Liabilities Subject to Settlement Under Reorganization Proceedings

The principal categories of claims classified as liabilities subject to settlement under reorganization proceedings are identified below. All amounts below may be subject to future adjustment depending on Bankruptcy Court action, further developments with respect to disputed claims, determination as to the value of any collateral securing claims, or other events. Additional claims may arise resulting from rejection of additional executory contracts by the Company.




                                1996     1995
                                year-end year-end
--------------------------------------------------------------------------------

Long-term senior notes payable  $150.0   $150.0
Notes payable-banks              205.9    205.9
Cash set-off applied to debt      (3.6)    (3.6)
Capital lease obligations         12.4      8.4
Accrued interest payable           4.3      3.5
Deferred debt costs               (4.3)    (6.7)
Postretirement benefit/Pension
accrual                           47.7     45.6
Accounts payable                  36.1     35.9
Lease termination claims          42.8     38.6
Taxes                              6.0      4.3
Other                             11.0      7.9
Liabilities subject to
settlement under
reorganization proceedings      $508.3     $489.8

--------------------------------------------------------------------------------

As a result of the bankruptcy filing, no principal or interest payments will be made on any prepetition debt without Bankruptcy Court approval or until a reorganization plan defining the repayment terms has been approved. Interest on prepetition obligations has generally not been accrued after the Petition Date.

Prior to the bankruptcy filing and certain agreements discussed below, the Company's debt consisted of senior notes held by various institutional lenders amounting to $150.0. The unsecured senior notes, having maturities from 7 to 15 years, were to bear interest at rates of 7.09% to 8.04%. The Company also has outstanding borrowings under a $125.0 revolving credit facility as well as short-term and demand notes under uncommitted bank lines with varying interest rates and maturity dates. In addition, the Company had $8.4 in obligations relating to its Washington, Missouri, distribution center which are characterized as capital leases for financial reporting purposes.

As a result of its operating loss for second quarter 1995, the Company was in violation of certain financial covenants under its bank and senior note agreements. During the third quarter 1995, the Company and its subsidiary,

Edison Brothers Apparel Stores, Inc., entered into an agreement for a $75.0 secured revolving line of credit facility with BankAmerica Business Credit, Inc. extending through February 29, 1996. In addition, the Company entered into override agreements with its existing lenders through February 29, 1996. The override agreements covered existing 1995 financial covenants and deferred principal repayments otherwise due December 1, 1995. Furthermore, the Company's primary existing letter of credit bank agreed to continue to provide international letters of credit through the override period. In exchange for these concessions, the Company paid a one-time forbearance fee of $3.6 and agreed to increase the interest rate on the outstanding debt to 9.75%.

As of the bankruptcy filing, the Company had outstanding $150.0 of senior notes, $125.0 under its $125.0 revolving credit facility, $80.9 of short-term and demand notes under its uncommitted bank lines, $8.4 of capital lease obligations, and $21.6 under its $75.0 secured revolving line of credit facility. The Company received authorization from the Bankruptcy Court to make a $21.6 payment on the secured revolving line of credit facility. In addition, $3.6 of cash was set-off by the banks against outstanding principal and accrued interest balances.

As part of the Chapter 11 reorganization process, the Company has attempted to notify all known or potential creditors of the Chapter 11 filing for the purpose of identifying all prepetition claims against the Company. Generally, creditors whose claims arose prior to the Petition Date had until August 1, 1996 ("Bar Date") to file claims or be barred from asserting claims in the future. Claims arising from rejection of executory contracts by the Company on or after July 1, 1996, and claims related to certain other items were permitted to be filed by other dates set by the Bankruptcy Court. Differences between amounts shown by the Debtors and claims filed by creditors are being investigated and will either be amicably resolved or adjudicated. The ultimate amount of and settlement terms for such liabilities are subject to the plan of the reorganization when confirmed, and accordingly are not presently determinable.

Note 9: Postretirement Benefits

The Company at its discretion provides a defined dollar benefit health and life plan to its retirees and their eligible spouses and dependents. To qualify, an employee must retire at age 55 or later with at least 15 years of credited service under the pension plan. The health care portion of the plan is contributory, with retiree contributions subject to adjustment annually. The life insurance portion of the plan is noncontributory. The Company funds, as needed, plan costs in excess of retiree contributions. The Company reserves the right to modify or terminate these benefits.



The plan's funded status is as follows:


                                  1996     1995
                                year end year end
--------------------------------------------------------------------------------
Accumulated postretirement
benefit obligation:

Retirees                        $35.7    $37.1
Fully eligible active plan
participants                      1.9      3.7
Other active plan participants    3.3      4.1
Unrecognized net gain (loss)      1.4     (3.7)
Prior service cost               (0.1)    (0.1)
Accrued postretirement benefit
cost                            $42.2    $41.1

--------------------------------------------------------------------------------

The accrued benefit cost was classified as liabilities subject to settlement under reorganization proceedings for year end 1996 and 1995.



Net periodic postretirement benefit cost consists of:


                                1996   1995
--------------------------------------------------------------------------------

Service cost                    $0.2     $0.2
Interest cost                    3.1      3.2
Net periodic postretirement
benefit cost                    $3.3     $3.4
--------------------------------------------------------------------------------


An increase in the cost of covered health care benefits of 9% for pre age 65 participants and 9% for post age 65 participants was assumed for fiscal year 1997. This rate is assumed to decrease gradually to 6% by the year 2003 and remain at that level thereafter. A 1% increase in the health care cost trend rate would increase the accumulated postretirement benefit obligation by $2.9 at year end 1996 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1996 by $.3. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.5% and 7.0% at year-end 1996 and 1995, respectively.

Note 10: Income Taxes



The provision (benefit) for income taxes consists of:

--------------------------------------------------------------------------------
                                 1996      1995      1994
--------------------------------------------------------------------------------
Current expense (benefit):

Federal                         $ 0.5    $(35.6)    $ 0.4
Foreign                           0.7       0.3       2.6
State and local                   2.5       1.7       0.1
Deferred expense (benefit)      (13.5)    (39.0)      8.8
Deferred tax valuation
allowance                        13.2      43.5         -
Income tax provision(benefit)   $ 3.4    $(29.1)    $11.9

--------------------------------------------------------------------------------

Significant components of the deferred tax liabilities and assets in the consolidated balance sheets are as follows:

                                1996     1995       1994
                              year end  year end   year end
--------------------------------------------------------------------------------

Accelerated depreciation        $ 4.9    $ 9.3      $11.1
Pension income                   15.6     14.9       12.2
Other                             2.6      9.8       21.2
Total deferred tax
liabilities                      23.1     34.0       44.5
Inventory capitalization          5.2      4.8        4.6
Rent expense accruals             6.3      7.7        8.0
Postretirement benefits          16.6     16.1       13.0
Acquisition-related reserves       -       1.3        2.6
Restructuring reserves           17.9     20.6          -
Net operating loss carry
forward                          18.8     13.9          -
Other                            20.0     13.1        22.2
Total deferred tax assets        84.8     77.5        50.4
Less: Deferred tax valuation
allowance                        61.7     43.5          -
Net deferred tax assets         $   -    $   -      $  5.9
--------------------------------------------------------------------------------



During 1996 and 1995 the Company concluded that it is likely it will not be able to realize its deferred tax assets. Accordingly, an allowance against the net deferred tax asset balance of $61.7 and $43.5, respectively, and charges to income tax expense of $13.2 and $43.5, are reflected in the consolidated financial statements.


Reconciliation of federal statutory rates to effective income tax rates:


                                          1996       1995      1994
--------------------------------------------------------------------------------

Federal corporate statutory rate         (35.0%)    (35.0%)    35.0%
State & local income taxes, net of
federal benefit                            0.5%      (0.4%)     3.5%
Goodwill amortization and
write-off                                  4.5%       3.3%         -
Deferred tax valuation allowance          32.4%      17.3%         -
Other                                        -        3.2%     (1.6%)
Income tax provision (benefit)             2.4%     (11.6%)    36.9%

--------------------------------------------------------------------------------


Pretax earnings from foreign subsidiaries were $1.9 in 1996, $0 in 1995, and $8.4 in 1994.

As of year-end 1996 the Company has a net operating loss carryforward for federal income tax purposes of approximately $48.2, which is available to offset future taxable income through 2011. The Company also has a capital loss carryforward for federal income tax purposes of $11.9 which is available to offset future capital gains through 2001. In addition, the Company has an alternative minimum tax credit carryforward of approximately $2.7, which is available to reduce future regular income taxes over an indefinite period. Implementation of the Company's plan of reorganization may significantly reduce the various carryforward items; additionally, a significant change in ownership as a result of the Company's plan of reorganization could limit the use of any remaining carryforwards.




Note 11: Common Stock

--------------------------------------------------------------------------------
                                      1996         1995
                                   Year end       Year end
--------------------------------------------------------------------------------
Shares:

Issued (100,000,000 authorized)    27,554,232   27,554,232
Less held in treasury               5,352,454    5,466,742
Outstanding                        22,201,778   22,087,490
Stockholders of record                  4,000        4,000

--------------------------------------------------------------------------------

The Company has elected to follow Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options generally equals the market price of the underlying stock at the date of grant, no compensation expense is generally recognized.

Because the effect of applying the fair value method under Statement of Financial Accounting Standards 123, "Accounting For Stock Based Compensation" (SFAS 123) to the Company's stock based awards results in net income and earnings per share that are not materially different from amounts reported under APB 25, pro forma disclosures have been omitted.

The 1986 and 1992 stock option plans authorize the sale of 1.5 and 1.0 million common shares, respectively, to executives and store managers. No options were granted under the 1986 plan subsequent to adoption of the 1992 plan. Options are exercisable over various options terms not exceeding 10 years following the date of grant.

Activity under these plans was as follows:

1996

                                  Number of       Option
                                   Options     price pershare
--------------------------------------------------------------------------------
Outstanding at beginning
of year                            1,108.096   $4.31-27.98
Granted                               -            -
Exercised                             -           -
Canceled                           (478,495)    11.13-27.98
Outstanding at end of year          629,601      4.31-27.98
Shares exercisable at end of
year                                195,391
Shares issues for options
exercised                                 0
--------------------------------------------------------------------------------


1995
--------------------------------------------------------------------------------
Outstanding at beginning of
year                               1,068,231  $ 16.13-37.35
Granted                              902,080     4.31-27.98
Exercised                             -                 -
Canceled                           (862,215)    11.13-37.25
Outstanding at end of year        1,108,096      4.31-27.98
Shares exercisable at end of
year                                321,153
Shares issues for options
exercised                             0
--------------------------------------------------------------------------------


1994
--------------------------------------------------------------------------------
Outstanding at beginning of
year                                570,521   $11.38-37.25
Granted                             711,700   23.75-29.81
Exercised                           (44,078)  11.38-27.15
Canceled                           (169,912)  11.38-37.25
Outstanding at end of year        1,068,231   16.13-37.25
Shares exercisable at end of
year                               260,091
Shares issues for options
exercised                           44,078
--------------------------------------------------------------------------------


Outstanding stock options under all plans were adjusted on June 29, 1995, as a result of the Dave & Buster's, Inc. spin-off. The number of shares subject to each option was increased by 33.1% and the exercise price was reduced by 24.9%.

During 1995, 175,050 options with exercise prices ranging from $25.38 to $37.25 were canceled and reissued at an exercise price of $14.81.

At February 1, 1997, 1,449,044 shares of common stock were reserved for issuance under the stock option plans.

Each share of outstanding common stock includes a right that entitles the holder to purchase one share of common stock for $93. Rights attach to all new shares of common stock issued and become exercisable only under certain conditions involving actual or potential acquisitions of the Company's common stock. Depending on the circumstances, all holders except the acquiring person may be entitled to purchase at the exercise price additional shares of common stock of the Company and/or of the acquiring person having a market value equal to two times the exercise price. The rights remain in existence until January 26, 1998, unless they are redeemed (at five cents per right) or terminated.

Note 12: Leases

Most operations are conducted in leased premises. Some of the leases include options for renewal or extension on various terms. For 1996, 1995, and 1994, respectively, minimum rentals for operating leases were $101.2, $136.3, and $140.6; additional percentage rentals based on sales were $2.0, $3.5, and $4.8. Most leases also require the payment of common area expenses and real estate taxes.

At year-end 1996 future minimum lease payments required under operating leases are $83.8, 1997; $75.7, 1998; $68.0, 1999; $57.3, 2000; $43.6, 2001; and $406.1,
total.

Note 13: Business Segments:

--------------------------------------------------------------------------------
               Net sales                     Operating profit (loss)
               1996      1995      1994      1995      1995      1994
--------------------------------------------------------------------------------

Apparel        $765.9    $952.3    $975.8    ($44.4)   ($129.5)  $7.7
Footwear        320.7     367.9    400.2     (15.5)    (8.9)     28.7
               1,086.6   1,320.2   1,376.0   (59.9)    (138.4)   36.4
Corporate
& other           3.8      69.2     100.4    (85.8)    (87.5)    16.6
Interest
expense             -        -          -      5.9     (25.2)    (20.6)
               $1,090.4  $1,389.4  $1,476.4  ($139.8)  ($251.1)  $32.4
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
Identifiable assets      Depreciation and amortization
               1996      1995      1994      1996      1995      1994
--------------------------------------------------------------------------------
Apparel        $259.1    $362.2    $492.1    $28.6     $36.9     $39.9
Footwear       97.8      131.2     155.5     9.4       10.1        9.6
               356.9     493.4     647.6     38.0      47.0       49.5
Corporate
 & other       276.9     268.1     246.2     3.2       15.8       20.1
               $633.8    $761.5    $893.8    $41.2     $62.8     $69.6

                              Capital expenditures
--------------------------------------------------------------------------------
              1996       1995      1994
--------------------------------------------------------------------------------
Apparel        $15.7     $11,2     $28.1
Footwear         5.0      10.4      14.8
                20.7      21.6      42.9
Corporate
& other          1.2      15.6      18.8
               $21.9     $37.2     $61.7
--------------------------------------------------------------------------------


Note 14: Acquisitions and Dispositions

During 1995 the Company made acquisitions for an aggregate cash consideration of $14.1. Assets of $19.9 and liabilities of $5.8 were recorded in connection with the acquisitions. The acquisitions were accounted for by the purchase method, and operating results of the acquired entities have been included in the consolidated financial statements since their respective acquisition dates.

Effective June 29, 1995, the Company distributed all of the outstanding shares of common stock of Dave & Buster's, Inc. owned by the Company to Edison Brothers' stockholders of record as of June 19, 1995. Prior to the distribution, Dave & Buster's had been a majority-owned subsidiary engaged in the ownership and operation of restaurant/entertainment complexes. No gain or loss was recorded as a result of the distribution. The distribution was recorded as a dividend and, accordingly, the Company reduced retained earnings by the net book value distributed. Through the distribution date, Dave & Buster's reported 1995 net income of $1.0. As of June 29, 1995, it had total assets of $49.2 and a net book value of $30.9. For fiscal year 1994, Dave & Buster's reported a net income of $2.4. As part of the transaction, the Company guaranteed certain Dave & Buster's lease obligations. As a February 1, 1997, the Company's only remaining obligation was with respect to one lease containing a $2.8 construction allowance repayment provision. Dave & Buster's has agreed, among other things, to indemnify the Company from loss under the lease guarantees and has granted the Company a subordinated security interest in Dave & Buster's leasehold interests in the guaranteed leases and all real and personal property owned by Dave & Buster's on the date of the agreement. The Company believes it has adequate security against loss under the guarantee.

In January 1996 the Company entered into an agreement to sell substantially all of the assets of its mall entertainment division to Namco Cybertainment. The Company received approval for the sale from the Bankruptcy Court and completed the sale in January 1996. As of the sale date, the entertainment division had total assets of $51.8 and a net book value of $44.9. The Company recorded a loss of $24.7 in 1995 in connection with the sale. The Company intends to dispose of its remaining entertainment operations by September, 1997 and recorded provisions of $.9 in 1996 and $8.3 in 1995 related to the remaining assets to be disposed of. For fiscal years 1996, 1995, and 1994, the mall entertainment division reported a net loss of $.5, $1.8 and $1.8, respectively.

Note 15: Other Operating

The $22.3 reported as other operating in the 1994 Consolidated Statements of Operations represents the benefit resulting from recovery of countervailing duties.

Stockholders and Board of Directors

Edison Brothers Stores, Inc.

We have audited the consolidated balance sheets of Edison Brothers Stores, Inc. (the Company and its principal operating subsidiaries in reorganization under Chapter 11 of the United States Bankruptcy Code since November 3, 1995, see Note 1 to the consolidated financial statements) as of February 1, 1997, and February 3, 1996, and the related consolidated statements of operations, common stockholders' equity (deficit), and cash flows for each of the three years in the period ended February 1, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Edison Brothers Stores, Inc. at February 1, 1997, and February 3, 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended February 1, 1997, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared on a going concern basis which contemplates continuity of the Company's operations and realization of its assets and payment of its liabilities in the ordinary course of business. As described more fully in Note 1, on November 3, 1995, Edison Brothers Stores, Inc. filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code and is currently operating its business as a debtor-in-possession under the supervision of the Bankruptcy Court. The Chapter 11 filing was the result of violation of certain debt covenants, recurring operating losses, deterioration of vendor support, and cash flow problems. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans to finance operating activities and further reorganize operations are also described in Notes 7 and 3. The appropriateness of using the going concern basis is dependent upon, among other things, approval of a plan of reorganization by the Bankruptcy Court, attainment by the Company of profitable future operations, and its ability to generate sufficient cash from operations and other financing sources to support its business activities. As a result of the reorganization proceedings, the Company may sell or otherwise dispose of assets and liquidate or settle liabilities for amounts other than those reflected in the financial statements referred to above. Further, a plan of reorganization, as finally approved by the Bankruptcy Court, could materially change the amounts currently recorded. The accompanying consolidated financial statements do not reflect further adjustments that might be necessary to the carrying value of assets and the amounts and classification of liabilities or stockholders' equity (deficit) as a consequence of these bankruptcy proceedings.

As discussed in Note 4, in fiscal 1996, the Company changed its method of accounting for the impairment of long-lived assets and for long-lived assets to be disposed of.

St. Louis, MO
March 14, 1997


Management's Responsibility for Financial Information

Management is responsible for the integrity and objectivity of the financial statements and other information included in this annual report. The financial statements have been prepared in conformity with generally accepted accounting principles. Information that is not subject to objective determination has been developed based upon management's best judgment.

The Company maintains accounting systems that management believes are sufficient to provide reasonable assurance of reliable financial statements and to maintain accountability for assets. These systems are supported by careful selection and training of qualified personnel. The extent of internal accounting controls implemented must be related to the benefits derived, and the balancing of the cost of controls to the benefits derived requires management's estimates and judgments. In addition, as part of its audit of the Company's financial statements, Ernst & Young LLP completed a study and evaluation of selected internal accounting controls to establish a basis for reliance thereon in determining the nature, timing, and extent of audit tests to be applied.

The Board of Directors has an Audit Committee, which is comprised totally of members of the board who are not employees of the Company. The committee meets with the independent auditors and representatives of management to discuss auditing and financial reporting matters. The independent auditors meet with the Audit Committee, with and without management representatives present, to discuss the scope and results of their examinations, the quality of financial reporting, and the propriety of management's conduct of the business.

Management is committed to conducting its business affairs in accordance with the highest ethical standards and in conformity with the law.


Management's Discussion and Analysis

On November 3, 1995, Edison Brothers Stores, Inc. (the Company) and 65 of its subsidiaries and affiliates filed petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The Company has continued to conduct business in the ordinary course as a debtor-in-possession under the protection of the Bankruptcy Court. A plan of reorganization has been filed with the Bankruptcy Court, but the plan has not yet been confirmed. For further discussion of the Chapter 11 proceedings, see Note 1 to the consolidated financial statements.

Business: The Company owns and operates chains of specialty retailing stores located in 49 states, Puerto Rico, the Virgin Islands and Canada. Operations in Mexico were closed during 1996, as the Mexican peso devaluation significantly reduced the Company's ability to generate operating income in this market. The Company conducts its principal operations through subsidiaries in two segments: apparel and footwear. Stores within the apparel and footwear segments, with the exception of the REPP Ltd chain of big-and-tall menswear stores, are almost exclusively mall-based and generally range in average size from 1,700 to 3,000 square feet. Merchandise for all segments is acquired from many vendors and the Company is not dependent on any one supplier. Three main distribution centers serve as receiving points for merchandise and coordinate the distribution of shipments to the stores via common or contract carriers. The Company sold substantially all of its remaining entertainment operations in January 1996 but continues to operate two mall-based entertainment centers. The Company intends to dispose of the remaining entertainment operations by September 1997.

During 1996, the Company closed 419 apparel and footwear stores. The Company has identified another group of approximately 75 stores that will be closed during 1997, and has recorded a charge associated with these closings in the 1996 consolidated financial statements. Store performances will continue to be monitored during the remainder of the Chapter 11 process to evaluate the need for further store closings. The Company consolidated its Precis operations with Bakers/Leeds during 1996, eliminating duplicate responsibilities in merchandising and buying operations. In addition, the Zeidler & Zeidler concept was discontinued in 1996, with some desirable mall locations being converted for use by other Company chains.

At year-end 1996, the apparel segment operated 1,253 stores in nine chains. Six chains focus on menswear: JW/Jeans West; J. Riggings; Oaktree; CODA; REPP Ltd; and Phoenix, the Company's catalog operation. Each menswear chain targets a specific age group of men, with a different product mix. The womenswear chain, 5-7-9 Shops, primarily markets casual wear and accessories to teens and preteens. The Company also has two experimental concepts that market to both men and women. Shifty's targets teenagers who want to set trends with fashionable and branded merchandise. Terrasystems provides casual wear and high performance outdoor gear and clothing to young adults. The Company announced in April 1997 that the Terrasystems concept will be phased out during 1997. The footwear segment operated 490 stores in three chains at the end of fiscal 1996. The footwear chains are Bakers/Leeds and Precis, which offers popular- priced women's fashion shoes, and Wild Pair, which focuses on advanced shoe fashion for young men and women.

The Company's fiscal year ends on the Saturday closest to January 31. References to 1996, 1995, and 1994 are to the 52 weeks ended February 1, 1997, the 53 weeks ended February 3, 1996, and the 52 weeks ended January 28, 1995, respectively.

Financial Condition: Cash, cash equivalents and investments at year-end 1996 increased $64.5 over the prior year and included an income tax refund of $37.6 received in February 1996. In addition, continued deferral of principle and interest payments on prepetition debt increased these balances. Consistent with the prior year presentation, prepetition liabilities of $508.3 have been classified as liabilities subject to settlement under reorganization proceedings in the consolidated balance sheet as of February 1, 1997 (see Notes 1 and 8 to the consolidated financial statements).

Merchandise inventories decreased by 15.9% between 1995 and 1996 due to the numerous store closings and tighter inventory control. The decrease in income tax receivable is due to the receipt of the refund discussed above. In 1996, the Company identified $10.9 of corporate properties that it will attempt to sell. These assets have been classified as assets held for sale on the consolidated balance sheets.

The decreases in property and equipment, net and intangible assets, net are primarily due to the recognition of an asset impairment loss of $74.0 for 1996 recorded in accordance with Statements of Financial Accounting Standards 121, "Accounting for Long-Lived Assets and for Long-Lived Assets to be Disposed of" (SFAS 121). Specifically, an analysis of the projected cash flows of the apparel segment indicated that certain long-lived assets, principally REPP Ltd goodwill, were impaired. Additionally, independent appraisals of corporate properties identified cases where the carrying value exceeded fair value. Furthermore, property and equipment, net was reduced by store closings. Also, capital expenditures decreased by 41.1% from 1995 to 1996.

Capital Resources and Liquidity: Subsequent to the Chapter 11 filing, the Company entered into a loan agreement (the DIP Facility) with BankAmerica Business Credit, Inc. under which the Company may borrow up to $200.0 subject to collateral restrictions, to fund ongoing working capital needs. The DIP Facility has a sublimit of $150.0 for the issuance of letters of credit. The DIP Facility contains restrictive covenants including limitations on store closings, capital expenditures and restrictions on dividend payments. As of February 1, 1997, the Company had $41.1 available for borrowing under the DIP Facility and $204.1 of cash, cash equivalents and investments. The Company expects that its cash and investments and the DIP Facility will continue to provide it with sufficient liquidity to conduct its operations and pay for merchandise shipments through the course of the Chapter 11 process. At February 1, 1997, the Company had utilized $84.5 of the DIP Facility to issue letters of credit, but had no borrowings outstanding under the DIP Facility.

Total cash and cash equivalents decreased by $14.0 from 1995 to 1996, as a result of excess cash being moved into investments which are not considered cash equivalents. Including the $78.5 increase in investments, cash, cash equivalents and short-term investments increased by $64.5 or 46.2% from 1995 to 1996. This increase compares to a $112.6 increase from 1994 to 1995, which included $60.0 of proceeds from prepetition debt issuance.

Overall cash provided from operating activities remained constant between 1995 and 1996, although the components varied from 1995 to 1996. Merchandise inventories decreased during 1996, but not to the same extent as in 1995, when the Company experienced inventory flow disruptions after the Chapter 11 filing. Cash flow from operations increased in 1996 because of the receipt of the income tax refund. Cash flow from operations in 1995 increased $35.5 or 71.1% over 1994. The increase was primarily attributable to a $71.0 decrease in inventory in 1995 and a $26.7 increase in inventory in 1994, offset by the deterioration in 1995 net income.

Cash flow from operations is expected to decline in 1997 from the 1996 levels, primarily because 1996 operating cash flow included the $37.6 nonrecurring income tax refund. In addition, capital expenditures are expected to increase by 80% from 1996 levels. Over the last two years the Company has focused on eliminating unprofitable stores and conserving cash whenever possible. With updated concepts in chains, such as 5-7-9 Shops "super" stores and REPP Ltd's "showcase" stores, the Company intends to undertake significant remodeling of existing stores. Current business plans anticipate approximately 100 new stores for 1997 that will require new fixtures. In addition, the Company will begin implementation in 1997 of a new "enterprise-wide" information system encompassing merchandising, inventory, financial systems and other areas. Normal seasonal inventory requirements will create additional demands on Company funds. Overall, cash, cash equivalents and investments are expected to be reduced significantly when the Company emerges from Chapter 11 given that a substantial amount of cash is expected to be distributed to the creditors under the plan of reorganization (see Note 8 to the consolidated financial statements).

Operating Results: Net sales for the 52 weeks of fiscal 1996 decreased $299.0 or 21.5% from the 53 weeks of fiscal 1995 attributable in part to the numerous store closings that occurred at the end of 1995 and throughout 1996. The Company averaged approximately 600 or 23.4% fewer stores in operation during 1996 as compared to 1995. Net sales for 1995 decreased by

$87.0 or 5.9% from the 52 weeks of fiscal 1994. Same-store sales (sales reported by stores operating for the same periods during both years) were down 1.9% in 1996 from 1995. This compares to a 4.9% decline in same-store sales between 1995 and 1994. The footwear segment experienced a larger decrease in same-store sales during 1996 than the apparel segment.

Cost of goods sold, including occupancy and buying expenses, was 72.9% of sales in 1996, compared with 74.4% and 68.9% in 1995 and 1994, respectively. The improvement from 1995 to 1996 primarily came from reductions in occupancy and buying costs throughout the year. The Company successfully renegotiated approximately 300 leases during 1996, which contributed to the reduction of occupancy and buying costs as a percentage of sales by 1.6%. Reductions of 7% in markdowns were offset by a 7% increase in actual merchandise costs. The increase in cost of goods sold from 1994 to 1995 was due primarily to higher promotional markdowns needed to stimulate sales during 1995. Markdowns as a percentage of sales were 23.6% in 1995 compared to 19.0% in 1994.

Store operating and administrative expenses were 25.8% of sales in 1996, compared to 25.3% in 1995 and 24.4% in 1994. The majority of the 1996 change was due to an 0.8% increase in administrative costs as a percentage of sales, even though total administrative expenses declined 10.4% from 1995 to 1996. Store expenses as a percentage of sales were 0.2% lower than in 1995, as underperforming stores were closed at the end of 1995 and throughout 1996. The increase between 1995 and 1994 was due to the benefit in 1994 of nonrecurring items. Store expenses for the total Company remained constant between 1994 and 1995. Both the apparel and footwear segments had slight increases but store expenses within the entertainment operations decreased as a result of there being only a partial year of results for Dave & Buster's in 1995 (due to the spin-off. See Note 14 to the consolidated financial statements), which had significantly higher store expenses as a percentage of sales compared to the Company's other operations.

Depreciation and amortization has continued to decline since 1994. Reductions have resulted from store closings in both 1995 and 1996. Depreciation and amortization for 1997 should continue to decrease due to the 1996 impairment loss. This decrease is expected to be partially offset by depreciation on capital expenditures planned for 1997.

Interest expense decreased by $22.8 in 1996 from 1995, as no expense was recognized on prepetition liabilities. Higher interest expense in 1995 as compared to 1994 was attributable to higher interest rates on a larger borrowing base. Interest would have been $9.1 higher in 1995 had interest on prepetition obligations after the petition date been accrued. Interest income earned on the Company's cash, cash equivalents and investment balances subsequent to the Chapter 11 filing of $8.2 in 1996 and $0.9 in 1995 was recorded as a credit against restructuring and reorganization expenses in the consolidated statements of operations. Interest expense is expected to increase significantly when the Company emerges from Chapter 11.

Restructuring and reorganization expenses totaling $36.3 for 1996 include $13.7 for early lease termination costs and write-offs of fixtures and equipment, leasehold improvements and related intangible assets: $19.8 for legal and consulting fees; and $11.0 for various other bankruptcy and reorganization related expenses, reduced by $8.2 of interest income. Restructuring and reorganization expenses for 1995 totaled $167.1 and consisted of $101.6 relating to store closings, a $24.7 loss on the sale of the remaining mall entertainment division and an $8.3 reserve to cover the costs associated with the disposal of the remaining units, $15.1 for the accelerated amortization of Zeidler & Zeidler goodwill, and $17.4 for expenses related to an early retirement program, costs related to the closing of the Rome, Georgia distribution center, liquidator fees and other fees and expenses related to bankruptcy and reorganization. Of the $203.4 restructuring and reorganization expense incurred since the petition date, $123.0 were noncash charges. Total cash payments of $20.7 and $3.7 were made in 1996 and 1995, respectively.

In 1996 the Company recorded a charge of $74.0 to recognize the impairment of certain long-lived assets in accordance with SFAS 121. Furniture and fixtures, goodwill and several corporate properties were written down to their fair value. See Note 4 to the consolidated financial statements.

During the fourth quarter of 1994, a dispute involving certain countervailing duties on imported footwear, and accrued interest thereon, was resolved in the Company's favor. All previous accruals of duties and interest expense were reversed, resulting in a credit to income of $22.3.

Pretax income for 1996, excluding restructuring and reorganization expense and charges for impairment of long-lived assets, improved by $54.5 from 1995, primarily due to reductions in depreciation, amortization and interest expense. Pretax income for 1995, excluding the restructuring and reorganization expenses, decreased from 1994 pretax income excluding the benefit resulting from the recovery of countervailing duties. The decrease resulted from lower sales, lower gross margins due to higher markdowns, and higher interest expense.

Reorganization expenses will be incurred by the Company throughout the remainder of the Chapter 11 process. In addition, as the Company continues to monitor store performance in 1997 and identifies further store closings, additional charges to income may occur. As discussed above and in Note 1 to the consolidated financial statements, the financial condition of the Company raises substantial doubt about its ability to continue as a going concern. However, with the closing of underperforming stores and focused attention on improving merchandising and sales strategies, the Company believes it should experience improved results going forward.

Forward-looking statements in this report, in particular statements regarding cash and debt projections, capital expenditures, depreciation, amortization, interest and reorganization expenses, and general expectations, are made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve various risks and uncertainties. Factors that could cause actual results to differ materially from the Company's projections include the following:

1. Interest and restructuring and reorganization expenses are dependent upon the timing of emergence from Chapter 11. The plan of reorganization, as and when approved, may result in a different cash and capital structure than currently anticipated.

2. Exit financing secured may carry different terms than those currently anticipated in projections.

3. The number of store closings are subject to change based upon the Company's actual performance and negotiations with landlords.

4. New store assumptions may change depending upon the Company's ability to identify and secure new mall locations. Projected rent expense relating to new stores will be affected by actual leasing arrangements negotiated with landlords.

5. Costs incurred for remodeling and new store fixtures, actual number of stores remodeled, potential acquisitions and success of store remodeling can alter future capital expenditures.

6. The Company's ability to secure the right merchandise, in the proper season, at competitive prices will affect operating results. Market demand fluctuations, in style and product mix, raise the risk of inventory obsolescence.

7. With 70% of its merchandise purchased from foreign vendors, merchandise purchases are subject to fluctuations in currency values, customs duty increases, quota limitations and other foreign developments that could cause a supply disruption.

The Company is also subject to other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission. Results actually achieved thus may differ materially from expected results in these statements.

On a seasonal average basis the Company employed approximately 17,700 people during 1996. Salaries and wages in 1996, 1995 and 1994 were $196.4, $241.9 and $252.6, respectively.



FIVE YEAR FINANCIAL SUMMARY
(Dollars in millions, except per-share data)


                                1996      1995      1994
--------------------------------------------------------------------------------
Stores at the end of the year  1,745     2,077     2,761
Net sales                     $1,090.4  $1,389.4  $1,476.4
Income (loss) from continuing
 operations                     (143.2)   (222.0)     20.5
Net income (loss)               (143.2)   (222.0)     20.5
Total assets                     633.8     761.5     893.8
Long-term debt                      -         -      173.5
Common stockholders' equity
 (deficit)                        (2.1)    140.4     387.2
Per common share:
Income (loss) from continuing
operations                       ($6.46)  ($10.06)    $0.93
Net income (loss)                 (6.46)   (10.06)     0.93
Dividends on common stock              -     0.42       1.24
Common stockholders' equity
 (deficit)                        (0.09)     6.36      17.58
--------------------------------------------------------------------------------


Long-term debt has been reclassed to liabilities subject to settlement under reorganization proceedings in 1996 and 1995 (see Note 8 to the consolidated financial statements).

                                 1993       1992
--------------------------------------------------------------------------------
Stores at the end of the year    2,866     2,787
Net Sales                       $1,462.9  $1,508.8
Income (loss) from continuing
 operations                         20.9      70.4
Net income (loss)                   20.9      47.3
Total assets                       873.1     850.2
Long term debt                     159.2     194.4
Common stockholders'
equity(deficit)                    407.9     415.6
Per common share:
Income (loss) from continuing
operations                         $0.95     $3.24
Net income (loss)                   0.95      2.18
Dividends on common stock           1.24      1.15
Common stockholders' equity
(deficit)                          18.56     18.91

--------------------------------------------------------------------------------

Long term debt has been reclassified to liabilities subject to settlement under reorganization proceedings in 1996 and 1995 (see Note 8 to the consolidated financial statements).

QUARTERLY INFORMATION
(Dollars in millions, except per-share unaudited data)


                                        Quarter
                                1st                2nd
                             13 weeks           13 weeks
                          1996      1995      1996     1995
--------------------------------------------------------------------------------

Net Sales                $258.1    $318.1    $268.8    $334.7
Cost of goods sold,
occupancy and buying
expenses                 183.7     218.9     207.3     244.2
Net (loss)               (17.7)    (6.4)     (25.2)    (25.7)
Per common share:
Net loss                 (0.80)    (0.29)    (1.14)    (1.17)
Dividends                   -       0.31        -       0.11
Common stock market price:
High                     2.94      15.75     3.88      16.75
Low                      1.31      12.38     1.63      10.25
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
                                     Quarter

                              3rd                 4th
                           13 weeks         13 wks    14 wks


                         1996      1995      1996      1995


Net Sales                $255.2    $319.8    $308.3    $416.8
Cost of goods sold,
occupancy and buying
expenses                 182.9     246.4     221.0      323.8
Net loss                 (11.5)    (83.3)    (88.8)    (106.6)

Per common share:
Net loss                 (0.52)    (3.77)    (4.00)    (4.83)
Dividends                  -         -         -         -
Common stock market price:
High                     1.81      10.25     2.19      4.00
Low                      1.06      2.88      1.06      1.38

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                      Fiscal Year
                                      1996     1995


Net Sales                          $1,090.4  $1,389.4
Cost of goods sold, occupancy
and buying expenses                  794.9    1,033.3
Net loss                            (143.2)    (222.0)

Per common share:
Net loss                              (6.46)    (10.06)
Dividends                               -         0.42

Common stock market price:
High                                   3.88      16.75
Low                                    1.06       1.38
--------------------------------------------------------------------------------


The company recorded charges of $74.0 relating to the impairment of long lived assets during the fourth quarter of 1996. Fourth quarter 1995 results include charges of $97.8, primarily related to store closing reserves and reorganization expenses.

Board of Directors

Alan Miller - Chairman, President and CEO

Bart A. Brown, Jr.- President and CEO,  Main Street and Main

David B. Cooper, Jr. - Executive Vice President and Chief Financial Officer

Julian I. Edison

Jane Evans - President and Chief Operating Officer, Smart TV

Richard C. Marcus - InterSolve Group, Director

Karl W. Michner - Senior Executive Vice President

Alan A. Sachs - Executive Vice President, General Counsel and Secretary

Craig D. Schnuck - Chairman and CEO, Schnuck Markets, Inc.

Corporate Headquarters
Edison Brothers Stores Inc.
501 N. Broadway
St.Louis, Missouri 63102

(314) 331-6000

Transfer Agent and Registrar
Boatmen's Trust Company
510 Locust St.
St.Louis, Missouri 63101

Independent Auditors
Ernst & Young LLP
St.Louis, Missouri

Common Stock
The common stock of Edison Brothers Stores Inc. is listed and traded on the New York Stock Exchange under the trading symbol "EBS".

Information Requests

To obtain copies of Edison Brothers' news releases, sales releases and financial reports (including form 10-K), please call (314) 331-5555. Additional queries may be directed to Shareholder Relations at the Company's corporate headquarters address listed above.

                                                         EXHIBIT D
                                                         TO DISCLOSURE STATEMENT
                                                         -----------------------



                     EDISON BROTHERS STORES, INC. , ET. AL.


                         PROJECTED FINANCIAL INFORMATION

A.  INTRODUCTION

This projected financial information was prepared to show the estimated consolidated financial positions, results of operations, cash flows, and capitalization of Reorganized Edison Brothers following July 5, 1997, which is assumed to be the Effective Date of these projections. The Projections are based on the assumptions discussed below and should be read in conjunction with the Disclosure Statement, including "Article X CERTAIN RISK FACTORS TO BE CONSIDERED."

All capitalized terms not defined in this exhibit have the same meanings ascribed to them in the Disclosure Statement to which this exhibit is attached.

THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS ("AICPA"), THE FINANCIAL ACCOUNTING STANDARDS BOARD ("FASB") OR THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION ("SEC"). FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED OR REVIEWED BY THE DEBTORS' INDEPENDENT ACCOUNTANTS. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ESTIMATES AND ASSUMPTIONS, WHICH, ALTHOUGH DEVELOPED AND CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF REORGANIZED EDISON BROTHERS AND ITS MANAGEMENT. CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE DEBTORS, OR ANY OTHER PERSON, AS TO THE ACCURACY OF THE PROJECTIONS OR THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THESE PROJECTIONS.

The Projections included herein are:

1. Pro Forma Consolidated Balance Sheet of Reorganized Edison Brothers as of July 5, 1997 based on the historical consolidated balance sheet as of February 1, 1997, updated to reflect the effect of projected activity up to the Effective Date (assumed to be July 6, 1997), and reflecting the projected accounting effects of the Plan's consummation and of "fresh start" accounting as promulgated by the AICPA Statement of Position 90-7 entitled "Financial Reporting By Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7").

2. Projected Consolidated Balance Sheets of Reorganized Edison Brothers as of January 31, 1998, January 30, 1999 and January 29, 2000.

3. Projected Consolidated Statements of Operations of Reorganized Edison Brothers for the preconfirmation 22 week period ending July 5, 1997, including confirmation adjustments, the 30 week period ending January 31, 1998 and for each of the two fiscal years in the period ending January 29, 2000.

                                                                              D1

4. Projected Consolidated Statements of Cash Flows of Reorganized Edison Brothers for the preconfirmation 22 week period ending July 5, 1997, including confirmation adjustments, the 30 week period ending January 31, 1998 and for each of the two fiscal years in the period ending January 29, 2000.


5. Projected Capitalization Table of Reorganized Edison Brothers as of July 5, 1997, January 31, 1998, January 30, 1999 and January 29, 2000.

The Projections have been prepared on the basis of generally accepted accounting principles consistent with those currently utilized by The Debtors in the preparation of its historical consolidated financial statements except as noted in the accompanying assumptions. The Projections should be read in conjunction with the significant assumptions, qualifications and notes set forth below and with the consolidated financial statements for the fiscal year ended February 1, 1997 included in the Annual Form 10-K as filed with the Securities and Exchange Commission.

The Projections present management's estimate of the expected consolidated financial position, results of operations, cash flows, and capitalization of Reorganized Edison Brothers. Accordingly, the Projections reflect management's judgment, as of the date of this Disclosure Statement, of expected future operating and business conditions which are subject to change. All estimates and assumptions shown within the Projections were developed by management. The assumptions disclosed herein are those management believes are significant to the Projections. There will be differences between projected and actual results because events and circumstances frequently do not occur as expected.

The Projections reflect the effect of the consummation of the Plan and adjustments of "fresh start" accounting. The Projections are based on a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies, some of which are beyond the control of Reorganized Edison Brothers and its management. The Projections are based upon assumptions of future business decisions which are subject to change. Accordingly, there can be no assurance the projected results will be realized and actual results may vary materially from those projected. If actual results are lower than those shown or if the assumptions used in formulating the Projections are not realized, Reorganized Edison Brothers' operating results and cash flows, and hence its ability to perform under the Plan, may be materially and adversely affected.

The Debtors do not, as a matter of course, publish their business plans and strategies or projections of their anticipated financial position, results of operations or cash flows. Accordingly, Reorganized Edison Brothers does not intend, and disclaims any obligation to, (a) furnish updated business plans or projections to holders of Claims or Equity Interests, or (b) include such updated information in any documents which may be required to be filed with the Securities and Exchange Commission.

Management does not intend to revise the Projections solely to reflect circumstances arising after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events. Management assumes no responsibility to advise recipients of the Projections about any subsequent changes.





                                                                              D2

REORGANIZED EDISON BUSINESS


Reorganized Edison will continue to operate approximately 1,745 retail stores focusing on the growing, economically powerful youth market and secondarily emphasizing the less competitive men's special size market. Reorganized Edison will have over 18,000 employees and will be headquartered in St. Louis, Missouri. Strong competition from numerous competitors is assumed and the business will continue to be seasonal in nature, with a significant portion of sales occurring during the Christmas selling season.

SPECIFIC IMPROVEMENTS AND NEW STRATEGIES

1. The Debtors have developed and will continue to evolve new concepts which will allow the Company to capitalize on the opportunities presented by the large, diverse youth market and to take full advantage of its strong position in the men's special size market.

2. The Debtors are significantly increasing their emphasis on identifying its customer base through market research that will be utilized to monitor and position its operations.

3. The Debtors are instilling a more motivated sales oriented culture through improved employee training, and the reengineering of their store operations. These efforts have resulted in refocusing the Debtors Employee's attention towards its customers.

4. The Debtors are implementing several new merchandising systems which will enhance the Company's ability to meet the needs of their target customers. The planning and allocation systems, which represent industry best practices, were the first to be implemented. These systems will help the Debtors to better manage inventories and reduce markdowns.

5. The Debtors have augmented their management team by recruiting outside personnel with knowledge of industry best practices and by more effectively utilizing internal management resources.

6. The Debtors will take advantage of the strength of their store locations by constantly monitoring store performance and, where appropriate, converting existing stores to other more profitable the Debtors formats.

SIGNIFICANT ASSUMPTIONS

Consolidation
These Projections include Reorganized Edison and its subsidiaries, all of which are wholly-owned, on a consolidated basis.

Store Count  Assumptions
These Projections assume 300 new store openings over the next three years. The store base will grow from approximately 1,745 in the beginning of the projected period to approximately 1,816 at the end of 1999.


                                                                              D3

Economic Assumptions

During the projected period, the Company included a 3.0% inflation rate on certain fixed expenses.

Sales
Sales growth during the projected period is based upon the current level of sales productivity. Sales for new stores and incremental sales from major renovations were added to the base level of sales. In addition, the store base has been adjusted to reflect the impact of stores which are projected to be closed during the period. Same store sales growth rate is expected to be between 3.6% and 4.4% throughout the projected period.

Gross Margin
Gross margin rates during the projected period reflect the expected competitive environment within each category and anticipated improvements from enhanced planning capabilities, revised pricing methodologies and improved sourcing capabilities.

The retail method of accounting is utilized in forecasting gross margin, which includes occupancy and buying costs.

Operating Expenses
Expense estimates during the projected period are forecasted on a detailed basis at divisional levels. Certain expenses are forecast based upon store-specific relationships and existing expense structures. Store level expenses, such as payroll, occupancy, utilities and certain other costs are projected based upon relationships to projected store weeks of operation and percentage of sales relationships.

An inflation rate of 3.0%, which is used on many of the expenses, is offset by increasing productivity opportunities from sales increases and other cost cutting initiatives.

Income Taxes
The projected provisions for income taxes have been calculated in accordance with Statement of Financial Accounting Standards 109, "Accounting for Income Taxes" ("SFAS No. 109"). A combined federal and state income tax rate of 40% has been assumed in calculating the income taxes to be paid for each of the projected years. See "Article XI, CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN - Consequences to The Debtors.

Subsequent utilization of NOL carryforwards and realization of other deferred tax assets recorded upon "fresh -start", if any, will have been recorded as an adjustment to additional paid-in capital in accordance with SOP 90-7.

Dividends
These Projections assume no dividends will be paid during the projected period.

Capital Expenditures
The Company will invest $125 million during the projected period to refurbish and maintain its existing store base, to develop and expand new concepts, and support the specific initiatives set forth in the Company's strategic plan.



                                                                              D4
partially offset by improved inventory management and enhanced inventory management systems.


Exit Financing
Reorganized Edison will utilize a working capital facility to provide for letter of credit requirements and potential working capital needs. See "Article VI.E, CONFIRMATION AND CONSUMMATION PROCEDURE - Exit Financing."

SIGNIFICANT ASSUMPTIONS FOR THE PRO FORMA CONSOLIDATED BALANCE SHEET OF REORGANIZED EDISON AS OF JULY 5, 1997

1. The confirmation and consummation will be accomplished according to the terms of the Plan as described in the Disclosure Statement to which this exhibit is attached.

2. "Fresh start" accounting adjustments have been made to reflect the estimated adjustments necessary to adopt "fresh start" reporting in accordance with SOP 90-7. "Fresh start" reporting requires that the reorganization value of Reorganized Edison be allocated to its assets in conformity with Accounting Principles Bulletin ("APB") Opinion No. 16, "Business Combinations," for transactions reported on the basis of the purchase method. Any reorganization value less than the fair value of specific tangible or identified intangible assets is to be allocated back to its non-current tangible assets on a pro rata basis after offsetting the intangible assets. The reorganization value used in preparing the Pro Forma Consolidated Balance Sheet of Reorganized Edison as of July 5, 1997 was assumed to be in a range of $245 million to $265 million after cash distributions in the Plan, with a midpoint value of approximately $255 million. Based upon the assumed midpoint reorganization value and an assumed total debt (including capital lease obligations) of $117.4 million, the equity value of Reorganized Edison is calculated to be approximately $137.6 million.

     The reorganization value is subject to adjustment to reflect any fluctuation in these Projections on which the valuation is based. The allocation of the reorganization value to individual assets and liabilities is subject to change after the Effective Date and could result in material differences to the allocated values estimated in these Projections.

3. The significant "fresh start" accounting adjustments are summarized as follows:

         o Land, property and equipment, including property under capital leases, are adjusted based upon the estimated fair value of property. The estimated fair value for the property is preliminary and may be revised after consummation. Changes in estimated fair value will not affect Reorganized Edison's cash flow projections.

         o The fair value of the identifiable assets in excess of the reorganization value ("negative goodwill") is allocated to reduce the fair values of certain non-current assets in accordance with generally accepted accounting principles.

         o Deferred income taxes are adjusted for changes in cumulative temporary differences resulting from the plan and the application of "fresh start" accounting. Valuation allowances for deferred taxes are simultaneously adjusted.



                                                                              D5

WHILE MANAGEMENT BELIEVES THE ASSUMPTIONS UNDERLYING THE PROJECTED FINANCIAL INFORMATION FOR THE PROJECTION PERIOD, WHEN CONSIDERED ON AN OVERALL BASIS, ARE REASONABLE IN LIGHT OF CURRENT CIRCUMSTANCES AND EXPECTATIONS, NO ASSURANCE CAN BE GIVEN THAT THE PROJECTIONS WILL BE REALIZED. THE DEBTORS URGE THE UNDERLYING ASSUMPTIONS BE CONSIDERED CAREFULLY BY HOLDERS OF CLAIMS AND EQUITY INTERESTS IN REACHING THEIR DETERMINATION OF WHETHER TO ACCEPT OR REJECT THE PLAN.







                                                                              D6

================================================================================

                      EDISON BROTHERS STORES, INC., ET. AL.
                      PROJECTED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

================================================================================

(Dollars in millions)
                                                                AT JULY 5, 1997
                                       -----------------------------------------------------------
                                                  Adjustments to Record Confirmation of
                                                           Plan of Reorganization                             AS REORGANIZED
                                       -----------------------------------------------------------  --------------------------------
                                          Preconfir-                                                  January   January     January
                                            mation    Debt Discharge     Fresh Start  As Adjusted     31, 1998  30, 1999    29, 2000
------------------------------------------------------------------------------------------------------------------------------------
Assets:
Current Assets
   Cash                                     $183.4      ($149.5) (A)                       $33.9         $43.9      $43.7      $56.3
   Inventory                                 187.6                                         187.6         173.8      175.4      178.5
   Pension assets held pending
     distribution to creditors                             63.4  (D)                        63.4
   Other current assets                       17.9          0.0               0.0           17.9           9.7       11.7       11.8
                                              -----         ----              ----          -----          ----      -----      ----
                                             388.9        (86.1)              0.0          302.8         227.4      230.8      246.6

Assets Held for Sale                          10.2        (10.2) (B)                         0.0
Property and Equipment, net                  147.9        (20.0) (C)        ($4.6) (G)     123.3         133.0      142.9      148.3
Escrowed Assets                                            26.2  (B)          3.3(B) (G)    29.5          23.1       12.1        1.1
Intangibles, net                                            1.5  (C)                         1.5           1.3        0.7        0.2
Prepaid Pension Expense                       67.4        (63.4) (D)                         4.0           3.8        3.2        2.1
Other Assets                                  10.6          1.5  (A)         (2.0) (G)      10.1           9.5        8.9        8.4
                                              -----         ---- ---         -----          -----          ----       ----       ---
                                            $625.0      ($150.5)            ($3.3)        $471.2        $398.1     $398.6     $406.7
                                            =======     ========            ======        =======       =======    =======    ======
Liabilities and Stockholders'
  Equity (Deficit)
Current Liabilities
   Distribution to creditors pending
     pension termination                                  $43.3  (D)                       $43.3
   Current maturities of long-term debt                     0.8  (E)                         0.8          $1.6       $5.9       $1.6
   Accounts payable                          $46.8                                          46.8          42.8       42.3       43.0
   Accrued liabilities                        28.9         (2.5(A) (D)                      26.4          29.1       31.8       34.4
   Other current liabilities                   7.4         19.7  (D)          0.0           27.1           8.5        7.8        7.4
                                               ----        ----- ---          ----          -----          ----       ----       ---
                                              83.1         61.3               0.0          144.4          82.0       87.8       86.4

Senior Notes                                              100.0  (E)                       100.0         100.0      100.0      100.0
Industrial Development Bonds                                6.7  (E)                         6.7           6.7        2.4        2.4
Obligations to Tax Jurisdictions                            6.2  (E)                         6.2           5.4        3.8        2.2
Obligations under Capital Lease                1.5          2.2  (E)                         3.7           2.5        0.9        0.5
Postretirement Benefits                                    47.7  (E)                        47.7          48.3       49.4       50.6
Liabilities Subject to Settlement under
     Reorganization Proceedings              508.3       (508.3(A) (E)                       0.0
Other Liabilities                             24.9          0.0                             24.9          18.5       16.2       12.0
                                              -----         ----            ------          -----         -----      -----      ----
                                             617.8       (284.2)              0.0          333.6         263.4      260.5      254.1
Stockholders' Equity (Deficit)
   Common stock                               22.2        115.4  (F)                       137.6         137.6      137.6      137.6
   Additional paid-in capital                 76.9        (76.9) (F)                         0.0           0.0        0.0        0.0
   Retained earnings (deficit)               (91.9)        95.2  (F)        ($3.3) (G)       0.0          (2.9)       0.5       15.0
                                             ------        -----            ------           ----         -----       ----      ----
                                               7.2        133.7              (3.3)         137.6         134.7      138.1      152.6
                                               ----       ------             -----         ------        ------     ------     -----
                                            $625.0      ($150.5)            ($3.3)        $471.2        $398.1     $398.6     $406.7
                                            =======     ========            ======        =======       =======    =======    ======


------------------------------------------------------------------------------------------------------------------------------------

      The financial projections should be read only in conjunction with the accompanying assumptions, qualifications, and Notes to Projected Financial
                                   Statements.

================================================================================

                      EDISON BROTHERS STORES, INC., ET. AL.
                 PROJECTED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

================================================================================

(Dollars in millions, except per share data)
                                                            FIVE MONTHS ENDED JULY 5, 1997                   AS REORGANIZED
                                                      ------------------------------------------  ----------------------------------
                                                                                                    Seven Months
                                                                                                       Ended
                                                       Preconfir-    Confirmation         As          January         Fiscal Year
                                                         mation       Adjustments      Adjusted       31, 1998    1998         1999
------------------------------------------------------------------------------------------------------------------------------------
Sales                                                         $407.6               $407.6              $615.6   $1,100.8   $1,175.0
Cost of goods sold, occupancy and buying costs                 285.6       0.0      285.6               433.8      766.7      812.3
                                                               ------      ----     ------              ------     ------     -----
                                                               122.0                122.0               181.8      334.1      362.7
Selling, general and administrative expenses                   123.3                123.3               174.8      315.8      334.2
Interest expense, net                                            1.7       0.0        1.7                 8.2       14.9       14.0
                                                                 ----      ----       ----                ----      -----      ----
Income (loss) from operations before
  restructuring and reorganization cost, income
  taxes, extraordinary items, and effect of fresh
  start adjustments                                             (3.0)      0.0       (3.0)               (1.2)       3.4       14.5
Restructuring and reorganization costs                         (12.3)    $13.2        0.9                 1.7        0.0        0.0
                                                               ------    ------       ----                ----       ----       ---
Income (loss) from operations before income taxes,
   extraordinary items, and effect of fresh start
   adjustments                                                   9.3     (13.2)      (3.9)               (2.9)       3.4       14.5
Income taxes                                                     0.0       7.0        7.0                 0.0        0.0        0.0
                                                                 ----      ----       ----                ----       ----       ---
Income (loss) before extraordinary items and
   effect of fresh start adjustments                             9.3     (20.2)     (10.9)               (2.9)       3.4       14.5
Extraordinary item: Gain on debt discharge                                16.4       16.4
Fresh start adjustments                                          0.0      (3.3)      (3.3)                0.0        0.0        0.0
                                                                 ----     -----      -----                ----       ----       ---
Net income (loss)                                               $9.3     ($7.1)      $2.2               ($2.9)      $3.4      $14.5
                                                                =====    ======      =====              ======      =====     =====

Earnings per share                                                                                      ($0.28)     $0.33     $1.42
                                                                                                        =======     ======    =====
------------------------------------------------------------------------------------------------------------------------------------

     The financial projections should be read only in conjunction with the accompanying assumptions, qualifications, and Notes to
                        Projected Financial Statements.

================================================================================

                      EDISON BROTHERS STORES, INC., ET. AL.
                 PROJECTED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

================================================================================

(Dollars in millions)
                                                                      FIVE MONTHS ENDED JULY 5, 1997           AS REORGANIZED
                                                                  -----------------------------------  -----------------------------
                                                                                                        Seven Months
                                                                                                           Ended
                                                                  Preconfir-  Confirmation       As       January      Fiscal Year
                                                                    mation    Adjustments     Adjusted    31, 1998   1998       1999
------------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
     Net income (loss)                                                    $9.3     ($7.1)      $2.2      ($2.9)      $3.4    $14.5
     Adjustments to reconcile net income (loss)
         to net cash provided by (used in) operating
         activities:
            Depreciation and amortization                                 12.5                 12.5       17.7       34.3     32.2
            Fresh start adjustments                                                  3.3        3.3
            Gain on debt discharge                                                 (16.4)     (16.4)
            Income from pension settlement                               (23.8)               (23.8)
            Tax and other costs of pension plan termination                         20.2       20.2
            Changes in assets and liabilities:
                Merchandise inventories                                   (0.3)                (0.3)      13.8       (1.6)    (3.1)
                Other assets                                              (5.8)                (5.8)       8.1       (2.3)    (0.5)
                Accounts payable, accrued
                   expenses, and other liabilities                         4.6      (3.0)       1.6        0.0        1.6      2.9
            Other                                                         (0.2)      0         (0.2)      (6.3)       1.0      0.5
                                                                          -----      -         -----      -----       ----     ---
                        Total Operating Activities                        (3.7)     (3.0)      (6.7)      30.4       36.4     46.5

Cash Flows from Investing Activities:
     Capital expenditures                                                (17.0)               (17.0)     (26.8)     (46.0)   (39.0)
     Liquidation of short-term investments                                78.5                 78.5
     Escrowed assets                                                       0.0     (16.0)     (16.0)       6.4       11.0     11.0
                                                                           ----    ------     ------       ----      -----    ----
                        Total Investing Activities                        61.5     (16.0)      45.5      (20.4)     (35.0)   (28.0)

Cash Flows from Financing Activities:
     Retirements of long-term debt                                                                                   (1.6)    (5.9)
     Proceeds from pension termination                                                                    63.4
     Tax and other costs of pension plan termination                                                     (20.1)
     Distributions to creditors                                                   (129.0)    (129.0)     (43.3)
     Other                                                                 0.0      (1.5)      (1.5)       0.0        0.0      0.0
                                                                           ----     -----      -----       ----       ----     ---
                        Total Financing Activities                         0.0    (130.5)    (130.5)       0.0       (1.6)    (5.9)
                                                                           ----   -------    -------       ----      -----    -----

Increase (decrease) in cash                                               57.8    (149.5)     (91.7)      10.0       (0.2)    12.6
Cash at beginning of period                                              125.6     183.4      125.6       33.9       43.9     43.7
                                                                         ------    ------     ------      -----      -----    ----
Cash at end of period                                                   $183.4     $33.9      $33.9      $43.9      $43.7    $56.3
                                                                        =======    ======     ======     ======     ======   =====

------------------------------------------------------------------------------------------------------------------------------------

     The financial projections should be read only in conjunction with the accompanying assumptions, qualifications, and Notes to
                        Projected Financial Statements.

================================================================================

                      EDISON BROTHERS STORES, INC., ET. AL.
                            PROJECTED CAPITALIZATION
                                   (UNAUDITED)

================================================================================

(Dollars in millions)
                                                                                          AS REORGANIZED
                                                       -----------------------------------------------------------------------------
                                                        At July 5, 1997       January 31, 1998    January 30, 1999  January 29, 2000
------------------------------------------------------------------------------------------------------------------------------------
11.0% Senior Notes, due 2007                                    $100.0                $100.0               $100.0           $100.0
Industrial Development Bonds                                       6.7                   6.7                  2.4              2.4
Obligations to Tax Jurisdictions                                   7.0                   5.4                  3.8              2.2
Obligations under Capital Lease                                    3.7                   2.5                  0.9              0.5
                                                                  ----                  ----                 ----             ----
                                                                 117.4                 114.6                107.1            105.1
                                                                ------                ------               ------            -----

Stockholders' Equity
     Common stock outstanding, $.01 par,
       100,000,000 shares authorized, 10,200,000
       shares issued                                             137.6                 137.6                137.6            137.6
     Additional paid-in capital
     Retained earnings                                             0.0                  (2.9)                 0.5             15.0
                                                                   ----                 -----                 ----            ----
                                                                 137.6                 134.7                138.1            152.6
                                                                 ------                ------               ------           -----

Total Capitalization                                            $255.0                $249.3               $245.2           $257.7
                                                                =======               =======              =======          ======


------------------------------------------------------------------------------------------------------------------------------------

     The financial projections should be read only in conjunction with the accompanying assumptions, qualifications, and Notes to
                         Projected Financial Statements.

     EDISON BROTHERS STORES, INC., ET. AL.
     NOTES TO PROJECTIONS
     (Dollars in millions)



     (A) To record the payment and settlement of certain liabilities at consummation of the Plan. The components are as follows:

             Administrative claims                            $ 10.0
             Reorganization fees                                 3.0
             Distribution to creditors                         119.0
             Funding of escrow account
               for interest payments of Senior Notes            16.0
             Fees for exit financing                             1.5
                                                              ------
                                                              $149.5
                                                              ======

     (B) To record the deposit of $16.0 and certain properties with an estimated fair market value of $13.5 to an escrow account to prefund the interest payable under the Senior Notes.

     (C) To record the transfer of the corporate headquarters building to a Limited Liability Corporation and the execution of a ten-year lease on the following terms: (i) rent for the first three years of $9.00 per foot (the present value of this bargain leasehold interest has been recorded as an intangible asset), (ii) rent for the next seven years at fair market value as determined by an independent appraisal, and
          (iii) any sale of the corporate headquarters building is subject to the lease and to record the transfer of properties to an escrow account to prefund the interest payable under the Senior Notes.

     (D) To record the cash proceeds recovered as a consequence of the termination of the Company's pension plan, net of the Pension Plan assets transferred to the replacement plan and all appropriate expenses, taxes and costs incurred in connection with such termination and the establishment of the replacement plan are assumed to be distributed to creditors in accordance with the Plan.

     (E) To record the conversion of liabilities subject to compromise into $100.0 of Senior Notes, $8.8 of assumed capital lease obligations and industrial development bonds, $7.0 of notes to various tax jurisdictions, $47.7 of assumed post-employment benefits, and $132.6 of common stock and paid-in capital. The conversion is expected to result in a pre-tax gain on debt discharge of $27.2.

     (F) To record the elimination of common stock, additional paid-in capital and pre-consummation accumulated deficit, and the issuance of 10.2 million shares of common stock.

     (G) To record the write-down of other assets and fixed assets to fair value less an adjustment, if any, for the fair value in excess of the Reorganization Value in accordance with Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code", dated November 19, 1990 ("SOP 90-7").

================================================================================

                      EDISON BROTHERS STORES, INC., ET. AL.
                              NOTES TO PROJECTIONS
                                   (UNAUDITED)

================================================================================

(Dollars in millions)

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. It is calculated by adding back to net income depreciation and amortization, interest expense, income taxes and other non-operating expenses which include the following: restructure and reorganization expenses, fresh start accounting adjustments, asset impairment losses, and other income and expenses which are considered non-operating. The reconciliation from net income to EBITDA for the enclosed projections is as follows:


------------------------------------------------------------------------------------------------------------------------------------
                                                 Five months ended       Seven months ended   Fiscal year ended    Fiscal year ended
                                                   July 5, 1997           January 31, 1998    January 30, 1999     January 29, 2000
                                                 -----------------------------------------------------------------------------------
Net income per disclosure statement                     $2.2                   ($2.9)                 $3.4                   $14.5
Reconciliation to EBITDA:
      Other income/expense                               1.2                     2.0                   1.1                     3.1
      Depreciation and amortization                     12.5                    17.7                  34.3                    32.2
      Interest expense, net                              1.7                     8.2                  14.9                    14.0
      Income taxes                                       7.0
      Restructure/reorganization expenses                0.9                     1.7
      Fresh start adjustments                            3.3
      Gain on debt discharge                           (16.4)
                                                  ----------              ----------             ---------             -----------
                PROJECTED EBITDA                       $12.4                   $26.7                 $53.7                   $63.8
                                                  ==========              ==========             =========             ===========

------------------------------------------------------------------------------------------------------------------------------------

                                                         EXHIBIT E
                                                         TO DISCLOSURE STATEMENT
                                                         -----------------------



                      EDISON BROTHERS STORES, INC., ET AL.
                              LIQUIDATION ANALYSIS

         The Debtors have prepared this liquidation analysis (the "Liquidation Analysis") to help holders of Claims decide whether to accept or reject the Plan. The Liquidation Analysis indicates the values which may be obtained by Classes of Claims if all of the assets of the Debtors are sold, pursuant to a Chapter 7 liquidation, as an alternative to continued operation of the business and payments under a plan of reorganization. The Liquidation Analysis is based on the assumptions discussed below. All capitalized terms not defined in this exhibit have the same meanings ascribed to them in the Disclosure Statement to which this exhibit is attached.


I.       STATEMENT OF ASSETS
         ($ in thousands)

                                                                      PROJECTED                                 ESTIMATED
                                                                   BOOK VALUE AS OF                            LIQUIDATION
                                                   NOTE              JULY 5, 1997               %                 VALUE
                                                 REFERENCE           (UNAUDITED)             RECOVERY          (UNAUDITED)
                                              ---------------- -------------------------   -------------   --------------------
 Cash                                                1          $               183,400             100%    $          183,400
 Inventory, at cost                                  2                          187,600             118%               221,368
 Other Current Assets                                3                           17,800              50%                 8,900
 Net Property & Equipment                            4                          158,100              33%                51,944
 Other Non-Current Assets                            5                           70,000              89%                62,055

                                                               =========================                   ====================
      Total Assets                                                             $616,900                               $527,667
                                                               =========================                   ====================

 Interest Income                                     6                                                                  12,679

 Costs Associated with Liquidation:                  7
   GOB Operating Costs                                                                                                 (76,768)
   Payroll Costs Associated with
     Termination of Employees                                                                                          (15,903)
 Payroll Costs During Liquidation                                                                                      (48,474)
 Chapter 7 Professional Fees                                                                                            (7,200)
 Trustee Fee                                                                                                            (3,920)

                                                                                                           ====================
 Net Estimated Liquidation Proceeds Available for Distribution                                              $          388,081
                                                                                                           ====================

II.      ALLOCATION OF NET ESTIMATED LIQUIDATION PROCEEDS TO
         SECURED, ADMINISTRATIVE, PRIORITY  AND UNSECURED CLAIMANTS (Note 8)


                                                                                                                     ESTIMATED
                                                                             ESTIMATED                              LIQUIDATION
                                                                             ALLOWABLE              %                  VALUE
                                                                               CLAIMS           RECOVERY            (UNAUDITED)
                                                                         -------------------  --------------      ----------------
Net Estimated Liquidation Proceeds Available For Allocation                                                        $      388,081

Less:  Total Secured Claims                                                                             100%                6,717
                                                                                                                  ----------------

Net Estimated Liquidation Proceeds After Secured Claims                                                                   381,364
Less: Chapter 11 Administrative Claims:
       Post-petition Trade Payables                                       $          46,800             100%
       Accrued Expenses                                                              29,400             100%
       Purchase Order Cancellation Costs                                             15,568             100%
       Professional Fees                                                             11,405             100%
       Other                                                                         25,700             100%
                                                                         -------------------
            Total Other Chapter 11 Administrative Claims                                                                  128,873
                                                                                                                  ----------------
Net Estimated Liquidation Proceeds After Secured and
     Chapter 11 Administrative Claims                                                                                     252,491
Less:  Priority Claims:
       Reclamation Claims                                                 $           1,483             100%
       Tax Claims                                                                    16,800             100%
                                                                         -------------------
            Total Priority Claims                                                                                          18,283
                                                                                                                  ----------------

Net Estimated Liquidation Proceeds After Secured,
     Administrative and Priority Claims                                                                            $      234,208
                                                                                                                  ================

Total Net Estimated Liquidation Proceeds Allocated to Unsecured Claims                                   42%(a)    $      234,208


                                                                                                                  ================


(a) Recovery based upon $450 million of existing claims, plus $101.2 million of additional lease rejection claims.

                       EDISON BROTHERS STORES, INC. ET AL.
                          NOTES TO LIQUIDATION ANALYSIS

         The Liquidation Analysis reflects the Debtors estimates of the proceeds that would be realized if the Debtors were to be liquidated in accordance with Chapter 7 of the Bankruptcy Code. The Liquidation Analysis is based on the Debtors projected assets as of July 5, 1997 and has been prepared on a substantive consolidated basis. Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and its management, and upon assumptions with respect to liquidation decisions which could be subject to change. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE DEBTORS WERE, IN FACT, TO UNDERGO SUCH A LIQUIDATION, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.

         Recoveries from avoidance actions have not been accounted for in the Liquidation Analysis.

         The Liquidation Analysis assumes a liquidation period of one year during which a two-phase approach to the liquidation would occur.

         Phase I would entail a 3-month period in which proceeds from the sale of inventory would be realized in a going out of business sale conducted by a liquidator (the "GOB Program") for all stores. The proceeds to be realized from the GOB Program are consistent with the Debtors historical experience with the approximately 440 store closings that commenced in November 1995, the approximately 123 store closings that commenced in June 1996 and the approximately 138 store closings that commenced in November 1996 (the "Store Closings"). Upon completion of the GOB Program, stores and warehouses would be broom swept and vacated, their operations would be virtually shut down and most of the positions of employees in these areas would be terminated.

         Phase II would entail the next 9-month period in which leases, property, plant and equipment at the stores, warehouses and headquarters would be sold. The proceeds assumed to be realized from the sale of these assets, and an orderly liquidation of all other assets, are based on the Debtors management's review of appraisals and evaluations by real estate consultants, management's estimates of economic and market conditions and historical experience with the Store Closings. The St. Louis, Missouri headquarters operations would begin to wind down and terminations of positions of employees would begin. Certain headquarters' personnel, such as those in Financial, Treasury and Management Information System areas, would be retained as necessary to support the completion of an orderly liquidation. Phase II would include the completion of claims reconciliation and payment.

         Proceeds from the sale of assets have been reflected in the Liquidation Analysis before netting any costs associated with disposing of those assets. All costs associated with the liquidation are reflected in the "Costs Associated with Liquidation".

         The following notes describe the significant assumptions that are reflected in the Liquidation Analysis.

         Note 1 - Cash

         The Liquidation Analysis assumes that operations during the liquidation period would not generate additional cash available for distribution except for net proceeds generated by liquidating non-cash assets.

         Note 2 - Inventories

         The inventory on hand is assumed to be disposed of under the GOB Program in a manner consistent with the Debtors experience with the Store Closings. The Liquidation Analysis assumes that the Debtors would sell all of their inventory to a liquidator and realize 100% of the recorded cost value after adjustments for defective merchandise, shrink and purchase price adjustments. The estimate shown represents gross proceeds. Operating expenses not picked up by the liquidator incurred during the GOB Program are reflected in "Costs Associated with Liquidation" (see Note 7).

         Note 3 - Other Current Assets

         Other current assets consists primarily of prepaid expenses related to rent and insurance and net receivables including credit card receivables.

         The estimate shown represents gross proceeds. Personnel and other operating costs incurred during the disposition period are reflected in the "Costs Associated with Liquidation" (see Note 7).

         Note 4 - Net Property and Equipment

         Property and equipment include owned store, warehouse and headquarters buildings, owned land and owned furniture, fixtures and equipment at the stores, warehouses and headquarters. Values for property structures, owned stores and land are based on the Debtors management's review of appraisals and evaluations by real estate consultants, (received during fiscal 1996), its own estimates based on market conditions and the estimated effect of liquidating these properties in a relatively short period of time.

         The proceeds form the sale of furniture, fixtures and equipment are estimated based on The Debtors experience with its Store Closings. The liquidations proceeds assumed to be received are based on The Debtors management's estimate of what a third party would be willing to pay.

         The estimate represents gross proceeds. The costs associated with the sale of property and equipment are reflected in the "Costs Associated with Liquidation" (see Note 7).

         Note 5 - Other Non-Current Assets

         Other non-current assets include lease rights and pension assets and other miscellaneous items. Proceeds assumed to be received from the termination of the Company's Pension Plan represent the net benefits to the estate after applying the applicable excise tax and wind down costs. Proceeds assumed to be received in the liquidation of lease rights are based on the Debtors management's estimate of the value of those leases which could be sold in a liquidation environment. This value consists of those leases estimated to have the greatest present value differential of lease terms below market rates. The determination of this value is based upon reviews of the current real estate market conditions, anticipated real estate market conditions and the effect of the magnitude of store closing.

         The estimate shown represents gross proceeds. Personnel and other operating costs incurred during the disposition period are reflected in the "Costs Associated with Liquidation" (see Note 7).

         Note 6 - Interest Income

         The Liquidation Analysis assumes that the distribution of the liquidation proceeds to The Debtors creditors would occur as quickly as possible. Cash available for investment during the liquidation period would be based on the assumed timing of these distributions, the receipt of proceeds and the payment of costs. The Liquidation Analysis assumes that as assets are liquidated, the proceeds received during the liquidation period would be invested at an average yield of 3%.

         Note 7 - Costs Associated With Liquidation

         These expenses represent the costs associated with operating the stores and warehouses during the GOB Program, payroll and operating costs associated with various corporate functions, payroll costs associated with the termination of the positions of all employees including severance, vacation, bonus payments and payroll taxes and Chapter 7 professional fees incurred, including those associated with the fees of a Chapter 7 trustee in accordance with section 326 of the Bankruptcy Code.

         Store and warehouse operating costs assumed to be incurred during the GOB Program include rent, insurance, utilities, cleanup costs, real estate and property taxes, transportation costs, employee benefits and other miscellaneous costs. The Liquidation Analysis assumes that the liquidator would incur the payroll costs associated with store personnel during the GOB Program.

         The Liquidation Analysis assumes that essentially all the Debtors employees would be terminated between July 6, 1997 and July 6, 1998 and that these employees would be entitled to severance, bonus and accrued vacation in accordance with programs currently in place.

         Corporate payroll and operating costs during liquidation are based on the assumption that certain corporate functions would operate at near full strength during the GOB Program and would phase out as their duties are completed. Other functions would be eliminated or substantially downsized immediately upon liquidation.

         Professional fees and trustee fees are estimated based on historical experience in similar cases and applicable provisions of the Bankruptcy Code.

         Note 8 - Allocation of Net Liquidation Proceeds To Secured, Administrative, Priority and Unsecured Claimants

         The allocation of the net liquidation proceeds to all claimants has been made in accordance with the priorities set forth in the Bankruptcy Code.

         The Liquidation Analysis assumes that the creditors whose collateral is at least equal in value to the amount of their claims would receive 100% of their outstanding obligations. The Liquidation Analysis assumes that the creditors whose collateral is less in value than the amount of their claims would receive 100% of the value of their collateral. The recovery on the remaining portion of these "undersecured" creditors' claims, net of adequate protection payments and the return of collateral proceeds/credits, has been included in the unsecured claimants portion of this analysis. Collateral values are based on management's estimates, which are based on market conditions, previous offers and sales.

         Included in the category of general unsecured claims under the Liquidation Analysis are amounts related to notes payable-banks and long-term senior notes payable as well as the estimated damage claims from the rejection of leases and executory contracts. Lease rejection damages are those arising out of leases held by landlords and are assumed to result in claims for damages that would not exceed the statutory limitation contained in Section 502 (b) (6) of the Bankruptcy Code.

         As the timing of the stream of cash flows is not certain, it should also be noted that liquidation recoveries to unsecured claimants have not been discounted back to the Effective Date to reflect the time value of money lost over the liquidation period.

                                                         EXHIBIT F
                                                         TO DISCLOSURE STATEMENT
                                                         -----------------------

                          EDISON BROTHERS STORES, INC.
                             1997 STOCK OPTION PLAN


         1.       Purpose of the Plan

         The purpose of the Edison Brothers Stores, Inc. 1997 Stock Option Plan is to secure for EBS and its stockholders the benefits of the incentive inherent in the ownership of EBS common stock by the officers and key employees of the Company who will be largely responsible for the Company's future growth and financial success.

         2.       Definitions

                  A. "Board" means the Board of Directors of EBS.

                  B. "Cause," when used in connection with the termination of an optionee's employment by the Company, means (i) the optionee's willful or repeated failure substantially to perform the duties of his or her position with the Company (other than any such failure resulting from his or her Disability), which failure is not or cannot be cured within five business days after the Company has given written notice thereof to the optionee specifying in detail the particulars of the acts or omissions deemed to constitute such failure; (ii) the engaging by the optionee in willful misconduct which is materially injurious to the Company; (iii) the engaging by the optionee in any act of moral turpitude that is reasonably likely to materially and adversely affect the Company or its business; or (iv) the optionee's conviction of, or entry of a plea of nolo contendere with respect to, any felony. For purposes of this definition, no act, or failure to act, on the optionee's part shall be considered "willful" unless done, or omitted to be done, by the optionee in bad faith and without reasonable belief that the optionee's action or omission was in the best interests of the Company. The optionee shall not be deemed to have been terminated for Cause unless and until the Board finds that the optionee's termination for Cause is justified and has given the optionee written notice of termination, specifying in detail the particulars of the optionee's conduct found by the Board to justify such termination for Cause.

                  C. "Change in Control" means the occurrence of any of the following events: (i) any "person" or "group" (as such terms are used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes the "beneficial owner" (as determined pursuant to Rules 13d-3 and 13d-5 promulgated under the Exchange Act), directly or indirectly, of securities of EBS having more than 33% of the total voting power of all classes of capital stock of EBS entitled to vote generally in the election of directors of EBS; (ii) at any time during any 24-month period, individuals who at the beginning of such period constituted the Board of Directors of EBS (together with any new directors whose election, or nomination for election by the stockholders of EBS, to the Board was approved by a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of EBS then in office; (iii) the Board approves an agreement providing for the sale, lease, transfer or other disposition of all or substantially all of the assets of EBS, in one transaction or a series of related transactions, to any "person" or "group" (as such terms are used in Section 13(d) of the Exchange Act) other than a wholly-owned subsidiary of EBS; (iv) the Board approves an agreement providing for the merger or consolidation of EBS with another corporation, other than a merger in which EBS would be the surviving corporation and which would result in (a) securities having more than 50% of the total voting power of all classes of capital stock entitled to vote generally in the election of directors of the surviving corporation being "beneficially owned" (as determined pursuant to Rules 13d-3 and 13d-5 under the Exchange Act) by the holders of the capital stock of EBS immediately prior to such merger and (b) no "person" or "group" (as such terms are used in Section 13(d) of the Exchange Act) "beneficially owning" (as determined pursuant to Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, securities having more than 33% of the total voting power of all classes of capital stock entitled to vote generally in the election of directors of the surviving corporation; or (v) the Board approves a plan for the liquidation or dissolution of EBS; provided, however, that no such event shall be deemed a Change in Control if it occurs as part of the implementation of, and pursuant to the express terms of, a plan of reorganization of EBS under Chapter 11 of Title 11 of the United States Code that has been confirmed by the Bankruptcy Court in the Chapter 11 Case, and provided further that two or more entities shall not be deemed to constitute a "person" or "group" for purposes hereof in respect of any securities of EBS received by them pursuant to such plan of reorganization merely by virtue of the fact that such entities were each members of the statutory Creditors' Committee appointed in the Chapter 11 Case.

                  D. "Chapter 11 Case" means the case commenced by EBS on November 3, 1995 under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court in Delaware (Case No. 95-1354
         (PJW)).

                  E. "Committee" has the meaning set forth in paragraph 4 hereof.

                  F. "Common Stock" means shares of the common stock of EBS, par value $.01 per share, authorized and issued pursuant to the terms of a plan of reorganization of EBS under Chapter 11 of Title 11 of the United States Code as confirmed by the Bankruptcy Court in the Chapter 11 Case.

                  G.       "Company" means EBS and its Subsidiaries.

                  H. "Disability" means the inability of an optionee to perform the duties of his or her position with the Company by reason of a medically determined physical or mental impairment which has existed for a continuous period of at least 26 weeks and which, in the judgment of a physician who certifies to such judgment, is expected to be of indefinite duration or to result in imminent death.

                  I. "EBS" means Edison Brothers Stores, Inc., a Delaware corporation.

                  J. "Effective Date" shall have the meaning ascribed to that term in the Debtors' Amended Joint Plan of Reorganization, dated May 21, 1997, as such plan may be amended or modified, or such alternative plan of reorganization as is ultimately confirmed by the Bankruptcy Court.

                  K. "Initial Options" means the options to be granted for such numbers of shares of Common Stock (not to exceed in the aggregate 500,000 shares), on such terms and to such individuals as have been designated by the Special Compensation Subcommittee prior to the Effective Date.

                  L. "Key Employee" means an executive or other person who is employed in a position of administrative or managerial responsibility by EBS or a Subsidiary, including store managers.

                  M. "Plan" means the Edison Brothers Stores, Inc. 1997 Stock Option Plan.

                  N. "Special Compensation Subcommittee" means the Special Compensation Subcommittee of the Compensation Committee of the Board of Directors of EBS, as constituted and existing prior to the Effective Date.

                  O. "Subsidiary" means any corporation (other than EBS) in an unbroken chain of corporations beginning with EBS if, at the time of the granting of an option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         3.       Stock Subject to the Plan

         The total number of shares of Common Stock available for grants of options under the Plan shall be 800,000. No individual may be granted options in respect of more than 200,000 shares of Common Stock in any twelve-month period. If any option shall expire or terminate or be canceled for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for the purposes of the Plan. The shares of Common Stock subject to issuance upon exercise of options under the Plan may be either authorized but unissued shares or shares held in the treasury of EBS.

         4.       Administration

         The Plan shall be administered by the Compensation Committee of the Board or such other committee as the Board may designate (the "Committee"). The Committee shall be appointed by the Board and shall consist of two or more members of the Board each of whom (i) meets the definition of "outside director" as such term is used in Section 162(m) of the Internal Revenue

Code of 1986, as amended, and (ii) meets the definition of "non-employee director" as such term is used in Rule 16b-3(b)(3) under the Securities Exchange Act of 1934, as amended. Except as otherwise provided in the Plan, the Committee shall have complete authority to:

         (a)      interpret the Plan;

         (b) prescribe, amend and rescind rules and regulations relating to the Plan;

         (c) determine the individuals to whom, and the time or times at which, options shall be granted;

         (d) determine the number of shares to be subject to each option, the price at which such shares may be purchased, and all other terms and provisions of each option agreement;

         (e) make all determinations not specifically set forth in (a) through (d) above which it considers necessary or desirable for the administration of the Plan.

Except as otherwise provided in the Plan, the decisions of the Committee with respect to the matters set forth in (a) through (e) above shall be final.

         5.       Grants of Options

         All Initial Options shall, for all purposes of this Plan, be deemed to have been granted hereunder on and as of the Effective Date, except that no Initial Options shall be deemed to have been granted to any person who, as of the Effective Date, was not in the employ of EBS or one of its Subsidiaries. Within six months after the Effective Date, the Committee shall grant options with respect to all remaining shares of Common Stock available for grants of options under the Plan. Options may be granted under the Plan only to Key Employees.

         6.       Option Price

         The purchase price of the Common Stock under each option issued hereunder shall be the fair market value of the Common Stock at the time of the grant of the option. The Committee may adopt any criterion for the determination of such fair market value as it may in good faith determine to be appropriate.

         7.       Manner of Exercise and Payment

         An option shall be exercised by delivery of a written notice of exercise to EBS and payment of the full price of the shares being purchased pursuant to the option. An optionee may exercise an option with respect to less than the total number of shares for which the option may then be exercised. The price of the shares purchased pursuant to an option may be paid either (i) in cash, (ii) by the tender to EBS of shares of Common Stock owned by the optionee and registered in the name of the optionee having an aggregate fair market value on the date of exercise equal to the price of the shares being purchased, such fair market value to be determined in such manner as may be provided for by the Committee or as may be required in order to comply with any applicable law or regulation, (iii) by delivery of irrevocable instructions to a financial institution to deliver promptly to EBS sale or loan proceeds with respect to the shares sufficient to pay the purchase price, (iv) through the written election of the optionee to have shares of Common Stock withheld by EBS from the shares otherwise to be received, with such withheld shares having an aggregate fair market value on the date of exercise equal to the price of the shares being purchased, or (v) by any combination of the payment methods specified in clauses
(i) through (iv) hereof. The proceeds received by EBS from the sale of Common Stock subject to an option are to be added to the general funds of EBS or to the Common Stock held in its treasury, and used for its corporate purposes as the Board shall determine.

         8.       Term and Exercise of Options

         The term of each option shall be not more than ten years from the date of granting thereof. Within such limit, options will be exercisable at such time or times, and subject to such restrictions and conditions, as the Committee shall approve, which need not be uniform for all optionees; provided, however, that except as provided in paragraph 9, no option may be exercised at any time unless the optionee is then an employee of EBS or a Subsidiary and has been employed continuously by EBS or a Subsidiary since the granting of the option.

         9.       Termination of Employment

                  A. If an optionee ceases to be employed by the Company, any option held by such optionee, to the extent the optionee was entitled to exercise it at the date of termination of employment, may be exercised at any time within three months after such termination but not after the date of expiration of the option. Notwithstanding the foregoing, if the employment of any optionee is terminated by the Company for Cause, all unexercised options of such optionee shall thereupon terminate and thereafter be unexercisable.

                  B. If an optionee's employment is terminated by reason of death or Disability, any or all of the optionee's unexercised options, whether otherwise eligible for immediate exercise by the terms of the option agreement or not, may be exercised at any time within one year after such termination but not after the date of expiration of the option.

                  C. If an optionee retires after reaching age 65, any or all of the optionee's unexercised options, whether otherwise eligible for immediate exercise by the terms of the option agreement or not, may be exercised at any time within three months after the optionee's retirement but not after the date of expiration of the option.

                  D. If an optionee retires after attaining age 55 but not age 65, the Committee, in its sole discretion, may permit any or all of the optionee's unexercised unexpired options, whether otherwise eligible for immediate exercise by the terms of the option agreement or not, to be exercised within three months after the optionee's retirement but not after the date of expiration of the option.

         10.      Nontransferability of Options

         Each option granted under the Plan shall, by its terms, be nontransferable otherwise than by will or the laws of descent and distribution and an option may be exercised, during the lifetime of an optionee, only by the optionee.

         11.      Successive Option Grants

         Successive option grants may be made to any holder of options under the Plan.

         12.      Amendment and Termination of the Plan

         Subject to the provisions of paragraph 14G hereof, the Board may at any time terminate the Plan or make such modifications of the Plan as it shall deem advisable; provided, however, that the Board may not, without approval by the holders of Common Stock of EBS, increase the number of shares as to which options may be granted under the Plan (except pursuant to the provisions of paragraph 14F), change the class of persons to whom options may be granted, or materially increase the benefits accruing to participants under the Plan.

         13.      Term of the Plan

         This Plan shall take effect as of the Effective Date and shall terminate ten years after such date. No option shall be granted hereunder after the expiration of such ten-year period. Options outstanding at the termination of the Plan shall continue in full force and effect and shall not be affected thereby.

         14.      Miscellaneous

                  A. Rights as Stockholder. An optionee shall have none of the rights of a stockholder with respect to Common Stock subject to an option, until such shares are issued to such optionee upon exercise of the option.

                  B. Rights to Continued Employment. Nothing in the Plan or in any option granted pursuant to the Plan shall confer on any individual any right to continue in the employ of the Company or interfere with the right of the Company to terminate such individual's employment at any time.

                  C. Leaves of Absence. The option agreements issued pursuant to the Plan may contain such provisions as the Committee shall determine with respect to the effect of approved leaves of absence.

                  D. Pension Rights. Benefits received under the Plan by an optionee shall not affect or be used in the calculation of pension or other retirement benefits under any other plan of EBS.

                  E. Investment Purpose. Each option under the Plan shall be granted only on the condition that all purchases of stock thereunder shall be for investment purposes, and not with a view to resale or distribution, except that the Committee may make such provision in options granted under the Plan as it deems necessary or advisable for the release of such condition upon the registration with the Securities and Exchange Commission of stock subject to the options, or upon the happening of any other contingency warranting the release of such condition.

                  F. Adjustments Upon Changes in Capitalization. In the event of changes in the outstanding Common Stock by reason of stock dividends, recapitalizations, mergers, consolidations, split-ups, spin-offs, combinations or exchanges of shares and the like, the aggregate number and class of shares as to which options may be granted under the Plan or granted to any individual participant as set forth in paragraph 3, and the number, class and price of shares subject to outstanding options, shall be appropriately adjusted by the Committee.

                  G. Adverse Effect on Optionee of Amendment or Termination of Plan. No amendment or termination of the Plan may, without the written consent of an employee to whom any option shall have been granted, adversely affect the rights of such employee under such option, which rights shall include all rights of the optionee under the Plan as it existed as of the date of grant of the option.

                  H. Time of Granting of Options. Except as otherwise provided in paragraph 5 hereof, an option grant under the Plan shall be deemed to be made on the date on which the Committee, by formal action of its members, duly recorded in the records thereof, makes an award of an option to an eligible employee of EBS or a Subsidiary.

                  I. Effect of a Change in Control. In the event of a Change in Control, all options then outstanding under the Plan shall become immediately and fully exercisable.

         15.      Tax Withholding

         An optionee shall be required to pay to EBS at the time of exercise of an option the amount that EBS deems necessary to satisfy its withholding obligation with respect to Federal, state or local income or other taxes (which for purposes of this paragraph 15 includes an optionee's FICA obligation) incurred by reason of the exercise. Upon the exercise of an option requiring tax withholding, an optionee may make a written election to have shares of Common Stock withheld by EBS from the shares otherwise to be received. The number of shares so withheld shall have an aggregate fair market value on the date of exercise sufficient to satisfy the applicable withholding taxes.

         16.      Tax-Offset Bonus Rights

         The Committee, in its sole discretion, may grant tax-offset bonus rights ("TOBR's") with respect to options. Such TOBR's may be granted to an optionee at the time of the grant of the related option or subsequent thereto. A TOBR shall entitle the optionee to receive from EBS upon exercise of the related option an amount in cash equal to (1) the excess, if any, of the aggregate market price of the shares acquired by the exercise of the option on the date of exercise over the aggregate purchase price of the shares acquired by such exercise multiplied by (2) a percentage (either fixed or by formula) determined solely by the Committee. The Committee shall determine all other terms and provisions of any TOBR. No TOBR shall be assignable or transferable except to the extent the Committee permits such TOBR to be assigned by will or through the laws of descent and distribution.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT (the "Agreement") dated June 4, 1997 between ______________________, currently residing at _________________________________
("Employee"), and Edison Brothers Stores, Inc., a Delaware corporation (the "Company"), replacing and superseding the Amended and Restated Employment Agreement dated June 21, 1996 between Employee and the Company.

         WHEREAS, in November 1995, the Company, along with 65 of its subsidiaries, filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court in Delaware (Case No. 95-1354 (PJW)) and has since been operating its business as a debtor-in-possession; and

         WHEREAS, the Company has filed a plan of reorganization and expects to emerge from Chapter 11 in mid-1997; and

         WHEREAS, in order to assure the continued availability of the services of Employee after the Company's emergence from Chapter 11, the Company wishes to extend the term of and otherwise modify the Amended and Restated Employment Agreement dated June 21, 1996 between Employee and the Company;

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties hereto agree as follows:

         1. Effective Date. This Agreement shall take effect as of the "effective date" as that term is defined in the Debtors' Amended Joint Plan of Reorganization, dated May 21, 1997, as such plan may be amended or modified, or such alternative plan of reorganization as is ultimately confirmed by the Bankruptcy Court (the "Commencement Date").

         2. Employment. Subject to the terms and conditions hereinafter set forth, the Company hereby agrees to employ Employee, and Employee hereby agrees to be employed by the Company, during the two-year period (the "Employment Term") beginning on the Commencement Date. The Employment Term may be extended by mutual written agreement of the parties or terminated pursuant to the provisions of Section 5 or Section 6 hereof. In the event a Change in Control (as hereinafter defined) occurs less than eighteen months before the end of the Employment Term and at a time when Employee is still employed hereunder, the Employment Term shall be extended for a period ending eighteen months after the date of occurrence of the Change in Control.

         3. Duties. Employee shall be employed in the capacity of ______________________________. Employee shall have such duties as may reasonably be assigned to him by or at the direction of the Board of Directors of the Company. Employee shall perform such duties diligently and to the best of his ability, and shall comply with the Company's Business Conduct Policy and other policies as in effect from time to time. Employee's duties shall be performed primarily at the Company's home office in St. Louis, Missouri, with such foreign and domestic travel as the performance of his duties may require. During the Employment Term, Employee shall devote his entire working time, attention and energy to the business of the Company, and shall not be engaged in any other business activity that conflicts with or interferes with Employee's performance of his duties hereunder except as authorized by the Board of Directors of the Company.

         4.  Compensation and Benefits.

         A. Salary. During the Employment Term, the Company shall pay Employee for his services hereunder a base salary at the rate of $___________, subject to upward adjustment in accordance with the Company's salary review practices and procedures in effect from time to time. Such salary shall be payable semi-monthly on the 15th and last day of each month.

         B. Benefits and Perquisites. During the Employment Term, Employee shall be entitled to participate in, to the extent Employee is eligible under the terms thereof, the Company's Medical, Dental, Life Insurance, Disability, Pension and 401(k) Savings Plans and all such other benefit programs as are generally provided from time to time by the Company to its executive personnel. Subject to the rights of Employee set forth in Sections 6 and 7 hereof, nothing herein shall preclude the Company from terminating or amending any employee benefit plan or program.

         C. Vacation. During the Employment Term, Employee shall be entitled to a vacation of ______ weeks per calendar year to be taken in accordance with the Company's normal policies.

         D. Bonuses, Stock Options and Restricted Stock. In recognition of Employee's contributions to the Company's restructuring efforts and to satisfy certain pre-existing contractual bonus obligations, Employee shall be entitled to receive a lump sum cash bonus of $__________, payable on or after the Commencement Date as determined by the Board of Directors, or such earlier date following the Commencement Date as there occurs a Change in Control (the "Bonus Date"), provided that Employee is still in the employ of the Company as of that date. Notwithstanding the foregoing, if prior to the Bonus Date, Employee's employment is terminated by the Company Without Cause (as hereinafter defined) or is terminated by Employee for Good Reason (as hereinafter defined), then such bonus shall be paid to Employee on the Termination Date (as hereinafter defined). [For the four chain presidents, in addition to the foregoing, there will be a retention bonus payable in 1998, provided that the executive remains employed through the payment date.] Employee shall also be eligible for such other bonus payments and shall be granted such shares of common stock of the Company and/or options to purchase common stock of the Company on such terms and in such amounts as the Board of Directors of the Company, or a duly constituted committee thereof, shall determine in its discretion.

         E. Travel and Business Expenses. Upon submission of itemized expense statements in the manner specified by the Company, Employee shall be entitled to reimbursement for reasonable travel and other business expenses incurred by Employee in the performance of his duties hereunder.

         F. Payment. Payment of all compensation and benefits to Employee hereunder shall be made in accordance with the relevant policies of the Company in effect from time to time and shall be subject to all applicable employment and withholding taxes.

         G. Cessation of Employment. If Employee shall cease to be employed by the Company for any reason, then Employee's compensation and benefits shall cease as of the Termination Date, except as otherwise provided herein or in any applicable employee benefit plan or program.

         5.  Termination of Employment of Employee by the Company.

                  (a) Employee's employment may be terminated by the Company for Cause (as hereinafter defined) upon following the procedures hereinafter specified. Employee may not be terminated for Cause unless and until the Board of Directors of the Company finds that termination of Employee for Cause is justified. Termination of Employee's employment for Cause shall become effective after such finding has been made by the Board and upon the giving to Employee of a written notice of termination, specifying in detail the particulars of the conduct of Employee found by the Board to justify such termination for Cause.

                  (b) Employee's employment may be terminated by the Company Without Cause at any time, effective upon the giving to Employee of a written notice of termination specifying that such termination is Without Cause.

                  (c) Upon a termination by the Company of Employee's employment for Cause, Employee shall be entitled to the payments specified in subparagraph (a) of Section 7 of this Agreement. Upon a termination by the Company of Employee's employment Without Cause, Employee shall be entitled to the payments and benefits specified in subparagraphs (a),
         (b), (c) and (d) of Section 7 of this Agreement.

                  (d) Employee's employment may be terminated by the Company for Disability (as hereinafter defined), effective upon the giving to Employee of a written notice of termination specifying that such termination is for Disability. Upon a termination of Employee's employment for Disability, Employee shall be entitled to the payments specified in subparagraph (a) of Section 7 of this Agreement. During any period that Employee fails to perform Employee's duties hereunder as a result of incapacity due to physical or mental impairment (a "Disability Period"), Employee shall continue to receive the compensation and benefits provided for in Section 4 hereof unless and until Employee's employment hereunder is terminated; provided, however, that the amount of compensation and benefits received by Employee during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Employee under disability benefit plans and programs of the Company or under the Social Security disability insurance program.

         6. Termination of Employment by Employee. Employee shall be entitled to terminate his employment with the Company at any time. If such termination is for other than Good Reason, Employee shall be entitled to the payments specified in subparagraph (a) of Section 7. If such termination is for Good Reason, Employee shall be entitled to the payments and benefits specified in subparagraphs (a),
(b), (c) and (d) of Section 7. Employee shall give the Company written notice of any such voluntary termination of employment, which notice need specify only Employee's desire to terminate his employment and, if such termination is for Good Reason, set forth in reasonable detail the facts and circumstances claimed by Employee to constitute Good Reason.

         7. Payments and Benefits Upon Termination. To the extent provided in Sections 5 and 6 hereof, upon termination of his employment, Employee shall be entitled to receive the following payments and benefits:

                  (a) The Company shall pay to Employee on the Termination Date
         (i) the full base salary earned by Employee through the Termination Date and unpaid at the Termination Date, plus (ii) credit for any vacation earned by Employee but not taken at the Termination Date, plus
         (iii) all other amounts earned by Employee and unpaid as of the Termination Date.

                  (b) The Company shall pay to Employee on the Termination Date a lump sum cash amount equal to Employee's monthly salary at the highest rate in effect at any time between the Commencement Date and the Termination Date multiplied by the greater of (i) twelve or (ii) the number of months remaining until the Completion Date (as hereinafter defined), including partial months.

                  (c) The Company shall pay to Employee on the Termination Date a lump sum cash amount equal to 1/12 of Employee's "target bonus" for the then-current fiscal year under the Company's Executive Performance Based Bonus Plan (or any replacement or successor plan then in effect), multiplied by the greater of (i) twelve or (ii) the number of months (including partial months) remaining until the Completion Date.

                  (d) The Company shall maintain in full force and effect for Employee's continued benefit until the earlier of (i) the Completion Date or twelve months from the Termination Date, whichever is later, or
         (ii) Employee's similar coverage by a new employer, all life insurance, medical, dental, and disability plans, programs or arrangements in which Employee was entitled to participate immediately prior to the Termination Date, provided that Employee's continued participation is possible under the terms and provisions of such plans, programs or arrangements. In the event that Employee's participation in any such plan, program or arrangement is barred by the terms thereof, the Company shall arrange to provide Employee with benefits substantially similar to those which Employee would otherwise be entitled to receive under such plans, programs or arrangements. Any continuation of benefits under this Section 7(d) shall not be counted towards the benefits extension period mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985.

Employee shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 7 be reduced by any compensation or other amounts paid to or earned by Employee as the result of employment by another employer after the Termination Date or otherwise.

         8. Tax Indemnity. If any amounts, reimbursements or benefits payable by the Company to Employee pursuant to this Agreement or any other plan, agreement or arrangement of the Company (including, without limitation, any stock options issued to Employee under the Company's 1997 Stock Option Plan and any restricted stock agreement between the Company and Employee) are determined to be subject to an excise or similar tax pursuant to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, or any successor or other comparable federal, state or local tax laws, the Company shall pay to Employee such additional sum as is necessary (after taking into account all federal, state and local income taxes payable by the Employee as a result of the receipt of such additional sum) to place Employee in the same after-tax position he would have been in had no such excise or similar purpose tax been paid or incurred.

         9. Employee's Expenses. All costs and expenses (including reasonable legal and accounting fees) incurred by Employee (a) to defend the validity of this Agreement, (b) if Employee's employment has been terminated by the Company for Cause, to contest such termination, (c) to contest any determinations by the Company concerning the amounts payable by the Company under this Agreement or
(d) to otherwise obtain or enforce any right or benefit provided to Employee by this Agreement (including, without limitation, any right or benefit under this Section 9), shall be paid by the Company unless it is expressly found by a court of competent jurisdiction that the actions of Employee pursuant to subparts (a),
(b), (c) and/or (d) of this Section 9 (whichever is applicable) were taken in bad faith or without a reasonable basis.

         10. Confidential Information. Employee, during the period of his employment by the Company and thereafter, irrespective of whether the termination of his employment is voluntary or involuntary, will not, directly or indirectly (without the Company's prior written consent), use for himself, or use for or disclose to any other party, any confidential information regarding the Company. For purposes of this Agreement, such confidential information shall include any data or information regarding the business of the Company or any subsidiary or affiliate of the Company that is not generally known to the public, including without limitation any confidential information or data regarding the cost of products sold by, or the plans of, the Company or its affiliates or the business methods of the Company or its affiliates not in general use by others or the identity of any customers or suppliers of the Company or its affiliates or information respecting transactions or prospective transactions therewith.

         11. Notice. All notices hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally or by courier, or
(b) on the third business day following the mailing thereof by registered or certified mail, postage prepaid, in each case addressed as set forth below:

         (a)      If to the Company

                  Edison Brothers Stores, Inc.
                  501 North Broadway
                  St. Louis, Missouri  63102
                  Attention:  _________________

         (b)      If to Employee:

                  --------------------
                  --------------------
                  --------------------

Any party may change the address to which notices are to be addressed by giving the other party written notice in the manner herein set forth.

         12.  Definitions.

                  (a) "Cause," when used in connection with the termination of Employee's employment by the Company, shall mean (i) the willful or repeated failure by Employee substantially to perform his duties or otherwise comply with any of his obligations hereunder (other than any such failure resulting from his Disability), which failure is not or cannot be cured within five business days after the Company has given written notice thereof to Employee specifying in detail the particulars of the acts or omissions deemed to constitute such failure; (ii) the engaging by Employee in willful misconduct which is materially injurious to the Company; (iii) the engaging by Employee in any act of moral turpitude that is reasonably likely to materially and adversely affect the Company or its business; or (iv) Employee's conviction of, or entry of a plea of nolo contendere with respect to, any felony. For purposes of this definition, no act, or failure to act, on Employee's part shall be considered "willful" unless done, or omitted to be done, by Employee in bad faith and without reasonable belief that his action or omission was in the best interests of the Company.

                  (b) "Change in Control" shall mean the occurrence of any of the following events:

                  (i) any "person" or "group" (as such terms are used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes the "beneficial owner" (as determined pursuant to Rules 13d-3 and 13d-5 promulgated under the Exchange Act), directly or indirectly, of securities of the Company having more than 33% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of directors of the Company; or

                  (ii) at any time during any 24-month period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election, or nomination for election by the stockholders of the Company, to the Board of Directors was approved by a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or

                  (iii) the sale, lease, transfer or other disposition of all or substantially all of the assets of the Company, in one transaction or a series of related transactions, to any "person" or "group" (as such terms are used in Section 13(d) of the Exchange Act) other than a wholly-owned subsidiary of the Company; or

                  (iv) the merger or consolidation of the Company with or into another corporation, unless immediately after such merger or consolidation (a) securities having more than 50% of the total voting power of all classes of capital stock entitled to vote generally in the election of directors of the surviving or resulting corporation are then "beneficially owned" (as determined pursuant to Rules 13d-3 and 13d-5 under the Exchange Act) by the holders of the capital stock of the Company immediately prior to such merger or consolidation, and
                  (b) no "person" or "group" (as such terms are used in Section 13(d) of the Exchange Act) "beneficially owns" (as determined pursuant to Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, securities having more than 33% of the total voting power of all classes of capital stock entitled to vote generally in the election of directors of the surviving or resulting corporation; or

                  (v) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution;

         provided, however, that no such event shall be deemed a Change in Control if it occurs as part of the implementation of, and pursuant to the express terms of, a plan of reorganization of the Company that has been confirmed by the Bankruptcy Court in the Company's Chapter 11 case, and provided further that two or more entities shall not be deemed to constitute a "person" or "group" for purposes of this Section 12 in respect of any securities of the Company received by them pursuant to such plan of reorganization merely by virtue of the fact that such entities were each members of the statutory Creditors' Committee appointed in the Company's Chapter 11 case.

                  (c) "Company" shall have the definition set forth in Section 13 hereof.

                  (d) "Completion Date" shall mean the date the Employment Term would have ended under the provisions of Section 2 hereof had it not been terminated pursuant to Section 5 or Section 6.

                  (e) "Disability" shall mean Employee's inability to perform the duties of Employee's position with the Company by reason of a medically determined physical or mental impairment which has existed for a continuous period of at least 26 weeks and which, in the judgment of a physician who certifies to such judgment, is expected to be of indefinite duration or to result in imminent death.

                  (f) "Good Reason," when used with reference to a voluntary termination by Employee of his employment with the Company prior to the occurrence of a Change in Control, shall mean:

                  (i) a reduction in Employee's base salary as in effect on the Commencement Date or as the same may be increased from time to time;

                  (ii) the assignment to Employee of any duties materially inconsistent with his status as an executive of the Company; or

                  (iii) the mandatory transfer of Employee to another geographic location, except for required travel on Company business to an extent substantially consistent with Employee's business travel obligations as of the Commencement Date;

         "Good Reason," when used with reference to a voluntary termination by Employee of his employment with the Company after the occurrence of a Change in Control, shall mean:

                  (i) a reduction in Employee's base salary as in effect on the Commencement Date or as the same may be increased from time to time;

                  (ii) the assignment to Employee of any duties materially inconsistent with, or the reduction of powers or functions associated with, his positions, responsibilities or status with the Company immediately prior to the Change in Control, or any removal of Employee from or any failure to re-elect Employee to any positions or offices held by Employee immediately prior to the Change in Control, except in connection with the termination of Employee's employment by the Company for Cause or for Disability;

                  (iii) the mandatory transfer of Employee to another geographic location, except for required travel on Company business to an extent substantially consistent with Employee's business travel obligations immediately prior to the Change in Control;

                  (iv) the failure by the Company to continue in effect any employee benefit plan, program or arrangement in which Employee was participating immediately prior to the Change in Control (or plans, programs or arrangements providing Employee with substantially similar benefits), or the taking of any action by the Company which would adversely affect Employee's participation in, or materially reduce Employee's benefits under, any of such plans, programs or arrangements, or the failure by the Company to provide Employee with the number of paid vacation days per annum to which Employee was entitled immediately prior to the Change in Control; or

                  (v) any purported termination of Employee's employment by the Company which is not effected pursuant to the requirements of this Agreement.

                  (g) "Termination Date" shall mean the effective date as provided hereunder of the termination of Employee's employment.

                  (h) "Without Cause," when used in connection with the termination of Employee's employment by the Company, shall mean any termination of the employment of Employee by the Company which is not a termination of employment for Cause or for Disability.

         13.  Successors; Binding Agreement.

                  (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, upon or prior to such succession, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. A copy of such assumption and agreement shall be delivered to Employee promptly after its execution by the successor. Failure of the Company to obtain such agreement upon or prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to benefits from the Company in the same amounts and on the same terms as Employee would be entitled hereunder if Employee terminated his employment for Good Reason after a Change in Control. For purposes of the preceding sentence, the date on which any such succession becomes effective shall be deemed the Termination Date. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 13(a) or which otherwise becomes bound by the terms and provisions of this Agreement by operation of law.

                  (b) This Agreement is personal to Employee and Employee may not assign or delegate any part of his rights or duties hereunder to any other person, except that this Agreement shall inure to the benefit of and be enforceable by Employee's legal representatives, executors, administrators, heirs and beneficiaries.

         14. Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall to any extent be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         15. Headings. The headings in this Agreement are inserted for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

         16. Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         17. Waiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of such right, power or privilege or of any other right, power or privilege or of the same right, power or privilege in any other instance. Without limiting the generality of the foregoing, Employee's continued employment without objection shall not constitute Employee's consent to, or a waiver of Employee's rights with respect to, any circumstances constituting Good Reason. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged therewith, and, in the case of the Company, by its duly authorized officer.

         18. Entire Agreement. This instrument constitutes the entire agreement of the parties in this matter and as of the Commencement Date shall supersede any other agreement between the parties, oral or written, concerning the same subject matter, including the Amended and Restated Employment Agreement dated June 21, 1996 between the Company and Employee; provided that, this Agreement shall not affect or supersede any rights Employee may have under any incentive bonus, stock option, restricted stock, pension, medical, dental, life insurance or any other employee benefit plan, program or arrangement sponsored or maintained by the Company.

         19. Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Employee and by a duly authorized officer of the Company.

         20. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Missouri, without reference to the conflict of laws rules of such State.

         21. Post Employment Term Change in Control. In the event a Change in Control occurs after the end of the Employment Term but at a time when Employee is still employed by the Company, and if, within eighteen months after the occurrence of such Change in Control, Employee's employment is terminated by the Company Without Cause or is terminated by Employee for Good Reason, then Employee shall be entitled to the payments and benefits specified in subparagraphs (a), (b), (c) and (d) of Section 7 of this Agreement. For purposes hereof, the term "Completion Date" as used in Section 7 shall be deemed to be the last day of such eighteen-month period.

         22. Survival. This Agreement, and the respective rights and obligations of the Company and Employee hereunder, shall survive and remain in full force and effect following the expiration of the Employment Term and the termination of Employee's employment hereunder.

         IN WITNESS WHEREOF, Employee and the Company have executed this Agreement as of the day and year first above written.

                                            EDISON BROTHERS STORES, INC.


                                   By:      _______________________________
                                            Name:
                                            Title:


                                            -------------------------------
                                            [name of employee]

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

June 4, 1997


[Name of Executive]


Dear ____________:

Edison Brothers Stores, Inc. ("EBS") hereby grants to you, as of the Effective Date (as hereinafter defined) and subject to the conditions hereinafter set forth, ___________________ shares of the Common Stock (as hereinafter defined) of EBS (the "Restricted Stock"). This letter agreement (the "Restricted Stock Agreement") shall evidence such grant. Notwithstanding anything to the contrary contained herein, this Restricted Stock Agreement and the grant evidenced hereby shall be of no force or effect unless (a) this Restricted Stock Agreement is provided for or contemplated by a plan of reorganization that is confirmed by the Bankruptcy Court in the Chapter 11 Case (as hereinafter defined) and (b) you are in the employ of EBS or one of its Subsidiaries (as hereinafter defined) on the Effective Date.

         1. Date of Grant: This grant shall take effect on the Effective Date, which for all purposes hereunder shall be deemed the Date of Grant.

         2. Cost of Shares of Restricted Stock: This grant of Restricted Stock is considered additional compensation, for the periods specified in paragraph 6, and shall be at no cost to you.

         3. Delivery of Restricted Stock: The Restricted Stock shall be issued to you as a matter of record as of the Date of Grant but shall not be delivered to you until certain specified conditions, hereinafter set forth, are met.

         4. Dividend Rights: You shall have full dividend rights with respect to each share of Restricted Stock, beginning with the Date of Grant, and shall retain such rights so long as such share of Restricted Stock is not forfeited by you prior to vesting or disposed of by you after vesting.

         5. Voting Rights: You shall have full voting rights with respect to each share of Restricted Stock, beginning with the Date of Grant, and shall retain such rights so long as such share of Restricted Stock is not forfeited by you prior to vesting or disposed of by you after vesting.

         6. Vesting: One half of the shares of Restricted Stock shall be deemed earned during the one-year period ending on the first anniversary of the Date of Grant and shall vest and be delivered to you free of any restriction imposed hereunder on the last day of such period, and one half of the shares of Restricted Stock shall be deemed earned during the one-year period ending on the second anniversary of the Date of Grant and shall vest and be delivered to you free of any restriction imposed hereunder on the last day of such period, provided, however, that except as provided in paragraph 8 below, such shares shall vest and be delivered only if at the time set forth above for vesting and delivery you are then in the employ of EBS or one of its subsidiaries, as such term is defined in ss.425(f) of the Internal Revenue Code of 1986, as amended ("Subsidiaries"), and shall have been continuously so employed since the Date of Grant. If there should come a time when you are no longer employed by either EBS or a Subsidiary of EBS (collectively, the "Company"), then at such time all shares of Restricted Stock not yet vested shall be forfeited (except as provided in paragraph 8 below). Notwithstanding the foregoing, the Board of Directors of EBS, in its sole discretion, may accelerate the vesting schedule as set out above in whole or in part at any time and from time to time.

         7. Non-Transferability: No share of Restricted Stock shall be transferable by you prior to vesting.

         8. Accelerated Vesting:

         (a) Death or Disability: In the event of your death or Disability while in the employ of the Company, all shares of Restricted Stock not yet vested due to the restrictions set forth above shall become immediately vested and, if not already delivered, shall be delivered to you or your estate. As used herein, "Disability" shall mean your inability to perform the duties of your position with the Company by reason of a medically determined physical or mental impairment which has existed for a continuous period of at least 26 weeks and which, in the judgment of a physician who certifies to such judgment, is expected to be of indefinite duration or to result in imminent death.

         (b) Termination of Employment: In the event (i) your employment by the Company is terminated Without Cause (as hereinafter defined) or (ii) you voluntarily terminate your employment with the Company for Good Reason (as hereinafter defined), then all shares of Restricted Stock not yet vested due to the restrictions set forth above shall become immediately vested and, if not already delivered, shall be delivered to you.

         (c) Change in Control: In the event of a Change in Control (as hereinafter defined), all shares of Restricted Stock not yet vested due to the restrictions set forth above shall become immediately vested and, if not already delivered, shall be delivered to you.

         9.       Definitions:

         (a) "Without Cause" means any termination of your employment by the Company which is not a termination of employment for Cause or for Disability. "Cause" means (i) your willful or repeated failure substantially to perform the duties of your position with the Company (other than any such failure resulting from your Disability), which failure is not or cannot be cured within five business days after the Company has given you written notice specifying in detail the particulars of the acts or omissions deemed to constitute such failure; (ii) your engaging in willful misconduct which is materially injurious to the Company; (iii) your engaging in any act of moral turpitude that is reasonably likely to materially and adversely affect the Company or its business; or (iv) your conviction of, or entry of a plea of nolo contendere with respect to, any felony. For purposes of this definition, no act, or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in the best interests of the Company. You shall not be deemed to have been terminated for Cause unless and until the Board of Directors of EBS finds that your termination for Cause is justified and has given you written notice of termination, specifying in detail the particulars of your conduct found by the Board to justify such termination for Cause.

         (b) "Good Reason," when used with reference to your voluntary termination of your employment with the Company, means (i) a reduction in your base salary as in effect on the date hereof or as the same may be increased from time to time; (ii) the assignment to you of any duties materially inconsistent with your status as an executive of the Company; or (iii) your mandatory transfer by the Company to another geographic location, except for required travel on Company business to an extent substantially consistent with your business travel obligations as of the date hereof.

         (c) "Change in Control" means the occurrence of any of the following events: (i) any "person" or "group" (as such terms are used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes the "beneficial owner" (as determined pursuant to Rules 13d-3 and 13d-5 promulgated under the Exchange Act), directly or indirectly, of securities of EBS having more than 33% of the total voting power of all classes of capital stock of EBS entitled to vote generally in the election of directors of EBS;
(ii) at any time during any 24-month period, individuals who at the beginning of such period constituted the Board of Directors of EBS (together with any new directors whose election, or nomination for election by the stockholders of EBS, to the Board of Directors was approved by a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of EBS then in office;
(iii) the Board of Directors of EBS approves an agreement providing for the sale, lease, transfer or other disposition of all or substantially all of the assets of EBS, in one transaction or a series of related transactions, to any "person" or "group" (as such terms are used in Section 13(d) of the Exchange
Act) other than a wholly-owned subsidiary of EBS; (iv) the Board of Directors of EBS approves an agreement providing for the merger or consolidation of EBS with another corporation, other than a merger in which EBS would be the surviving corporation and which would result in (a) securities having more than 50% of the total voting power of all classes of capital stock entitled to vote generally in the election of directors of the surviving corporation being "beneficially owned" (as determined pursuant to Rules 13d-3 and 13d-5 under the Exchange Act) by the holders of the capital stock of EBS immediately prior to such merger and
(b) no "person" or "group" (as such terms are used in Section 13(d) of the Exchange Act) "beneficially owning" (as determined pursuant to Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, securities having more than 33% of the total voting power of all classes of capital stock entitled to vote generally in the election of directors of the surviving corporation; or (v) the Board of Directors of EBS approves a plan for the liquidation or dissolution of EBS; provided, however, that no such event shall be deemed a Change in Control if it occurs as part of the implementation of, and pursuant to the express terms of, a plan of reorganization of EBS under Chapter 11 of Title 11 of the United States Code that has been confirmed by the Bankruptcy Court in the Chapter 11 Case, and provided further that two or more entities shall not be deemed to constitute a "person" or "group" for purposes hereof in respect of any securities of EBS received by them pursuant to such plan of reorganization merely by virtue of the fact that such entities were each members of the statutory Creditors' Committee appointed in the Chapter 11 Case.

         (d) "Chapter 11 Case" means the case commenced by EBS on November 3, 1995 under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court in Delaware (Case No. 95-1354 (PJW)).

         (e) "Common Stock" means shares of the common stock of EBS, par value $.01 per share, authorized and issued pursuant to the terms of a plan of reorganization of EBS under Chapter 11 of the United States Code as confirmed by the Bankruptcy Court in the Chapter 11 Case.

         (f) "Effective Date" shall have the meaning ascribed to that term in the Debtors' Amended Joint Plan of Reorganization, dated May 21, 1997, as such plan may be amended or modified, or such alternative plan of reorganization as is ultimately confirmed by the Bankruptcy Court.

         10. Adjustment Upon Changes in Capitalization: In the event that each of the outstanding shares of Common Stock of EBS shall be changed into or exchanged for a different number or kind of shares of stock or other securities of EBS or of another corporation, whether by reason of stock dividend, recapitalization, merger, consolidation, split-up, spinoff, combination, exchange of shares or the like, then there shall be substituted for each share of Restricted Stock the number and kind of shares of stock or other securities into which each outstanding share of Common Stock of EBS shall be so changed or for which each such share shall be exchanged.

         11. Taxes: When shares of Restricted Stock are vested or upon your earlier election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"), to be taxed at the time of the transfer to you of the shares of Restricted Stock, you shall simultaneously deliver to EBS sufficient cash to satisfy federal and state income tax withholding requirements. If you do not deliver such cash at such time, EBS may withhold from any delivery of shares that number of shares necessary to satisfy federal and state income tax withholding requirements and/or EBS may withhold cash compensation to satisfy such requirements. If you do not elect pursuant to Section 83(b) of the Code to be taxed at the time of the transfer to you of the shares of the Restricted Stock, then at such time or times as the shares of Restricted Stock are vested (unless such vesting occurs pursuant to paragraph 8(a) or 8(b) hereof), EBS shall pay to you in cash such sum as is necessary (after taking into account all federal, state and local income taxes payable by you as a result of the receipt of such sum) to place you in the same after-tax position as you would have been in if no federal, state or local income taxes were payable by you in respect of the vesting of such shares of Restricted Stock. EBS may withhold from such sum such amounts as may be necessary to satisfy federal and state income tax withholding requirements.

         12. Right to Continued Employment: Nothing in this agreement shall confer upon you any right to continue in the employ of EBS or any of its Subsidiaries or interfere with the right of EBS or any of its Subsidiaries to terminate your employment at any time.

         13. Investment Representation: In the event the Restricted Stock to be delivered to you is not registered under the Securities Act of 1933, as amended (the "1933 Act"), you represent to EBS that the shares of Restricted Stock to be received by you will be acquired for investment for your own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that at the time of receipt of such shares of Restricted Stock you will have no present intention of selling, granting participation in or otherwise distributing the same. You will reconfirm such investment representation at the time of the future delivery of shares of Restricted Stock. You further represent that you do not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person with respect to any of the shares of Restricted Stock.

         You understand that if the Restricted Stock to be delivered to you is not registered under the 1933 Act, on the grounds that the issuance of such Restricted Stock is exempt from registration under the 1933 Act pursuant to
Section 4(2) thereof, EBS' reliance on such exemption will be predicated on your representations set forth herein.

         You understand that the shares of Restricted Stock to be delivered to you under this agreement may not thereafter be sold, transferred or otherwise disposed of without registration under the 1933 Act or an exemption therefrom.



Very truly yours,

EDISON BROTHERS STORES, INC.



By: ____________________________
         Name:
         Title:



Agreed to and accepted



--------------------------------
         [Name of Executive]

                          EDISON BROTHERS STORES, INC.
                        1997 DIRECTORS STOCK OPTION PLAN


         1.       Purpose of the Plan

         The purpose of the Edison Brothers Stores, Inc. 1997 Directors Stock Option Plan is to encourage qualified individuals to serve as directors of EBS and, by acquiring a financial stake in the success of the Company, to have a greater concern for the welfare of EBS and its stockholders.

         2.       Definitions

                  A. "Board" means the Board of Directors of EBS.

                  B. "Cause" means the willful commission by an optionee of a criminal or other act that causes or will probably cause substantial economic damage to EBS or substantial injury to the business reputation of EBS. For purposes of this definition, no act on the optionee's part shall be considered "willful" unless done, or omitted to be done, by the optionee in bad faith and without reasonable belief that the optionee's action was in the best interests of EBS.

                  C. "Chapter 11 Case" means the case commenced by EBS on November 3, 1995 under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court in Delaware (Case No. 95-1354
         (PJW)).

                  D. "Committee" has the meaning set forth in Section 4 hereof.

                  E. "Common Stock" means shares of the common stock of EBS, par value $.01 per share, authorized and issued pursuant to the terms of a plan of reorganization of EBS under Chapter 11 of Title 11 of the United States Code as confirmed by the Bankruptcy Court in the Chapter 11 Case.

                  F. "Director" means a member of the Board who is not an employee of EBS or any of its Subsidiaries.

                  G. "Disability" means the inability of an optionee to perform the duties of a Director by reason of a medically determined physical or mental impairment which has existed for a continuous period of at least 26 weeks.

                  H. "EBS" means Edison Brothers Stores, Inc., a Delaware corporation.

                  I. "Effective Date" shall have the meaning ascribed to that term in the Debtors' Amended Joint Plan of Reorganization, dated May 21, 1997, as such plan may be amended or modified, or in such alternative plan of reorganization as is ultimately confirmed by the Bankruptcy Court.

                  J. "Fair Market Value," when used with reference to a share of Common Stock as of a particular date, means the average of the highest and lowest selling prices of a share of Common Stock as reported for that date (or, if no prices are quoted for that date, for the last preceding date for which such prices are quoted) on the New York Stock Exchange, or, if the Common Stock is not then listed on the New York Stock Exchange, on such other national securities exchange on which the Common Stock is listed or, if not so listed, then on the Nasdaq National Market. If, as of a particular date, the Common Stock is not listed or quoted on any national securities exchange or on the Nasdaq National Market, then the Fair Market Value of a share of Common Stock as of such date shall be determined according to such criteria as the Committee in good faith shall deem appropriate.

                  K. "Plan" means the Edison Brothers Stores, Inc. 1997 Directors Stock Option Plan.

                  L. "Subsidiary" means any corporation (other than EBS) in an unbroken chain of corporations beginning with EBS if, at the time of the granting of an option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         3.       Stock Subject to the Plan

         The total number of shares of Common Stock available for grants of options under the Plan shall be 200,000. If any option shall expire or terminate or be canceled for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for the purposes of the Plan. The shares of Common Stock subject to issuance upon exercise of options under the Plan may be either authorized but unissued shares or shares held in the treasury of EBS.

         4.       Administration

         The Plan shall be administered by a committee appointed by the Board (the "Committee") consisting of two or more members of the Board each of whom is a "non-employee director" as such term is defined in Rule 16b-3(b)(3) under the Securities Exchange Act of 1934, as amended. Except as otherwise provided in the Plan, the Committee shall have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or desirable for the administration of the Plan. The decisions of the Committee with respect to the matters set forth in this Section 4 shall be final and binding on all interested parties.

         5.       Grants of Options

                  A. Options may be granted under this Plan only to Directors.

                  B. Each person who is a Director at the close of business on the Effective Date shall be automatically granted, effective on such day, and without further action by the Board or the Committee, an option to purchase 3,500 shares of Common Stock at a price per share determined as of such date pursuant to Section 6.

                  C. Each person who is first elected or appointed a Director after the Effective Date, shall be automatically granted, effective on the date of such election or appointment, and without further action by the Board or the Committee, an option to purchase 3,500 shares of Common Stock at a price per share determined as of such date pursuant to Section 6.

                  D. Each Director who receives an option under Section 5B or 5C hereof and who remains a Director effective at the completion of an Annual Meeting of Stockholders commencing with the Annual Meeting of Stockholders held in the calendar year following the calendar year in which such Director received an option under Section 5B or Section 5C shall be automatically granted, effective on the day of completion of each such Annual Meeting, and without further action by the Board or the Committee, an option to purchase that number of shares of Common Stock (rounded to the nearest whole number) equal to $20,000 divided by the Fair Market Value of a share of Common Stock as of such date, such option to be exercisable at a price per share equal to such Fair Market Value.

                  E. In the event that the number of shares available for grant under the Plan is insufficient to make all grants hereby specified on the applicable date, then all Directors who are entitled to a grant on such date shall share ratably in the number of shares then available for grant under the Plan.

         6.       Option Price

         The purchase price per share of Common Stock under each option issued hereunder shall be the Fair Market Value of a share of Common Stock at the time of the grant of the option.

         7.       Manner of Exercise and Payment

         An option shall be exercised by delivery of a written notice of exercise to EBS and payment of the full price of the shares being purchased pursuant to the option. An optionee may exercise an option with respect to less than the total number of shares for which the option may then be exercised. The price of the shares purchased pursuant to an option may be paid either (i) in cash, (ii) by the tender to EBS of shares of Common Stock owned by the optionee and registered in the name of the optionee having an aggregate Fair Market Value on the date of exercise equal to the price of the shares being purchased, (iii) by delivery of irrevocable instructions to a financial institution to deliver promptly to EBS sale or loan proceeds with respect to the shares sufficient to pay the purchase price, (iv) through the written election of the optionee to have shares of Common Stock withheld by EBS from the shares otherwise to be received, with such withheld shares having an aggregate Fair Market Value on the date of exercise equal to the price of the shares being purchased, or (v) by any combination of the payment methods specified in clauses (i) through (iv) hereof. The proceeds received by EBS from the sale of Common Stock subject to an option are to be added to the general funds of EBS or to the Common Stock held in its treasury, and used for its corporate purposes as the Board shall determine.

         8.       Term and Exercise of Options

         Each option granted hereunder shall expire ten years from the date of granting thereof, subject to earlier termination as provided in Section 9. Within such limit, each option shall become exercisable for one-third of the shares covered thereby after one year from the date of grant, shall become exercisable for an additional one-third of the shares covered thereby after two years from the date of grant, and shall become exercisable for the remaining one-third of the shares covered thereby after three years from the date of grant; provided, however, that no option shall be exercisable within the first six months after the date of grant (except in the event of the death of the optionee), and provided further that, except as permitted by paragraph 9, no option may be exercised at any time unless the optionee is then a Director and has been a Director continuously since the granting of the option.

         9.       Termination of Service

         If a Director's service as a Director is terminated by reason of (i) Disability, (ii) death, (iii) failure of the Board to nominate such Director for re-election other than for Cause, or (iv) his ineligibility for re-election pursuant to the By-laws of EBS, if applicable, such termination shall be considered a "Qualifying Termination." In the event of a Qualifying Termination, the Director, his legal representative, or legatee, as the case may be, may exercise any option held by such Director, to the extent such option was exercisable as of the date such Director ceased to be a Director, within one year after his termination of service on the Board (but not after the date of expiration of the option). If a Director's service is terminated as a result of his determination not to stand for re-election, such Director may exercise any option held by such Director, to the extent such option was exercisable as of the date such Director ceased to be a Director, within three months after the termination of his service on the Board (but not after the date of expiration of the option). If a Director's service as a Director is terminated for any other reason, including for Cause, such termination shall be considered a "Non-Qualifying Termination." In the event of a Non- Qualifying Termination, all outstanding unexercised options held by such Director shall terminate as of the date of the Non- Qualifying Termination.

         10.      Nontransferability of Options

         Each option granted under the Plan shall, by its terms, be nontransferable otherwise than by will or the laws of descent and distribution and an option may be exercised, during the lifetime of an optionee, only by the optionee.

         11.      Amendment and Termination of the Plan

         Subject to the provisions of Section 13E hereof, the Board may at any time terminate the Plan or make such modifications of the Plan as it shall deem advisable.

         12.      Term of the Plan

         This Plan shall take effect as of the Effective Date and shall terminate ten years after such date. No option shall be granted hereunder after the expiration of such ten-year period. Options outstanding at the termination of the Plan shall continue in full force and effect and shall not be affected thereby.

         13.      Miscellaneous

                  A. Service as Director. Nothing in this Plan shall be construed as conferring any right upon any Director to continue as a member of the Board.

                  B. Rights as Stockholder. An optionee shall have none of the rights of a stockholder with respect to Common Stock subject to an option, until such shares are issued to such optionee upon exercise of the option.

                  C. Investment Purpose. Each option under the Plan shall be granted only on the condition that all purchases of stock thereunder shall be for investment purposes, and not with a view to resale or distribution, except that the Committee may make such provision in options granted under the Plan as it deems necessary or advisable for the release of such condition upon the registration with the Securities and Exchange Commission of stock subject to the options, or upon the happening of any other contingency warranting the release of such condition.

                  D. Adjustments Upon Changes in Capitalization. In the event of changes in the outstanding Common Stock by reason of stock dividends, recapitalizations, mergers, consolidations, split-ups, spin-offs, combinations or exchanges of shares and the like, the aggregate number and class of shares as to which options may be granted under the Plan, and the number, class and price of shares subject to outstanding options, shall be appropriately adjusted by the Committee.

                  E. Adverse Effect on Optionee of Amendment or Termination of Plan. No amendment or termination of the Plan may, without the written consent of an optionee to whom any option shall have been granted, adversely affect the rights of such optionee under such option, which rights shall include all rights of the optionee under the Plan as it existed as of the date of grant of the option.

         14.      Tax Withholding

         An optionee shall be required to pay to EBS at the time of exercise of an option the amount that EBS deems necessary to satisfy its withholding obligation with respect to federal, state or local income or other taxes (which for purposes of this paragraph 14 includes an optionee's FICA obligation) incurred by reason of the exercise. Upon the exercise of an option requiring tax withholding, an optionee may make a written election to have shares of Common Stock withheld by EBS from the shares otherwise to be received. The number of shares so withheld shall have an aggregate Fair Market Value on the date of exercise sufficient to satisfy the applicable withholding taxes.